Exhibit 99.1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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:
In re:	:	Chapter 11 Case No.
:
DELTA AIR LINES, INC., et al.,	:	05-17923 (ASH)
:
Debtors.	:	(Jointly Administered)
:
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DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, New York 10017
Telephone: (212) 450-4000
Fax: (212) 450-6539
John Fouhey (JF 9006)
Marshall S. Huebner (MH 7800)
Benjamin S. Kaminetzky (BK 7741)
Timothy Graulich (TG 0046)
Damian S. Schaible (DS 7427)
Attorneys for Debtors
and Debtors in Possession

Dated: February 7, 2007

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE DEBTORS’ PLAN OF REORGANIZATION AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE INFORMATION INCLUDED HEREIN IS FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW AND WHETHER TO VOTE ON THE PLAN. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS THAT ARE ATTACHED HERETO OR INCORPORATED BY REFERENCE HEREIN ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF. EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN AND THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY PERSONS DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

ALTHOUGH THE DEBTORS HAVE ATTEMPTED TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED.

THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE MANAGEMENT OF THE DEBTORS IN CONJUNCTION WITH THEIR FINANCIAL ADVISORS. THESE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, ALTHOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THE REORGANIZED DEBTORS. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS AND REORGANIZED DEBTORS DO NOT INTEND TO AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THESE FINANCIAL PROJECTIONS ARE INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE FINANCIAL PROJECTIONS MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING, THREATENED OR POTENTIAL LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

SEE ARTICLE 8 OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING,” FOR A DISCUSSION OF CERTAIN CONSIDERATIONS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM TO ACCEPT THE PLAN.

SUMMARY OF THE PLAN

The following summary is qualified in its entirety by the more detailed information contained in the Plan and elsewhere in this Disclosure Statement. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Plan; provided, however, that any capitalized term used herein that is not defined herein or in the Plan, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

Delta Air Lines is a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Delta offers customers service to more destinations than any global airline, with Delta and Delta Connection carrier service to 304 destinations in 52 countries. With more than 50 new international routes added to its network since 2005, Delta is the fastest growing international airline in the United States and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. Delta offers more than 600 weekly flights to 58 destinations in Latin America and the Caribbean. Delta is a founding member of the SkyTeam international alliance (“SkyTeam”), a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 453 worldwide destinations in 97 countries.

This Disclosure Statement is being furnished by the Debtors as proponents of the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, a copy of which is attached hereto as Appendix A, pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes for the acceptance or rejection of the Plan.

This Disclosure Statement describes certain aspects of the Plan, including an analysis of the treatment of holders of Claims against, and Interests in, the Debtors and the securities to be issued under the Plan, and also contains a discussion of the Debtors’ history, businesses, properties and operations, projections for those operations and risk factors associated with the businesses and the Plan.

THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF THE STRUCTURE OF, CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS IN, AND IMPLEMENTATION OF, THE PLAN. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT AND TO THE SCHEDULES ATTACHED THERETO OR REFERRED TO THEREIN.

A.	The Plan

The Plan contemplates the reorganization of the Debtors and the resolution of all outstanding Claims against and Interests in the Debtors. Subject to the specific provisions set forth in the Plan, all of the pre-petition obligations owed to unsecured Creditors of the Debtors (including the Comair Debtors) will, as a general matter, be converted into New Delta Common Stock to be issued by Reorganized Delta. Moreover, the holders of Old Stock or of rights or Claims arising in connection therewith will receive no distribution on account of these Claims or Interests, which will be cancelled. Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Aircraft Claims and Other Secured Claims are Unimpaired under the Plan, which means, in general, that the Plan will leave their legal, equitable and contractual rights unaltered.

The Plan is premised upon the limited and separate consolidation of (i) the Estates of the Delta Debtors with one another and (ii) the Estates of the Comair Debtors with one another, each such consolidation to be effected solely for purposes of actions associated with the Confirmation of the Plan and the occurrence of the Effective Date, including voting, Confirmation and distribution. If one or both Plan Consolidations are not approved by the Bankruptcy Court, the Claims and Interests against and in the Delta Debtors and Comair Debtors may be classified, treated and voted as specified in Section 2.4 of the Plan.

If any Impaired Class of Claims against the Debtors entitled to vote on the Plan shall not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in Section 5.5 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code.

In particular, if any Impaired Class of Claims against the Comair Debtors entitled to vote on the Plan shall not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in (A) Section 5.5 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code, or (B) Section 15.2 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including delaying the effectiveness of the Plan with respect to the Comair Debtors and proceeding with Confirmation of the Plan solely with respect to the Delta Debtors and without re-soliciting votes of the Creditors of the Delta Debtors. In the event the Debtors proceed as set forth in (B) above, the Comair Debtors will remain in chapter 11 and may continue to seek extensions of the exclusivity period under section 1121 of the Bankruptcy Code, elect to file amendments to the Plan in the form of stand-alone supplements or plans of reorganization or otherwise (but which shall, in any case, be considered amendments to the Plan) and seek Confirmation of the Plan (as may be amended from time to time) solely with respect to the Comair Debtors.

B.	Treatment of Claims and Interests Under the Plan

1.	Administrative Claims and Priority Tax Claims

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code. Administrative Claims include, but are not limited, to Amex Post-Petition Facility Claims, DIP Facility Claims, Other Administrative Claims and Professional Fee Claims.

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A Priority Tax Claim is an unsecured Claim of a governmental unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code or specified under section 502(i) of the Bankruptcy Code and shall not include a Federal Penalty Claim.

Under the Plan, the Debtors will pay Administrative Claims in full. Except to the extent that a holder of a Priority Tax Claim has been paid in full prior to the Effective Date or agrees to a different treatment, the holder will be paid in full on or as soon as practicable after the Initial Distribution Date or on a deferred basis, with interest accrued from the Effective Date.

2.	Other Claims and Interests

The Plan divides all other Claims against, and all Interests in, the Debtors into various Classes. The following table summarizes the classification of Claims and Interests under the Plan, the treatment of each such Class, the projected recovery under the Plan, if any, for each Class and whether or not each Class is entitled to vote.

Summary of Classification and Treatment of
Claims and Interests in the Delta Debtors

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
1	Other Priority Claims against the Delta Debtors	Payment in full in Cash; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

2	Secured Aircraft Claims against the Delta Debtors	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

3	Other Secured Claims against the Delta Debtors	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
4	General Unsecured Claims against the Delta Debtors	New Delta Common Stock equal to pro rata share of Delta Unsecured Allocation.	62 - 78%†	Impaired	Entitled to Vote

5	Non-Convenience Class Retiree Claims against Delta	New Delta Common Stock equal to pro rata share of Delta Unsecured Allocation; or, if requested on Ballot, Cash proceeds from sale of pro rata share of Delta Unsecured Allocation.[1]	62 - 78%†	Impaired	Entitled to Vote

6	Convenience Class Claims against the Delta Debtors	Cash determined with reference to the midpoint of the range of recovery estimates for General Unsecured Claims against the Delta Debtors set forth in the Disclosure Statement.	62 - 78%†	Impaired	Entitled to Vote

† The projected recovery ranges listed herein for Delta Class 4, Delta Class 5 and Delta Class 6 are estimates that are derived from the Financial Projections and other assumptions, including an estimated $14.2 billion of Unsecured Claims against the Delta Debtors, as more fully described in Section 6.3(b) of this Disclosure Statement and Appendix B attached hereto. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. These projected recoveries do not take into account shares of New Delta Common Stock to be issued under the Compensation Programs that are to be deducted from the Delta Allocation in calculating the Delta Unsecured Allocation; the deduction of such shares will cause the projected recoveries to be lower than those specified. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against the Delta Debtors as the Debtors’ Claims objection and reconciliation process continues. As described elsewhere in the Plan and this Disclosure Statement, recoveries by holders of Unsecured Claims (other than Convenience Class Claims) against the Delta Debtors will be effectuated solely by distribution of shares of New Delta Common Stock from the Delta Unsecured Allocation; the Valuation Analyses upon which these projected recoveries are based are used to determine the number of Plan Shares included in the Delta Unsecured Allocation, as more fully described in Section 5.2(f) of the Disclosure Statement.

1 Delta reserves the right to determine, under certain circumstances and in consultation with the Creditors’ Committee, that a holder requesting Cash proceeds from the sale of its Delta Initial Pro Rata Share of the Delta Unsecured Allocation will instead receive its Delta Initial Pro Rata Share of the Delta Unsecured Allocation based on such Claim, as further described in Section 4.4 of the Plan.

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
7a	Interests in Delta	No distribution.	0%	Impaired	Deemed to Reject

7b	Interests in the Delta Subsidiary Debtors	Reinstatement of Interests.	Retained	Unimpaired	Deemed to Accept

8	Securities Litigation Claims against the Delta Debtors	No distribution.	0%	Impaired	Deemed to Reject

Summary of Classification and Treatment of
Claims and Interests in the Comair Debtors

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
1	Other Priority Claims against the Comair Debtors	Payment in full in Cash; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

2	Secured Aircraft Claims against the Comair Debtors	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
3	Other Secured Claims against the Comair Debtors	Payment in full in Cash; Reinstatement of the legal, equitable and contractual rights of the holder of such Claim; payment of the proceeds of the sale or disposition of the Collateral securing such Claim to the extent of the value of the holder’s secured interest in such Collateral; return of Collateral securing such Claim; or other treatment that will render the Claim Unimpaired.	100%	Unimpaired	Deemed to Accept

4	General Unsecured Claims against the Comair Debtors	New Delta Common Stock equal to pro rata share of Comair Unsecured Allocation.	76-100%‡	Impaired	Entitled to Vote

5	Convenience Class Claims against the Comair Debtors	Cash determined with reference to the midpoint of the range of recovery estimates for General Unsecured Claims against the Comair Debtors set forth in the Disclosure Statement.	76-100%‡	Impaired	Entitled to Vote

‡  The projected recovery ranges listed herein for Comair Class 4 and Comair Class 5 are estimates that are derived from the Financial Projections and other assumptions, including an estimated $800 million of Unsecured Claims against the Comair Debtors, as more fully described in Section 6.3(b) of this Disclosure Statement and Appendix B attached hereto. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against the Comair Debtors as the Debtors’ Claims objection and reconciliation process continues. As described elsewhere in the Plan and this Disclosure Statement, recoveries by holders of Unsecured Claims (other than Convenience Class Claims) against the Comair Debtors will be effectuated solely by distribution of shares of New Delta Common Stock from the Comair Unsecured Allocation; the Valuation Analyses upon which these projected recoveries are based are used to determine the number of Plan Shares included in the Comair Unsecured Allocation, as more fully described in Section 5.2(f) of the Disclosure Statement.

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Class	Designation	Plan Treatment of Allowed Claims	Projected Recovery Under the Plan	Status	Voting Rights
6	Interests in the Comair Debtors	Reinstatement of Interests.	Retained	Unimpaired	Deemed to Accept

7	Securities Litigation Claims against the Comair Debtors	No distribution.	0%	Impaired	Deemed to Reject

Subject to the following paragraph, in accordance with and giving effect to the provisions of section 1124(1) of the Bankruptcy Code, Intercompany Claims are Unimpaired by the Plan.  However, the Debtors, in their sole discretion, retain the right to eliminate or adjust any Intercompany Claims as of the Effective Date by offset, cancellation, contribution or otherwise.

Intercompany Claims between the Comair Debtors and the Delta Debtors (other than trade payables and receivables and other current accounts, which will continue to be settled in the ordinary course consistent with past practice) will (i) for purposes of the Valuation Analyses and the division of the Plan Shares between the Delta Allocation and the Comair Allocation, receive the same treatment and recovery as similar third-party Claims (as more fully described in Appendix B to the Disclosure Statement) and (ii) vote in Delta Class 4 pursuant to section 1126(a) of the Bankruptcy Code, in each case regardless of any treatment of or action taken with respect to such Intercompany Claims for any other purpose, as contemplated by the last sentence of Section 4.3(a) of the Plan.

If any Impaired Class of Claims against the Debtors entitled to vote on the Plan shall not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in Section 5.5 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code.

In particular, as described in Section 2.7 of the Plan, if any Impaired Class of Claims against the Comair Debtors entitled to vote on the Plan shall not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in (i) Section 5.5 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code or (ii) Section 15.2 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including delaying the effectiveness of the Plan with respect to the Comair Debtors and proceeding with Confirmation of the Plan solely with respect to the Delta Debtors and without re-soliciting votes of the Creditors of the Delta Debtors.

If the Delta Debtors elect to proceed under Section 15.2 of the Plan as described above, then (i) all Plan Shares allocated to the Comair Allocation pursuant to Section 2.6 of the Plan shall be re-allocated to the Delta Allocation; (ii) subject to the reservation of rights in clause (iii) below, Intercompany Claims between Comair Debtors and Delta Debtors will receive the same treatment as similar pre-petition third-party Claims; (iii) each of the Delta Debtors and the Comair Debtors will retain the respective rights and remedies available to them with respect to any executory contracts and unexpired leases between them; (iv) all provisions in the Plan relating to the Comair Debtors, including distributions to the Creditors of the Comair Debtors, shall have no legal effect and (v) the Comair Debtors may seek further extensions of the exclusivity period under section 1121 of the Bankruptcy Code, elect to file amendments to the Plan in the form of stand-alone supplements or plans of reorganization or otherwise (but which shall, in any case, be considered amendments to the Plan) and seek Confirmation of the Plan (as may be amended from time to time) solely with respect to the Comair Debtors.

C.	Claims Estimates[2]

The projected recoveries set forth in the Plan and this Disclosure Statement are based on certain assumptions, including the Debtors’ estimates of the Claims that will eventually be Allowed in various classes.  The following table sets forth information on Claims filed in the Debtors’ cases, Claims Disallowed to date and Claims that the Debtors estimate will eventually be Allowed.  There is no guarantee that the ultimate amount of each of such categories of Claims will conform to the estimates set forth below.

2  The Claims estimates discussed below do not include Intercompany Claims (including Intercompany Claims between Delta Debtors and Comair Debtors). As more fully described in Appendix B hereto, for purposes of allocating the Plan Shares between the Delta Allocation and the Comair Allocation, the Valuation Analyses take into account Intercompany Claims between Delta Debtors and Comair Debtors, with such Claims receiving, solely for that purpose, the same treatment and recovery as similar third-party Claims.

Class	Designation	Claims Filed / Scheduled	Claims Disallowed (to Date)[3]	Total Allowed Claims (estimate)[4]
	Other Administrative Claims against the Debtors	$232,782,424	$204,403,242	$100,000,000
	Priority Tax Claims against the Debtors[5]	$57,674,894,680	$69,183,749	$150,000,000

The Delta Debtors

1	Other Priority Claims against the Delta Debtors	$613,845,173	$222,005,119	$0
2	Secured Aircraft Claims against the Delta Debtors	$5,900,167,561	$0	$4,349,000,000

3 The general bar date for filing Claims was August 21, 2006, at which time the Debtors began the process of analyzing and reconciling the filed Claims. The Debtors believe that many of the Claims filed in the Chapter 11 Cases are invalid, untimely, duplicative and/or overstated, and are in the process of objecting to such Claims. The amounts in this column represent the amounts the Bankruptcy Court has disallowed or reclassified to date in each of the various Classes. In addition to these amounts, Delta has filed and has pending before the Bankruptcy Court additional omnibus objections and notices of litigation to disallow, reduce and/or reclassify Claims, the disputed portions of which together total an additional approximately $2.8 billion. Because the Debtors are only in the early stages of analyzing and objecting to Claims, the amount of Disallowed Claims may increase significantly in the future.

4 The Debtors currently estimate that at the conclusion of the Claims objection, reconciliation and resolution process, the aggregate amount of Allowed Claims in each class will be approximately as indicated in this column.

5 The filed Priority Tax Claims include approximately $57.5 billion of Claims filed by the IRS, of which approximately $27.6 billion are duplicate claims. The remaining non-duplicative IRS Claims total $29.7 billion, which is the sum of nineteen Claims, one Claim filed in each of the nineteen Debtors’ separate cases, ranging in amount from $795 million to $2 billion, and having an average filed value of approximately $1.5 billion per Debtor. Based on Treasury Regulation Section 1.1502-6(a), each Debtor is severally liable for income taxes for each year in which it was a member of a consolidated group during any part of the consolidated return year. These Claims were filed against each Debtor based on their several liability, and as such, the aggregate amount is substantially overstated in relation to any actual pre-petition liabilities owed. The IRS specifically stated in the Claims filed that it is seeking to collect each liability only once. The IRS Claim relates principally to tax periods still open to audit and potential assessment and has not been reduced to reflect the settlement between the Debtors and the IRS, as approved by the Bankruptcy Court on November 21, 2006, regarding the resolution of the audit of Delta’s consolidated federal income tax returns for its 1998-2000 taxable years. The Debtors are in discussion with the IRS to settle the remaining open periods and expect that the actual amounts owed, if any, will be substantially less than the average and aggregate value of the filed Claims.

Class	Designation	Claims Filed / Scheduled	Claims Disallowed (to Date)[3]	Total Allowed Claims (estimate)[4]
3	Other Secured Claims against the Delta Debtors	$6,693,172,266	$273,376,541	$850,000,000

4-6	Unsecured Claims against the Delta Debtors	$13,019,469,135	$359,061,669	$14,200,000,000*

The Comair Debtors

1	Other Priority Claims against the Comair Debtors	$446,918,280	$17,500	$0

2	Secured Aircraft Claims against the Comair Debtors	$1,145,829,751	$0	$487,000,000

3	Other Secured Claims against the Comair Debtors	$31,713,370	$117,783	$10,000,000

4-5	Total Unsecured Claims against the Comair Debtors[6]	$1,384,973,818	$84,096,769	$800,000,000*

D.	Recommendation

After careful review of their current business operations, their prospects as ongoing business enterprises and the estimated recoveries of Creditors in various liquidation scenarios, the Debtors have concluded that the recovery of holders of Allowed Claims will be maximized by the Debtors’ continued operation as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation scenario, either in whole or in substantial part, and that the value of the Debtors’ Estates is considerably greater as a going concern than if they were liquidated. See Article 6 herein, “Statutory Requirements for Confirmation of the Plan.”

* This estimate is based on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and is consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto.

6 Holders of Comair Unsecured Claims will receive the New Delta Common Stock that Reorganized Delta will issue to such holders pursuant to Section 4.3 of the Plan. In exchange, the Interests in Comair will be Reinstated for the ultimate benefit of Reorganized Delta. See Section 5.2(f) of the Disclosure Statement for additional information.

The Debtors believe that the Plan provides the best recoveries possible for the Debtors’ Creditors and strongly recommend that, if you are entitled to vote, you vote to accept the Plan. The Debtors also believe that any alternative to Confirmation of the Plan, such as liquidation, partial sale of assets or any attempt by another party in interest to file a plan, would result in lower recoveries for stakeholders, as well as significant delays, litigation and costs.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST EACH OF THE DEBTORS AND THUS RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

EACH OF THE THREE OFFICIAL COMMITTEES REPRESENTING CREDITORS IN THESE CHAPTER 11 CASES - THE CREDITORS’ COMMITTEE, THE PILOT RETIREE COMMITTEE AND THE NON-PILOT RETIREE COMMITTEE - SUPPORTS THE PLAN AND RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.

PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Notice to Holders of Claims

This Disclosure Statement is being transmitted to certain Creditors for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable holders of Claims that are entitled to vote on the Plan to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

By the Approval Order entered on February 7, 2007, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Claims that are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT, ITS APPENDICES AND ALL PLAN SUPPLEMENTS FILED PRIOR TO THE VOTING DEADLINE CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan and developments concerning the Chapter 11 Cases.

THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. This Disclosure Statement contains projections of future performance as set forth in Appendix D attached hereto. Other events may occur subsequent to the date hereof that may have a material impact on the information contained in this Disclosure Statement. Except as expressly stated, neither the Debtors nor the Reorganized Debtors intend to update the Financial Projections for the purposes hereof. Thus, the Financial Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not imply that the information herein is correct or complete as of any time subsequent to the date hereof.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.	Who is Entitled to Vote on the Plan?

In general, a holder of a Claim or Interest may vote to accept or reject a plan of reorganization if (i) no party in interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes), (ii) the Claim or Interest is Impaired by the plan and (iii) the holder of such Claim or Interest will receive or retain property under the plan on account of such Claim or Interest. The holders of Claims in the following Classes are entitled to vote on the Plan:

•	Delta and Comair Class 4 (General Unsecured Claims)
•	Delta Class 5 (Non-Convenience Class Retiree Claims against Delta)
•	Delta Class 6 and Comair Class 5 (Convenience Class Claims)

In general, if a Claim or Interest is Unimpaired under a plan, section 1126(f) of the Bankruptcy Code deems the holder of such Claim or Interest to have accepted the plan and thus the holders of Claims in such Unimpaired Classes are not entitled to vote on the plan. Because the following Classes are Unimpaired under the Plan, the holders of Claims in these Classes are not entitled to vote:

•	Delta and Comair Class 1 (Other Priority Claims)
•	Delta and Comair Class 2 (Secured Aircraft Claims)
•	Delta and Comair Class 3 (Other Secured Claims)

•	Delta Class 7b (Interests in the Delta Subsidiary Debtors)
•	Comair Class 6 (Interests in the Comair Debtors)

In general, if the holder of an Impaired Claim or Impaired Interest will not receive any distribution under a plan in respect of such Claim or Interest, section 1126(g) of the Bankruptcy Code deems the holder of such Claim or Interest to have rejected the plan, and thus the holders of Claims in such Classes are not entitled to vote on the plan. The holders of Claims and Interests in the following Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote:

•	Delta Class 7a (Interests in Delta)
•	Delta Class 8 and Comair Class 7 (Securities Litigation Claims)

C.	General Voting Procedures and the Voting Deadline

On February 7, 2007, the Bankruptcy Court entered the Approval Order, which, among other things, approved this Disclosure Statement, set voting procedures and scheduled the hearing on Confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this Section of this Disclosure Statement.

If you are entitled to vote, after carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your Ballot(s), please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot(s). Please complete and sign your original Ballot(s) (copies with non-original signatures will not be accepted) and return it/them in the envelope provided. You must provide all of the information requested by the appropriate Ballot(s). Failure to do so may result in the disqualification of your vote on such Ballot(s).

Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot(s) sent to you with this Disclosure Statement.

The Debtors have retained Bankruptcy Services, LLC as their Solicitation Agent to assist in the voting process. If you have any questions concerning the procedure for voting your Claim, the packet of materials that you have received or the amount of your Claim, or if you wish to obtain (at no charge) a hard copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact Bankruptcy Services, LLC at (310) 838-8020 or (866) 686-8702 (toll free).

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 9, 2007 (THE “VOTING DEADLINE”) BY THE SOLICITATION AGENT, AS FOLLOWS:

If by U.S. Mail, courier or hand delivery:

Delta Air Lines, Inc. Ballot Processing Bankruptcy Services, LLC/Financial Balloting Group 757 Third Avenue, 3rd Floor New York, NY 10017

BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE BANKRUPTCY COURT, THE CREDITORS’ COMMITTEE, COUNSEL TO THE DEBTORS OR THE CREDITORS’ COMMITTEE OR ANYONE OTHER THAN BANKRUPTCY SERVICES, LLC.

D.	Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for 2:30 p.m. (prevailing Eastern time) on April 25, 2007 before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for a notice filed on the Bankruptcy Court’s docket and/or an announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

The Bankruptcy Court has directed that objections to Confirmation and proposed modifications to the Plan, if any, must (i) be in writing, (ii) conform to the Bankruptcy Rules, (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party, (iv) state with particularity the basis and nature of any objection to the Plan and (v) be filed, together with proof of service, with the Court in accordance with the Court’s Case Management Order and served so as to be actually RECEIVED on or before 4:00 p.m. (prevailing Eastern time) on April 9, 2007 by:

1.	The United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, NY 10601-4140, Attn: The Honorable Adlai S. Hardin, Jr.;

2.	Attorneys for the Debtors, Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn: Marshall S. Huebner, Esq.;

3.	Conflicts counsel to the Debtors, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, Attn: Lawrence M. Handelsman, Esq.;

4.	Aircraft counsel to the Debtors, Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, Attn: Richard F. Hahn, Esq.;

5.	The Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, Suite 2100, New York, NY 10004, Attn: Greg M. Zipes, Esq.;

6.	Attorneys for the Creditors’ Committee, Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, NY 10022, Attn: Daniel H. Golden, Esq., Lisa G. Beckerman, Esq. and David H. Botter, Esq.;

7.	The Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549, Attn: Michael A. Berman;

8.	The Securities and Exchange Commission, 3 World Financial Center, New York, NY 10281, Attn: Nathan Fuchs;

9.	The Internal Revenue Service, 290 Broadway, New York, NY 10008, Attn: Sid Brown;

10.	Bankruptcy Services, LLC, 757 Third Avenue, New York, NY 10017, Attn: Robert Saraceni; and

11.	Each of the Non-ECF Service Parties (as defined in the Case Management Order), a list of which is available on the Debtors’ case information website - www.deltadocket.com.

TABLE OF CONTENTS

		Page
ARTICLE 1
INTRODUCTION

ARTICLE 2
THE REORGANIZED DEBTORS

Section 2.1	Overview of Business	2
Section 2.2	Management and Employee Matters	8
Section 2.3	Emergence Corporate Structure	10
Section 2.4	Reorganized Capital Structure	11
Section 2.5	Additional Information and Historical Financials	13

ARTICLE 3
THE DEBTORS AND EVENTS LEADING UP TO THE CHAPTER 11 CASES

Section 3.1	The Debtors	14
Section 3.2	Pre-Petition Capital Structure of the Debtors	16
Section 3.3	Events Leading up to the Chapter 11 Cases	18

ARTICLE 4
THE CHAPTER 11 CASES AND CERTAIN SIGNIFICANT EVENTS AND INITIATIVES

Section 4.1	Overview of Chapter 11	24
Section 4.2	Restructuring Overview	24
Section 4.3	Certain Significant Events and Initiatives During the Chapter 11 Cases	27
Section 4.4	US Airways Proposal	67

ARTICLE 5
SUMMARY OF THE PLAN OF REORGANIZATION

Section 5.1	Overview of the Plan of Reorganization	73
Section 5.2	Structure of the Plan	74
Section 5.3	Classification and Treatment of Claims and Interests	77
Section 5.4	Implementation of the Plan	90
Section 5.5	Provisions Governing Distributions	95
Section 5.6	Filing of Administrative Claims	101
Section 5.7	Disputed Claims	103
Section 5.8	Executory Contracts and Unexpired Leases	108
Section 5.9	New Equity Investment Rights Offering	118
Section 5.10	Provisions Regarding Corporate Governance of the Reorganized Debtors	118

Section 5.11	Effect of Confirmation	121
Section 5.12	Conditions Precedent to Confirmation and Effectiveness of the Plan	127
Section 5.13	Modification, Revocation or Withdrawal of the Plan	128
Section 5.14	Retention of Jurisdiction by the Bankruptcy Court	129
Section 5.15	Miscellaneous	131

ARTICLE 6
STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

Section 6.1	The Confirmation Hearing	139
Section 6.2	Confirmation Standards	139
Section 6.3	Best Interests Test	141
Section 6.4	Financial Feasibility	147
Section 6.5	Acceptance By Impaired Classes	149
Section 6.6	Confirmation Without Acceptance By All Impaired Classes	150

ARTICLE 7
VOTING PROCEDURES

Section 7.1	Who is Entitled to Vote on the Plan?	152
Section 7.2	Solicitation Packages for Voting Classes	153
Section 7.3	Solicitation and Solicitation Packages for Non-Voting Classes	154
Section 7.4	Voting Procedures	154
Section 7.5	Releases Under the Plan	155

ARTICLE 8
CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING

Section 8.1	Certain Bankruptcy Considerations	156
Section 8.2	Factors Affecting the Value of the Securities to be Issued Under the Plan	158
Section 8.3	Risks Relating to the Debtors’ Business and Financial Condition	163

ARTICLE 9
CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Section 9.1	Certain Federal Income Tax Consequences to the Holders of Claims and Interests	172
Section 9.2	Certain U.S. Federal Income Tax Consequences to Reorganized Debtors	176
Section 9.3	Treatment of the Disputed Claims Reserves	180

ARTICLE 10
RECOMMENDATION

Appendices

Appendix A	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code
Appendix B	Valuation Analyses
Appendix C	Liquidation Analyses
Appendix D	Financial Projections
Appendix E	New Credit Facility Term Sheet

ARTICLE 1
INTRODUCTION

Delta Air Lines, Inc., ASA Holdings, Inc., Comair Holdings, LLC, Comair, Inc., Comair Services, Inc., Crown Rooms, Inc., DAL Aircraft Trading, Inc., DAL Global Services, LLC, DAL Moscow, Inc., Delta AirElite Business Jets, Inc., Delta Benefits Management, Inc., Delta Connection Academy, Inc., Delta Corporate Identity, Inc., Delta Loyalty Management Services, LLC, Delta Technology, LLC, Delta Ventures III, LLC, Epsilon Trading, LLC, Kappa Capital Management, Inc. and Song, LLC submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code for use in the solicitation of votes on the Plan, which is attached as Appendix A hereto.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition history, significant events that have occurred during the Chapter 11 Cases and the reorganization and anticipated post-reorganization operations and financing of the Reorganized Debtors. This Disclosure Statement also describes the terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of Confirmation of the Plan, certain risk factors associated with the securities to be issued under the Plan and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that holders of Claims eligible to vote must follow for their votes to be counted.

FOR A SUMMARY OF THE PLAN, PLEASE SEE ARTICLE 5 HEREOF. FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING, PLEASE SEE ARTICLE 8 HEREOF.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

ARTICLE 2
THE REORGANIZED DEBTORS

Section 2.1    Overview of Business

a.	Introduction

Delta is a major air carrier that provides scheduled air transportation for passengers and cargo throughout the United States and around the world. Delta offers customers service to more destinations than any global airline, with Delta and Delta Connection carrier service to 304 destinations in 52 countries. With more than 50 new international routes added to its network since 2005, Delta is the fastest growing international airline in the United States and is a leader across the Atlantic with flights to 31 trans-Atlantic destinations. Delta offers more than 600 weekly flights to 58 destinations in Latin America and the Caribbean. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 453 worldwide destinations in 97 countries.

b.	Operations Overview

Delta’s route network is centered around the hub system it operates at airports in Atlanta, Cincinnati, New York (John F. Kennedy International Airport (“JFK”)) and Salt Lake City. Each of these hub operations includes Delta flights that gather and distribute traffic from markets in the geographic region surrounding the hub to domestic and international cities and to other Delta hubs. Delta’s hub system also provides passengers with access to its principal international gateways in Atlanta and JFK.

As briefly discussed below, other key characteristics of Delta’s route network include its alliances with foreign airlines, the Delta Connection program, the Delta Shuttle and its domestic marketing alliances, including with Continental Airlines, Inc. (“Continental”) and Northwest Airlines, Inc. (“Northwest”).

1.	International Alliances

Delta has formed bilateral and multilateral marketing alliances with foreign airlines to improve its access to international markets and provide an additional revenue source to Delta. These arrangements can include codesharing, frequent flyer benefits, shared or reciprocal access to passenger lounges, joint promotions, common use of airport gates and ticket counters, ticket office co-location and other marketing agreements. These alliances often present opportunities in other areas, such as airport ground handling arrangements and aircraft maintenance insourcing.

Delta’s international codesharing agreements enable it to market and sell seats to an expanded number of international destinations. Under international codesharing arrangements, Delta and a foreign carrier each publish their respective airline designator codes on a single flight operation, thereby allowing Delta and the foreign carrier to offer joint service with one aircraft, rather than operating separate services with two aircraft. These arrangements typically allow Delta to sell seats on a foreign carrier’s aircraft that are marketed under Delta’s “DL” designator code and permit the foreign airline to sell seats on Delta’s aircraft that are marketed under the foreign carrier’s two-letter designator code. Delta has international codeshare arrangements in effect with Aeromexico, Air France, Alitalia, Avianca, China Airlines, China Southern, CSA Czech Airlines, El Al Israel Airlines, KLM Royal Dutch Airlines, Korean Air and Royal Air Maroc (and some affiliated carriers operating in conjunction with these airlines).

In addition to Delta’s agreements with individual foreign airlines, Delta is a member of SkyTeam. The other members of SkyTeam are Aeroflot, Aeromexico, Air France, Alitalia, Continental, CSA Czech Airlines, KLM Royal Dutch Airlines, Korean Air and Northwest. SkyTeam links the route networks of the member airlines, providing opportunities for increased connecting traffic while offering enhanced customer service through mutual codesharing arrangements, reciprocal frequent flyer and lounge programs and coordinated cargo operations.

In 2002, Delta, Air France, Alitalia, CSA Czech Airlines and Korean Air received limited antitrust immunity from the U.S. Department of Transportation (the “DOT”) that enables Delta and its immunized partners to offer a more integrated route network and develop common sales, marketing and discount programs for customers.

2.	Delta Connection Program

The Delta Connection program (“Delta Connection”) is Delta’s regional carrier service, which feeds traffic to its route system through contracts with regional air carriers that operate flights serving passengers primarily in small- and medium-sized cities. The program enables Delta to increase the number of flights it has in certain locations, to better match capacity with demand and to preserve its presence in smaller markets. The Delta Connection program operates the largest number of regional jets in the United States.

Through the Delta Connection program, Delta has contractual arrangements with seven regional carriers to operate regional jet and, in certain cases, turbo-prop aircraft using Delta’s “DL” designator code. Delta’s wholly-owned subsidiary, Comair, operates all of its flights under Delta’s code. Atlantic Southeast Airlines, Inc. (“ASA”), which Delta sold to SkyWest, Inc. (“SkyWest”) in September 2005, continues to operate all of its flights under Delta’s code. In addition, Delta has agreements with the following regional carriers that operate some of their flights using Delta’s code: SkyWest Airlines, Inc. (“SkyWest Airlines”), a subsidiary of SkyWest; Chautauqua Airlines, Inc. (“Chautauqua”), a subsidiary of Republic Airways Holdings, Inc. (“Republic Holdings”); Shuttle America Corporation (“Shuttle America”), a subsidiary of Republic Holdings; Freedom Airlines, Inc. (“Freedom”), a subsidiary of Mesa Air Group, Inc. and American Eagle Airlines, Inc. (“Eagle”). See Section 4.3(q) of this Disclosure Statement for a description of the Regional Flying RFP process and its impact on the Delta Connection agreements.

Delta generally pays the regional carriers, including Comair, amounts defined in their respective contract carrier agreements, which are based on a determination of the carriers’ respective cost of operating those flights and other factors intended to approximate market rates for those services. Each of these agreements are long-term agreements, usually with initial terms of at least 10 years, that grant Delta the option to extend the initial term and provide Delta the right to terminate the agreement for convenience, in whole or in part, upon certain advance written notice to the regional carrier. Delta’s arrangement with Eagle, which is limited to certain flights operated to and from the Los Angeles International Airport as well as a portion of the flights operated using Delta’s code by SkyWest Airlines, are structured as revenue proration agreements. These proration agreements establish a fixed dollar or percentage division of revenues for tickets sold to passengers traveling on connecting flight itineraries.

3.	Delta Shuttle

Delta operates a high frequency service targeted to northeast business travelers (the “Delta Shuttle”). The Delta Shuttle provides nonstop, hourly service on business days between New York - LaGuardia Airport (“LaGuardia”) and both Boston - Logan International Airport (“Logan”) and Washington, D.C. - Ronald Reagan National Airport (“Reagan”).

4.	Domestic Alliances

Delta has entered into marketing alliances with (i) Continental and Northwest (including regional carriers affiliated with each) and (ii) Alaska Airlines and Horizon Air Industries, both of which include mutual codesharing and reciprocal frequent flyer and airport lounge access arrangements. These marketing relationships are designed to permit the carriers to retain their separate identities and route networks while increasing the number of domestic and international connecting passengers using the carriers’ route networks.

c.	Reorganized Delta’s Business Strategy

Delta’s reorganization in chapter 11 has involved a fundamental transformation of its business, rather than simply a balance sheet restructuring like many other bankruptcies. In September 2005, Delta introduced a comprehensive restructuring plan to achieve $3 billion in annual financial improvements by the end of 2007. As of September 30, 2006, Delta had achieved 85% of its $3 billion goal and had unrestricted cash and cash equivalents and short-term investments of $2.8 billion. At the same time, Delta has made great strides in customer service and product improvements, even as it has implemented the largest international expansion in its history, adding more than 50 new international routes. Customer satisfaction levels are now among the highest of the network carriers.7

7Additional information about the Debtors’ in-court restructuring can be found in Section 4.2 of this Disclosure Statement. Additional information about the Debtor’s restructuring initiatives prior to the Chapter 11 Cases can be found in Section 3.3 of this Disclosure Statement.

As a result of its reorganization, Delta expects to emerge from bankruptcy as a strong, competitive, stand-alone airline with a truly global network. Delta expects to be the airline of choice for customers by continuing to improve the customer experience on the ground and in the air. Delta’s emergence business strategy, as described in more detail below, touches all facets of Delta’s operations - the destinations Delta will serve, the way Delta will serve its customers, and the fleet Delta will operate - in order to earn customer preference and continue to improve revenue performance. At the same time, Delta expects to remain focused on maintaining the competitive cost structure it has obtained from its reorganization in order to improve its financial position and pursue long-term stability as a stand-alone carrier.

1.	Leveraging Network Strength to Provide Expanded International Service

A significant component of Delta’s restructuring has been to realign and diversify Delta’s network to increase Delta’s international operations without expanding its aircraft fleet. Delta will continue to focus on international growth because international traffic to and from the U.S. is growing significantly faster than domestic traffic. In addition, international routes generally have greater profit potential than domestic routes. With its geographically-balanced hubs, Delta is well-positioned for international growth by capturing traffic flows from the United States to Europe and Latin America. In addition, Delta’s hubs will help fuel international expansion plans to Africa and Asia.

Delta’s international growth will take advantage of the strength of its domestic network, which currently offers service to 51 states and U.S. territories. Delta’s full-service domestic network has been significantly strengthened by using technology to better match Delta’s schedule to customer demand and reallocating its fleet within the network. For example, rather than flying the same schedule each day, Delta can offer fewer seats or flights on days such as Tuesdays and Saturdays when demand is lower. In addition to utilizing these technological tools, Delta has shifted a number of larger aircraft from domestic service to international service while continuing to serve existing domestic routes with smaller aircraft. This realignment, in coordination with the simplification of Delta’s fleet, will make Delta a smaller but more formidable airline by 2007.

2.	Maintaining Focus on Improving the Customer Experience

Delta is committed to continuous improvement throughout its operations in order to earn its customers’ preference. First and foremost is Delta’s continued focus on safety - its number one priority. Furthermore, while Delta has been actively engaged in restructuring its business, it has also renewed its focus on improving its product and customer service.

Over the next two years, Delta is upgrading its customers’ onboard experience in several ways. A major component of this upgrade is introducing lie-flat business class seats to premium cabins in the international fleet, reducing the number of all-coach aircraft that Delta operates and including premium cabins in all new aircraft. In addition, Delta will provide all of its customers a superior onboard experience through investments in new, clean and bright interiors, state of the art in-flight entertainment, new and more comfortable leather seats and other enhancements.

Delta is as focused on improving the customer experience on the ground as it is in the air. Delta is improving and expanding its Crown Room Clubs, making important investments at two of Delta’s leading airport hubs, Atlanta and JFK, so that customers can check-in and get to their gates with minimal hassle, and improving convenience by adding more kiosks and more features to delta.com. In addition, Delta is implementing initiatives that are designed to improve Delta’s on-time performance and its baggage handling systems.

In the midst of right-sizing its network and simplifying its fleet during its restructuring, Delta’s product enhancements and customer service have already driven its customer satisfaction numbers up, barely missing the top spot in overall customer service for network airlines in J.D. Power and Associates’ survey for 2006, and taking the top spot in three of Delta’s focus areas: aircraft condition/cleanliness, boarding/deplaning/baggage and flight crew. Improvements are expected to continue with Delta’s emergence from chapter 11. The combination of a strong route network, improved aircraft interiors and amenities and a renewed dedication to superior customer service is expected to make Delta the airline of choice for its customers.

3.	Maximizing a Streamlined and Upgraded Fleet

During the Chapter 11 Cases, Delta has significantly streamlined its fleet by retiring four older, less efficient fleet types: the 737-200, 737-300, 737-300G and 767-200. In addition, Delta has been able to lower aircraft costs by returning grounded aircraft and negotiating significant reductions in lease expenses on many of the remaining aircraft in its fleet. At the same time, Delta is supporting the ongoing changes to its network by bolstering its internationally-capable mainline fleet. For example, Delta is scheduled to take delivery of 10 international-range 757 aircraft between July 2007 and November 2007, and has plans to acquire additional international-range 757s. On December 21, 2006, Delta obtained Bankruptcy Court approval to amend its purchase agreements with Boeing, so that Delta will have additional international capability and flexibility in its fleet. Delta plans to pursue additional strategic improvements to its fleet by adding high-performance aircraft that will enable Delta to serve new destinations with appropriate capacity. These additions to Delta’s fleet are expected to enhance Delta’s ability to improve its unit revenue while minimizing the introduction of additional costs and complexity.

The Debtors’ active fleet, orders, options and rolling options as of September 30, 2006 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

Current Fleet

Aircraft Type	Owned	Capital Lease	Operating Lease	Total	Average Age	Orders	Options	Rolling Options
B-737-800	71	—	—	71	5.9	50	60	168
B-757-200	68	33	20	121	15.0	—	—	—
B-767-300	4	1	19	24	16.2	—	—	—
B-767-300ER	50	—	9	59	10.6	—	10	2
B-767-400ER	21	—	—	21	5.6	—	18	—
B-777-200ER	8	—	—	8	6.7	3	20	5
B-777-200LR	—	—	—	—	—	2	—	—
MD-88	63	32	25	120	16.3	—	—	—
MD-90	16	—	—	16	10.8	—	—	—
CRJ-100/200	57	—	83	140	7.7	—	37	—
CRJ-700	27	—	—	27	3.1	—	38	—
TOTAL	385	66	156	607	11.1	55	183	175

4.	Capturing the Benefit of Competitive Cost Structure

Delta expects that its focus on increasing its international service, improving its operational performance and upgrading its fleet will have a positive effect on its unit revenue. At the same time, however, Delta recognizes that it must maintain the competitive unit cost structure that it has developed through its restructuring efforts. Through initiatives undertaken during the Chapter 11 Cases and previous productivity initiatives, Delta currently has one of the lowest mainline unit cost structures of any full service carrier. These efforts have resulted in reduced costs throughout Delta, including reductions in employment costs, retiree pension and healthcare costs, fleet costs and many other areas. In addition, Delta’s network, notably the location of its hubs, provides a structural cost advantage.

5.	Generating Cash Flow from Operations Necessary to Fund Capital Expenditures and Reduce Debt

Over an extended period following emergence from chapter 11, Delta intends to balance long-term operating growth with overall credit improvement. The Reorganized Debtors will have reduced their total debt levels to nearly 50% of pre-petition levels, with total debt levels expected to remain fairly stable at $10 billion over the next several years, despite significant reinvestment requirements during that time. Ongoing improvements to Delta’s financial condition are, however, necessary for Delta to withstand industry and economic volatility and to have favorable, consistent access to capital markets. As reflected in the Financial Projections, which include various assumptions described in the notes accompanying the projections, the Reorganized Debtors project that the result will be achieved because cash flow from operations is expected to be sufficient to allow necessary reinvestment in the business without incurring unmanageable debt.

Section 2.2    Management and Employee Matters

a.	Management

The management team of Delta is comprised of highly capable professionals with substantial airline and other applicable industry experience. Information regarding the executive officers of Delta is as follows:

Name	Position
Gerald Grinstein	Chief Executive Officer and Director
James M. Whitehurst	Chief Operating Officer
Edward H. Bastian	Executive Vice President and Chief Financial Officer
Michael H. Campbell	Executive Vice President - Human Resources and Labor Relations
Glen W. Hauenstein	Executive Vice President - Network Planning and Revenue Management
Kenneth F. Khoury	Executive Vice President and General Counsel
Joseph C. Kolshak	Executive Vice President - Operations
Lee A. Macenczak	Executive Vice President - Sales and Customer Service

Gerald Grinstein. Age 74. Mr. Grinstein has been a Director of Delta since 1987 and the Chief Executive Officer of Delta since 2004. From 1999 to 2002, he served as the non-executive Chairman of the Board of Agilent Technologies, Inc. From 1997 to 1999, he served as the non-executive Chairman of the Delta Board. He is also the Retired Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington Northern Inc.). He served as an executive officer, including Chief Executive Officer, of Burlington Northern Inc. and certain affiliated companies from 1987 to 1995. From 1985 to 1987, he served as Chief Executive Officer of Western Air Lines, Inc.

James M. Whitehurst. Age 39. Mr. Whitehurst has served as the Chief Operating Officer of Delta since July 2005. From 2004 to July 2005, he served as Delta’s Senior Vice President and Chief Network and Planning Officer. From 2002 to 2004, he served as Senior Vice President - Finance, Treasury and Business Development of Delta. Prior to joining Delta in 2001, Mr. Whitehurst served in positions of increasing responsibility with Boston Consulting Group from 1994 to 2001, including as a Vice President and Director in 2001.

Edward H. Bastian. Age 49. Mr. Bastian has served as Executive Vice President and Chief Financial Officer of Delta since July 2005. Mr. Bastian served as Chief Financial Officer of Acuity Brands from June 2005 to July 2005. From 2000 to April 2005, he served as Delta’s Senior Vice President - Finance and Controller. From 1998 to 2000, Mr. Bastian served as Vice President and Controller of Delta.

Michael H. Campbell. Age 57. Mr. Campbell has been Executive Vice President - Human Resources and Labor Relations of Delta since July 2006. From 2005 to 2006, Mr. Campbell was of counsel with the Atlanta-based law firm Ford & Harrison. From 1997 to 2005, he served as Senior Vice President, Human Resources and Labor Relations at Continental Airlines. From 1978 to 1997, Mr. Campbell was a partner at Ford & Harrison.

Glen W. Hauenstein. Age 46. Mr. Hauenstein has been Executive Vice President - Network Planning and Revenue Management of Delta since April 2006. From August 2005 to April 2006, he served as Delta’s Executive Vice President and Chief of Network and Revenue Management. Mr. Hauenstein previously served as Vice General Director - Chief Commercial Officer and Chief Operating Officer of Alitalia from 2003 to 2005. He also held a variety of positions at Continental Airlines, including Senior Vice President - Network (2003), Senior Vice President - Scheduling (2001 to 2003) and Vice President - Scheduling (1998 to 2001).

Kenneth F. Khoury. Age 55.  Mr. Khoury has been Executive Vice President and General Counsel of Delta since September 2006.  From April 2006 to September 2006, Mr. Khoury served as Senior Vice President and General Counsel for Weyerhaeuser Company. From 1990 to December 2005, Mr. Khoury served as Vice President and Deputy General Counsel of Georgia-Pacific Corporation.  From 1988 to 1990, he served as Senior Vice President and Associate General Counsel of Shearson Lehman Hutton, Inc.

Joseph C. Kolshak. Age 49. Mr. Kolshak has been the Executive Vice President - Operations of Delta since April 2006. From July 2005 to April 2006, he served as Executive Vice President and Chief of Operations of Delta. From 2004 to 2005, Mr. Kolshak served as Delta’s Senior Vice President and Chief of Operations. He has also served as Senior Vice President - Operations (2002 to 2004), Vice President - Flight Operations (2001 to 2002), Director, Investor Relations (1998 to 2001), General Manager - Flight Operations (1996 to 1998), Flight Operations Manager and Assistant Chief Pilot (1994 to 1996), Flight Operations Coordinator - Atlanta (1993 to 1994) and Special Assignment Supervisor to the Vice President of Flight Operations (1991 to 1993). Additionally, Mr. Kolshak is a 757/767/777 Captain.

Lee A. Macenczak. Age 45. Mr. Macenczak has been the Executive Vice President of Sales and Customer Service of Delta since April 2006. He has served in a variety of positions at Delta, including Executive Vice President and Chief Customer Service Officer (July 2005 to April 2006), Senior Vice President and Chief Customer Service Officer (2004 to 2005), Senior Vice President and Chief Human Resources Officer (June 2004 to October 2004), Senior Vice President - Sales and Distribution (2000 to 2004), Vice President - Customer Service (1999 to 2000), Vice President - Reservation Sales (1998 to 1999) and Vice President - Reservation Sales and Distribution Planning (1996 to 1998).

Information about the directors and officers of Reorganized Delta is set forth in Section 5.10(c) of this Disclosure Statement. The Chief Executive Officer of Delta, Gerald Grinstein, has stated publicly that he plans to remain as Chief Executive Officer long enough post-emergence to allow the New Delta Board appropriate time to select a new Chief Executive Officer and to transition his responsibilities to such successor.

b.	Employee Matters – Collective Bargaining

As of September 30, 2006, the Debtors had a total of approximately 55,700 full-time equivalent employees. Approximately 17% of these employees are represented by unions. The following table presents certain information concerning the union representation of the Debtors’ domestic employees.

Employee Group	Approximate Number of Employees Represented	Union	Date on which Collective Bargaining Agreement Becomes Amendable
Delta Pilots	5,390	ALPA	December 31, 2009
Delta Flight Superintendents	170	PAFCA	January 1, 2010
Comair Pilots	1,810	ALPA	May 21, 2007
Comair Maintenance Employees	550	IAM	May 31, 2009
Comair Flight Attendants	1,080	IBT	July 19, 2008

Labor unions periodically engage in organizing efforts, seeking to represent various groups of employees of the Debtors that are not represented for collective bargaining purposes. The timing and outcome of these organizing efforts cannot presently be determined. See Section 4.3(h) of this Disclosure Statement for a description of the Debtors’ labor cost restructurings in these Chapter 11 Cases, including information on the status of negotiations with ALPA, the union representing Comair’s pilots.

Section 2.3    Emergence Corporate Structure

Pursuant to Section 6.2 of the Plan, on or after the Effective Date, the Reorganized Debtors may engage in or continue to enter into Roll-Up Transactions and may take such actions as may be necessary or appropriate to effect further corporate restructurings of their respective businesses, including actions necessary to simplify, reorganize and rationalize the overall reorganized corporate structure of the Reorganized Debtors. Implementation of the Roll-Up Transactions shall not affect any distributions, discharges, exculpations, releases or injunctions set forth in the Plan.

The Debtors currently intend to implement the following Roll-Up Transactions as of the Effective Date: (i) DAL Aircraft Trading, Delta Corporate Identity, Delta Ventures and Song will be merged into Delta and shall cease to exist as separate legal entities and (ii) Kappa Capital Management will be converted from a corporation to a limited liability company. However, the Debtors reserve the right to (i) not implement any or all of these Roll-Up Transactions and (ii) with the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld, implement additional Roll-Up Transactions. If no such Roll-Up Transactions were undertaken, the corporate structure of the Reorganized Debtors would be as depicted in Section 3.1 of this Disclosure Statement.

Section 2.4    Reorganized Capital Structure

Pursuant to the Plan, the Reorganized Debtors expect to have the capital structure described below upon their emergence from chapter 11.

a.	Delta Equity Ownership

1.	New Delta Common Stock

(i)	Distribution of New Delta Common Stock

Reorganized Delta expects to have 1,500,000,000 authorized shares of common stock, $0.0001 par value. In connection with the Plan, Reorganized Delta will issue up to an aggregate of 400,000,000 shares of New Delta Common Stock for distribution to holders of Allowed Unsecured Claims and distribution under the Compensation Programs at or contemporaneously with the Effective Date. Additional shares will be issued and/or reserved (i) to establish the Disputed Claims Reserves and (ii) to satisfy additional distributions under the Compensation Programs.

(ii)	New Equity Investment Rights Offering

Delta and the Creditors’ Committee entered into the New Equity Investment Rights Offering Term Sheet, relating to a possible rights offering to be made as part of the Plan. Delta and the Creditors’ Committee have jointly determined not to conduct such a rights offering at this time.

In addition to the issuance of securities described below, the Reorganized Debtors may engage in one or more equity capital or debt financing transactions after the Effective Date in their sole discretion.

2.	New Delta Preferred Stock

Reorganized Delta expects to have 500,000,000 authorized shares of preferred stock, $0.0001 par value (“New Delta Preferred Stock”). The Plan does not contemplate the issuance of any New Delta Preferred Stock. However, the New Delta Preferred Stock will be issuable post-emergence in one or more series, and the New Delta Board will be authorized to fix the amounts, descriptions, powers and preferences with respect to any series of New Delta Preferred Stock.

b.	Secured Debt

Reorganized Delta expects to have approximately $7.7 billion principal amount of secured debt outstanding on the Effective Date, including the following:

1.	New Credit Facility

On or after the Effective Date, Reorganized Delta and certain of the Reorganized Subsidiary Debtors will enter into the New Credit Facility and will pay certain fees to the arrangers/bookrunners and the first-lien administrative agent thereunder. Reorganized Delta will use the New Credit Facility to repay the DIP Facility Claims and the Amex Post-Petition Facility Claims, to make other payments required under the Plan and to fund the post-reorganization operations of the Reorganized Debtors. The definitive documentation of the New Credit Facility shall be reasonably acceptable to the Creditors’ Committee.

The New Credit Facility will be led by six financial institutions - JPMorgan, Goldman, Sachs & Co., Merrill Lynch, Lehman Brothers, UBS and Barclays Capital - and will consist of a $1 billion first-lien revolving credit facility, a $500 million first-lien Term Loan A, and a $1 billion second-lien Term Loan B. Delta has obtained commitments for the entire amount of the $2.5 billion facility, subject to customary conditions. The facility will be secured by substantially all of the first-priority collateral that secures the existing DIP Facility. The term sheet describing the New Credit Facility has been approved by the Creditors’ Committee and is attached hereto as Appendix E.

Confirmation of the Plan shall constitute approval of the New Credit Facility (and all transactions contemplated thereby and obligations to be incurred by the Reorganized Debtors thereunder) and authorization for the applicable Reorganized Debtors to execute and deliver the New Credit Facility Documents and such other documents as the New Credit Facility Agents or the New Credit Facility Lenders may reasonably require to consummate the New Credit Facility.

2.	Other GE Secured Debt

As of the Effective Date, Delta also expects to have outstanding secured notes payable to General Electric Capital Corporation (“GE”) in the principal amounts of approximately $153 million, $246 million and $109 million (collectively, the “GE Secured Notes”). These notes are secured by spare engines, spare parts and aircraft, respectively. The collateral securing the GE Secured Notes also secures Delta’s obligations under an amended and restated payment and indemnity agreement (the “P&I Agreement”), 12 leases for CRJ-200 aircraft that were entered into prior to the Petition Date (the “Pre-Petition CRJ-200 Leases”), leases entered into or to be entered into after the Petition Date of up to an additional 15 CRJ-200 aircraft (the “Post-Petition CRJ-200 Leases”) pursuant to certain put rights (the “GE Put Rights”) and the GE Put Rights. Delta also has an irrevocable, direct pay letter of credit facility provided by GE originally totaling approximately $403 million, with $16.5 million currently drawn and $386.5 million still available to back Delta’s obligations with respect to outstanding principal amounts of certain municipal bonds. Delta is obligated pursuant to a reimbursement agreement (the “GE Reimbursement Agreement”) to reimburse GE for drawings under such letter of credit facility, and these reimbursement obligations are also secured by aircraft and other Collateral.

c.	Secured Aircraft-Related Debt

As of the Effective Date, the Reorganized Debtors expect to have in place a significant number of secured aircraft-related financing arrangements, with installments due from 2007 to 2023. On the Effective Date, approximately $4.8 billion in aircraft-related debt will be outstanding and secured by aircraft. This amount includes an outstanding principal amount of $1.1 billion in various issuances of private aircraft-backed mortgage debt and $3.8 billion in enhanced equipment trust certificates (“EETCs”).

d.	Municipal Bonds

As of the Effective Date, Reorganized Delta expects to have a total of approximately $558 million principal amount of special facilities revenue bonds due through 2035 that were issued to finance the acquisition and construction of certain facilities in Atlanta, Chicago, Los Angeles and certain other locations ($263 million of which would be classified as obligations under operating leases).

e.	Unsecured Debt

In connection with the Plan, Reorganized Delta expects to issue senior unsecured notes with an aggregate principal amount of up to $875 million. The New Delta ALPA Notes will be senior unsecured notes with an aggregate principal amount of up to $650 million that will be issued as set forth in and pursuant to the terms of the Bankruptcy Restructuring Agreement Delta entered into with ALPA. However, pursuant to the terms of the Bankruptcy Restructuring Agreement, Reorganized Delta may elect to distribute to the Initial Holder (as defined in the Bankruptcy Restructuring Agreement) Cash in lieu of all or any portion of the New Delta ALPA Notes. The New Delta PBGC Notes are senior unsecured notes with an aggregate principal amount of up to $225 million that will be issued as set forth in and pursuant to the terms of the PBGC Settlement Agreement. However, pursuant to the PBGC Settlement Agreement, Reorganized Delta retains the right to distribute to PBGC Cash in lieu of all or any portion of the New Delta PBGC Notes, and will be obligated to do so on a pro rata basis if it exercises its similar right with respect to the ALPA Notes. See Section 4.3(h)(2) for more information regarding the New Delta ALPA Notes and Section 4.3(j) for more information regarding the New Delta PBGC Notes.

Section 2.5    Additional Information and Historical Financials

Additional information concerning the Debtors’ business operations and Delta’s financial results are set forth in Delta’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. These filings are available on the SEC’s website at www.sec.gov or on Delta’s website at www.delta.com.

ARTICLE 3
THE DEBTORS AND EVENTS LEADING UP TO THE CHAPTER 11 CASES

Section 3.1    The Debtors

The Debtors consist of Delta and most of its direct and indirect U.S. subsidiaries. The chart below depicts the corporate structure, as of the date of this Disclosure Statement, of Delta and its subsidiaries that are Debtors. The descriptions of Delta’s business in Section 2.1 of this Disclosure Statement and of each of Delta’s subsidiaries and their respective businesses below the chart do not give effect to any changes in the corporate structure of the Debtors that will be made in connection with or under the Plan.

A brief description of the specific operations of each of the subsidiaries of Delta that are Debtors follows:

•	ASA Holdings is the former parent of ASA, which ASA Holdings sold to SkyWest on September 7, 2006.

•	Comair Holdings is the holding company that owns Comair and Comair Services.

•	Comair is engaged in the business of transportation by air of passengers and freight using regional jets.

•	Comair Services manages businesses involving air transportation and air vehicles. Comair Services owns Delta AirElite Business Jets and Delta Connection Academy.

•	Crown Rooms holds liquor licenses for serving alcoholic beverages in certain Delta Crown Room Clubs.

•	DAL Aircraft Trading has no current operations and has been maintained for business planning purposes.

•	DAL Global Services provides administrative staffing, aviation, training and commercial services to Delta and other companies.

•
DAL Moscow is the holding company for Delta Aeroflot Travel Enterprises (“DATE”), a Russian company of which DAL Moscow owns 50%. DATE’s purpose is to perform and/or facilitate various travel, tourism and aviation-industry-related services and to perform and/or facilitate airport ground services for passengers and airlines in the Russian Federation.

•
Delta AirElite Business Jets offers on-demand private jet charter and aircraft management services operating under Federal Aviation Regulation Part 135. Delta AirElite Business Jets also offers a pre-paid membership program called “Fleet Membership,” which offers blocks of occupied flight time in the member’s choice of aircraft size.

•	Delta Benefits Management manages certain workers’ compensation and post-retirement benefits liabilities of Delta.

•	Delta Connection Academy operates a flight school that produces pilot candidates for the commercial aviation industry.

•	Delta Corporate Identity holds Delta’s trademarks and other intellectual property rights.

•	Delta Loyalty Management Services operates Delta’s customer loyalty program, the SkyMiles program.

•	Delta Technology provides information technology services to Delta.

•	Delta Ventures currently has no operations.

•
Epsilon Trading buys and sells jet fuel and provides related fuel services to Delta, Delta Connection carriers and other airlines. Epsilon Trading assists Delta in meeting its jet fuel inventory requirements.

•	Kappa Capital Management facilitates cash management and acts as an investment manager to Delta and its subsidiaries.

•
Song formerly operated as a low fare airline brand for Delta with its principal base of operations in New York. Its operations have been merged with those of Delta, and Song currently has no operations.

Section 3.2    Pre-Petition Capital Structure of the Debtors

a.	Delta Stock

On the Petition Date, Delta had 900,000,000 authorized shares of common stock, $0.01 par value, of which 202,081,648 shares were outstanding, and 20,000,000 authorized shares of preferred stock, of which 4,685,993 shares of Series B ESOP Convertible Preferred Stock (“ESOP Preferred Stock”)8  were outstanding. As of the Petition Date, except for a minority interest in Delta Benefits Management held by Aon Group, Inc.,9  all Debtors other than Delta were directly or indirectly wholly-owned by Delta.

b.	Options and Other Securities with Values Keyed to Common Stock

On the Petition Date, Delta had outstanding certain convertible securities that, in the aggregate, granted to holders of those securities the right to acquire approximately 140,000,000 shares of common stock.

c.	Secured Debt

The Debtors had approximately $7.8 billion principal amount of secured debt outstanding on the Petition Date, including the following:

8The Delta Family Care Savings Plan (the “Savings Plan”) contained an employee stock ownership plan (“ESOP”) feature. Prior to the Petition Date, Delta generally made contributions to the Savings Plan for non-pilots and pilots by allocating its ESOP Preferred Stock, common stock or cash to the Savings Plan. When the ESOP was adopted in 1989, Delta sold approximately 7 million shares of ESOP Preferred Stock to the Savings Plan. Under the terms of the ESOP, shares of ESOP Preferred Stock were allocated over time to participants’ accounts. After the Petition Date, the unallocated ESOP Preferred Stock was allocated to participants, and all ESOP Preferred Stock was distributed to participants in the Savings Plan. In connection with the distribution, the ESOP Preferred Stock was automatically converted to common stock.

9 In connection with Delta’s implementation of a liability management strategy pre-petition, Aon Group, Inc. acquired an approximately 10% interest in Delta Benefits Management. This interest will be Reinstated in order to minimize the risk of certain adverse tax consequences to the Debtors.

1.	GE and American Express Credit Facilities

During the December 2004 quarter, Delta entered into an agreement to borrow up to $630 million principal amount from a syndicate of financial institutions for which GE acted as agent. This loan facility (the “GE Pre-Petition Facility”) consisted of a $330 million senior secured term loan and a $300 million senior secured revolving credit facility. The obligations under the GE Pre-Petition Facility were guaranteed by substantially all of Delta’s direct and indirect domestic subsidiaries and were secured by first or second liens on substantially all of Delta’s and the guarantor subsidiaries’ unencumbered assets (the “Pre-Petition Collateral”).

Also in the December 2004 quarter, Delta entered into a transaction with Amex pursuant to which, among other things, Amex made an advance purchase of $500 million of Delta SkyMiles (the “Amex Pre-Petition Facility”). The advance purchase was accomplished through two substantially identical supplements to two existing agreements between Amex and Delta, the Membership Rewards Agreement (the “MR Agreement”) and the Co-Branded Credit Card Agreement (the “Co-Branded Agreement”, the MR Agreement and the Co-Branded Agreement being sometimes referred to collectively as the “SkyMiles Agreements”). Delta’s obligations under the Amex Pre-Petition Facility, which also included all other obligations of Delta to Amex under the SkyMiles Agreements and the Airline Card Service Agreement (the “Card Service Agreement”) were guaranteed by the same Delta subsidiaries as the GE Pre-Petition Facility and were also secured by first and second liens on the Pre-Petition Collateral. However, pursuant to an intercreditor arrangement between Amex and GE (the “Pre-Petition Intercreditor Agreement”) it was agreed that, as between the parties, Amex would have (i) a senior lien on all of Delta’s right, title and interest in (A) the SkyMiles Agreements and (B) the SkyMiles program, including, subject to certain exceptions, any cash from the program, any agreements, accounts, trademarks, customer lists, other general intangibles, and any “goods,” “inventory” and “equipment” (as defined in the UCC) related to the SkyMiles program (the “Pre-Petition SkyMiles Collateral”) and (ii) a junior security interest on all other Pre-Petition Collateral (the “Pre-Petition Non-SkyMiles Collateral”).

The Amex Pre-Petition Facility also contemplated a possible future Delta chapter 11 filing by including an agreement by Delta to provide certain pre-negotiated treatment, including without limitation adequate protection, of Amex’s interests in the Pre-Petition Collateral and rights under the underlying business agreements between Amex and Delta.

The GE Pre-Petition Facility and the AMEX Pre-Petition Facility were subject to an intercreditor agreement that generally regulated the respective rights and priorities of the lenders under each of those facilities with respect to collateral and certain other matters.

As of the Petition Date, there were outstanding principal amounts of $475 million and $500 million, respectively, under the GE Pre-Petition Facility and the Amex Pre-Petition Facility. As of the Petition Date, accrued but unpaid interest of $1.28 million and $2.19 million were outstanding under the GE Pre-Petition Facility and Amex Pre-Petition Facility, respectively. These amounts were all paid off by the DIP Facility.

2.	Other GE Secured Debt

On the Petition Date, the principal amounts outstanding under the GE Secured Notes were $204.7 million, $296.7 million and $137.5 million. Delta also had irrevocable, direct-pay letters of credit issued by GE to back its obligations with respect to approximately $397 million principal amount of municipal bonds.

On the Petition Date, there was an aggregate of $10 million of accrued and unpaid interest on the GE Secured Notes.

d.	Secured Aircraft-Related Debt

As of the Petition Date, the Debtors were party to a significant number of secured aircraft-related financing agreements, with installments due from 2005 to 2023. As of the Petition Date, approximately $6.2 billion in aircraft-related debt was outstanding and secured by aircraft. This amount includes an outstanding principal amount of approximately $2.0 billion in various private aircraft-backed mortgage debt and approximately $4.3 billion in EETCs. On the Petition Date, there was $24.0 million of accrued and unpaid interest on the mortgages and $90 million of accrued and unpaid interest on the EETCs.

e.	Municipal Bonds

As of the Petition Date, a total of $1.8 billion principal amount of special facilities revenue bonds due through 2035 had been issued to finance the acquisition and construction of certain facilities in Boston, Cincinnati, Chicago, Dallas-Fort Worth, Atlanta, Salt Lake City, San Francisco, Los Angeles and certain other locations. As of the Petition Date, there was an aggregate of $18.7 million of accrued and unpaid interest on the municipal bonds.

f.	Unsecured Debt

As of the Petition Date, Delta had $3.7 billion principal amount of unsecured debt outstanding and $69.3 million of accrued and unpaid interest on the unsecured debt.

Section 3.3    Events Leading up to the Chapter 11 Cases

a.	Industry Overview - Fundamental and Permanent Change in the Industry

In the last several years, the airline industry has undergone fundamental and permanent changes, driven predominantly by a weak and changing revenue environment and significant cost pressures.

The changed revenue environment resulted from several factors including:

•
Growth and overcapacity in the industry: Growth of low-cost carriers has placed significant competitive pressure on legacy carriers and eroded the pricing power that legacy carriers had in the late 1990s. Much of low-cost carriers’ growth has occurred in the domestic market on routes serving major markets in the eastern United States. The growth of low-cost carriers combined with factors that reduced demand for air travel, primarily the terrorist attacks of September 11th, resulted in high capacity in the airline industry. The Debtors’ restructuring efforts described elsewhere in this Disclosure Statement have resulted in Delta restructuring its network to shift capacity to international markets without reducing service in domestic markets.

•
Price sensitivity of customers: The enhanced availability of fare information on the Internet has accelerated the change in air travel from a premium service to a commodity, providing fare transparency to passengers, who can quickly and easily compare fares (and flight schedules) offered by numerous airlines. In addition, high-yield business travel has sharply decreased as many business travelers appear to be shifting business trips to less-expensive, restricted fares. These changes in the business travel market appear to be permanent.

At the same time that the revenue environment was changing rapidly, the airline industry was facing significant cost pressures, most notably from:

•
Continually escalating fuel costs: An unprecedented increase in the price of jet fuel in the last four years has dramatically depressed airline industry profits. By way of example, Delta’s average fuel price per gallon, net of hedging activities, increased from $0.67 in 2002 to $0.82 in 2003 to $1.16 in 2004 to $1.71 in 2005 and to $2.05 during the first nine months of 2006. As a result, Delta’s fuel expense, not including the effect of fuel costs on contract carrier expenses, increased from approximately $1.7 billion in 2002 to approximately $4.3 billion in 2005, while total consumption in 2002 was higher than total consumption in 2005.

•
The financial impact of the terrorist attacks of September 11th, 2001, along with increased post-September 11th security and related costs: Airline-specific taxes and fees have increased costs for the industry as a whole. Enhanced security measures instituted after September 11th, security fees imposed on passengers and other taxes are a significant burden on the industry.

In short, these increased cost pressures, in combination with the depressed revenue environment, have had a profound effect on the airline industry.

As a result of this environment, Delta’s net losses (excluding special and reorganization items) from January 1, 2001 through December 31, 2005 totaled approximately $7.5 billion. Driven by the inability to generate sufficient cash flow, Delta was forced to fund these losses with substantial borrowings. As a result, Delta’s debt levels increased by $7.6 billion during this period. As described below, Delta responded to the competitive landscape with cost reductions and other strategic efforts from 2001 through 2005.

b.	Strategic Initiatives After September 11th

Even prior to the terrorist attacks of September 11, 2001, Delta began taking action to reduce its costs and improve its competitive performance through a series of strategic initiatives. However, Delta hastened this process after September 11th and instituted significant additional cost-saving measures in late 2001 - reducing its scheduled capacity by 16% and reducing staffing levels accordingly. In 2002, Delta eliminated travel agent base commissions for tickets sold in the United States and Canada, reduced contract work, inventory levels, advertising expenditures, passenger service expenses and professional fees. In total, during 2002, Delta cut costs by approximately $1 billion. However, despite these actions, Delta recorded a substantial loss in 2002.

c.	Delta’s Profit Improvement Initiative

In early 2003, Delta developed the Profit Improvement Initiative (“PII”), which was designed to lower Delta’s costs and increase its revenues by a total amount of $3 billion per year by 2006 over 2002 levels. PII included 17 different initiatives designed to improve profitability throughout Delta’s organization.

As part of PII, Delta focused on virtually every area within its control to reduce costs. In addition, capital investment was delayed or cancelled, and technological improvements were implemented. In 2003, as PII began to be phased in, Delta achieved $1.2 billion per year in benefits from PII, in addition to the cost saving measures initiated in late 2001.

d.	In the Fall of 2004, Delta Narrowly Avoided Filing For Chapter 11: The Transformation Plan

Despite the progress made under PII, a large portion of the benefits of PII were offset by increasing aircraft fuel prices, increasing pension expense and declining domestic passenger yields. At the end of 2003, Delta’s cost structure remained higher than many of its competitors. As a result, Delta began a strategic reassessment of its business.

The goal of this effort was to develop and implement a comprehensive and competitive business strategy, addressing the airline industry environment and Delta’s position within the industry. As a part of this project, Delta evaluated cost reduction targets and the actions it should take to achieve those targets, as well as ways to increase revenue. This project culminated in the development of the transformation plan that Delta announced in September 2004 (the “Transformation Plan”).

Even as Delta was undertaking its strategic review and the development of the Transformation Plan, Delta’s financial condition continued to deteriorate rapidly. In the first nine months of 2004, Delta’s operating losses totaled $1.05 billion and its cash and cash equivalents and short-term investments declined from $2.71 billion at December 31, 2003 to $1.45 billion at September 30, 2004. Because of these conditions, Delta was forced to make preparations for a possible chapter 11 filing.

Delta was able to avert bankruptcy in 2004 because, in November 2004, Delta reached a number of agreements that were essential components of the out-of-court restructuring contemplated by the Transformation Plan. Most significantly, Delta and its pilots entered into an agreement that would provide Delta with $1 billion in long-term, annual cost savings through a combination of changes in wages, pension and other benefits and work rules. The agreement included a 32.5% reduction in base pay rates and certain benefit changes, such as reductions in vacation pay and increased cost sharing with respect to medical benefits, amendment of the defined benefit pension plan to stop service accrual and the establishment of a defined contribution pension plan.

Delta also implemented substantial pay, benefit and job reductions for all other employees that, in combination with the pilot agreement, permitted Delta to obtain the remaining cornerstones of the out-of-court restructuring outlined in the Transformation Plan. In the December 2004 quarter, Delta entered into the GE Pre-Petition Facility and the Amex Pre-Petition Facility, which together provided $1.13 billion in incremental liquidity. Also in the December 2004 quarter, Delta exchanged approximately (i) $237 million of secured debt due in 2005 and 2006 for newly issued secured debt with a higher interest rate and a later maturity and (ii) $135 million of unsecured 7.7% notes due in 2005 for a like principal amount of newly-issued unsecured 8% notes due in 2007 and approximately 5.5 million shares of common stock. Delta likewise completed agreements to defer $112 million in debt obligations, due in 2004 through 2006, to later years.

Overall, Delta’s Transformation Plan was designed to deliver approximately $5 billion in annual financial benefits by the end of 2006 (as compared to 2002). In addition to initiatives already being implemented as the result of the PII, key components of the Transformation Plan included (i) non-pilot operational improvements, such as dehubbing Delta’s Dallas-Fort Worth operations, redesigning operations at its Atlanta hub, reducing the non-pilot workforce and reducing pay and benefits for non-pilot employees, (ii) the pilot cost reductions embodied in the agreement that Delta and its pilots reached in November 2004 and (iii) concessions from aircraft lessors, creditors and other vendors. By the end of 2004, Delta had achieved approximately $2.3 billon of the $5 billion in targeted benefits under PII and was on track to implement initiatives to achieve the remaining $2.7 billion in targeted benefits under the Transformation Plan.

e.	Delta Took Significant Steps to Preserve its Liquidity

Because of significant liquidity pressures in early 2005, Delta took actions beyond the initiatives contemplated in its Transformation Plan in order to increase its liquidity.

First, in June 2005, Delta renegotiated certain terms in the GE Pre-Petition Facility and the Amex Pre-Petition Facility. The original agreements included a covenant requiring Delta to meet certain earnings levels. If Delta had not been able to renegotiate the covenant, the repayment of the loans may have been accelerated, which would have created a liquidity crisis.

Second, Delta agreed in mid-August 2005 to sell its indirect wholly-owned subsidiary, ASA, to SkyWest for $425 million and negotiated the return of $50 million in advance deposits from an aircraft supplier.

f.         Delta’s High Cost of Fuel, its Heavy Debt Burden, its Pension Obligations, the Weakened Industry Revenue Environment and New Credit Card Reserves Outpaced Delta’s Transformation Plan Achievements

Despite the progress that Delta was making under its Transformation Plan and the additional liquidity actions it took in 2005, various factors beyond Delta’s control substantially outpaced these benefits and deprived Delta of the liquidity and the time needed to address those underlying issues. These factors included unpredicted and extraordinarily high aircraft fuel prices, other cost pressures, continued low passenger mile yields and cash reserves instituted for the first time by its credit card processors.

1.	The High Cost of Fuel

As of June 30, 2005, Delta was on target to meet its goal of $5 billion in annual financial benefits by the end of 2006 (as compared to 2002) under the Transformation Plan. Nonetheless, fuel costs rising at unpredicted and extraordinarily high rates substantially outpaced these benefits.

On January 3, 2005, the price of crude oil on the spot market was $42.12 per barrel. On August 30, 2005, the crude oil price closed at $69.81 per barrel, a 66% increase. Similarly, the “crack spread,” or the incremental charge by refineries of jet fuel over the cost of crude oil, soared.

The high cost of fuel was the primary driver of Delta’s steadily eroding cash position during 2005. In the eight months ended August 31, 2005, Delta’s cash and cash equivalents and short-term investments fell by 33%, from $1.8 billion to $1.2 billion.

2.	Delta’s Heavy Debt Burden

Delta’s substantial losses from 2001 through 2004 forced it to incur a significant amount of indebtedness and other obligations during that period. As of June 30, 2005, Delta had approximately $14.1 billion of total indebtedness, including capital lease obligations, as well as minimum rental commitments with a present value of approximately $6.4 billion under non-cancelable operating leases with initial or remaining terms in excess of one year.

3.	Delta’s Unfunded Pension Liability

As discussed further in Section 4.3(i) of this Disclosure Statement, Delta, like other legacy carriers, sponsored tax qualified defined benefit plans for its employees. Benefits under these plans are generally based on an employee’s final average salary and years of service or, in some cases, a percentage of salary. Delta projected that it would have been required to contribute a substantial amount to its qualified defined benefit plans over the next several years if it had not filed for chapter 11 protection.

4.	Delta Needed to Improve Its Revenues

During the first part of 2005, downward pressure on Delta’s passenger mile yield continued. Although Delta’s revenue passenger miles, or traffic, rose 9% in the first six months of 2005, compared to the same period in 2004, passenger revenue increased only 5%, due to a 4% decrease in passenger mile yield on a year-over-year basis. For the June 2005 quarter, passenger mile yield declined 1% as compared to the same period in 2004.

5.	Delta’s VISA/MasterCard Processor Required a Cash Reserve

Prior to August 2005, Delta’s credit card processors had not required a holdback or cash reserve in connection with Delta’s credit card processing contracts. Delta’s contract for the processing of domestic VISA and MasterCard charges was scheduled to expire on August 29, 2005. On August 19, 2005, Delta and its existing VISA/MasterCard processor entered into an amendment to the current VISA/MasterCard processing contract to extend the term of that contract beyond its August 29, 2005 expiration date. The amendment (i) permitted Delta to extend the term of the processing contract for up to two months in order to allow time to negotiate a new processing contract and (ii) allowed the processor to establish a holdback for a specified percentage (beginning at 50%) of Delta’s VISA/MasterCard receivables for tickets sold beginning August 15, 2005, with the percentage of the holdback increasing based on the length of the extension of the processing contract.

At the time it entered into this amendment, Delta estimated that the VISA/MasterCard holdback as of October 31, 2005 would be approximately $625 million if it elected to extend the existing processing contract to that date. This amendment was entered into at a time when Delta’s cash and cash equivalents had declined substantially to $1.2 billion at August 31, 2005.

Therefore, the imposition of a cash reserve under the credit card processing agreement, in connection with the other factors described above, resulted in Delta’s liquidity declining to an unacceptably low level in early September 2005. In addition, Delta projected that, without the protections of chapter 11 and receipt of debtor-in-possession financing, Delta’s liquidity would have fallen to $244 million by December 31, 2005 and all available cash would have disappeared before January 31, 2006. As a result, while Delta was on schedule to achieve the targeted benefits under the Transformation Plan, the liquidity shortfall led to the determination that the Debtors could not continue to operate without the protections provided by chapter 11.

ARTICLE 4
THE CHAPTER 11 CASES AND CERTAIN SIGNIFICANT EVENTS AND INITIATIVES

On September 14, 2005, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The following is a general summary of the Chapter 11 Cases including, without limitation, a discussion of the Debtors’ restructuring and business initiatives since the commencement of the Chapter 11 Cases.

Section 4.1    Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor can reorganize its business for the benefit of itself, its Creditors and its interest holders. Chapter 11 also promotes equality of treatment for similarly situated Creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of that date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

Section 4.2    Restructuring Overview

a.	Fundamental Transformation

The Debtors’ reorganization in chapter 11 has involved a fundamental transformation of their business, rather than simply a balance sheet restructuring, like many other bankruptcies. Shortly after the Petition Date, the Debtors outlined a business plan intended to make Delta a simpler, more efficient and more customer focused airline with an improved financial condition. As part of the chapter 11 reorganization process, the Debtors sought $3 billion in annual financial improvements by the end of 2007. This $3 billion is in addition to the $5 billion in annual benefits that Delta is on schedule to achieve by the end of 2006 (as compared to 2002) under the Transformation Plan announced by Delta in 2004.

As of September 30, 2006, Delta had achieved 85% of the $3 billion goal, and had unrestricted cash and cash equivalents and short-term investments of $2.8 billion. At the same time, Delta has made great strides in customer service and product improvements, even as it has implemented the largest international expansion in its history, with more than 50 new international routes since 2005.

The Debtors’ debtors-in-possession financings were at the time in total the largest in U.S. history. In the days before the DIP Facility was to be finally approved, the financing was upsized by $200 million and the interest rates were reduced. Despite intervening increases in market interest rates since the DIP Facility was first negotiated, the interest rates on the DIP Facility have been further reduced from the original rates.

The progress the Debtors have made in their restructuring is reflected by increasing passenger unit revenue, which is increasing at a faster rate for Delta than for the rest of the industry. In addition, Delta achieved the lowest cost structure of network carriers during the third quarter and has continued to close the gap with low-cost carriers. For the first nine months of 2006, Delta led the industry in year-over-year operating income improvements at nearly $1.4 billion.

b.	Restructuring Business Plan

The $3 billion in annual financial improvements under the Debtor’s restructuring business plan is coming from (i) revenue and network productivity improvements, (ii) in-court restructuring initiatives and (iii) labor cost reductions. Some of the Debtors’ successes in each of these areas are described below:

1.	Revenue and Network Productivity Improvements

The Debtors’ business plan targets $1.1 billion in annual benefits through revenue and network productivity improvements. Key initiatives accomplished as part of the restructuring plan include:

•	simplifying Delta’s aircraft fleet, including retiring four types of aircraft;

•
right-sizing capacity to better meet customer demand, including utilizing smaller aircraft in domestic operations, which has resulted in a reduction of domestic mainline capacity by 15% to 20% as compared to 2005;

•
growing Delta’s international presence by shifting wide-body aircraft from domestic to international operations, resulting in an increase of approximately 20% in international capacity in 2006 as compared to 2005; and

•	increasing point-to-point flying and right-sizing and simplifying the Debtors’ domestic hubs to achieve a greater local traffic mix.

Delta has strengthened its domestic hubs and is continuing to increase international service as part of one of the world’s fastest global expansions. For example, Delta has added more than 50 new daily flights to 20 cities in 18 countries in Europe and other countries such as India and Israel, capitalizing on international gateways in Atlanta, which is the world’s largest hub, and JFK. In addition, Delta offers more than 600 weekly flights to 58 destinations in Latin America and the Caribbean. With the December 2006 schedule, Delta is the only U.S. carrier serving five continents nonstop from New York and, with the Delta Connection carriers, all 50 states.

To support these network changes, Delta will bolster its internationally-capable mainline fleet with 10 additional international-range 757 aircraft, scheduled for delivery between July and November 2007. Delta has received Bankruptcy Court approval to enter into leases for three additional international-range 757s. If such leases are entered into, Delta expects to take delivery of these aircraft in early 2008. On December 21, 2006, Delta also received Bankruptcy Court approval to enter into an agreement with Boeing that would convert orders for five 777-200ER aircraft to longer range 777-200LR aircraft. The agreement with Boeing would also include an order for 10 737-700 aircraft, which would provide Delta flexibility to fly domestic routes, as well as Latin American and Caribbean routes. As part of this arrangement, Delta has agreed to sell to two purchasers, immediately upon delivery, 38 future deliveries of Boeing 737-800 aircraft that were no longer required to meet Delta’s fleet plan.

2.	In-Court Restructuring Initiatives

The Debtors’ business plan targets $970 million in annual cost reductions through in-court initiatives such as debt restructurings, lease and facility restructurings, aircraft lease re-negotiations and rejections, vendor contract renegotiations and retiree healthcare benefit modifications. Many of these initiatives are described in greater detail in Section 4.3 of this Disclosure Statement. Some of the Debtors’ more notable accomplishments in these areas include:

•	restructuring the Debtors’ fleet by (i) retiring four older, less-efficient aircraft types and (ii) rejecting, returning or selling approximately 140 aircraft (as of October 31, 2006); and

•
making cost-saving progress on many airport and facility agreements, including a review of approximately 55 locations. Delta has rejected or restructured dozens of leases at airports, including Tampa, Dallas and Orlando.

3.	Labor Cost Reductions

The Debtors’ business plan targets $930 million of annual benefits through reduced employment costs. Plans for employee- and retiree-related cost savings are substantially complete. During the Chapter 11 Cases, Delta has:

•	reached an agreement with ALPA that will deliver $280 million in average annual benefits to Delta;

•	reached separate cost-saving agreements with two of Comair’s unions, the IBT and the IAM, with respect to necessary modifications to each of their Collective Bargaining Agreements;

•	obtained a favorable ruling under section 1113 of the Bankruptcy Code with respect to Comair’s third union, ALPA, as described in Section 4.3(h)(3) of this Disclosure Statement;

•
implemented plans designed to achieve more than $600 million per year in non-pilot employment cost reductions, together with an enhanced profit-sharing plan that will allow employees to share in Delta’s future success. This included the elimination of more than 1,000 administrative positions;

•
reached agreements with committees representing Delta’s retired pilots and retired ground and flight attendant employees that deliver $50 million in annual savings to the Debtors from changes to retiree health care benefit coverage, while maintaining a significant level of benefits for current retirees;

•
advocated successfully for pension reform legislation, culminating in the Pension Protection Act. As a result, Delta intends to preserve its defined benefit pension plan for active and retired ground and flight attendant employees;

•
met the financial requirements for a distress termination of the Delta Pilots Retirement Plan (the “Pilot Plan”), as determined by the Bankruptcy Court. Unfortunately, even with the Pension Protection Act, Delta will not be able to preserve the Pilot Plan, as the act provides no relief from the unaffordable costs arising out of the Pilot Plan’s lump sum feature; and

•	reached agreement with PBGC and the Creditors’ Committee to settle outstanding issues in connection with the termination of the Pilot Plan.

Section 4.3    Certain Significant Events and Initiatives During the Chapter 11 Cases

a.	Automatic Stay

The filing of the Debtors’ bankruptcy petitions on the Petition Date triggered the immediate imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined all collection efforts and actions by Creditors, the enforcement of Liens against property of the Debtors and both the commencement and the continuation of pre-petition litigation against the Debtors. With certain limited exceptions, the automatic stay remains in effect until the Effective Date of the Plan. Certain significant litigation involving the Debtors that was affected by the automatic stay is described below.

1.	September 11th Terrorist Attacks Litigation

Delta is a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. The plaintiffs in these actions are alleging that Delta and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Logan, Washington Dulles International Airport and Newark Liberty International Airport. These lawsuits, which are in their preliminary stages, generally seek unspecified damages, including punitive damages. Federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier. Because this litigation was subject to the automatic stay imposed by Delta’s chapter 11 proceedings, the plaintiffs in these lawsuits agreed to stipulations that limit their recovery of any judgment solely to available insurance coverage in exchange for Delta agreeing to lift the automatic stay. An order reflecting this stipulation has been entered by the Bankruptcy Court, so Delta’s exposure in these lawsuits is now limited to the deductible in Delta’s insurance policies.

2.	Delta Family-Care Savings Plan Litigation

On September 3, 2004, a retired Delta employee filed a class action complaint (amended on March 16, 2005) in the United States District Court for the Northern District of Georgia against Delta, certain current and former Delta officers and certain current and former Delta directors on behalf of himself and other participants in the Savings Plan. The amended complaint alleges that the defendants were fiduciaries of the Savings Plan and, as such, breached their fiduciary duties under ERISA to the plaintiff class by (i) allowing class members to direct their contributions under the Savings Plan to a fund invested in Delta common stock and (ii) continuing to hold Delta’s contributions to the Savings Plan in Delta’s common and preferred stock. The amended complaint seeks damages unspecified in amount, but equal to the total loss of value in the participants’ accounts from September 2000 through September 2004 from the investment in Delta stock. The defendants deny that there was any breach of fiduciary duty and moved to dismiss the complaint. The district court has stayed the action against Delta due to the bankruptcy filing and has granted the motion to dismiss filed by the individual defendants. The plaintiffs filed a motion appealing to the United States Court of Appeals for the Eleventh Circuit, the district court’s decision to dismiss the individual defendants but have voluntarily dismissed this appeal, pending resolution of the automatic stay of their claim against Delta.

On January 31, 2007, the Debtors objected to the Proofs of Claim filed in respect of this litigation, alleging that such Claims, if any, should be subordinated under section 510(b) of the Bankruptcy Code. The plaintiffs do not believe that their Claims should be subject to subordination. The resolution of the subordination issue raised by this objection will determine the classification under the Plan of such Claims.

b.	Post-Petition Financing

To continue business relationships with vendors, suppliers and customers, to address liquidity concerns and to satisfy other working capital needs, the Debtors entered into two post-petition financing facilities: the DIP Facility and the Amex Post-Petition Facility.

1.	Debtor-in-Possession Financing

On September 16, 2005, Delta entered into the DIP Facility to borrow up to $1.7 billion from a syndicate of lenders arranged by GE and Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), for which GE acted as administrative agent. On October 7, 2005, the DIP Facility was amended to increase to $1.9 billion the aggregate amount available to be borrowed thereunder. On March 27, 2006, the DIP Facility was amended and restated. The amendment and restatement reduced the interest rate on borrowings under the facility, but did not change the aggregate amount to be borrowed. The DIP Facility was further amended on August 31, 2006 to permit Delta to enter into a fuel inventory supply transaction and to make other technical amendments.

Upon entering into the DIP Facility, Delta applied part of the proceeds from the DIP Facility to (i) repay in full the $980 million principal amount outstanding under the GE Pre-Petition Facility and the Amex Pre-Petition Facility and (ii) prepay $50 million of the $350 million principal amount outstanding under the Amex Post-Petition Facility. The remainder of the proceeds have been available for the Debtors’ general corporate purposes during the Chapter 11 Cases.

The DIP Facility consists of a $600 million Term Loan A, a $700 million Term Loan B and a $600 million Term Loan C (collectively, the “DIP Loans”). The $600 million Term Loan A presently bears interest, at Delta’s option, at LIBOR plus 2.75% or an index rate plus 2.00%; the $700 million Term Loan B presently bears interest, at Delta’s option, at LIBOR plus 4.75% or an index rate plus 4.00%; and the $600 million Term Loan C presently bears interest, at Delta’s option, at LIBOR plus 7.50% or an index rate plus 6.75%. Each of the DIP Loans matures on the earlier of March 16, 2008 and the Effective Date.

The availability of funds under the Term Loan A is subject to a borrowing base calculation. If the outstanding amount of the Term Loan A at any time exceeds the borrowing base, Delta must immediately repay the Term Loan A or post cash collateral in an amount equal to the excess.

Delta may also request the issuance of up to $200 million in letters of credit under the DIP Facility, which amount must be fully cash collateralized at all times when such letters of credit are outstanding.

Delta’s obligations under the DIP Facility are guaranteed by substantially all of its domestic subsidiaries (the “Guarantors”). Delta is required to make certain mandatory repayments of the DIP Facility in the event that Delta sells certain assets, subject to certain exceptions. Delta may not re-borrow any portion of the DIP Facility that is repaid through either voluntary or mandatory prepayment.

The DIP Facility and the related guarantees are secured by first priority liens on substantially all of Delta’s and the Guarantors’ present and future assets (including assets that previously secured the GE Pre-Petition Facility) and by junior liens on certain of Delta’s and the Guarantors’ other assets (including certain accounts receivable and other assets subject to a first priority lien securing the Amex Post-Petition Facility described below), in each case subject to certain exceptions, including an exception for assets that are subject to financing agreements entitled to the benefits of section 1110 of the Bankruptcy Code, to the extent such financing agreements prohibit such liens.

2.	Financing Agreement with Amex

Prior to the Petition Date, Amex also had first and second priority security interests in the Pre-Petition Collateral.

Delta requested that Amex subordinate its security interest in the Pre-Petition Collateral to a total DIP Facility indebtedness that was $1.07 billion higher than the $630 million GE Pre-Petition Facility, even though the collateral available to secure the GE and Amex Post-Petition Facilities was substantially the same as the Pre-Petition Collateral. Amex’s consent to this additional subordination against its lien on the Pre-Petition Non-SkyMiles Collateral was conditioned, among other things, on (i) repayment of the Amex Pre-Petition Facility of $500 million, with Amex agreeing to relend the sum of $350 million as a Chapter 11 financing (the “Bankruptcy Loan”) on terms analogous to the Amex Pre-Petition Facility, which meant, among other things, that the Bankruptcy Loan would amortize on a monthly basis during a 17- month period commencing July 2006, (ii) assumption of the Co-Brand Agreement, the MR Agreement, Card Service Agreement, the Purchasing Card Agreement and the Corporate Card Agreement (each of the foregoing agreements as defined in the Amex Agreements Assumption Order; together, the “Amex Agreements”), The Crown Room Club Agreement and The Super Premium Card Partner Agreement and (iii) any obligations under the Amex Agreements becoming entitled to treatment as obligations under the Amex DIP Facility, secured by the liens. (As noted below, when the amount of the proposed DIP Facility was subsequently raised to $1.9 billion, in return for such further Amex consent, $50 million of the Bankruptcy Loan was repaid in inverse order of its amortization).

On September 16, 2005, Delta entered into an agreement with the Amex Entities pursuant to which Delta modified certain existing agreements with Amex, including the Amex Pre-Petition Facility (the “Modification Agreement”). At the hearing to consider Delta’s request for interim DIP financing, and in partial satisfaction of the Amex pre-conditions, the Bankruptcy Court approved Delta entering into the Modification Agreement and also approved the Amex Agreements Assumption Order.

In accordance with the Modification Agreement, on September 16, 2005, Delta used a portion of the proceeds of its initial borrowing under the Initial DIP Facility to repay the outstanding principal amount of $500 million, together with interest thereon, borrowed under the Amex Pre-Petition Facility. Simultaneously, Delta borrowed $350 million from Amex under the Amex Post-Petition Facility. On October 7, 2005, Amex consented to an amendment to the DIP Facility pursuant to which Amex agreed to subordinate to a GE DIP Facility of up to $1.9 billion as to the Non-SkyMiles Collateral in return for the previously described $50 million prepayment of the Bankruptcy Loan under the Amex Post-Petition Facility. Prior to March 27, 2006, the Bankruptcy Loan bore interest at a rate of LIBOR plus a margin of 10.25%. This rate has subsequently been decreased to LIBOR plus a margin of 8.75%.

Delta’s obligations under the Amex Post-Petition Facility are guaranteed by the Guarantors. The Amex Post-Petition Facility, including the Bankruptcy Loan and the obligations under the Amex Agreements, are secured by senior liens on substantially all of Delta’s and the Guarantors’ present and future assets (including assets that previously secured the Amex Pre-Petition Facility) and by junior liens on certain of Delta’s and the Guarantors’ other assets, in each case subject to certain exceptions, including an exception for assets that are subject to financing agreements entitled to the benefits of section 1110 of the Bankruptcy Code, to the extent such financing agreements prohibit such liens.

The DIP Facility and the Amex Post-Petition Facility are subject to an intercreditor agreement that regulates the respective rights and priorities of the lenders under each facility with respect to collateral and certain other matters.

c.	Description of Certain Significant First Day Motions and Orders

On the Petition Date, the Debtors filed numerous “first day” motions seeking various relief intended to ensure a seamless transition between the Debtors’ pre-petition and post-petition business operations and facilitate the smooth administration of the Chapter 11 Cases. The relief requested in these orders, among other things, allowed the Debtors to continue certain normal business activities that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code may have required prior Bankruptcy Court approval. Substantially all of the relief requested in the Debtors’ “first day” motions was granted by the Bankruptcy Court. These motions and orders are available for review at the Debtors’ case information website - www.deltadocket.com.

The orders entered pursuant to the Debtors’ “first day” motions authorized the Debtors to, among other things:

•	continue paying employee wages and certain associated benefits, including certain pre-petition amounts;

•	continue using the Debtors’ existing cash management system, bank accounts and business forms;

•	generally continue using the Debtors’ existing guidelines to invest cash;

•	continue honoring pre-petition obligations to customers and to Customer Programs;

•	establish procedures for utilities to request adequate assurance, pursuant to which the utilities were prohibited from discontinuing service except in certain circumstances;

•	pay sales and use taxes, transportation taxes, passenger facility charges and other similar government and airport charges;

•	pay pre-petition Claims of certain critical vendors;

•	pay all obligations pursuant to Foreign Agreements, including agreements with foreign vendors, service providers and governments;

•	assume Interline Agreements and similar agreements in the ordinary course of business;

•
apply pre-petition payments to pre-petition and post-petition obligations under fuel supply contracts; honor other fuel supply, pipeline and storage fuel contracts, into-plane service contracts and other fuel service arrangements; and continue to participate in fuel consortia; and

•	retain the Debtors’ Professionals.

d.	Appointment of Unsecured Creditors’ Committee

On September 28, 2005, the United States Trustee for the Southern District of New York appointed the Creditors’ Committee. The members of the Creditors’ Committee include: ALPA, Bank of New York, Boeing Capital Corporation, the Coca-Cola Company, Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund, PBGC, Pratt & Whitney and U.S. Bank National Association and U.S. Bank Trust National Association.10  In addition, Kenton County Aircraft Board and Hartsfield-Jackson Atlanta International Airport are ex-officio members of the Creditors’ Committee. The Creditors’ Committee retained Akin Gump Strauss Hauer & Feld LLP as its legal advisor and Houlihan Lokey Howard & Zukin Capital and Mesirow Financial Consulting LLC as its financial advisors.

Since the formation of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the Chapter 11 Cases. The Debtors have regularly informed the Creditors’ Committee about the Debtors’ business operations and have sought the concurrence of the Creditors’ Committee to the extent its constituency would be affected by proposed actions and transactions outside the ordinary course of the Debtors’ businesses. The Creditors’ Committee has participated actively with the Debtors’ management and professional advisors in reviewing the Debtors’ business plans and operations.

e.	Appointment of Fee Committee

On April 17, 2006, the United States Trustee for the Southern District of New York filed a motion requesting the appointment of an examiner to “manage choices” with respect to the use of professional services in the Chapter 11 Cases (the “Fee Examiner Motion”). The Debtors and the Creditors’ Committee filed a joint objection to the Fee Examiner Motion and argued that a committee (the “Fee Committee”) comprised of representatives from the Debtors, the Creditors’ Committee and the United States Trustee would be preferable to assist in the review of professional fees.

After holding a hearing on this matter on June 5, 2006, the Bankruptcy Court entered an order denying the Fee Examiner Motion. Thereafter, the Debtors, the Creditors’ Committee and the United States Trustee worked together to finalize proposed procedures regarding the formation and operation of the Fee Committee to review the fees of the various professionals retained in the Chapter 11 Cases (the “Protocol”). On July 21, 2006, the Debtors and the Creditors’ Committee filed a joint motion to approve and implement the Protocol, and the Bankruptcy Court entered an order approving the Protocol on August 15, 2006. The Protocol provides for the creation of the Fee Committee, which consists of representatives of the Debtors, the Creditors’ Committee and the United States Trustee.

10  The United States Trustee also initially appointed MacKay Shields, LLC to the Creditors’ Committee. On February 10, 2006, the United States Trustee filed a notice [Docket No. 2081] stating that MacKay Shields, LLC would be replaced on the Creditors’ Committee by Main Stay High Yield Corporate Bond Fund, which subsequently resigned from the Creditors’ Committee on January 31, 2007.

f.	Requests for a Separate Creditors’ Committee for Comair

In June 2006, the union representing Comair’s flight attendants, the IBT, sought the appointment of an official Comair-only committee of unsecured creditors. The IBT alleged, among other things, that conflicts existed between Delta and Comair (based upon, among other things, the existence of a significant loan from Comair to Delta) and that those alleged conflicts required the appointment of a separate committee. Both the Debtors and the Creditors’ Committee opposed the application and stated that the existing Creditors’ Committee adequately represented the creditors of both Delta and Comair. In July 2006, the United States Trustee denied the IBT’s request.

On January 4, 2007, ING Bank N.V. (“ING”) on behalf of itself and with the support of certain other Comair Creditors (the “Supporting Comair Creditors”11 ) pursued a new request for the appointment of a separate official creditors’ committee for the Comair estate. This request was set forth in a letter to the United States Trustee. In the letter, it was claimed that a separate committee was required because Delta and Comair allegedly possess conflicting interests. Specifically, the letter alleged that a separate committee was required in order to (i) explore potential diversification opportunities for Comair, (ii) investigate whether the transfer of certain aircraft to SkyWest following the request for proposal (“RFP”) was in the best interest of the Comair estate, (iii) investigate the $517 million loan owing from Delta to Comair and (iv) investigate the US Airways Proposal and the differing interests of Comair and Delta with respect to such proposal.

The Debtors and the Creditors’ Committee opposed the application and stated that the existing Creditors’ Committee adequately represented the creditors of both Delta and Comair. Moreover, in response to the request set forth above, the Debtors stated that (i) Delta and Comair had identical interests with respect to diversification opportunities for Comair, a prerequisite for which was Comair obtaining a competitive cost structure, (ii) the leasing of certain regional jets to SkyWest following the RFP benefited Comair by removing from its operations fleet aircraft for which it no longer had any use, (iii) the recoveries of the Creditors of the Comair Debtors under the Plan would be based, in part, on the $517 million intercompany loan having a recovery value as if it were held by a third party and (iv) Delta and ING appear to be in agreement that the US Airways Proposal was not in the best interest of creditors. On January 17, 2007, the United States Trustee denied the request. Although US Airways had, on January 10, 2007, announced the Revised US Airways Proposal and Delta had not yet responded to it, the Debtors concluded that the mere existence of an unsolicited merger proposal did not warrant a separate Comair-only committee.

11  The Supporting Comair Creditors consist of Export Development Canada, DVB Bank AG, Bayerische Landesbank, West LB AG, New York Branch, Halifax PLC, Rabobank, Comerica Leasing Corp., and Mellon Leasing Corp.

ING and certain other Supporting Comair Creditors have requested a meeting with representatives of the Debtors to obtain further information about the issues underlying the request and have advised the Debtors that, depending upon the results of such meeting, they may pursue the appointment of a separate Comair-only committee before the Bankruptcy Court.

g.	Protection of Net Operating Losses

Under U.S. federal income tax law, a corporation is generally permitted to deduct from taxable income net operating losses, or NOLs, carried forward from certain prior years. Delta had NOLs of approximately $8 billion as of September 30, 2006, substantially all of which do not begin to expire until 2022. Delta’s ability to deduct NOLs could be subject to a significant limitation if it were to undergo an “ownership change” for purposes of section 382 of the Internal Revenue Code during or as a result of the Chapter 11 Cases.

On December 19, 2005, the Bankruptcy Court issued a final order to assist Delta in preserving its NOLs (the “NOL Order”). The NOL Order provides for certain notice and hearing procedures regarding trading in Delta’s common stock. It also provides a mechanism by which certain holders of Claims may be required to sell some of their holdings in connection with implementation of a plan of reorganization.

Under the NOL Order, any person or entity that (i) is a Substantial Equityholder (as defined below) and intends to purchase or sell or otherwise acquire or dispose of Tax Ownership (as defined in the NOL Order) of any shares of Delta’s common stock or (ii) may become a Substantial Equityholder as a result of the purchase or other acquisition of Tax Ownership of shares of Delta’s common stock must provide advance notice of the proposed transaction to the Bankruptcy Court, to Delta and to the Creditors’ Committee. A “Substantial Equityholder” is any person or entity that has Tax Ownership of at least nine million shares of Delta’s common stock, and the Savings Plan, irrespective of the number of shares of Delta’s common stock of which it has Tax Ownership. The proposed transaction may not be consummated unless written approval is received from Delta within the 15-day period following Delta’s receipt of the notice. A transaction entered into in violation of these procedures would be void as a violation of the automatic stay under section 362 of the Bankruptcy Code and might subject the participant to other sanctions. The NOL Order also requires that each Substantial Equityholder file with the Bankruptcy Court and serve on Delta a notice identifying itself. Failure to comply with this requirement also may result in the imposition of sanctions.

Under the NOL Order, any person or entity that (i) is a Substantial Claimholder (as defined below) and intends to purchase or otherwise acquire Tax Ownership of certain additional Claims against the Debtors or (ii) may become a Substantial Claimholder as a result of the purchase or other acquisition of Tax Ownership Claims against the Debtors, must serve on the Creditors’ Committee (and, in certain circumstances, Delta) a notice in which such Substantial Claimholder consents to the procedures set forth in the NOL Order. A “Substantial Claimholder” is any person or entity that has Tax Ownership of Claims against the Debtors equal to or exceeding $200 million (an amount that could be increased in the future). Under the NOL Order, Substantial Claimholders may be required to sell certain Claims against the Debtors if the Bankruptcy Court so orders in connection with the Debtors’ filing of any plan of reorganization. Other restrictions on trading in Claims may also become applicable pursuant to the NOL Order in connection with the filing of the Plan.

h.	Labor Cost Restructurings

1.	Delta Non-Pilot Labor Cost Restructuring

Prior to the Petition Date, Delta took a variety of steps to reduce non-pilot labor costs, including by modifying the Non-Pilot defined benefit pension plan, introducing substantial cost sharing initiatives with respect to healthcare benefits and substantially reducing a number of other benefits (including sick leave, accident leave, long-term disability coverage, vacation and future survivor income benefits). On January 1, 2005, Delta implemented a 10% across the board reduction in pay rates for non-pilots. On September 22, 2005, after the Petition Date, Delta announced additional pay reductions ranging from 7% to 25% for all non-pilot employees effective November 1, 2005. Delta also announced other cost saving measures affecting active non-pilot employees, including freezing their defined benefit pension plan, increasing health insurance premiums, deductibles, co-payments and prescription drug cost sharing, further reducing sick leave, eliminating accident leave banks, reducing vacation accruals and introducing a fee for flight benefits. These employees also experienced a near-complete loss of value of the ESOP preferred stock that Delta had contributed to their 401(k) accounts over the years. Between 2001 and the Petition Date, Delta has also eliminated approximately 25,000, or 38%, of mainline non-pilot jobs. The Debtors’ in-court restructuring business plan includes the elimination of 7,000 to 9,000 additional jobs system-wide by the end of 2007.

Delta’s officers and other management personnel have fully participated in Delta’s cost reduction initiatives. Between 2001 and the Petition Date, Delta eliminated 3,670, or approximately 40%, of management and administrative positions. Upon filing for bankruptcy, Delta eliminated all annual and long term incentive programs for executives, including any outstanding award opportunities. Delta’s officers and other management employees received a 10% pay cut effective January 1, 2005. Effective November 1, 2005, Delta’s non-officer management employees took a further 9% pay cut, while Delta’s officers took a 15% pay cut. The chief executive officer of Delta, Gerald Grinstein, took a 10% pay cut on January 1, 2005 and volunteered for an additional 25% cut effective November 1, 2005.

2.	Delta Pilot Labor Cost Restructuring

ALPA is the collective bargaining representative of Delta’s approximately 6,800 pilots. Delta was unable to reach a consensual agreement with ALPA in the fall of 2005 to amend its collective bargaining agreement in order to reduce Delta’s pilot labor costs. As a result, on November 1, 2005, Delta filed a motion with the Bankruptcy Court to reject the collective bargaining agreement pursuant to section 1113 of the Bankruptcy Code. Delta continued to negotiate with ALPA after filing the motion and, in April 2006, Delta and ALPA agreed to modify the collective bargaining agreement pursuant to the terms of the Bankruptcy Restructuring Agreement. The Bankruptcy Restructuring Agreement was approved by the Bankruptcy Court and ratified by Delta’s pilots on May 31, 2006. The amended and restated collective bargaining agreement, or Pilot Working Agreement, became effective as of June 1, 2006, and it becomes amendable on December 31, 2009.

The terms of the Bankruptcy Restructuring Agreement12  provide Delta with approximately $280 million in average annual pilot labor cost savings between June 1, 2006 and December 31, 2009 due to changes in pay rates, benefits and work rules. The agreement provides, among other things, that:

•
the 14% hourly pilot wage rate reduction, and other pilot pay and cost reductions equivalent to an approximately additional 1% hourly wage rate reduction, which became effective on December 15, 2005 under an interim agreement between Delta and ALPA, remain in effect, and annual pay rate increases will begin in January 2007;

•	ALPA would not oppose the termination of the Pilot Plan;

•	ALPA was granted the ALPA Claim;

•
in the event that the Pilot Plan is terminated, Delta will, within 120 calendar days after the Effective Date, issue for the benefit of pilots the New Delta ALPA Notes in an aggregate principal amount equal to $650 million with a term of up to 15 years and at an annual interest rate calculated to ensure that the New Delta ALPA Notes trade at par on the issuance date (the New Delta ALPA Notes are prepayable without penalty at any time and, at Delta’s option, Delta may replace all or a portion of the principal amount of New Delta ALPA Notes with cash prior to their issuance);

•	the Pilot Working Agreement, as amended by the Bankruptcy Restructuring Agreement, will be assumed effective as of the Effective Date;

•
eligible pilots will participate in a company-wide profit-sharing plan that will provide an aggregate payout of 15% of the Debtors’ annual pre-tax income (as defined in the Bankruptcy Restructuring Agreement) up to $1.5 billion and 20% of annual pre-tax income over $1.5 billion; and

•
Delta will not seek relief under section 1113 of the Bankruptcy Code during these Chapter 11 Cases with respect to the Pilot Working Agreement, as modified by the Bankruptcy Restructuring Agreement, except in certain limited circumstances.

12  This Disclosure Statement provides only a summary of the Bankruptcy Restructuring Agreement, entered by the Bankruptcy Court on May 31, 2006 [Docket No. 2647]. The Bankruptcy Restructuring Agreement, and not this Disclosure Statement, governs the terms and conditions agreed to by the parties thereto. Interested parties should consult the Bankruptcy Restructuring Agreement for a complete understanding of its terms.

On June 7, 2006, PBGC appealed the Bankruptcy Court’s order authorizing Delta to enter into the Bankruptcy Restructuring Agreement to the United States District Court for the Southern District of New York. However, on December 26, 2006, the appeal was withdrawn with prejudice in accordance with the PBGC Settlement Agreement.

It is anticipated that, at ALPA’s request, ALPA, Delta and a third party will enter into an agreement, pursuant to which Delta will facilitate the monetization by the third party of a portion of the ALPA Claim for the ultimate benefit of those Delta pilots who have requested that their allocation of the ALPA Claim be paid in cash.  Distributions in respect of the ALPA Claim with respect to the participating pilots would be made first through contributions to the accounts of the participating pilots under the Savings Plan, to the extent provided in the plan and to the maximum extent permitted by law, including the applicable contribution limits under the Internal Revenue Code, and otherwise directly to the individual pilots, in each case subject to any applicable federal, state or other withholding obligations. Additional information about this matter, if applicable, will be contained in a future Plan Supplement or revised Disclosure Statement.

3.	Comair Labor Cost Restructuring

Throughout the Chapter 11 Cases, Comair has been in negotiations with the unions that represent its flight attendants, maintenance employees and pilots to reduce the labor costs associated with each employee group. As described below, Comair has reached agreements with the IBT and the IAM, which represent Comair’s flight attendants and maintenance employees, respectively.

Because Comair was initially not able to reach a consensual agreement with the IBT, in February 2006, Comair filed a motion with the Bankruptcy Court to reject Comair’s collective bargaining agreement with the IBT. The Bankruptcy Court denied Comair’s motion in April 2006, holding that Comair was required to reduce the level of flight attendant cost reductions it was seeking. Comair subsequently reduced the level of flight attendant labor cost reductions it was seeking, but was still not able to reach an agreement with the IBT. In June 2006, Comair filed a renewed motion to reject its collective bargaining agreement with the IBT, which the Bankruptcy Court subsequently granted. The IBT appealed the Bankruptcy Court’s order to the U.S. District Court for the Southern District of New York. Additional negotiations did not result in a consensual agreement between Comair and the IBT. On October 9, 2006, Comair notified the IBT that Comair would implement, on November 15, 2006, the changes to the flight attendant collective bargaining agreement that were authorized by the Bankruptcy Court’s granting of the renewed motion. Comair also filed with the Bankruptcy Court on October 10, 2006 a motion to enjoin a strike or other job action by the IBT. Comair subsequently reached a tentative agreement with the IBT, which has been ratified by Comair’s flight attendants and approved by the Bankruptcy Court. The agreement’s effective date was December 31, 2006.

Earlier in 2006, Comair had reached agreements with the IAM and with ALPA, which represents Comair’s pilots, to reduce the labor cost of both of these employee groups. These agreements were, however, conditioned on Comair’s obtaining certain labor cost reductions under its collective bargaining agreement with the IBT. Because the Bankruptcy Court denied in April 2006 Comair’s motion to reject its collective bargaining agreement with the IBT, Comair reduced the amount of flight attendant cost reductions it sought from the IBT to a level below that required by the conditions in the agreements with the IAM and ALPA. As a result, Comair was required to renegotiate its cost reduction agreements with the IAM and ALPA.

On October 18, 2006, Comair reached an agreement with the IAM that has been approved by the Bankruptcy Court and is not conditioned on Comair’s reaching agreements with either the IBT or ALPA. Because Comair was not able to reach a consensual agreement with ALPA, on November 2, 2006, Comair filed a motion with the Bankruptcy Court under section 1113 of the Bankruptcy Code to reject Comair’s collective bargaining agreement with ALPA. The Bankruptcy Court issued a decision granting Comair’s motion on December 21, 2006 and issued an order authorizing rejection of the collective bargaining agreement on December 27, 2006. On December 26, 2006, ALPA filed a motion seeking a stay of the Bankruptcy Court’s decision. On December 28, 2006, ALPA appealed the decision to the United States District Court for the Southern District of New York. That appeal remains pending.

Following the Bankruptcy Court’s December 27, 2006 rejection order, Comair stated that it would implement changes to the Comair-ALPA collective bargaining agreement. ALPA stated that it would call a strike of the Comair pilots if Comair implemented such changes. Comair sought an injunction to prohibit a strike under those circumstances. ALPA opposed Comair’s attempt to enjoin a strike.

On December 28, 2006, Comair and ALPA entered into an agreement (the “Standstill Agreement”) whereby, among other things, Comair agreed not to implement certain changes to the Comair-ALPA collective bargaining agreement before February 2, 2007 and ALPA agreed not to seek to call a strike of Comair pilots before February 2, 2007. On February 1, 2007, the Bankruptcy Court heard additional oral argument with respect to Comair’s motion for an injunction. At this hearing, the Bankruptcy Court directed the parties to enter into a stipulation to extend the duration of the Standstill Agreement until February 9, 2007 and stated its intention to issue a decision  with respect to the request for an injunction by February 9, 2007. Comair and ALPA are, with the assistance of a mediator, continuing negotiations toward an agreement to reduce Comair’s pilot labor costs. The outcome of all of these matters cannot be predicted.

i.	Pension Restructuring

As of the Petition Date, Delta sponsored three tax-qualified defined benefit pension plans governed by ERISA and the Internal Revenue Code - two for pilot employees (the Pilot Plan and the Western Air Lines Inc. Pilots Defined Benefit Pension Plan (the “Western D Plan”)) and one for non-pilot employees (the “Delta Retirement Plan”). Delta also sponsored non-qualified defined benefit pension plans for both pilot and non-pilot employees designed to provide retirement benefits that would otherwise have been paid by Delta’s tax-qualified defined benefit plans but for limitations on such plans under the Internal Revenue Code.

After the Petition Date, the Debtors ceased making (i) funding contributions to the qualified defined benefit pension plans that were allocable to pre-petition service and (ii) any non-qualified benefit payments that were allocable to pre-petition service. During the pendency of the Chapter 11 Cases, benefit accruals under both the Pilot Plan and Delta Retirement Plan were frozen, meaning that no further pay or service related benefits accrued under those plans. Because future pilot retirements caused by a lump-sum option contained in the Pilot Plan (x) would likely have caused severe operational and financial disruptions and (y) would have precluded the Debtors’ emergence from chapter 11, the Debtors determined that the Pilot Plan had to be terminated. On June 19, 2006, the Pilot Plan administrator filed a Notice of Intent to Terminate the Pilot Plan effective September 2, 2006. On August 4, 2006, the Debtors moved for a Bankruptcy Court determination that the Debtors met the financial requirements for a distress termination under ERISA.

On September 5, 2006, the Bankruptcy Court entered an order finding that the financial criteria for distress termination of the Pilot Plan had been satisfied. On September 18, 2006, a group of retired Delta pilots appealed the Bankruptcy Court’s distress termination order to the United States District Court for the Southern District of New York. That appeal was denied on December 12, 2006. A later motion filed in Bankruptcy Court seeking either a stay or reconsideration of the Bankruptcy Court’s distress termination order was denied by the Bankruptcy Court on December 20, 2006.

Benefit accruals under the Western D Plan were frozen in 1987. As of this time, the Plan has not been terminated. In the PBGC Settlement Agreement, the Debtors agreed to effectuate a standard termination of this plan. This means that Delta will fund all benefits accrued under the Western D Plan as of the date of termination, most likely by purchasing annuities from a third-party annuity provider, who will thereafter be responsible for paying the accrued benefits. The Debtors expect this to cost less than $20 million.

Although the Delta Retirement Plan is currently underfunded, the alternative funding provisions contained in the Pension Protection Act will allow Delta to extend the time period to make its required contributions to that plan. This will significantly reduce the near-term payments that Delta would otherwise owe to the Delta Retirement Plan. Delta intends to continue to maintain the Delta Retirement Plan and pay the benefits that have accrued under that plan. As noted, however, the plan has been frozen, meaning that participants will not earn further benefits under the plan.

The Debtors will also terminate the pilot non-qualified defined benefit pension plans as of the effective date of the termination of the Pilot Plan, which Delta anticipates will be September 2, 2006. As a result, no further non-qualified benefits will be paid from those plans for either active or retired pilots. On June 2, 2006, the Bankruptcy Court entered a stipulation and consent order between the Debtors, the Creditors’ Committee and DP3, Inc. that, among other things, grants retired pilots certain Allowed administrative and unsecured pre-petition Claims totaling approximately $80 million in respect of non-qualified pension benefits for the period between the Petition Date and the effective date of the non-qualified pension plan termination. On December 15, 2006, the Bankruptcy Court approved a stipulation between the Debtors, the Creditors’ Committee and DP3, Inc. that, among other things, grants to retired pilots an additional estimated $719 million in Allowed unsecured pre-petition Claims for lost non-qualified pension benefits for the period on and after the effective date of the non-qualified pension plan termination. The non-qualified defined benefit plans for non-pilot employees will be rejected; provided, however, that Reorganized Delta may, in its sole discretion (but has no obligation to), honor the non-qualified welfare benefits that would be payable to survivors under such non-qualified plans.

The Debtors also maintain the Delta Pilots Defined Contribution Plan (the “Defined Contribution Plan”) that was established effective January 1, 2005. During the pendency of the Chapter 11 Cases, the employer contribution to the Defined Contribution Plan was changed to 9% of eligible annual earnings. Delta also maintains the Savings Plan, a defined contribution plan for all employees. Delta makes a contribution to this plan of 2% of eligible earnings for all pilot employees and up to 2% of eligible annual earnings for all other employees. In addition, Delta intends to implement a new defined contribution plan (or alternatively, an enhancement to the Savings Plan) for ground and flight attendant employees at or after emergence.

j.	Settlement with PBGC[13]

After intensive, good faith, arms-length negotiations, the Debtors and PBGC reached a comprehensive settlement on December 4, 2006, embodied in the PBGC Settlement Agreement, that consensually resolves virtually all issues between the Debtors and PBGC in respect of the proposed termination of the Pilot Plan. The PBGC Settlement Agreement contemplates that (i) PBGC staff will recommend that the Pilot Plan meets all requirements for a distress termination and (ii) following the approval of the termination, Delta and PBGC will enter into a termination and trustee agreement with respect to the Pilot Plan, establishing a September 2, 2006 termination date. Pursuant to the PBGC Settlement Agreement, PBGC will receive the PBGC Claim, an Allowed pre-petition, general, non-priority unsecured Claim against Delta and each of the other Debtors in the amount of $2.2 billion, although PBGC agreed to receive a single recovery on this Claim from Delta. Delta has also agreed that any plan of reorganization that it proposes will provide for the distribution to PBGC of the New Delta PBGC Notes, which will be $225 million in aggregate principal amount of senior unsecured notes with a term of up to 15 years and an annual interest rate calculated to ensure that the New Delta PBGC Notes trade at par on the issuance date (at Delta’s option, Delta may replace all or a portion of the principal amount of New Delta PBGC Notes with cash prior to their issuance, which Delta is required to do on a pro rata basis to the extent Delta replaces with cash all or a portion of the New Delta ALPA Notes).

13  This Disclosure Statement provides only a summary of the PBGC Settlement Agreement approved on December 20, 2006 [Docket No. 3949]. The PBGC Settlement Agreement, and not this Disclosure Statement, governs the terms and conditions agreed to by the parties thereto. Interested parties should consult the PBGC Settlement Agreement for a complete understanding of its terms. In the event of any inconsistency between this Disclosure Statement and the PBGC Settlement Agreement, the PBGC Settlement Agreement shall govern and this Disclosure Statement shall not be referenced to resolve interpretive disputes. Failure to describe in this Disclosure Statement or the Plan any provision of the PBGC Settlement Agreement shall not affect the enforceability of the PBGC Settlement Agreement.

The consideration granted to PBGC under the PBGC Settlement Agreement, including the New Delta PBGC Notes and PBGC Claim, is favorable to the Debtors and their stakeholders, due in large part to the highly uncertain issues surrounding the magnitude, priority and secured or unsecured status of PBGC’s Claims that were filed against each and every Debtor. If these issues were litigated, PBGC potentially could have ended up with Claims and recoveries far more extensive than those granted to PBGC under the PBGC Settlement Agreement, thereby greatly diluting the recoveries of each other Creditor. Specifically under ERISA, PBGC has Claims against all of Delta’s Debtors and Non-Debtor affiliates and, absent the settlement, PBGC would be entitled to receive recoveries from each of the Debtors’ estates. The PBGC Settlement Agreement also provides the Debtors with certainty regarding the amount of PBGC’s Claims against the Debtors’ estates arising from the termination of the Pilot Plan. Without such certainty, it would be difficult to determine the potentially overwhelming dilutive effect of such Claims, which would make it virtually impossible for Creditors to evaluate their recovery under any proposed plan of reorganization, and consequently Delta’s ability to confirm a plan of reorganization could be severely delayed. The PBGC Settlement Agreement is thus a significant achievement in the Debtors’ restructuring efforts.

Some of the other significant terms of the PBGC Settlement Agreement include: (i) as of the date the Debtors’ emerge from chapter 11, PBGC has agreed to irrevocably waive its rights to (A) restore the Pilot Plan in full or in part and (B) cease any activities undertaken to terminate the Pilot Plan in full or in part, (ii) Delta has agreed not to establish any new tax-qualified defined benefit plans for its pilots for a period of five years after the Debtors emerge from chapter 11, (iii) the parties will agree in good faith on trading and transfer restrictions in respect of the PBGC Claims and any securities distributed to PBGC under the Plan that are necessary to protect the Debtors’ NOLs, (iv) PBGC has agreed to immediately withdraw with prejudice its appeal of the order approving the Bankruptcy Restructuring Agreement, (v) Delta has agreed to (A) elect the alternative funding schedule under section 402(a)(1) of the Pension Protection Act with respect to the Delta Retirement Plan, (B) not seek a distress termination of the Delta Retirement Plan and (C) provide in the Plan that Delta shall continue the Delta Retirement Plan, in each case unless, in addition to satisfying the standards set forth in section 4041(c) of ERISA: (x) the Bankruptcy Court finds that such distress termination is required by certain “extraordinary circumstances,” (y) the Delta Pilot Pension Plan has not been terminated and trusteed by PBGC or (z) the Chapter 11 Cases are converted to chapter 7 or there is otherwise a liquidation of Delta, (vi) consistent with Delta’s previously stated intentions reached independent of the PBGC Settlement Agreement, Delta confirmed that it will make a contribution to the Delta Retirement Plan of not less than $50 million minus any amounts contributed to such plan subsequent to Delta’s election of Airline Relief under the Pension Protection Act and prior to the Debtors’ emergence from chapter 11, (vii) on or before the Debtors’ emergence from chapter 11, Delta has agreed to initiate a standard termination of the Western Airlines Inc. Pilots Defined Benefit Pension Plan, pursuant to section 4041(b) of ERISA and (viii) Delta has agreed to reimburse PBGC for certain professionals’ fees and expenses, up to a maximum of $7.5 million in the aggregate.

Furthermore, pursuant to the PBGC Settlement Agreement, Delta and PBGC have agreed to enter into a registration rights agreement on or prior to the Effective Date that provides, among other things, that in connection with the issuance of New Delta PBGC Notes and New Delta Common Stock to PBGC under the Plan, PBGC shall have the right to (a) require Delta on two occasions to file a shelf registration statement, each for a period not exceeding three years, (b) engage in an aggregate of three underwritten offerings and (c) piggyback on certain securities registrations by Delta on its own behalf or on behalf of other selling security holders. These registration rights terminate at the earlier of (x) in the case of demand registration rights, the 91st day after PBGC’s beneficial ownership of the then-outstanding New Delta Common Stock is first reduced to less than 10% of the outstanding New Delta Common Stock unless PBGC’s counsel delivers a reasoned opinion to the effect that PBGC continues to be an “affiliate” (as such term is used in context of the Securities Act) of Reorganized Delta, and in the case of piggyback registration rights, when PBGC’s beneficial ownership of the then-outstanding New Delta Common Stock is first reduced to less than 5% of the outstanding New Delta Common Stock and (y) six years after the Effective Date. These registration rights may be reinstated in certain circumstances but in all events terminate on the sixth anniversary of the Effective Date.

The PBGC Settlement Agreement was approved by the Bankruptcy Court on December 20, 2006.

k.	Appointment of Retiree Committees and Section 1114 Restructurings

As of the Petition Date, the Debtors had in excess of 25,000 retirees receiving medical and other benefits, and the Debtors’ financial obligations to fund such medical benefits were substantial. As part of its restructuring, the Debtors sought to reduce their obligations with respect to retiree medical benefits.

In response to motions filed by retiree groups, the Bankruptcy Court directed the appointment of two separate official retiree committees under section 1114 of the Bankruptcy Code, referred to herein as the Retiree Committees, one to serve as the authorized representative for non-pilot retirees and the other to serve as the authorized representative for pilot retirees.

On August 8 and 9, 2006, Delta and its advisors presented to the Retiree Committees a detailed proposal for healthcare benefit modifications. Commencing the week of September 11, 2006, Delta and the Retiree Committees met repeatedly for negotiation sessions and exchanged proposals and counterproposals for modifying the healthcare benefits of each committee’s respective constituencies. As a result of these negotiations, Delta reached agreements with both Retiree Committees that will allow it to reduce its overall retiree healthcare costs, while still maintaining a competitive and significant level of benefits for retirees. Pursuant to these agreements, Delta estimates that it will save approximately $50 million on an annual basis. The agreements with the Retiree Committees to modify retiree healthcare benefits were approved by the Bankruptcy Court on October 19, 2006.

l.	Employee Retention Initiatives

1.	Delta Technology Retention Plan and Severance Plan

From the Petition Date, Delta Technology, a subsidiary of Delta that provides critical technology systems and support to Delta’s core operations, experienced unprecedented attrition that, if not addressed, would have seriously impacted the Debtors’ ongoing operations. Accordingly, the Debtors, with the assistance of outside compensation consultants, worked extensively with the Creditors’ Committee and Delta Technology’s board of directors to formulate a retention program (the “Delta Technology Retention Plan”) and a severance program (the “Delta Technology Severance Plan”) in order to mitigate the operational risks and associated costs to the Debtors resulting from Delta Technology’s uncertain labor situation.

On February 6, 2006, the Bankruptcy Court approved the Delta Technology Retention Plan for certain critical employees of Delta Technology who provide essential technological support to Delta’s operations. The Delta Technology Retention Plan provides cash retention award payments that will encourage critical employees of Delta Technology to continue their employment with the Debtors during the period beginning on February 15, 2006 and continuing until March 15, 2007 or the end of a transition period following the completion of Delta Technology’s outsourcing project or other transfers of operations at Delta Technology. Participants in the Delta Technology Retention Plan are eligible for a retention award that is a percentage of base pay. No retention award or pro rata portion thereof is payable under the Delta Technology Retention Plan to a participant who incurs a termination of employment unless such termination is by Delta Technology as a result of an organizational or business change.

On February 6, 2006, the Bankruptcy Court also approved the Delta Technology Severance Plan. The Delta Technology Severance Plan provides Delta Technology’s employees at the level of director, principal or above with a severance program that provides a severance payment only in the event of the participant’s termination of employment by Delta Technology as a result of an organizational or business change. In the event of a qualifying termination of employment under the Delta Technology Severance Plan, an eligible participant will receive a severance payment that varies according to his or her employment level. Participants in the Delta Technology Severance Plan will also be eligible for certain travel privileges, medical and dental insurance premiums paid by Delta Technology during the severance period and up to six months of outplacement services.

2.	Delta Director and Officer Severance Plan

In the Debtors’ first day filings, Delta sought and received approval to continue past practices with regard to the severance rights of tens of thousands of the Debtors’ employees below the director and officer level. However, the Debtors did not seek to honor any severance rights for Delta’s directors and officers. Unlike other recent airline chapter 11 proceedings, Delta did not seek to implement a retention plan that would increase compensation or provide other affirmative incentives for its director-level employees and officers. Instead, following the Petition Date, the Debtors worked with the Personnel & Compensation Committee of the Delta Board and outside compensation consultants, to prepare the Delta Air Lines, Inc. Director and Officer Severance Plan (the “Delta Director and Officer Severance Plan”) in accordance with Delta’s long-standing pre-petition severance practice.

Participation in the Delta Director and Officer Severance Plan is limited to U.S.-payroll regular, full-time employees of Delta who are at the director level or above and officers of certain subsidiaries who are the equivalent level. Gerald Grinstein (Chief Executive Officer) and James Whitehurst (Chief Operating Officer) have declined to participate in the Delta Director and Officer Severance Plan and have declined severance protection.

Under the Delta Director and Officer Severance Plan, in the event of a qualifying termination of employment, an eligible participant will receive a cash severance payment that varies according to his or her employment level. Participants will also be eligible for certain medical and dental insurance premiums paid by Delta, continuation of basic life insurance, certain travel privileges and financial planning and outplacement services.

3.	Equity Compensation Plan Information

Delta concluded that all of its stock options and other stock-based awards would likely be worthless upon its emergence from chapter 11, since the underlying common stock would be cancelled and replaced by new equity during the emergence process. Accordingly, in March 2006, Delta filed with the Bankruptcy Court a motion to reject its outstanding stock options and other stock-based awards (other than a small number of outstanding stock options that were granted to employees and former employees in jurisdictions outside the United States) to avoid the administrative and other costs associated with its equity compensation plans. The Bankruptcy Court approved Delta’s motion and, effective March 31, 2006, all outstanding stock options and other stock based awards covered by the motion were rejected.

m.	Fleet Restructuring

The Debtors have undertaken a comprehensive refinancing process and fleet rationalization to reduce their aircraft lease and ownership costs to better reflect current market rates and to adjust the size of the Debtors’ fleets to more closely match their needs. A substantial portion of the cost savings targeted in the Debtors’ business plan has come from reductions in aircraft costs and fleet simplification. This process has involved intensive negotiations with Delta’s and Comair’s aircraft financing parties and various actions in accordance with the Bankruptcy Code.

1.	Fleet Reductions

Subject to Bankruptcy Court approval, the Bankruptcy Code permits an airline debtor to reject leases of leased aircraft equipment, abandon owned aircraft equipment or, alternatively, sell such owned aircraft equipment. To date, during these Chapter 11 Cases, Delta and Comair have rejected leases of, returned or sold approximately 143 aircraft. Delta has eliminated four aircraft types from its fleet. The Debtors believe that, by the Effective Date, they will operate a combined fleet of approximately 570 aircraft.14

During the Chapter 11 Cases, Delta and Comair have filed several motions to reject aircraft and engines. To date, the Debtors have rejected 66 aircraft. On the Petition Date, Delta filed motions related to the rejection of 40 aircraft and their associated engines. Delta and Comair subsequently filed motions to reject 26 additional aircraft. In each case, the Bankruptcy Court granted the Debtors’ motions to reject the leases and surrender or abandon the aircraft and engines.

Delta and Comair have sold, or are in the process of selling, certain aircraft that have become obsolete to their fleets. During the Chapter 11 Cases, Delta has sold 10 Boeing B767-200 and four Embraer EMB-120 aircraft. Three Boeing B767-200 aircraft remain subject to a purchase and sale agreement between Delta and ABX Air, Inc. and will be sold and delivered to ABX Air, Inc. prior to the end of 2007.

Delta has entered into contracts to sell certain aircraft to be delivered to it at a later date for which it has no need. Delta has contracted and received Bankruptcy Court approval to sell 10 Boeing B737-800 aircraft, which will be delivered in 2008 and 2009 to CIT Leasing Corporation. On December 21, 2006, Delta received Bankruptcy Court approval to sell 15 future Boeing B737-800 aircraft to Aviation Capital Group Corp. and 23 future Boeing B737-800 aircraft to Babcock & Brown Aviation Finance Limited from 2008 through 2010.

2.	Section 1110

In general, upon the filing of a chapter 11 bankruptcy petition, the automatic stay under section 362 of the Bankruptcy Code enjoins the enforcement of rights and remedies by a debtor’s Creditors. Section 1110 of the Bankruptcy Code operates as an exception to the automatic stay for certain types of leased or financed aircraft and aircraft equipment. Under this section, certain secured parties, lessors and conditional sales vendors may take possession of certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract pursuant to their agreement with the debtor. Section 1110 of the Bankruptcy Code provides that, unless a debtor agrees to perform under the agreement and cure all defaults other than defaults of a kind specified in section 365(b)(2) of the Bankruptcy Code within 60 calendar days after filing for bankruptcy, such financing party can take possession of such equipment.

14  Delta is still in the process of ongoing analysis of its fleet needs and has not yet determined the exact number and types of aircraft that will constitute its fleet post-emergence. Nothing in this Disclosure Statement constitutes a commitment as to the final number of rejections or abandonments that will occur during the fleet reduction process.

Section 1110 of the Bankruptcy Code effectively shortens the automatic stay period to 60 days with respect to section 1110 eligible aircraft, engines and related equipment, subject to the following two conditions. The debtor may elect, with court approval, to perform all of the obligations under the applicable financing and cure any defaults thereunder as required by the Bankruptcy Code (which does not preclude later rejecting any related lease) (a “Section 1110(a) Election”). Alternatively, the debtor may extend the 60-day period by agreement of the relevant financing party with court approval (a “Section 1110(b) Stipulation”). In the absence of either such arrangement, the financing party may take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment.

In these Chapter 11 Cases, the 60-day period under section 1110 of the Bankruptcy Code expired on November 15, 2005. The Debtors have made Section 1110(a) Elections with respect to 204 aircraft. The Debtors have also entered into, or reached agreements in principle to enter into, Section 1110(b) Stipulations with respect to approximately 309 aircraft. As to the remainder of the aircraft subject to section 1110 of the Bankruptcy Code, the automatic stay terminated on November 15, 2005, and as of such date, the related financing parties were able to exercise their remedies and take enforcement actions at their election.

3.	Delta Mainline – Key Restructurings

(i)	Ad Hoc Committee of Senior Secured Holders of Aircraft Debt

On February 15, 2006, the Bankruptcy Court approved a term sheet negotiated by Delta with a group of Creditors with respect to financing transactions for 88 mainline aircraft. Since that time, Delta and the Creditors’ Committee have been negotiating definitive agreements with these Creditors (the “Ad Hoc Committee”). These negotiations have been difficult, and Delta and the Creditors’ Committee believe that these Creditors are seeking to renegotiate numerous issues that were previously resolved in the term sheet approved by the Bankruptcy Court. The Ad Hoc Committee does not agree with that characterization. While Delta hopes to avoid further litigation, it may be necessary to resort to litigation to enforce the Bankruptcy Court’s February 15 order. While Delta believes that it has meritorious claims, at this time it is impossible to predict the outcome of any such litigation. If definitive agreements are executed in accordance with the February 15 order (either as a result of further negotiation or because the Bankruptcy Court compels these Creditors to comply with the order), approximately $200 million in annual savings would result for Delta over the next several years compared with Delta’s existing rent and debt service obligations for such aircraft.

To the extent that definitive agreements are executed (of which there can be no assurance), the term sheet would be implemented through a complex series of interlocking steps that are likely to differ from transaction to transaction. At the time that these Chapter 11 Cases were commenced, these 88 aircraft were financed through a variety of different financing transactions, including nine aircraft owned by Delta subject to mortgages, one aircraft financed through a private single-investor lease, 14 aircraft financed through private leveraged leases and 64 aircraft financed through public leveraged leases in the form of either equipment trust certificates or pass through trust certificates. Since the commencement of the Chapter 11 Cases, the debt outstanding with respect to certain of the aircraft initially subject to leveraged leases may have been purchased by the beneficial owners of such aircraft, essentially converting the financings for such aircraft from leveraged leases to single-investor leases. The number of such “debt-free” aircraft remains in flux.

The term sheet provides that the 88 aircraft will be leased to Delta pursuant to new leases that would provide the savings referred to above. The process for entering into the new leases will differ depending on the current financing structure and certain choices to be made by the parties to the pre-petition transactions, but such choices will not affect Delta’s obligations on the new leases and will not otherwise have any material consequences for Delta. The potential choices may include:

•
Pre-petition debt repaid. In transactions in which the pre-petition debt has been repaid the new leases will be single-investor leases with certain back-leveraging and transfer rights being held by the lessor.

•
Pre-petition debt outstanding-existing debt structure. In some cases, the parties to the pre-petition transactions may have the indenture trustee foreclose out the pre-petition equity interest, in which case the existing indenture trustee is expected to contribute the collateral to a new owner trust of which it would be the owner participant, for the benefit of the holders of the existing debt instruments, and the existing debt instruments would represent interests in the Collateral and all distributions and cash flow would be subject to the waterfall provisions governing the pre-petition debt instruments.

•
Pre-petition debt outstanding-new debt structure. In some cases after foreclosure as described above, the parties to certain of the pre-petition transactions may cause the new owner trust to be the maker of notes under a new indenture of which Delta would be the issuer and which would be securities of the debtor within the meaning of section 1145 of the Bankruptcy Code (the “New Aircraft Notes”); the New Aircraft Notes would be distributed to the holders of the pre-petition debt instruments in accordance with the waterfall provisions governing the pre-petition debt instruments, and the pre-petition debt instruments would remain outstanding as long as the indenture trustee held any collateral (such as the owner participant position in the new owner trust) or proceeds thereof. The amount of scheduled principal and interest on the New Aircraft Notes would be such that the basic rent under the new leases to Delta would be sufficient to pay them in full.

•
Pre-petition debt outstanding-new debt and equity structure. In addition to the new debt structure described above, the parties to certain of the pre-petition transactions may cause the indenture trustee’s owner participant position in the new owner trust to be transferred to another trust (the “Intermediate Trust”), and then distribute equity certificates reflecting interests in the Intermediate Trust to the holders of the existing debt instruments in accordance with the waterfall provisions governing such debt instruments. Such equity certificates would be salable, if there is any market for them, only to qualified institutional buyers (within the meaning of Rule 144A of the Securities Act) and other accredited investors (within the meaning of Rule 501(a)(1), (2), (3) and (7) under the Securities Act) and subject to certain other restrictions.

(ii)	Exchange Offer Aircraft

In October 2006, Delta refinanced its 9.5% Senior Secured Notes due 2008 (“Senior Notes”). In connection with the refinancing, Delta repaid $39 million principal amount of Senior Notes. The remaining $196 million principal amount of Senior Notes was refinanced by issuing $196 million principal amount of new notes (“New Notes”). The New Notes are due in installments through September 2012 and bear interest at a floating rate based on LIBOR plus a margin. The New Notes are secured by the same 32 aircraft as the Senior Notes.

4.	Comair - Key Restructurings

(i)	Export Development Canada

Comair and Export Development Canada (“EDC”) have entered into multiple stipulations extending the 60-day period under section 1110(b) of the Bankruptcy Code. EDC is prohibited from repossessing 10815  aircraft financed by EDC during the extended period, provided that Comair complies with the terms of such stipulations. In exchange for EDC extending the 60-day period, Comair has made payments to EDC that are to be applied to its interim payment obligations. Comair and EDC also entered into a stipulation that provided for the abandonment and return of 10 aircraft. One of these aircraft was returned in December 2006, five are scheduled to be returned by the end of 2006 and four are scheduled to be returned in January 2007.

Comair and EDC have made substantial progress in negotiating terms for the restructuring of the remaining 97 aircraft. Comair believes that it has reached an agreement in principle on many key economic terms and is hopeful of completing the negotiations in the near future. Once it concludes the negotiations, Comair will move expeditiously for Bankruptcy Court approval of such agreement. Payments are to be made by Comair for usage of the aircraft for the period beginning September 14, 2005 until the end of the Chapter 11 Cases (the “Interim Payments”), when definitive documents reflecting the restructured terms are to be entered into. The Interim Payments reflect the restructured rates that Comair will be required to pay in rent for leased aircraft or in principal and interest payments for mortgaged aircraft. Comair expects to receive substantial benefits due to the rejection and abandonment of the aircraft and due to cost savings resulting from the restructuring of lease rates, interest rates and maturity dates.

15  N431CA was also part of the group of 108 aircraft financed by EDC. This aircraft was involved in an accident on August 27, 2006 and was a total loss.

(ii)	Bombardier

In June 2006, Comair completed a comprehensive restructuring transaction with Bombardier, Inc. (“Bombardier”) related to several Bombardier CRJ aircraft. The transaction contains three significant elements: (1) Bombardier transferred certain mortgage notes to Comair related to 10 CRJ-200 aircraft mortgaged by Delta in exchange for a letter of credit of roughly equivalent value issued by Bombardier for the benefit of Comair being transferred to Bombardier, (2) Bombardier agreed to provide a portion of a monthly rent rebate for rent paid by Comair on 20 CRJ-100 aircraft (the “RJ Finco Aircraft”) and (3) Bombardier made a one-time payment of $10 million to Comair in satisfaction of certain other Bombardier obligations. In addition, Bombardier provided Comair with certain goods and services credits, conversion kits for the conversion of 40-seat aircraft to 50-seat aircraft and the development of a repair related to two Comair CRJ-200 aircraft. Comair also agreed to waive Bombardier’s residual value guarantee obligation provided for CRJ aircraft and to indemnify Bombardier for certain liabilities it may incur due to a Comair rejection of the RJ Finco Aircraft leases.

5.	Requests for Adequate Protection

Certain aircraft financing parties have filed motions with the Bankruptcy Court seeking adequate protection against the risk that their aircraft collateral could lose value while in the possession of, or while being used by, the Debtors. The Bankruptcy Court could determine that such parties are not adequately protected and that the Debtors must pay certain amounts, which could be material, in order to continue using the equipment.

The Debtors have entered into stipulations with several aircraft financing parties, pursuant to which the aircraft financing parties agreed to defer the filing of a motion seeking adequate protection and the Debtors agreed that such delay would not affect the right (if any) of these parties to adequate protection should they later file a motion.

6.	Future Acquisitions

Delta’s aircraft order commitments as of September 30, 2006 consisted of firm orders to purchase five B777-200ER aircraft and 50 B737-800 aircraft. This includes the 10 B737-800 aircraft that Delta has contracted and received Bankruptcy Court approval to sell to CIT Leasing Corporation. These sales will reduce Delta’s future commitments by approximately $370 million during the period October 2006 through December 31, 2007.

On December 21, 2006, the Bankruptcy Court approved Delta, Comair and various Boeing entities entering into a restructuring term sheet (the “Boeing Term Sheet”), pursuant to which, among other things, Delta and Boeing agree to amend certain aircraft purchase agreements that will enable Delta to acquire 10 B737-700 aircraft and convert five firm orders for B777-200ER aircraft to longer range B777-200LR aircraft. These aircraft are necessary for Delta’s future operations and business. In addition, the Boeing Term Sheet permits Delta to further reduce its purchase commitments for B737-800 aircraft through Boeing’s consent to the sale to Aviation Capital Group Corp. of 15 future B737-800 aircraft and to Babcock & Brown Aviation Finance Limited of 23 future B737-800 aircraft. Finally, the Boeing Term Sheet provides for (a) the assumption by Delta of various aircraft purchase agreements, including those amended thereby, (b) the release to Delta of approximately $112 million in funds held as collateral for obligations owed by Delta to certain Boeing entities and (c) the settlement of certain Claims of the Boeing entitles against Delta’s and Comair’s estates. Comair believes that the $18 million Unsecured Claim against it included in such settlement, which arose out of its rejection of certain aircraft leases, is an appropriate amount, considered independently of any other elements of the Boeing Term Sheet involving only Delta.

Subject to Bankruptcy Court approval, Delta and Bombardier Inc. have entered into a letter agreement (the “Bombardier LOI”), pursuant to which, among other things, Delta will purchase from Bombardier 30 new Bombardier Canadair Regional Jet Series 900 aircraft, with an option to purchase an additional 30 aircraft. The aircraft, which are 76-seat regional jets, will permit Delta to expand into new markets that it cannot now profitably serve and to upgrade markets being served with smaller aircraft. In addition, Bombardier has committed to provide, or cause to be provided, under certain conditions as set forth in the Bombardier LOI, firm backstop financing for Delta’s purchase of such aircraft. Finally, the Bombardier LOI provides for various fleet support arrangements with Bombardier, including training, maintenance and repair relating to the aircraft. Delta believes that these aircraft are beneficial to its current strategic fleet plans and that the Bombardier LOI provides sufficient flexibility if such strategic fleet plans change.

Delta has entered into agreements to lease 10 used Boeing B757-200ER aircraft from International Lease Finance Corporation. The aircraft are scheduled for delivery to Delta between July and November of 2007. Each aircraft will be leased for a period of 87 months from the scheduled date of delivery to Delta.

Delta has entered into a letter of intent to negotiate agreements to lease three used Boeing B757-200ER aircraft from PAI Aviation, Inc. or its affiliates. The aircraft are scheduled for delivery to Delta between January and March of 2008. Each aircraft will be leased for a period of 60 months from the scheduled date of delivery to Delta.

7.	SLV/TIA Litigation

More than 270 of the Debtors’ aircraft are subject to leveraged lease financing transactions. The typical leveraged lease transaction involves several components. A trust obtains ownership of one or more aircraft. The owner trust finances its acquisition of the aircraft through (i) an equity contribution from the entity, the owner participant, that is the beneficiary of the owner trust and (ii) borrowings from various lenders. In more complicated structures, the borrowings may include various forms of public debt financing. The owner trust enters into an aircraft lease with one of the Debtors. The lease is usually a “net” lease, which requires the lessee to pay all taxes and operating expenses. Basic rent payments are normally sufficient to amortize the debt payments to the lenders and often also provide a cash return - referred to as “equity free cash” - for the owner participant. In order to provide security for the borrowed funds, the owner trustee typically grants a security interest in its ownership interests in the aircraft, and also assigns (for security purposes) its interests in the lease (including all rent payable by the lessee) (subject to certain exceptions), to an indenture trustee acting for the lenders, which assignment is typically consented to by the lessee. The indenture trustee makes debt payments from the lease rentals and distributes the excess (if any) to the owner trust. The indenture trustee usually is entitled to control the exercise of remedies upon the occurrence of an event of a default.

Leases in leveraged lease transactions typically provide for the payment of a “stipulated loss value” or a “termination value” (“SLV”) in the event the leases are terminated prior to their scheduled expirations. SLV is an obligation owed by the lessee under the lease to the lessor and generally comprises part of the supplemental rent. SLV is usually assigned (in whole or in part) to the indenture trustee. SLV can be calculated in different ways, but typically is calculated (i) to permit the payoff of the remaining debt and (ii) to allow the owner participant to earn an agreed-upon return through the date of termination. The calculation of SLV takes account of, among other things, the adverse tax consequences to the owner participant from the premature termination of the lease or other events.

In addition, lessees in leveraged lease transactions usually enter into tax indemnity agreements (“TIAs”) with owner participants that also relate to the potential tax consequences of a lease termination. Some TIAs provide either (i) indemnification to the owner participant if the Lessee’s acts or omissions result in the “recapture” of prior depreciation deductions or (ii) indemnification for unexpected inclusions in the owner participant’s taxable income as a result of certain listed causes. Other TIAs provide indemnification to the owner participant for both.

As described above, SLV claims and TIA claims each typically address the tax and other economic consequences to an owner participant (or the tax group of which it is a member) that result from a premature termination of the transaction or from other specified events. The governing contracts sometimes contain specific provisions that address the potential overlaps between these claims, and sometimes do not. Regardless of whether or not the overlap is discussed in the contracts themselves, however, the Debtors believe that SLV claims and TIA claims typically include contractual rights to recovery for the same matters. Certain holders of SLV Claims and TIA Claims do not share this view.

On December 22, 2006, the Debtors and the Creditors’ Committee jointly filed a “Notice of Litigation” (the “SLV/TIA Claims Objection 1”) and thereby initiated an objection as to certain SLV and TIA Claims that had been filed in the Debtors’ pending bankruptcy cases. In the SLV/TIA Claims Objection 1, the Debtors and the Creditors’ Committee argued that (i) SLV claims and TIA claims overlap to the extent that each of them seek compensation for potential losses of tax benefits or other alleged losses that might be suffered by the owners of leased aircraft, (ii) two separate claims cannot be allowed for the same loss and (iii) to the extent the TIA Claims and SLV Claims overlap, only one Claim can be allowed. The Debtors and the Creditors’ Committee filed the SLV/TIA Claims Objection 1 pursuant to procedures that had been previously approved by the Bankruptcy Court on October 12, 2006. Under those procedures, holders of other SLV Claims and TIA Claims were permitted to file “Notices of Participation” and thereby make themselves parties to the pending objection and to participate in the litigation of that objection. Many parties filed Notices of Participation, and the Debtors and the Creditors’ Committee also exercised their rights (following the filing of those Notices of Participation) to extend the pending objection to additional TIA Claims and SLV Claims. The Debtors and the Creditors’ Committee filed an amended Notice of Litigation that listed all of the Claims that are subject to the pending objection.

On January 25, 26 and 29, several parties to the aircraft leveraged lease transactions that hold SLV Claims against the Debtors moved to have the SLV/TIA Claims Objection 1 dismissed. The reasons posited in these pleadings for the dismissal are that, among other things, the Debtors and the Creditors’ Committee (i) failed to assert a valid “case or controversy” within the requirements of the United States Constitution, (ii) failed to overcome the prima facie presumption regarding the allowance of the properly filed SLV Claims, (iii) did not demonstrate a cognizable legal theory overcoming the validity of the SLV Claim provided for under the lease and which all parties agreed was assigned to the lenders, and (iv) did not assess how the TIA Claims belonging to equity could be given priority to the SLV Claims of the lenders. On January 29, the Debtors and the Creditors’ Committee filed responsive papers disputing these arguments.

A status conference regarding these matters was held before the Bankruptcy Court on January 31, 2007. At the conclusion of the conference, the Bankruptcy Court indicated that rather than proceeding with SLV/TIA Claims Objection 1, it would prefer that the Debtors file one or more objections to overlapping Claims from particular transactions and that such objections address the contracts for those transactions. The Debtors indicated that they would proceed in the manner requested by the Court and, accordingly, withdrew the SLV/TIA Claims Objection 1.

n.	Fuel Initiatives

The Debtors are significantly impacted by changes in the price and availability of aircraft fuel. The Debtors’ aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of its fuel supplies. The Debtors purchase most of their aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. The Debtors also purchase aircraft fuel on the spot market from off-shore sources and under contracts that permit the refiners to set the price.

Although the Debtors are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns, natural disasters and other unpredictable events may result in fuel supply shortages and fuel price increases in the future.

1.	Fuel Hedging

While the Debtors had no fuel hedging contracts in place during 2005, they periodically enter into heating and crude oil derivative contracts to attempt to reduce their exposure to changes in fuel prices. The Bankruptcy Court authorized the Debtors to hedge up to 50% of their estimated 2006 aggregate fuel consumption, with no single month exceeding 80% of their estimated fuel consumption. The Debtors are also authorized to hedge up to 80% of their projected jet fuel requirements for each month in the quarter ending March 31, 2007, up to 50% of their projected jet fuel requirements for each month in the period beginning April 1, 2007 and ending June 30, 2007, up to 35% of their projected jet fuel requirements for each month in the period beginning July 1, 2007 and ending September 30, 2007 and up to 25% of their projected fuel requirements for each month in the period beginning October 1, 2007 and ending December 31, 2007.

During the first quarter of 2006, the Debtors began to implement a strategy to hedge a portion of their price risk related to projected fuel requirements. Because the market for derivatives in aircraft fuel is “over the counter” and does not have sufficient liquidity to support the Debtors’ hedging requirement in its entirety, the Debtors (as is customary in the industry) periodically use heating oil derivative contracts, and may in the future use crude oil contracts, to manage their exposure to changes in aircraft fuel prices. The derivative contracts that the Debtors enter into have consisted of a combination of swap and collar contracts. Changes in the fair value of these contracts are anticipated to be highly correlated to changes in aircraft fuel prices.

As of October 31, 2006, the Debtors had hedged 71% and 47%, respectively, of their aggregate fuel consumption for the three and twelve months ended December 31, 2006. The Debtors expect that average jet fuel price per gallon for the three and twelve months ended December 31, 2006 will be $2.03 and $2.05, respectively. As of October 31, 2006, the Debtors have entered into fuel hedging contracts to hedge 38% of their projected fuel consumption for the first quarter of 2007. The Debtors’ open fuel hedging contracts as of October 31, 2006 had an estimated fair market value loss of $79 million.

2.	Fuel Supply Transaction

In August 2006, Delta and Epsilon entered into an agreement with J. Aron & Company (“Aron”), an affiliate of Goldman, Sachs & Co., pursuant to which Aron became the exclusive jet fuel supplier for the Debtors’ operations at the Atlanta airport, the Cincinnati airport and the three major airports in the New York City area. At the outset of the relationship in September 2006, Delta and Epsilon sold to Aron (i) all jet fuel supply that Delta and Epsilon were then holding in storage at facilities that support the Debtors’ operations at the airports in Atlanta and Cincinnati and (ii) all fuel inventory that was in transit to the Atlanta airport, the Cincinnati airport and the three New York City area airports. Delta and Epsilon received approximately $102 million from this sale. In addition, for the duration of the agreement, Delta and Epsilon (i) assigned to Aron certain existing supply agreements with third party suppliers for jet fuel for these locations, (ii) transferred to Aron the right to use the storage facilities in Atlanta and Cincinnati and (iii) transferred to Aron allocations in pipeline systems through which jet fuel is delivered to storage facilities for the Atlanta airport, the Cincinnati airport and the three New York City area airports. The agreement with Aron has six-month terms that automatically renew up to a three-year maximum unless terminated 30 calendar days prior to the end of any six-month period. Upon termination of the agreement, Delta and Epsilon are required to purchase all fuel inventory that Aron is holding in the storage facilities that support the Debtors’ operations at the airports in Atlanta and Cincinnati and all inventory that is in transit to these airports as well as to the New York City area airports.

o.	Airports/Facilities Restructuring

As of the Petition Date, the Debtors were party to hundreds of leases and other agreements governing the Debtors’ use and occupancy rights at airport and other facilities throughout the United States. During the Chapter 11 Cases, the Debtors have undertaken various initiatives to restructure their operations and obligations at many of those facilities in order to reduce costs and to establish an airport footprint that serves the Debtors’ future network plans. If the initiatives described below are successfully completed, they are projected to generate approximately $120 million per year in annual savings and eliminate approximately $1.2 billion in debt (approximately $600 million of which is currently classified as obligations under operating leases.)

1.	Airport Revenue Bond Facilities

Delta leases a number of airport facilities financed, in whole or in part, by tax-exempt special facilities bonds issued on behalf of Delta. Pursuant to the Municipal Bond Agreements,16  Delta is required, among other things, to fund amounts sufficient to cover interest payments, premiums (if any) and principal payable at maturity on such bonds. Under the terms of the Plan, the Debtors generally have four options of addressing the obligations related to Municipal Bond Agreements with respect to bond-related payment obligations that are set forth in a lease. The following is a general summary of these four options and the corresponding impact upon the Debtors and the respective holders of any special facilities bonds.

(i)     Assumption of a Municipal Bond Agreement. The Debtors may seek to assume such a Municipal Bond Agreement pursuant to sections 365 and/or 1123 of the Bankruptcy Code. Subject to the terms of the first paragraph of Section 10.3 of the Plan and Section 10.8 of the Plan, and unless otherwise provided in the relevant agreements, the Plan or an order of the Bankruptcy Court, each of the Assumed Municipal Bond Agreements shall be deemed assumed effective as of the Assumption Effective Date specified on Schedule 10.3(d) of the Plan, and the Proposed Cure specified in the notice mailed to each Assumption Party shall be the Cure and shall be deemed to satisfy fully any obligations the Debtors might have with respect to such Assumed Municipal Bond Agreement. The Debtors shall thereafter make the required payments in accordance with the terms and conditions of the Assumed Municipal Bond Agreement. To the extent provided in the relevant Municipal Bond Agreements, the Debtors will pay the reasonable fees and expenses (including reasonable counsel fees) of the Indenture Trustees associated with Assumed Municipal Bond Agreements. Any Municipal Bonds relating to such Assumed Municipal Bond Agreement, the corresponding Municipal Bond Indenture and the associated Municipal Bond Documents shall remain in full force and effect, in accordance with their original terms and conditions and shall not otherwise be altered, amended, modified, surrendered or cancelled. Holders of Municipal Bonds associated with an Assumed Municipal Bond Agreement shall continue to receive payments in accordance with the terms and conditions of the underlying Municipal Bond Documents related to the Assumed Municipal Bond Agreement. Upon payment in full of the Cure, all Proofs of Claim on account of or in respect of any of the Assumed Municipal Bond Agreements shall be deemed disallowed and expunged with no further action required of any party or order of the Bankruptcy Court. To the extent any of the foregoing provisions conflict with the terms of a separate order of the Bankruptcy Court pursuant to which a Municipal Bond Agreement is assumed, that order shall govern.

16  For the purposes of this Disclosure Statement and the Plan, the use of the words “Municipal Bond Agreement” is made with an express reservation of all parties’ rights, claims, and defenses under all relevant agreements and applicable law on all issues including, but not limited to, whether any obligations under a “Municipal Bond Agreement” are true lease obligations or financing obligations.

(ii)     Rejection of a Municipal Bond Agreement. The Debtors may seek to reject such a Municipal Bond Agreement pursuant to sections 365 and/or 1123 of the Bankruptcy Code. In the event of any such rejection, Claims arising from a Rejected Municipal Bond Agreement shall be treated in accordance with the terms of the Plan, and the obligations of the Debtors with respect to Municipal Bonds associated with such a Rejected Municipal Bond Agreement and in any way related thereto to shall be fully satisfied, released and discharged as set forth in more detail in Section 6.6 of the Plan; provided, however, that nothing contained herein or under the Plan shall affect the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to the Municipal Bond Documents relating to a Rejected Municipal Bond Agreement. Any Municipal Bond Documents associated with a Rejected Municipal Bond Agreement shall be cancelled only with respect to the Debtors’ obligations thereunder as set forth in more detail in Section 6.6 of the Plan.

(iii)     Settlement of Issues Arising Under a Municipal Bond Agreement. The Debtors may elect to enter into and seek Bankruptcy Court approval of a settlement agreement resolving and/or restructuring its obligations related to such a Municipal Bond Agreement. If such a settlement is reached and approved by the Bankruptcy Court, the treatment of the parties to such settlement agreement and the holders of the Municipal Bonds subject to a settled Municipal Bond Agreement shall receive payments in accordance with the terms and conditions of such settlement agreement.

(iv)     Recharacterization. The Debtors also may request an order from the Bankruptcy Court seeking to recharacterize a Municipal Bond Agreement in the form of a lease as a financing. To the extent the Bankruptcy Court “recharacterizes” a Municipal Bond Agreement as a financing, such financing shall be a Secured Claim and/or General Unsecured Claim depending upon the facts and circumstances of the particular case. Any Indenture Trustee associated with a Municipal Bond Agreement with respect to which the Debtors file a notice reserving their rights to commence a recharacterization proceeding pursuant to Section 10.2(d) of the Plan shall have until the later of 30 calendar days after (A) the entry of a Final Order by the Bankruptcy Court determining the amount of any Secured Claim (if any) related to such Municipal Bond Agreement and (B) the date that the Debtors inform such Indenture Trustee of the distribution (if any) the Debtors intend to make on account of such Claim pursuant to Section 4.2(c) or 4.2(l) of the Plan, to make an election under section 1111(b) of the Bankruptcy Code; provided, however, that no distributions under the Plan shall be made on account of any Claims relating to Municipal Bond Agreements for which the section 1111(b) election is so extended until (x) the election has been made or waived by the filing of a notice with the Bankruptcy Court or (y) the time for making such election has passed.

Delta has been able to substantially reduce its obligations with respect to various special facility bonds and bond-financed facilities and continues to pursue other potential opportunities.

Boston/Logan. Delta has been working with the Massachusetts Port Authority (“Massport”), the Bank of New York as indenture trustee (the “Massport Trustee”) for three series of revenue bonds in the aggregate principal amount of $497,585,000 (the $497,585,000 Massachusetts Port Authority Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 2001A, 2001B and 2001C) issued by Massport and Ambac Assurance Corporation (“Ambac”), as insurer of the Massport Bonds, to restructure Delta’s Terminal A Lease and related agreements and obligations at Logan.

Delta, Massport, the Massport Trustee and Ambac have entered into a settlement agreement, providing, among other things, for a reduction in Delta’s leasehold premises to a level more appropriate for Delta’s operations, the ability of Delta to return some additional space in 2007 and 2011, the reduction of Delta’s lease term to 10 years and that Delta will have no liability for payments with respect to the Massport Bonds (including under the guaranty by Delta). The Massport Bonds, however, will continue to be insured under the policy issued by Ambac Assurance Corporation. The settlement agreement, assumption of the amended Terminal A Lease and restructuring of related agreements is subject to Bankruptcy Court approval. Pursuant to the settlement agreement, the Massport Trustee will have an Allowed General Unsecured Claim in the amount of $29,000,000. If the restructuring is approved by the Bankruptcy Court, the savings to Delta are expected to be substantial. The motion seeking an order approving the restructuring agreement is scheduled to be heard on February 22, 2007.

Cincinnati. Delta has been working with the Kenton County Airport Board (“KCAB”) and UMB Bank, N.A. as indenture trustee (“KCAB Trustee”) for two series of revenue bonds in the aggregate original principal amount of $438,000,000 (the $419,000,000 Kenton County Airport Board Special Facilities Revenue Bonds 1992 Series A (Delta Air Lines, Inc. Project) and $19,000,000 Kenton County Airport Board Special Facilities Revenue Bonds 1992 Series B, (Delta Air Lines, Inc. Project)) issued by the KCAB (the “KCAB Series 1992 Bonds”) to restructure Delta’s obligations related to Terminal 3, Concourse B and certain other facilities and improvements constructed with the proceeds of such bonds. Currently, the amount outstanding under the KCAB Series 1992 Bonds is $413,570,000.

On April 28, 2006, Delta filed a motion (the “Cincinnati Rejection Motion”) seeking approval of the rejection of certain executory contracts and unexpired leases relating to facilities at the Cincinnati/Northern Kentucky International Airport (the “Cincinnati Airport”), including a lease agreement pursuant to which Delta occupied certain facilities at the Cincinnati Airport and was required to, among other things, make payments equal to the debt service on the KCAB Series 1992 Bonds. This motion was originally scheduled to be heard in June 2006, but was taken off the calendar while negotiations continued between the relevant parties.

In July 2006, Delta reached an agreement in principle with KCAB and the KCAB Trustee concerning the settlement of various matters related to the KCAB Series 1992 Bonds and Delta’s continued use of most of the facilities constructed with the proceeds of such bonds after Delta rejects the related 1992 Facilities Agreement and certain other agreements. Recently, negotiations to finalize the settlement appear to have reached an impasse and there is no assurance that a settlement is still possible. In light of the impasse, Delta has re-noticed the Cincinnati Rejection Motion for hearing on February 22, 2007. If the Cincinnati Rejection Motion is approved by the Bankruptcy Court, Delta has expressed a willingness to enter into new agreements with KCAB that would allow Delta to occupy a reduced amount of space in certain facilities constructed with the proceeds of the KCAB Series 1992 Bonds. It is Delta’s position that if the Cincinnati Rejection Motion is approved, the KCAB Trustee will be entitled to a Rejection Claim that is subject to the limitation on lease rejection damages provided in section 502(b)(6) of the Bankruptcy Code. It is the KCAB Trustee’s position that the KCAB Trustee’s Claims will not be so limited.

Atlanta. Delta has not made any of the semi-annual interest payments since the Petition Date on (i) the $29,900,000 Development Authority of Fulton County (Georgia) Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 1992 or (ii) the $124,770,000 Development Authority of Fulton County (Georgia) Special Facilities Revenue Bonds (Delta Air Lines, Inc. Project), Series 1998 (collectively, the “Fulton County Bonds”). Because Delta considers its obligations with respect to the Fulton County Bonds to be pre-petition unsecured obligations, Delta intends to discharge the debt through the Plan.

Dallas. Delta has not made any of the semi-annual interest payments due since the Petition Date on (i) the $116,500,000 Dallas-Fort Worth International Airport Facility Improvement Corporation, Delta Air Lines, Inc. Revenue Bonds, Series 1991 (of which $108,935,000 was outstanding on the Petition Date) or (ii) the $25,870,000 Dallas-Fort Worth International Airport Facility Improvement Corporation, Delta Air Lines, Inc. Revenue Refunding Bonds, Series 1993 (collectively, the “DFW Bonds”). Because Delta considers its obligations with respect to the DFW Bonds to be pre-petition unsecured obligations, Delta intends to discharge the debt through the Plan.

Tampa. In order to streamline Delta’s maintenance operations, Delta closed its Tampa maintenance base and, pursuant to an order of the Bankruptcy Court, rejected the lease for this facility effective June 30, 2006. In connection with that rejection, a draw on a GE letter of credit paid off the $16,495,000 Hillsborough County Aviation Authority Special Purpose Revenue Refunding Bonds (Delta Air Lines, Inc. Project), Series 2000 secured by that letter of credit. Delta entered into a loan arrangement with GE to fund Delta’s reimbursement obligation to GE in respect of the letter of credit, which loan is secured by the collateral described in Section 2.4(b)(2) above. The principal amount outstanding on the loan as of January 19, 2007 is $14.8 million. Additionally, Delta’s view is that the $8,000,000 in Hillsborough County Aviation Authority Special Purpose Revenue Refunding Bonds (Delta Air Lines, Inc. Maintenance Base Facility Project), Series 1993 (the “Tampa Series 1993 Bonds”) not secured by the GE letter of credit is an unsecured obligation that gives rise to a Rejection Claim that is subject to the limitation on lease rejection damages provided in section 502(b)(6) of the Bankruptcy Code. It is the view of the Indenture Trustee associated with the Tampa Series 1993 Bonds that such Rejection Claim is not subject to section 502(b)(6) of the Bankruptcy Code.

Portland. Delta rejected three leases of surplus air freight, cabin service and ground equipment maintenance facilities at Portland International Airport effective April 1, 2006. The facilities lease that covered debt service on the $8,545,000 Port of Portland Special Obligation Revenue Bonds, Series 1992 (Delta Air Lines, Inc. Project) (the “Portland Series 1992 Bonds”) was rejected together with the two associated ground leases. Delta’s view is that this unsecured obligation gives rise to a Rejection Claim that is subject to the limitation on lease rejection damages provided in section 502(b)(6) of the Bankruptcy Code. It is the view of the Indenture Trustee associated with the Portland Series 1992 Bonds that such Rejection Claim is not subject to section 502(b)(6) of the Bankruptcy Code.

Los Angeles. Shortly after the inception of the Chapter 11 Cases, Delta initiated an adversary proceeding against the City of Los Angeles (the “City”), the relevant regional airport authority and the trustee for the $46,855,000 Regional Airports Improvement Corporation Facilities Sublease Refunding Revenue Bonds, Issue of 1996, Delta Air Lines, Inc. (Los Angeles International Airport) (the “LAX Bonds”), seeking a declaration that the “facilities sublease” executed in connection with the LAX Bonds was not a “true lease” within the meaning of section 365 of the Bankruptcy Code and that, as a consequence, Delta was not required during the Chapter 11 Cases to continue to make payments associated with the debt service on the LAX Bonds. The proceeds of the LAX Bonds were used to refinance the cost of portions of the construction of Delta’s Terminal 5 facilities. The Bankruptcy Court stayed the litigation (commonly known as the “recharacterization litigation”) pending a ruling in a similar litigation involving an agreement of United Airlines at Los Angeles International Airport (“LAX”). The United Airlines decision has since been issued, ruling that the United Airlines agreement constitutes a secured financing agreement. After the United Airlines decision was issued, the parties voluntarily continued the stay of the Delta recharacterization litigation. On February 1, 2007, Delta filed a notice of dismissal with respect to the adversary proceeding.

Recently, the City passed a resolution indicating its intention, subject to appropriate court rulings, including an order lifting the automatic stay of section 362 of the Bankruptcy Code, to terminate Delta’s Terminal 5 lease by defeasing the LAX Bonds. On February 2, 2007, the City filed a motion with the Bankruptcy Court seeking an order (1) that the automatic stay is not applicable to the City’s actions to terminate Delta’s Terminal 5 lease or granting relief from the automatic stay to permit the City to proceed with such actions and to file a declaratory relief action or other appropriate proceeding to resolve any dispute with Delta regarding the City’s use of Section 5(a) of the Terminal 5 lease to cause early termination and (2) compelling Delta to assume or reject its Terminal 5 lease by March 22, 2007. Delta intends to contest vigorously the City’s motion and its attempt to terminate Delta’s Terminal 5 lease. Unless Delta’s Terminal 5 lease has been terminated as of the Confirmation Date, Delta’s current intention is to assume the Terminal 5 lease prior to the Confirmation Date pursuant to Article 10 of the Plan.

If Delta assumes its Terminal 5 lease, then pursuant to Article 10 of the Plan, Delta intends to assume the Municipal Bond Agreement associated with LAX (the “LAX Assumed Municipal Bond Agreement”). Upon the Assumption Effective Date and upon payment in full of the Cure, all Proofs of Claim in respect of the LAX Assumed Municipal Bond Agreement shall be deemed withdrawn automatically without any further notice to any party or action by the Bankruptcy Court. If the City of Los Angeles has defeased the LAX Bonds prior to the Confirmation Date, then such defeasance will have the effect of eliminating Claims in respect of the LAX Bonds as liabilities of Delta, and all Proofs of Claim filed in respect of the LAX Bonds shall be deemed withdrawn automatically without any further notice to any party or action by the Bankruptcy Court.

Chicago. The Special Facility Use Agreement between the City of Chicago and Delta dated as of August 1, 1982, as the same may have been amended, supplemented or otherwise modified, shall receive the treatment set forth in Section 10.3(d) of the Plan.

New York/LaGuardia. The Agreement of Lease between the Port Authority of New York and New Jersey and Delta dated as of December 10, 1980, as the same may have been amended, supplemented or otherwise modified, shall receive the treatment set forth in Section 10.3(d) of the Plan.

2.	Other Facilities

In addition, the Debtors obtained authorization from the Bankruptcy Court to reject numerous other airport and other related agreements, including various airport agreements at Dallas-Fort Worth International Airport, the Atlanta Airport, Pittsburgh International Airport and Orlando International Airport. In connection with several of these rejections, the Debtors successfully negotiated replacement airport agreements that are consistent with the Debtors’ future network plans.

Orlando. The Debtors reached an agreement with the Greater Orlando Airport Authority to reject an unexpired lease covering 24 gates and associated space and to enter into a new lease for fewer gates better suited to the Debtors’ current operations in Orlando. The agreement took effect as of January 20, 2006 and substantially reduced the Debtors’ annual rental costs in Orlando.

p.	Other Debt Restructuring

1.	Letter of Credit Facility Related to VISA/MasterCard Credit Card Processing Agreement

On January 26, 2006, Delta entered into a letter of credit facility with Merrill Lynch (the “Letter of Credit Reimbursement Agreement”) with the authorization of the Bankruptcy Court. Under the Letter of Credit Reimbursement Agreement, Merrill Lynch issued a $300 million irrevocable standby letter of credit (the “Merrill Lynch Letter of Credit”) for the benefit of Delta’s VISA/MasterCard credit card processor (the “Processor”). As contemplated in Delta’s VISA/MasterCard credit card processing agreement (the “Processing Agreement”), Delta provided the Merrill Lynch Letter of Credit as a substitute for a portion of the cash reserve maintained by the Processor. Under the Processing Agreement, the Processor is permitted to maintain a reserve from Delta’s receivables that is equal to the Processor’s potential liability for tickets purchased with VISA or MasterCard which have not yet been used for travel (the “Unflown Ticket Liability”). Delta estimates that the reserve, which adjusts daily, will range between $450 million and $850 million during the term of the Processing Agreement. The Processing Agreement allows Delta to substitute the Merrill Lynch Letter of Credit for a portion of the cash reserve equal to the lesser of $300 million and 45% of the Unflown Ticket Liability.

The Merrill Lynch Letter of Credit may only be drawn upon following certain events as described in the Processing Agreement. In addition, the Processor must first apply both the portion of the cash reserve that the Processor will continue to hold and any offsets from collections by the Processor before drawing on the Merrill Lynch Letter of Credit to cover fare refunds paid to passengers by the Processor.

Delta’s obligation to reimburse Merrill Lynch under the Merrill Lynch Letter of Credit for any draws made by the Processor is not secured and will constitute a super-priority Administrative Claim that is subject to certain other Claims, including Delta’s post-petition financing. The Merrill Lynch Letter of Credit will remain in place after emergence and expire on September 14, 2008, but will renew automatically for one year periods thereafter unless Merrill Lynch provides written notice to the Processor of its intent to not renew the Merrill Lynch Letter of Credit at least 420 calendar days prior to the applicable expiration date.

2.	Other GE Agreements

On March 31, 2006, Delta entered into amendments to the GE Secured Notes as well as the GE Reimbursement Agreement. The GE Secured Notes and the GE Reimbursement Agreement are secured by specific aircraft, mainline aircraft engines and substantially all of the mainline aircraft spare parts owned by Delta (the “Collateral Pool”). As a result of the amendments, the Collateral Pool now secures (i) each of the GE Secured Notes, (ii) the GE Reimbursement Agreement, (iii) the P&I Agreement, (iv) the Pre-Petition CRJ-200 Leases, (v) the Post-Petition CRJ-200 Leases and (vi) the GE Put Rights. In addition, the expiration date of the letters of credit issued in connection with the GE Reimbursement Agreement was extended from 2008 to 2011 and the minimum collateral value test in the GE Reimbursement Agreement was eliminated.

As a condition to the amendments, Delta granted GE the GE Put Rights exercisable until March 30, 2007 to lease to Delta up to an additional 15 CRJ-200 aircraft. GE may exercise these put rights only after providing Delta with prior written notice, and GE cannot schedule more than three such aircraft for delivery in the same month. The aircraft leases will have terms ranging between 108 months and 172 months, as determined by GE, and lease rates will be based upon the manufacture date of the aircraft. GE has leased nine of these aircraft to Delta and has exercised put rights with respect to one additional aircraft.

q.	Regional Flying Requests for Proposals

In July and August 2006, Delta prepared and distributed Requests for Proposals (“Regional Flying RFPs”) for new and existing regional flying to 14 different regional airlines, including Comair and the other current Delta Connection carriers. The Regional Flying RFPs announced that Delta was seeking bids, within a capacity purchase model, for regional flying on four “bundles” of flying. As described below, two of these bundles represent new flying opportunities, and the other two would either continue or replace certain flying operated by one or more incumbent Delta Connection carriers:

•	New Flying:

Up to 50 new 76-seat regional jet aircraft; and
Up to 25 new Q400 or ATR 72-500 turboprop aircraft.

•	Continuation or Replacement Flying:

Up to 43 existing 70-seat regional jet aircraft; and
Up to 50 existing 50-seat regional jet aircraft.

The primary objective of the Regional Flying RFPs is to optimize the cost structures of the existing non-affirmed Delta Connection contracts and secure larger capacity regional flying at market leading rates. In addition, Delta is striving to optimize the Delta Connection fleet by creating future flexibility for retiring small regional jets.

The responses to the Regional Flying RFPs were submitted by October 11, 2006. Delta received approximately eight bids on each of the four portions of the Regional Flying RFPs, from a total of 13 different regional airlines.

On November 21, 2006, Delta announced the initial results of Regional Flying RFPs and, among other actions, awarded to SkyWest the regional flying then done by Comair using 12 existing 70-seat regional jets. Delta considered numerous factors when selecting SkyWest for the award, including cost savings, operational and scheduling requirements and carrier performance. The SkyWest bid reflected significantly lower labor and other controllable costs than were reflected in the Comair bid. As a result of this award, those 12 regional jets became surplus to Comair’s needs. Comair’s management evaluated all available options (including sale of these jets to third parties) but concluded (due to, among other things, transaction costs, market factors and the likelihood of a significant discount in any sale price) that lease of these aircraft to SkyWest’s regional carrier for a nominal rental, coupled with Delta agreeing to hold Comair harmless for all debt service payments and residual costs, was in the best interests of Comair. Accordingly, Delta and Comair mutually agreed to amend their Delta Connection agreement to provide for this arrangement.

Delta continues to evaluate the information received in the Regional Flying RFPs process and intends to communicate all awards in the near future.

In connection with the sale of ASA to SkyWest, Delta assumed the Delta Connection agreements with each of SkyWest Airlines and ASA that were entered into contemporaneously with the sale of ASA. The sale of ASA and the related assumption of the SkyWest Airlines and ASA Delta Connection agreements were approved by the Bankruptcy Court on October 6, 2005. Upon completion of the Regional Flying RFPs process, Delta will determine whether it will assume or reject each of the remaining Delta Connection agreements with Chautauqua, Shuttle America, Freedom, Eagle and Comair.

r.	Comair Debtors’ Restructurings and Alternatives

As described above, the Comair Debtors are wholly owned indirect subsidiaries of Delta and, as described in Appendix B and Appendix D attached hereto, all of the revenues and value of Comair (and substantially all of the value of the Comair Debtors) arise out of Comair’s Delta Connection agreement with Delta.

The Plan contemplates reorganization of the Comair Debtors as part of the consolidated Debtors, with holders of Unsecured Claims against the Comair Debtors receiving New Delta Common Stock and, in exchange, the Interests in the Comair Debtors being Reinstated for the ultimate benefit of Reorganized Delta. Each Comair Debtor believes that the Plan represents the best available recovery for Creditors of the Comair Debtors, including in contrast to any standalone reorganization alternative in which the existing Interests in Comair would not be Reinstated and the holders of Unsecured Claims against the Comair Debtors would receive, instead of shares of New Delta Common Stock, new shares of common stock of one or more Comair Debtors. In such event, the recoveries by the holders of Unsecured Claims against the Comair Debtors could be materially different from those projected herein. The allocation of Plan Shares between the Delta Debtors and the Comair Debtors assumes the continuation of the Comair Debtors as wholly owned subsidiaries of the Delta Debtors and assumption of the Delta Connection agreement by both Delta and Comair.17  Comair believes, in light of economic conditions in the regional flying industry, that it would not be in Comair’s best interest to pursue a rejection of its Delta Connection agreement. Given that under the Plan the holders of Unsecured Claims against the Comair Debtors would become shareholders in Reorganized Delta, the Debtors believe that the extent and level of detail of the information in this Disclosure Statement about the Comair Debtors as Reorganized Subsidiary Debtors is appropriate.

17  As described in Appendix B, there are outstanding pre-petition intercompany loans between the Comair Debtors and the Delta Debtors. Approximately $312 million of the amount owed by Delta to Comair is attributable to cash and short-term investments that were held by Comair when Comair was acquired by Delta in 2000. The remainder of the intercompany loan balances (except the $26 million unsecured deficiency claim described in Appendix B) consist of excess cash that, consistent with Delta’s pre-petition cash management policies, was transferred by the Comair Debtors to Delta prior to the Petition Date in exchange for intercompany notes. The interest rate for the intercompany loans is adjusted annually to the “Short Term Applicable Federal Rate” published by the Internal Revenue Service. Currently, the interest rate is 5.71%. Pursuant to the order approving continuation of the Debtors’ cash management systems, entered by the Bankruptcy Court on October 6, 2005 [Docket No. 644], Delta continues to make timely interest payments, including interest accruing subsequent to the Petition Date, on these intercompany loans.

s.	365(d)(4) Extensions

By order dated November 10, 2005, the Bankruptcy Court extended the time to assume or reject unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code through and including May 15, 2006. By order dated May 1, 2006, the Bankruptcy Court further extended the time to assume or reject unexpired leases of nonresidential real property through and including October 16, 2006. By order dated October 10, 2006, the Bankruptcy Court further extended the time to assume or reject unexpired leases of nonresidential real property through and including April 16, 2007. Each of the foregoing orders was entered without prejudice to the Debtors’ rights to seek further extensions of the time to assume or rejected unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code.

t.	Summary of Claims Process, Bar Date and Claims Filed[18]

1.	Filing of Schedules, Claims Process, Claims Estimates and Bar Date

On May 31, 2006, the Debtors filed their schedules of assets and liabilities and statements of financial affairs with the Bankruptcy Court. Interested parties may review these Schedules by visiting the Debtors’ case information website - www.deltadocket.com.

On June 5, 2006, the Bankruptcy Court entered the Bar Date Order, which established procedures and set deadlines for filing Proofs of Claim and approved the form and manner of the bar date notice (the “Bar Date Notice”). Pursuant to the Bar Date Order and the Bar Date Notice, the general Bar Date for certain persons and entities to file Proofs of Claim in these Chapter 11 Cases was August 21, 2006 (the “Bar Date”). Current and former employees, including retirees, of the Debtors (and their dependents) with Claims for certain wages and benefits were exempted from the requirement to file a Proof of Claim by the Bar Date, and will only be required to file a Proof of Claim when the Debtors provide individual and written notice to each such employee, retiree or dependant that specifically estimates the Claim of such person. The Bar Date Notice was published in The Wall Street Journal, The New York Times and USA Today (Global Edition) at least 25 days prior to the Bar Date and copies were served on Creditors and potential Creditors appearing in the Schedules.

18  The Claims estimates discussed below do not include Intercompany Claims (including Intercompany Claims between the Delta Debtors and the Comair Debtors). As more fully described in Appendix B hereto, for purposes of allocating the Plan Shares between the Delta Allocation and the Comair Allocation, the Valuation Analyses take into account Intercompany Claims between the Delta Debtors and the Comair Debtors, with such Claims receiving, solely for that purpose, the same treatment and recovery as similar third-party Claims.

Claims Estimates. The projected recoveries set forth in the Plan and this Disclosure Statement are based on certain assumptions, including the Debtors’ estimates of the Claims that will eventually be Allowed in various classes. The following table sets forth information on Claims filed in the Debtors’ cases, Claims Disallowed to date and Claims that the Debtors estimate will eventually be Allowed. There is no guarantee that the ultimate amount of each of such categories of Claims will conform to the estimates set forth below.

Class	Designation	Claims Filed / Scheduled	Claims Disallowed (to Date)[19]	Total Allowed Claims (estimate)[20]
	Other Administrative Claims against the Debtors	$232,782,424	$204,403,242	$100,000,000

	Priority Tax Claims against the Debtors[21]	$57,674,894,680	$69,183,749	$150,000,000

19  The general bar date for filing Claims was August 21, 2006, at which time the Debtors began the process of analyzing and reconciling the filed Claims. The Debtors believe that many of the Claims filed in the Chapter 11 Cases are invalid, untimely, duplicative and/or overstated, and are in the process of objecting to such Claims. The amounts in this column represent the amounts the Bankruptcy Court has disallowed or reclassified to date in each of the various Classes. In addition to these amounts, Delta has filed and has pending before the Bankruptcy Court additional omnibus objections and notices of litigation to disallow, reduce and/or reclassify Claims, the disputed portions of which together total an additional approximately $2.8 billion. Because the Debtors are only in the early stages of analyzing and objecting to Claims, the amount of Disallowed Claims may increase significantly in the future.

20  The Debtors currently estimate that at the conclusion of the Claims objection, reconciliation and resolution process, the aggregate amount of Allowed Claims in each class will be approximately as indicated in this column.

21  The filed Priority Tax Claims include approximately $57.5 billion of Claims filed by the IRS, of which approximately $27.6 billion are duplicate claims. The remaining non-duplicative IRS Claims total $29.7 billion, which is the sum of nineteen Claims, one Claim filed in each of the nineteen Debtors’ separate cases, ranging in amount from $795 million to $2 billion, and having an average filed value of approximately $1.5 billion per Debtor. Based on Treasury Regulation Section 1.1502-6(a), each Debtor is severally liable for income taxes for each year in which it was a member of a consolidated group during any part of the consolidated return year. These Claims were filed against each Debtor based on their several liability, and as such, the aggregate amount is substantially overstated in relation to any actual pre-petition liabilities owed. The IRS specifically stated in the Claims filed that it is seeking to collect each liability only once. The IRS Claim relates principally to tax periods still open to audit and potential assessment and has not been reduced to reflect the settlement between the Debtors and the IRS, as approved by the Bankruptcy Court on November 21, 2006, regarding the resolution of the audit of Delta’s consolidated federal income tax returns for its 1998-2000 taxable years. The Debtors are in discussion with the IRS to settle the remaining open periods and expect that the actual amounts owed, if any, will be substantially less than the average and aggregate value of the filed Claims.

Class	Designation	Claims Filed / Scheduled	Claims Disallowed (to Date)[19]	Total Allowed Claims (estimate)[20]

The Delta Debtors
1	Other Priority Claims against the Delta Debtors	$613,845,173	$222,005,119	$0

2	Secured Aircraft Claims against the Delta Debtors	$5,900,167,561	$0	$4,349,000,000

3	Other Secured Claims against the Delta Debtors	$6,693,172,266	$273,376,541	$850,000,000

4-6	Unsecured Claims against the Delta Debtors	$13,019,469,135	$359,061,669	$14,200,000,000*

The Comair Debtors

1	Other Priority Claims against the Comair Debtors	$446,918,280	$17,500	$0

2	Secured Aircraft Claims against the Comair Debtors	$1,145,829,751	$0	$487,000,000

3	Other Secured Claims against the Comair Debtors	$31,713,370	$117,783	$10,000,000

4-5	Total Unsecured Claims against the Comair Debtors[22]	$1,384,973,818	$84,096,769	$800,000,000*

*  This estimate is based on Debtors’ current expectations regarding lease rejections and Claims arising therefrom and is consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto.

22 Holders of Comair Unsecured Claims will receive the New Delta Common Stock that Reorganized Delta will issue to such holders pursuant to Section 4.3 of the Plan. In exchange, the Interests in Comair will be Reinstated for the ultimate benefit of Reorganized Delta. See Section 5.2(f) of the Disclosure Statement for additional information.

u.	Exclusivity

Section 1121(b) of the Bankruptcy Code establishes an initial period of 120 days after the Bankruptcy Court enters an order for relief under chapter 11 of the Bankruptcy Code, during which only the debtor may file a plan. If the debtor files a plan within such 120-day period, section 1121(c)(3) of the Bankruptcy Code extends the exclusivity period by an additional 60 days to permit the debtor to seek acceptances of such plan. Section 1121(d) of the Bankruptcy Code also permits the Bankruptcy Court to extend these exclusivity periods “for cause.” Without further order of the Bankruptcy Court, the Debtors’ initial exclusivity period to file a plan would have expired on January 12, 2005. However, by orders dated January 5, 2006, June 29, 2006 and October 31, 2006, the Bankruptcy Court extended the time periods of the Debtors’ exclusive authority to file a plan of reorganization through and including February 15, 2006 and to seek acceptance of such plan through and including April 16, 2007. The orders authorizing these extensions reserved the Debtors’ right to seek additional extensions of these exclusive periods.

v.	Comair Flight 5191

On August 27, 2006, Comair Flight 5191 crashed shortly after take-off in a field near the Blue Grass Airport in Lexington, Kentucky. All 47 passengers and two members of the flight crew died in the accident. The third crew member survived with severe injuries. Lawsuits arising out of this accident have been filed against Comair on behalf of at least 35 of their passengers, including a number of lawsuits that also name Delta as a defendant. Additional lawsuits are anticipated. These lawsuits, which are in preliminary stages, generally assert claims for wrongful death and related personal injuries, and seek unspecified damages, including punitive damages in most cases. All but four of the lawsuits filed to date have been filed either in the U.S. District Court for the Eastern District of Kentucky or in state court in Fayette County, Kentucky. The cases filed in state court in Kentucky have been or are expected to be removed to federal court. One lawsuit has been filed in the U.S. District Court for the Northern District of New York, one lawsuit has been filed in state court in Broward County, Florida, and two lawsuits have been filed in the U.S. District Court for the District of Kansas. The federal court in New York has ordered the case filed there to be transferred to the federal court in Kentucky. A motion is currently pending in federal court in Florida to transfer the case filed in Florida to the federal court in Kentucky. The Debtors understand that the lawsuits filed in Kansas may also be transferred to the federal court in Kentucky. Those matters pending in the Eastern District of Kentucky have been consolidated as “In Re Air Crash at Lexington, Kentucky, August 27, 2006, Master File No. 5:06-CV-316.”

In addition, Comair has filed an action for declaratory judgment in the U.S. District Court for the Eastern District of Kentucky against the United States (based on the actions of the FAA), the Lexington Airport Board and certain other Lexington airport defendants. In this action, Comair seeks a declaration that the FAA and the airport parties share responsibility for the accident and will be responsible to share in the cost of any financial settlements that Comair enters into with the passenger families.

The Debtors carry aviation risk liability insurance and believe that this insurance is sufficient to cover any liability likely to arise from this accident.

        Section 4.4    US Airways Proposal

a.	Background of the US Airways Proposal

On November 15, 2006, US Airways Group, Inc. (“US Airways”) publicly announced an unsolicited proposal to engage in a business combination transaction with the Debtors (the “US Airways Proposal”). Prior to making this proposal, in the spring of 2006 US Airways’ CEO, W. Douglas Parker, made an unsolicited telephone call to Delta’s CEO, Gerald Grinstein, expressing an interest in a possible business combination transaction. Mr. Grinstein responded to Mr. Parker that in his view the Debtors’ highest value for Creditors would not be served by a combination between US Airways and the Debtors. On September 29, 2006, Mr. Parker sent a letter to Mr. Grinstein in which he again expressed interest in opening discussions about such a business combination. This letter did not indicate a price and was not otherwise specific as to any terms. On October 17, 2006, after careful consideration by the Delta Board and discussion with the Creditors’ Committee, Mr. Grinstein sent a letter to Mr. Parker communicating the Delta Board’s decision that it did not believe that discussions concerning a potential transaction with US Airways at that time were appropriate.

b.	Details of the US Airways Proposal

(i)     Consideration. The US Airways Proposal contemplated a merger of the Debtors and US Airways in a transaction in which the holders of Unsecured Claims would have received $4.0 billion in cash plus 78.5 million shares of US Airways’ common stock. Based upon the closing price of US Airways’ common stock of $50.93 on November 14, 2006, the equity component represented a value of approximately $4.0 billion. The US Airways Proposal purported to represent an aggregate of approximately $8.0 billion23  in value to holders of the Debtors’ Unsecured Claims and purported to give them approximately 45% of the ownership of the combined company. US Airways asserted that even prior to the realization of any synergy value, this proposal represented a 25% premium over the then-current trading price of the Debtors’ Unsecured Claims as of November 14, 2006 (40 cents/dollar), assuming that there would ultimately be $16.0 billion of Unsecured Claims. In addition, US Airways contemplated that the DIP Facility Claims, the Amex Post-Petition Facility Claims and all other Allowed Secured Claims and Administrative Claims would be assumed or paid in full.

23  Based upon the closing price of US Airways’ common stock of $56.50 on December 15, 2006, the US Airways Proposal represented an aggregate value of $8.4 billion.

(ii)     Synergies. US Airways asserted that it had preliminarily identified annual network and cost synergies in excess of $1.65 billion, which at a median industry EBITDAR multiple of 5.0x translated into approximately $8.3 billion of additional value creation. These synergies were contemplated to be shared by the Debtors’ unsecured Creditors and US Airways’ shareholders in proportion to their respective ownership in the combined company. US Airways indicated that the synergies were contemplated to be as follows:

•	Approximately $710 million through expense reductions; and

•	Approximately $935 million through network rationalization synergies.

US Airways asserted that the transaction would close in conjunction with the Debtors’ emergence from bankruptcy and indicated its belief that if the Debtors’ emerge from bankruptcy on a standalone basis, and then consummated a combination with US Airways, the synergy estimates above would be reduced by 50%.

(iii)     Financing. US Airways indicated that it had obtained a financing commitment from Citigroup to provide $7.2 billion in new financing for the proposed transaction. This funding would have been utilized to refinance the Debtors’ debtor-in-possession financings, refinance US Airways’ existing senior secured facility with GE Capital and provide the funding for the $4.0 billion cash portion of the US Airways Proposal.

(iv)     Structure. US Airways contemplated that a potential transaction would be structured as a merger and would proceed in the same fashion as the US Airways / America West transaction, with necessary changes to structure the transaction in a tax efficient manner for each company’s respective stakeholders and for maximizing the Debtors’ net operating loss carryforwards.

(v)     Integration. US Airways Proposal contemplated the creation of an airline operating under the “Delta” name and brand. To streamline the combined company’s operations and capitalize on potential synergies, the US Airways Proposal contemplated development of an integration plan to maximize efficiencies.

(vi)     Antitrust. US Airways expressed the view that a potential merger would not reduce competition and that any antitrust issues arising in the transaction could be resolved.

(vii)     Labor Matters. US Airways also expressed the view that a transaction was in the best interests of the employees of US Airways and the Debtors. US Airways indicated that it expected that the combined company would move to the highest of the existing labor costs in every group. In addition, US Airways indicated that its current model did not assume furloughs of employees in the mainline operating groups.

(viii)     Conditions. The US Airways Proposal was conditioned on satisfactory completion of a due diligence investigation with respect to the Debtors, the Bankruptcy Court’s approval of a mutually agreeable plan of reorganization predicated upon a merger, regulatory approvals and approval by the shareholders of US Airways.

(ix)     Timing. US Airways expressed the view that a transaction could close in the first half of 2007.

Additional information about the US Airways Proposal is available in US Airways’ SEC filings, including its Form 8-K filed with the SEC on November 15, 2006.

c.	Consideration of the US Airways Proposal

After receipt of the US Airways Proposal, the Debtors formed a core team consisting of the Debtors’ senior management and their legal and financial advisors to thoroughly evaluate the proposal. In addition to the Debtors’ existing legal and financial advisors (including The Blackstone Group (“Blackstone”), Greenhill & Co., LLC and Davis Polk & Wardwell), the Debtors engaged special advisors to evaluate the proposal, including Preston Gates & Ellis LLP, McKinsey & Company and The Boston Consulting Group.

On November 30, 2006 and December 1, 2006, the Debtors and their advisors, as well as members of the Creditors’ Committee and their advisors, attended meetings with US Airways and its advisors, and received extensive presentations from US Airways concerning the US Airways Proposal. Following the execution of confidentiality agreements, the Debtors and their advisors, again joined by the Creditors’ Committee’s advisors, met the following week with US Airways and its advisors concerning the US Airways Proposal and the financial and business terms thereof, and also received certain non-public information concerning US Airways. In addition, counsel for the Debtors, along with counsel for the Creditors’ Committee, met with counsel for US Airways concerning the antitrust regulatory aspects of the US Airways Proposal. Based upon these meetings, review of materials provided by US Airways and its advisors and analysis performed by the Debtors’ advisors, as well as their own independent analysis of the US Airways Proposal, the Debtors believe that they had sufficient information to fully understand and analyze the financial, regulatory, labor and other aspects and implications of the US Airways Proposal.

d.	Delta Board Process and Board Determination

On December 11, 2006, the Delta Board held a meeting at which Delta’s management and advisors made extensive presentations concerning the US Airways Proposal. These presentations also reviewed the Debtors’ proposed plan of reorganization, including Blackstone’s valuation as now included as Appendix B to this Disclosure Statement. The Delta Board carefully considered the US Airways Proposal on the basis of these presentations and unanimously indicated its preliminary view that the US Airways Proposal was inadequate, presented unacceptably high risk that it could not be consummated in the manner suggested by US Airways, was not in the best interests of Delta and its Creditors, as well as other stakeholders, and should be rejected.

On December 13, 2006, Delta’s management and advisors met with members of the Creditors’ Committee and their advisors and made a presentation substantially similar to the one made to the Delta Board of Directors on December 11, 2006.

On December 15, 2006, the Delta Board held a meeting at which it unanimously determined that the US Airways Proposal was inadequate, presented unacceptably high risk that it could not be consummated in the manner suggested by US Airways, was not in the best interests of Delta and its Creditors, as well as other stakeholders, and was rejected. The Board of Directors also determined that the interests of the Debtors and their Creditors would be best served if the Debtors proceeded with the filing of the Plan, together with this Disclosure Statement, with the Bankruptcy Court. This decision by the Board of Directors was made after careful consideration and extensive review and consultation with its legal and financial advisors.

In reaching its determinations at the December 15 meeting, the Delta Board considered a number of factors including, without limitation, the following:

(i)
The Board’s belief that the US Airways Proposal resulted in substantially inferior value for holders of Unsecured Claims when compared with the Plan, which is estimated by Blackstone, the Debtors’ financial advisor, as described in Appendix B, to have a consolidated equity value for the Reorganized Debtors of approximately $9.4 billion to $12.0 billion;

(ii)
The Board’s belief that the proposed transaction had an unacceptably high risk of not achieving antitrust clearance because it would have harmed consumers and communities due to its substantial anticompetitive effects;

(iii)
The Board’s belief that the US Airways Proposal ignored overwhelming labor issues that precluded the attainment of asserted synergies, including a provision in the Delta-ALPA collective bargaining agreement that would prohibit a combined US Airways/Delta from implementing the capacity reductions that are the economic foundation of the proposed transaction;

(iv)
The Board’s belief that the asserted network and cost synergies in the US Airways Proposal were significantly overstated, were based on deeply flawed economic assumptions and ignored major negative synergies that previous transactions have proven will occur;

(v)	The Board’s belief that the US Airways Proposal, if consummated, would have resulted in a combined company with precariously high debt load in a fragile industry; and

(vi)	The Board’s belief that the US Airways had not completed its prior, smaller merger with America West and was not equipped to simultaneously integrate a substantially larger company.

The foregoing discussion of the information and factors considered and given weight by the Delta Board at its December 15 meeting is not intended to be exhaustive. In view of the variety of factors, analyses and reasons considered in its evaluation, the Delta Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors or reasons considered in reaching its determination which instead was made after considering the totality of the information and factors involved.

e.	Subsequent Developments

On January 10, 2007, US Airways announced that it had increased its offer to merge with the Debtors and set forth a revised proposal (the “Revised US Airways Proposal”) under which the Debtors’ unsecured Creditors would receive $5.0 billion in cash and 89.5 million shares of US Airways stock.24  US Airways indicated that the Revised US Airways Proposal would expire on February 1, 2007 unless, prior to such date, there was affirmative creditor support for the  commencement of due diligence on the Debtors, the required filings under the HSR Act had been made and the hearing on the Disclosure Statement scheduled for February 7, 2007 (“February 7 Hearing”) had been adjourned.

US Airways further indicated that it had obtained financing commitments for the proposed transaction from Citigroup and Morgan Stanley in the amount of $8.2 billion, representing $5.0 billion to fund the cash portion of the offer and $3.2 billion to refinance existing obligations of both US Airways and the Debtors.

Finally, US Airways indicated that the other terms and conditions of the Revised US Airways Proposal were the same as the US Airways Proposal. Additional information about the Revised US Airways Proposal is available in US Airways’ SEC filings, including its Form 8-K filed with the SEC on January 10, 2007.

Following receipt of the Revised US Airways Proposal, Delta issued a news release stating that the Delta Board would fulfill its fiduciary duties and review the Revised US Airways Proposal, while noting that on its face, the Revised US Airways Proposal did not address significant concerns that had been raised about the initial US Airways Proposal and, in fact, would increase the debt burden of the combined company by yet another $1 billion.

Delta’s management and advisors began an evaluation of the Revised US Airways Proposal, and on January 18, 2007 made a presentation to the Delta Board; no action was taken by the Board at that time.

On January 30, 2007, five United States Senators sent to PBGC and released publicly a letter requesting that PBGC evaluate restoring the qualified pension plans that US Airways terminated over the last several years, in light of US Airways’ substantially improved financial position.  In their letter, the Senators stated that the $5.0 billion in cash that US Airways had offered to pay in connection with its offer to merge with Delta exceeded the full amount of the unfunded liabilities that it had recently transferred to PBGC as a result of the termination of its pension plans.

On January 31, 2007, the Delta Board met again and, among other matters, discussed the Revised US Airways Proposal.

24  Based on the closing price of US Airways stock as of Tuesday, January 9, 2007, the new proposal had a market value of approximately $10.2 billion.

Later on the same day, the Creditors’ Committee issued a press release stating that “it has determined that it will support the standalone plan of reorganization as finally agreed upon between Delta and the Creditors’ Committee” and it “intends to work collaboratively with Delta towards confirmation and consummation” of the Plan. The Creditors’ Committee stated that in reaching this conclusion, it considered “a variety of factors, including, but not limited to, valuation of, the timing and the risks associated with, and the likelihood of a successful consummation” of the US Airways proposal and the Plan.

Following the Creditors’ Committee’s determination, US Airways issued a press release withdrawing its proposal.

Given this withdrawal, no further action by the Delta Board regarding the Revised US Airways Proposal is contemplated.

f.	Unofficial Committee

After announcement of the US Airways Proposal, on or about December 6, 2006, certain Creditors of the Debtors advised the Debtors that they had formed an unofficial committee (the “Unofficial Committee”) and engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as their legal advisor and Jefferies & Company, Inc. as their financial advisor. In Paul Weiss’s second amended and restated statement pursuant to Bankruptcy Rule 2019 [Docket No. 4449], Paul Weiss disclosed that it represented 17 Creditors holding Claims of approximately $2 billion against the Debtors.

The Unofficial Committee advised the Debtors that it and its advisors differed with the Debtors about the risks associated with the transaction proposed by US Airways, as well as the economic assumptions underlying the Revised US Airways Proposal, and believed that the Revised US Airways Proposal could offer greater value to holders of Unsecured Claims than the Plan, based both on their analysis of value of the Revised US Airways Proposal and their analysis of the value under the Plan.

ARTICLE 5
SUMMARY OF THE PLAN OF REORGANIZATION

The Debtors believe that (i) through the Plan, holders of Allowed Claims will obtain a recovery from the Debtors’ estates equal to or greater than the recovery that they would receive if the Debtors’ assets were liquidated under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern, which will maximize the recovery of Creditors and preserve ongoing employment for the Debtors’ employees.

The Plan is annexed hereto as Appendix A and forms a part of this Disclosure Statement.

Section 5.1    Overview of the Plan of Reorganization

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying Claims against, and Interests in, a debtor. Confirmation of a plan of reorganization makes the plan binding upon the debtor, any issuer of securities under the plan, and any Creditor of or equity holder in the debtor, whether or not such Creditor or equity holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, a confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

A chapter 11 plan may specify that the legal, contractual and equitable rights of the holders of Claims or Interests in certain classes are to remain unaltered by the reorganization effectuated by the plan. Such classes are referred to as Unimpaired and, because of such favorable treatment, are deemed to accept the plan. Accordingly, a debtor need not solicit votes from the holders of Claims or Interests in such classes. A chapter 11 plan may also specify that certain classes will not receive any distribution of property or retain any Claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not “unimpaired” will be solicited to vote to accept or reject the plan.

Prior to soliciting acceptances of the proposed plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan. To satisfy the requirements of section 1125 of the Bankruptcy Code, the Debtors are submitting this Disclosure Statement to holders of Claims against the Debtors who are entitled to vote to accept or reject the Plan.

THE REMAINDER OF THIS ARTICLE PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, INCLUDING ANY SUPPLEMENTS AND SCHEDULES THERETO, AND DEFINITIONS THEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN.

THE PLAN ITSELF CONTROLS THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

STATEMENTS AS TO THE RATIONALE UNDERLYING THE TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN ARE NOT INTENDED TO, AND SHALL NOT, WAIVE, COMPROMISE OR LIMIT ANY RIGHTS, CLAIMS OR CAUSES OF ACTION IN THE EVENT THE PLAN IS NOT CONFIRMED.

Section 5.2    Structure of the Plan

The Plan is premised upon the limited and separate consolidation of (i) the Estates of the Delta Debtors with one another and (ii) the Estates of the Comair Debtors with one another, each such consolidation to be effected solely for purposes of actions associated with the Confirmation of the Plan and the occurrence of the Effective Date, including voting, Confirmation and distribution.

a.	Order Granting Plan Consolidations

Unless previously approved by prior order of the Bankruptcy Court, the Plan shall serve as a motion seeking entry of an order approving the Delta Plan Consolidation and the Comair Plan Consolidation.

b.	Delta Plan Consolidation

Solely for the purposes specified in the Plan (including voting, Confirmation and distributions) and subject to the next paragraph, (i) all assets and liabilities of the Delta Debtors shall be treated as though they were merged, (ii) all guarantees of the Delta Debtors of the obligations of any other Delta Debtor shall be eliminated so that any Claim against any Delta Debtor, any guarantee thereof executed by any other Delta Debtor and any joint or several liability of any of the Delta Debtors shall be one obligation of the Delta Debtors and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Delta Debtors shall be deemed filed against the Delta Debtors collectively and shall be one Claim against and one obligation of the Delta Debtors.

The Delta Plan Consolidation effected pursuant to Section 2.2 of the Plan shall not affect: (i) the legal or organizational structure of the Delta Debtors, (ii) pre- or post-Petition Date Liens or security interests, (iii) pre- or post-Petition Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (y) pursuant to the Plan, (iv) defenses to any Cause of Action or (v) distributions out of any insurance policies or proceeds of such policies.

c.	Comair Plan Consolidation

Solely for the purposes specified in the Plan (including voting, Confirmation and distributions) and subject to the next paragraph, (i) all assets and liabilities of the Comair Debtors shall be treated as though they were merged, (ii) all guarantees of the Comair Debtors of the obligations of any other Comair Debtor shall be eliminated so that any Claim against any Comair Debtor, any guarantee thereof executed by any other Comair Debtor and any joint or several liability of any of the Comair Debtors shall be one obligation of the Comair Debtors and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Comair Debtors shall be deemed filed against the Comair Debtors collectively and shall be one Claim against and one obligation of the Comair Debtors.

The Comair Plan Consolidation effected pursuant to Section 2.3 of the Plan shall not affect: (i) the legal or organizational structure of the Comair Debtors, (ii) pre- or post-Petition Date Liens or security interests, (iii) pre- or post-Petition Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (y) pursuant to the Plan, (iv) defenses to any Cause of Action or (v) distributions out of any insurance policies or proceeds of such policies.

d.	Confirmation in the Event of Partial or No Plan Consolidations

In the event that the Bankruptcy Court orders only partial Delta Plan Consolidation or partial Comair Plan Consolidation, or does not order one or both Plan Consolidations, the Debtors reserve the right (i) to proceed with no or partial Plan Consolidations, (ii) to propose one or more Sub-plans with respect to one or more Debtors, (iii) to proceed with the Confirmation of one or more Sub-plans to the exclusion of other Sub-plans and/or (iv) to withdraw some or all of the Sub-plans; provided, however, that, in such a circumstance, the Debtors will not make any material changes listed in clauses (i) through (iv) without the consent of the Creditors’ Committee. Subject to the preceding sentence, the Debtors’ inability to confirm any Plan Consolidation or Sub-plan or the Debtors’ election to withdraw any Plan Consolidation or Sub-plan shall not impair the Confirmation of any other Plan Consolidation or Sub-plan or the consummation of any such Plan Consolidation or Sub-plan.

In the event that the Bankruptcy Court does not order one or both Plan Consolidations, after the Debtors have obtained the consent of the Creditors’ Committee for any material changes to the Plan listed in clauses (i) through (iv) in the paragraph above, (x) Claims against the relevant Debtors shall be treated as separate Claims with respect to the relevant Debtor’s Estate for all purposes, and such Claims shall be administered as provided in the applicable Sub-plan and (y) the Debtors shall not, nor shall they be required to, re-solicit votes with respect to the Plan or any applicable Sub-plan, and such votes shall be counted as provided in Section 5.1 of the Plan.

e.	Claims Against Multiple Consolidated Debtor Groups

If one or more Delta Debtors and one or more Comair Debtors are obligated for a given Claim, the holder thereof shall be deemed to have one Claim against the Delta Debtors and one Claim against the Comair Debtors for purposes of Confirmation and distributions. Notwithstanding the foregoing, if a holder of a Claim against one or more Delta Debtors and one or more Comair Debtors, by receiving two distributions as set forth in the preceding sentence, would receive distributions under the Plan with a value on the Effective Date in excess of 100% of such Claim, then the Debtors shall be authorized, without further notice or Bankruptcy Court approval, to reduce the distributions under the Plan that would otherwise be made on account of such Claim pro rata based on the relative amounts of such distributions, such that the holder will not receive value on the Effective Date in excess of 100% of such Claim.

f.	Allocation of Plan Shares

In connection with the Plan, Reorganized Delta will issue, or reserve for issuance, the Plan Shares.

The Plan Shares will be divided into the Delta Allocation and the Comair Allocation based on the mid-point of the equity valuation range for the Comair Debtors (i.e., $730 million) relative to the mid-point of the equity valuation range for the Delta Debtors (i.e., $10 billion), each as described further in Section 6.3 of this Disclosure Statement and in Appendix B attached to this Disclosure Statement. For example, if the total number of Plan Shares was determined to be 100, the Delta Allocation would be 93.2 shares25  and the Comair Allocation would be 6.8 shares.26

The Delta Allocation shall be reduced by the number of shares of New Delta Common Stock that will be issuable under the Compensation Programs at or contemporaneously with the Effective Date, not subject to vesting or other restrictions, to derive the Delta Unsecured Allocation. The Comair Allocation, however, will not be subject to such a reduction. Therefore, the Comair Unsecured Allocation will be the same as the Comair Allocation.

g.	Confirmation In The Event Of Rejection Of The Plan By One Or More Impaired Classes Of Claims Against the Comair Debtors

If any Impaired Class of Claims against the Comair Debtors entitled to vote on the Plan shall not accept the Plan by the requisite statutory majority required by section 1126(c) of the Bankruptcy Code, then the Debtors may take any of the actions specified in (i) Section 5.5 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including proceeding to confirm the Plan under section 1129(b) of the Bankruptcy Code or (ii) Section 15.2 of the Plan (with any necessary consent of the Creditors’ Committee as specified therein), including delaying the effectiveness of the Plan with respect to the Comair Debtors and proceeding with Confirmation of the Plan solely with respect to the Delta Debtors and without re-soliciting votes of the Creditors of the Delta Debtors.

[25]	$10,000,000,000	x 100 = 93.2
$10,000,000,000 + $730,000,000

[26]	$730,000,000	x 100 = 6.8
$10,000,000,000 + $730,000,000

If the Delta Debtors elect to proceed under Section 15.2 of the Plan as described above, then (i) all Plan Shares allocated to the Comair Allocation pursuant to Section 2.6 of the Plan shall be re-allocated to the Delta Allocation; (ii) subject to the reservation of rights in clause (iii) below, Intercompany Claims between Comair Debtors and Delta Debtors will receive the same treatment as similar pre-petition third-party Claims; (iii) each of the Delta Debtors and the Comair Debtors will retain the respective rights and remedies available to them with respect to any executory contracts and unexpired leases between them; (iv) all provisions in the Plan relating to the Comair Debtors, including distributions to the Creditors of the Comair Debtors, shall have no legal effect and (v) the Comair Debtors may seek further extensions of the exclusivity period under section 1121 of the Bankruptcy Code, elect to file amendments to the Plan in the form of stand-alone supplements or plans of reorganization or otherwise (but which shall, in any case, be considered amendments to the Plan) and seek Confirmation of the Plan (as may be amended from time to time) solely with respect to the Comair Debtors.

Section 5.3    Classification and Treatment of Claims and Interests

The Debtors believe that the Plan provides the best and most prompt possible recovery to holders of Claims and Interests. Under the Plan, Claims against, and Interests in, the Debtors are divided into different Classes. Under the Bankruptcy Code, claims and equity interests are classified beyond mere “creditors” or “shareholders” because such entities may hold claims or equity interests in more than one class. If the Plan is confirmed by the Bankruptcy Court and consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors will make distributions in respect of certain Classes of Claims as provided in the Plan; provided, however, that such distributions are subject to the provisions of Section 4.4 of the Plan.

The Plan contemplates the reorganization of the Debtors and the resolution of all outstanding Claims against and Interests in the Debtors. Subject to the specific provisions set forth in the Plan, all of the pre-petition obligations owed to unsecured Creditors of the Debtors (including the Comair Debtors) will, as a general matter, be converted into New Delta Common Stock to be issued by Reorganized Delta. Moreover, the holders of Old Stock or of rights or Claims arising in connection therewith will receive no distribution on account of these Claims or Interests, which will be cancelled.

a.	Summary of Administrative Claims and Priority Tax Claims

1.	Treatment of Administrative Claims

Administrative Claims are Claims for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code. Such Claims include, but are not limited to Amex Post-Petition Facility Claims, DIP Facility Claims, Other Administrative Claims and Professional Fee Claims.

(i)	DIP Facility Claims

All DIP Facility Claims shall be Allowed as provided in the DIP Order. On or prior to the Effective Date, in complete satisfaction of such Claims, each DIP Facility Claim shall be paid in full in Cash; provided, however, that to the extent that, as of the Effective Date, any Excluded DIP Obligation remains contingent and has not been paid in full in Cash, then any such obligation shall survive the occurrence of the Effective Date, and the payment on such date of the DIP Facility Claims shall in no way affect or impair the obligations, duties and liabilities of the Debtors or the rights of the Administrative Agent and the Lenders (as defined in the DIP Facility) relating to any Excluded DIP Obligations, the performance of which is required after the Effective Date.

Contemporaneously with all amounts owing in respect of principal included in the DIP Facility Claims, interest accrued thereon to the date of payment and fees, expenses and non-contingent indemnification obligations as required by the DIP Facility and arising prior to the Effective Date being paid in full in Cash: (i) the DIP Facility and the “Loan Documents” referred to therein shall (subject to the proviso in the immediately preceding paragraph) automatically terminate, in each case without further action by the DIP Agent or DIP Lenders, (ii) all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all Collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or DIP Lenders, (iii) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Facility Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or DIP Lenders and (iv) in accordance with the DIP Facility, outstanding letters of credit issued under the DIP Facility will either be (x) collateralized with Cash in an amount equal to 105% of the aggregate face amount of all such outstanding letters of credit, (y) canceled and returned along with all guarantees thereof or (z) supported by stand by letters of credit of like tenor and duration (plus 30 additional days) in an amount equal to 105% of the face amount of each such outstanding letter of credit and subject to such terms and conditions as shall be satisfactory to the DIP Agent. The DIP Agent and DIP Lenders shall take all reasonable actions to effectuate and confirm such termination, release and discharge as requested by the Debtors or the Reorganized Debtors.

(ii)	Amex Post-Petition Facility Claims

All Amex Post-Petition Facility Claims shall be Allowed as provided in the DIP Order. In complete satisfaction of the Amex Post-Petition Facility Claims, on or prior to the Effective Date, but in no event later than the date of payment of the DIP Facility Claim, (i) all amounts owing in respect of principal included in the Amex Post-Petition Facility Claims, interest accrued thereon, professional fees and expenses and non-contingent indemnification obligations as required by the Amex Post-Petition Facility and arising prior to the Effective Date shall be paid in full and in Cash and (ii) any excise taxes prepaid by Amex in connection with the making of the “Bankruptcy Loan” referred to in the Amex Post-Petition Facility and not repaid by Delta or otherwise recovered by Amex as contemplated by the Amex Post-Petition Facility (the “Remaining Pre-Paid Excise Taxes”) shall be paid in full in Cash. From and after the Effective Date, the Card Service Agreement, the Co-Branded Card Agreement, the MR Agreement, the Corporate Card Agreement and the Purchasing Card Agreement (each as defined in the Amex Agreements Assumption Order; together, the “Amex Agreements”), each in such form and substance as in effect immediately prior to the Effective Date, shall continue to be in effect, except to the extent set forth in the paragraph immediately below; provided that the Debtors agree not to make any amendments to the Amex Agreements prior to the Effective Date that are outside of the ordinary course of business without Bankruptcy Court approval.

Without limiting the foregoing, upon the later of (x) the Effective Date and (y) the date on which all principal of the Amex Post-Petition Facility Claims, interest accrued thereon, professional fees and expenses and non-contingent indemnification obligations as required by the Amex Post-Petition Facility and arising prior to the Effective Date and any Remaining Pre-Paid Excise Taxes are paid in full in Cash: (i) the Amex Post-Petition Facility and the “Other Documents” referred to therein shall automatically terminate, except that any obligation under any provision that, pursuant to Section 14.7 of each Amex Post-Petition Facility, survives the termination of such Amex Post-Petition Facility and has not been satisfied in full on or prior to the Effective Date shall survive the occurrence of the Effective Date, (ii) all Liens on property of the Debtors and the Reorganized Debtors in favor of the Amex Entities (including, without limitation, any Liens arising out of, related to or securing the Amex Post-Petition Facility Claims and any Liens arising out of, related to or securing the Card Service Agreement, the Co-Branded Card Agreement and the MR Agreement) shall automatically terminate, and all collateral subject to such Liens shall be automatically released (provided, however, that nothing in this clause (ii) shall affect the rights, if any, of Amex under any Amex Agreement to offset, recoup or create a reserve or assert similar rights to the extent more particularly set forth in such agreements) and (iii) all guarantees of the Debtors and Reorganized Debtors in favor of the Amex Entities set forth in the Amex Post-Petition Facility shall be automatically discharged and released, in each case without further action by the Amex Entities. The Amex Entities shall take all reasonable actions requested by the Debtors or the Reorganized Debtors to effectuate and confirm such termination, discharge and release.

(iii)	Other Administrative Claims

Each holder of an Allowed Other Administrative Claim shall be paid the full unpaid amount of such Allowed Other Administrative Claim in Cash.

For Allowed Other Administrative Claims that are Allowed as of the Effective Date, distributions shall be made on the Initial Distribution Date or as soon as practicable thereafter (or upon such other terms as may be agreed upon by such holder and the applicable Reorganized Debtor or otherwise ordered by the Bankruptcy Court). For Other Administrative Claims that are Allowed after the Effective Date, distributions shall be made on or as soon as practicable after the date of Allowance (or upon such other terms as may be agreed upon by such holder and the applicable Reorganized Debtor or otherwise ordered by the Bankruptcy Court).

Allowed Other Administrative Claims with respect to assumed agreements, liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and non-ordinary course liabilities approved by the Bankruptcy Court shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

(iv)	Professional Fee Claims

Each holder of a Professional Fee Claim shall be paid pursuant to the provisions of Section 8.1 of the Plan.

2.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) a single Cash distribution in an amount equal to such Allowed Priority Tax Claim, (b) equal Cash payments on the fifth and the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest compounded annually from the Effective Date on any outstanding balance calculated at a rate equal to the market yield on the Effective Date on U.S. Treasury securities at a five-year constant maturity, quoted on an investment basis, as reported by the Federal Reserve Board or (c) such other recovery as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

The Reorganized Debtors shall have the right, in their sole discretion, to pay any Allowed Priority Tax Claim or any remaining balance of an Allowed Priority Tax Claim (together with accrued but unpaid interest) in full at any time on or after the Effective Date without premium or penalty.

b.	Summary of Other Claims and Interests

The categories of Claims and Interests listed below classify Claims and Interests in or against the Debtors for all purposes, including voting, Confirmation and distribution, pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code, have not been classified, and their treatment is set forth in Article 3 of the Plan.

As summarized in Article 2 of the Plan, the Plan is predicated on the Delta Plan Consolidation and Comair Plan Consolidation. If one or both Plan Consolidations are not ordered pursuant to Article 2 of the Plan, the Claims and Interests against and in the Delta Debtors and Comair Debtors shall be classified, treated and voted as specified in Article 2.

The classes and distributions set forth in the Plan and discussed below remain subject to change, as discussed in Section 4.4 of the Plan.

1.	Treatment of Claims and Interests

(i)	Delta Class 1 (Other Priority Claims against the Delta Debtors)

Except to the extent that the Delta Debtors and a holder of an Allowed Other Priority Claim against the Delta Debtors have agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim shall otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Delta Debtor and the holder of such Claim.

(ii)	Delta Class 2 (Secured Aircraft Claims against the Delta Debtors)

Except to the extent that the Delta Debtors and a holder of an Allowed Secured Aircraft Claim against any of the Delta Debtors agree to a different treatment (including, without limitation, pursuant to a Post-Petition Aircraft Agreement), in which case such holder shall be treated in a manner consistent with such agreement, each holder of an Allowed Secured Aircraft Claim against any of the Delta Debtors shall receive, at the election of the Delta Debtors, after approval by the Creditors’ Committee or the Post-Effective Date Committee (as applicable), which approval shall not unreasonably be withheld, and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Aircraft Claim, one of the following treatments: (i) payment in Cash in the amount of the Allowed Secured Aircraft Claim, (ii) the legal, equitable and contractual rights of the holder with respect to such Allowed Secured Aircraft Claim shall be Reinstated, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Aircraft Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Secured Aircraft Claim or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the Delta Debtors satisfy a Secured Aircraft Claim under clause (i), (iii), (iv) or (v) above, the Liens securing such Secured Claim shall be deemed released without further action by any party.

Any distributions made pursuant to Section 4.2(b) of the Plan shall be made on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Delta Debtor and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Delta Class 2 (Secured Aircraft Claims against the Delta Debtors) as a single Class. This Class is actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

While the Plan provides that Allowed Secured Aircraft Claims will be unimpaired, such treatment does not ensure that (i) holders of Allowed Secured Aircraft Claims will be paid in Cash in the amount of such Allowed Secured Aircraft Claims or (ii) such holders’ legal, equitable and contractual rights with respect to such Allowed Secured Aircraft Claims will be Reinstated. As described above, Section 4.2(b) of the Plan provides the Delta Debtors with the option of selecting among a number of other alternative treatments with respect to an Allowed Secured Aircraft Claim in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Aircraft Claim.

These alternative treatments set forth in the Plan include (i) the sale of the aircraft that serves as Collateral and the distribution of the proceeds to the holder of the Allowed Secured Aircraft Claim to the extent of such Claim and (ii) the transfer of the aircraft that serves as Collateral for such Allowed Secured Aircraft Claim to the holder of such Claim. If the Delta Debtors were to select either such alternative treatment with respect to an Allowed Secured Aircraft Claim and the proceeds of any sale or disposition of the aircraft were insufficient to satisfy in full such Allowed Secured Aircraft Claim, such holder might be entitled to an Allowed General Unsecured Claim in respect of the deficiency. Under the Plan, an Allowed General Unsecured Claim is an Impaired Claim and entitled to vote on the Plan.

Until such time as the Delta Debtors select the specific treatment for an Allowed Secured Aircraft Claim, the holders of such Allowed Secured Aircraft Claim will not be able to determine whether they may also hold a General Unsecured Claim. Accordingly, U.S. Bank National Association, as Pass Through Trustee with respect to the Delta Debtors’ EETC transactions, has informed the Debtors that because it is the holder of contingent and unliquidated Delta Class 4 Claims, it intends to solicit instructions from the appropriate EETC holders and/or controlling party with respect to voting on the Plan and cast Ballots to the extent of and in accordance with such instructions.

(iii)	Delta Class 3 (Other Secured Claims against the Delta Debtors)

Except to the extent that the Delta Debtors and a holder of an Allowed Other Secured Claim against any of the Delta Debtors agree to a different treatment, each holder of an Allowed Other Secured Claim against any of the Delta Debtors shall receive, at the sole option of the Delta Debtors and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments: (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) the legal, equitable and contractual rights of the holder with respect to such Allowed Other Secured Claim shall be Reinstated, (iii) a distribution of the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) a distribution of the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against the Debtors or Reorganized Debtors or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event that the Delta Debtors satisfy an Other Secured Claim under clause (i), (iii), (iv) or (v) above, the Liens securing such Other Secured Claim shall be deemed released without further action by any party.

Any distributions made pursuant to Section 4.2(c) of the Plan shall be made on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Delta Debtor and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Delta Class 3 (Other Secured Claims against the Delta Debtors) as a single Class. This Class is actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

(iv)	Delta Class 4 (General Unsecured Claims against the Delta Debtors)

Except to the extent that the Delta Debtors and a holder of an Allowed General Unsecured Claim against any of the Delta Debtors agree to a different treatment (including, without limitation, pursuant to a Post-Petition Aircraft Agreement or pursuant to an individual settlement agreement) each holder of an Allowed General Unsecured Claim against any of the Delta Debtors (including the holders of the ALPA Claim and the PBGC Claim) shall receive from Reorganized Delta, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (ii) the Distribution Date that is at least 20 calendar days after such General Unsecured Claim becomes an Allowed General Unsecured Claim, its Delta Initial Pro Rata Share of the Delta Unsecured Allocation based on such Claim.*

If any shares of New Delta Common Stock remain in the Delta Disputed Claims Reserve after all Delta Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 9.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of Reorganized Delta, either effect a final distribution of or effect the orderly sale of such shares as set forth in Section 9.4(b)(i) of the Plan, so that each holder of an Allowed Delta General Unsecured Claim shall receive its Delta Final Pro Rata Share of those shares allocable to such Claim (or the actual Cash proceeds in lieu thereof, in the event of a sale) on or as soon as reasonably practicable after the Delta Final Distribution Date. Such final distribution, if any, together with the initial distribution set forth in the previous paragraph, shall be in full satisfaction, release and discharge of and in exchange for each Allowed General Unsecured Claim against any of the Delta Debtors.

*  In order to satisfy tax withholding obligations, the Reorganized Debtors will need to sell a portion of the New Delta Common Stock that would otherwise be issued to (or sold for) retirees and employees who will receive New Delta Common Stock under the Plan, regardless of the classification of their Claims under the Plan. Accordingly, the actual number of shares (or amount of Cash) distributed to retirees and employees will be reduced. See Section 4.4 of the Plan for more information.

(v)	Delta Class 5 (Non-Convenience Class Retiree Claims against Delta)

Except to the extent that the Delta Debtors and a holder of an Allowed Non-Convenience Class Retiree Claim against Delta agree to a different treatment, each holder of an Allowed Non-Convenience Class Retiree Claim against Delta shall receive from Reorganized Delta, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (ii) the Distribution Date that is at least 20 calendar days after such Non-Convenience Class Retiree Claim becomes an Allowed Non-Convenience Class Retiree Claim, its Delta Initial Pro Rata Share of the Delta Unsecured Allocation based on such Claim;*  provided that such holder may request on its Ballot to instead have such New Delta Common Stock sold through Reorganized Delta’s use of its commercially reasonable efforts and, if such sale is effected, receive the appropriate amount of Cash proceeds of the sale in lieu of the foregoing distribution as soon as reasonably practicable after the completion of such sale; provided further that in certain circumstances and pursuant to the last paragraph of Section 4.4 of the Plan, Delta may determine not to effectuate any such sales and instead distribute shares to all holders of Allowed Non-Convenience Class Retiree Claims.

If any shares of New Delta Common Stock remain in the Delta Disputed Claims Reserve after all Delta Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 9.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of Reorganized Delta, either effect a final distribution of or effect the orderly sale of such shares as set forth in Section 9.4(b)(i) of the Plan, so that the holder of an Allowed Non-Convenience Class Retiree Claim shall receive its Delta Final Pro Rata Share of those shares allocable to such Claim (or the appropriate Cash proceeds in lieu thereof, in the event of a sale) on or as soon as reasonably practicable after the Delta Final Distribution Date; provided that those holders that requested to receive Cash in lieu of shares shall receive any final distribution in Cash if Reorganized Delta is able through commercially reasonable efforts to sell, on such holder’s behalf, the shares to which the holder would otherwise be entitled. Such final distribution, if any, together with the initial distribution set forth in the previous paragraph, shall be in full satisfaction, release and discharge of and in exchange for each Allowed Non-Convenience Class Retiree Claim against Delta.

(vi)	Delta Class 6 (Convenience Class Claims against the Delta Debtors)

*  In order to satisfy tax withholding obligations, the Reorganized Debtors will need to sell a portion of the New Delta Common Stock that would otherwise be issued to (or sold for) retirees and employees who will receive New Delta Common Stock under the Plan, regardless of the classification of their Claims under the Plan. Accordingly, the actual number of shares (or amount of Cash) distributed to retirees and employees will be reduced. See Section 4.4 of the Plan for more information.

Except to the extent that the Delta Debtors and a holder of an Allowed Convenience Class Claim against any of the Delta Debtors agree to a different treatment, each holder of an Allowed Convenience Class Claim against any of the Delta Debtors shall receive from Reorganized Delta, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (ii) the Distribution Date that is at least 20 calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, in full satisfaction, release and discharge of and in exchange for such Claim, the Delta Convenience Class Distribution based on such Claim.w

(vii)	Delta Class 7a (Interests in Delta)

The holders of Interests in Delta shall neither receive any distributions nor retain any property on account thereof pursuant to the Plan. All Interests in Delta shall be cancelled and extinguished.

(viii)	Delta Class 7b (Interests in the Delta Subsidiary Debtors)

Subject to the Roll-Up Transactions that may be effectuated pursuant to Section 6.2 of the Plan, the Interests in the Delta Subsidiary Debtors shall not be cancelled, but shall be Reinstated for the benefit of the respective Reorganized Debtor27  that is the holder thereof. The Interests in each Delta Subsidiary Debtor shall be Reinstated for the ultimate benefit of Reorganized Delta, in exchange for the agreement of Reorganized Delta to make distributions under the Plan to Creditors of the Delta Subsidiary Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations of the Delta Subsidiary Debtors, including, without limitation, those owed to PBGC.

(ix)	Delta Class 8 (Securities Litigation Claims against the Delta Debtors)

The holders of Securities Litigation Claims against the Delta Debtors shall not receive any distributions nor retain any property on account thereof pursuant to the Plan. The treatment of Securities Litigation Claims under the Plan is in accordance with, and gives effect to, section 510(b) of the Bankruptcy Code.

(x)	Comair Class 1 (Other Priority Claims against the Comair Debtors)

Except to the extent that the Comair Debtors and a holder of an Allowed Other Priority Claim against the Comair Debtors have agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Claim, Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim shall otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Comair Debtor or Comair Debtors and the holder of such Claim.

w In order to satisfy tax withholding obligations, the Reorganized Debtors will need to withhold a portion of the Cash that would otherwise be distributed to retirees and employees with Allowed Convenience Class Claims. Accordingly, the actual amount of Cash distributed to retirees and employees will be reduced. See Section 4.4 of the Plan for more information.

27  Aon Group, Inc.’s minority interest in Delta Benefits Management will also be Reinstated.

(xi)	Comair Class 2 (Secured Aircraft Claims against the Comair Debtors)

Except to the extent that the Comair Debtors and a holder of an Allowed Secured Aircraft Claim against any of the Comair Debtors agree to a different treatment (including, without limitation, pursuant to a Post-Petition Aircraft Agreement), in which case such holder shall be treated in a manner consistent with such agreement, each holder of an Allowed Secured Aircraft Claim against any of the Comair Debtors shall receive, at the election of the Comair Debtors, after approval by the Creditors’ Committee or the Post-Effective Date Committee (as applicable), which approval shall not unreasonably be withheld, and in full satisfaction, settlement, release and discharge of and, in exchange for such Allowed Secured Aircraft Claim, one of the following treatments: (i) payment in Cash in the amount of such Allowed Secured Aircraft Claim, (ii) the legal, equitable and contractual rights of the holder with respect to such Allowed Secured Aircraft Claim shall be Reinstated, (iii) the proceeds of the sale or disposition of the Collateral securing such Allowed Secured Aircraft Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) the Collateral securing such Allowed Secured Aircraft Claim or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event the Comair Debtors satisfy a Secured Aircraft Claim under clause (i), (iii), (iv) or (v) above, the Liens securing such Secured Aircraft Claim shall be deemed released.

Any distributions made pursuant to Section 4.2(k) of the Plan shall be made on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Comair Debtor and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Comair Class 2 (Secured Aircraft Claims against the Comair Debtors) as a single Class. This Class is actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

(xii)	Comair Class 3 (Other Secured Claims against the Comair Debtors)

Except to the extent that the Comair Debtors and a holder of an Allowed Other Secured Claim against any of the Comair Debtors agree to a different treatment, each holder of an Allowed Other Secured Claim against any of the Comair Debtors shall receive, at the sole option of the Comair Debtors and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, one of the following treatments: (i) payment in Cash in the amount of such Allowed Other Secured Claim, (ii) the legal, equitable, and contractual rights of the holder with respect to such Allowed Other Secured Claim shall be Reinstated, (iii) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iv) the Collateral securing such Allowed Other Secured Claim without representation or warranty by or recourse against the Debtors or Reorganized Debtors or (v) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event that the Comair Debtors satisfy an Other Secured Claim under clause (i), (iii), (iv) or (v) above, the Liens securing such Other Secured Claim shall be deemed released.

Any distributions made pursuant to Section 4.2(l) of the Plan shall be made on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement between the applicable Comair Debtor and the holder of such Claim.

For convenience of identification, the Plan classifies the Allowed Claims in Comair Class 3 (Other Secured Claims against the Comair Debtors) as a single Class. This Class is actually a group of subclasses, depending on the Collateral securing each such Allowed Claim.

(xiii)	Comair Class 4 (General Unsecured Claims against the Comair Debtors)

Except to the extent that the Comair Debtors and a holder of an Allowed General Unsecured Claim against any of the Comair Debtors agree to a different treatment (including, without limitation, pursuant to a Post-Petition Aircraft Agreement or pursuant to an individual settlement agreement), each holder of an Allowed General Unsecured Claim against any of the Comair Debtors shall receive from Reorganized Delta, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (ii) the Distribution Date that is at least 20 calendar days after such General Unsecured Claim becomes an Allowed General Unsecured Claim, its Comair Initial Pro Rata Share of the Comair Unsecured Allocation based on such Claim.*

If any shares of New Delta Common Stock remain in the Comair Disputed Claims Reserve after all Comair Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 9.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of Reorganized Delta, either effect a final distribution of or effect the orderly sale of such shares as set forth in Section 9.4(b)(ii) of the Plan, so that each holder of an Allowed Comair General Unsecured Claim shall receive its Comair Final Pro Rata Share of those shares allocable to such Claim (or the actual Cash proceeds in lieu thereof, in the event of a sale) on or as soon as reasonably practicable after the Comair Final Distribution Date. Such final distribution, if any, together with the initial distribution set forth in the previous paragraph, shall be in full satisfaction, release and discharge of and in exchange for each Allowed General Unsecured Claim against any of the Comair Debtors.

*  In order to satisfy tax withholding obligations, the Reorganized Debtors will need to sell a portion of the New Delta Common Stock that would otherwise be issued to (or sold for) retirees and employees who will receive New Delta Common Stock under the Plan, regardless of the classification of their Claims under the Plan. Accordingly, the actual number of shares (or amount of Cash) distributed to retirees and employees will be reduced. See Section 4.4 of the Plan for more information.

(xiv)	Comair Class 5 (Convenience Class Claims against the Comair Debtors)

Except to the extent that the Comair Debtors and a holder of an Allowed Convenience Class Claim against any of the Comair Debtors agree to a different treatment, each holder of an Allowed Convenience Class Claim against any of the Comair Debtors shall receive from Reorganized Delta, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date (for Claims Allowed as of the Effective Date) and (ii) the Distribution Date that is at least 20 calendar days after such Convenience Class Claim becomes an Allowed Convenience Class Claim, in full satisfaction, release and discharge of and in exchange for such Claim, the Comair Convenience Class Distribution based on such Claim.w

(xv)	Comair Class 6 (Interests in the Comair Debtors)

Subject to the Roll-Up Transactions that may be effectuated pursuant to Section 6.2 of the Plan, the Interests in the Comair Debtors shall not be cancelled, but shall be Reinstated for the benefit of the respective Reorganized Debtor that is the holder thereof. The Interests in each Comair Debtor shall be Reinstated for the ultimate benefit of Reorganized Delta, in exchange for the agreement of Reorganized Delta to make distributions under the Plan to Creditors of the Comair Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations of the Comair Debtors, including, without limitation, those owed to PBGC.

(xvi)	Comair Class 7 (Securities Litigation Claims against the Comair Debtors)

The holders of Securities Litigation Claims against the Comair Debtors shall not receive any distributions nor retain any property on account thereof pursuant to the Plan. The treatment of Securities Litigation Claims under the Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

w In order to satisfy tax withholding obligations, the Reorganized Debtors will need to withhold a portion of the Cash that would otherwise be distributed to retirees and employees with Allowed Convenience Class Claims. Accordingly, the actual amount of Cash distributed to retirees and employees will be reduced. See Section 4.4 of the Plan for more information.

2.	Treatment of Intercompany Claims

Section 4.3(a) of the Plan provides that (subject to Section 4.3(b) of the Plan), in accordance with and giving effect to the provisions of section 1124(1) of the Bankruptcy Code, Intercompany Claims are Unimpaired by the Plan. However, the Debtors, in their sole discretion, retain the right to eliminate or adjust any Intercompany Claims as of the Effective Date by offset, cancellation, contribution or otherwise.

Section 4.3(b) of the Plan provides that Intercompany Claims between the Comair Debtors and the Delta Debtors (other than trade payables and receivables and other current accounts, which will continue to be settled in the ordinary course consistent with past practice) will (i) for purposes of the Valuation Analyses and the division of the Plan Shares between the Delta Allocation and the Comair Allocation, receive the same treatment and recovery as similar third-party Claims (as more fully described in Appendix B to this Disclosure Statement) and (ii) vote in Delta Class 4 pursuant to section 1126(a) of the Bankruptcy Code, in each case regardless of any treatment of or action taken with respect to such Intercompany Claims for any other purpose, as contemplated by the last sentence of Section 4.3(a) of the Plan.

3.	Compliance with Laws and Effects on Distributions

In connection with the consummation of the Plan, the Reorganized Debtors will comply with all withholding and reporting requirements imposed by federal, state, local or foreign taxing authorities, and all distributions hereunder, whether in Cash, New Delta Common Stock or other property, will be subject to applicable withholding and reporting requirements.

In order to satisfy withholding tax obligations, the Reorganized Debtors will need to sell a portion of the New Delta Common Stock that would otherwise be issued to those employees and retirees of the Reorganized Debtors who will receive New Delta Common Stock under the Plan (those with Allowed Claims in Delta Class 4 or Comair Class 4 and those with Allowed Claims in Delta Class 5 who elect to receive New Delta Common Stock). The Reorganized Debtors will need to withhold and remit to tax authorities a portion of the Cash proceeds to satisfy withholding tax obligations for employees and retirees of the Reorganized Debtors with Allowed Claims in Delta Class 5 who request to have their shares of New Delta Common Stock sold (assuming Delta is able to effectuate such sale, as set forth herein). In order to satisfy withholding tax obligations, the Reorganized Debtors will also need to withhold and remit to tax authorities a portion of the Cash that would otherwise be disbursed to certain employees and retirees with Allowed Claims in Delta Class 6 or Comair Class 5.

All sales of New Delta Common Stock under the Plan, including those contemplated by the preceding paragraph, will be effected only in a manner complying with applicable securities laws. The structure and timing of such transactions may result in delays in effecting distributions to employees and retirees of the Reorganized Debtors (including distribution of the portion of the shares of New Delta Common Stock allocable to an Allowed Claim not required to be sold to satisfy withholding tax obligations). Depending on the aggregate number of shares of New Delta Common Stock to be sold as contemplated above and the manner of making such sales, as well as contemporaneous sales of New Delta Common Stock by other holders of Allowed Claims and other market conditions, among other factors, it may not be possible to effect such transactions other than at a significant discount to then-current market prices.

In the case of individuals with Allowed Claims in Delta Class 5 who have requested to have their shares of New Delta Common Stock sold as contemplated in Section 4.2(e) of the Plan, Delta reserves the right to determine, after consultation with the Creditors’ Committee, that the aggregate additional number of shares to be sold resulting from such elections cannot be sold through commercially reasonable efforts in an efficient and expeditious manner, or that the discount to anticipated market prices that would be required would be excessive, in which case each such holder, notwithstanding such election, would receive its Delta Initial Pro Rata Share of the Delta Unsecured Allocation based on such Claim (subject to applicable withholding). Delta will file a notice on or prior to the Effective Date disclosing whether it has made such determination.

Section 5.4    Implementation of the Plan

a.	Continued Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, each with all the powers of a corporation, limited liability company or partnership, as applicable, under the laws of its respective jurisdiction of organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law.

The Reorganized Subsidiary Debtors’ Certificates of Incorporation and Reorganized Subsidiary Debtors’ Bylaws in effect prior to the Effective Date, shall continue to be in effect after the Effective Date, except to the extent (i) a Reorganized Subsidiary Debtor ceases to exist pursuant to the Plan, (ii) a Reorganized Subsidiary Debtor’s Certificate of Incorporation or a Reorganized Subsidiary Debtor’s Bylaws is amended pursuant to the Plan or (iii) necessary or appropriate to effectuate the Roll-Up Transactions, if any, pursuant to Section 6.2 of the Plan.

b.	Restructuring Transactions

On or after the Effective Date, the Reorganized Debtors may engage in or continue to enter into Roll-Up Transactions and may take such actions as may be necessary or appropriate to effect further corporate restructurings of their respective businesses, including actions necessary to simplify, reorganize and rationalize the overall reorganized corporate structure of the Reorganized Debtors. The transactions may include (i) dissolving various subsidiary companies, including certain of the Debtors, (ii) filing appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iii) any other action reasonably necessary or appropriate in connection with the Roll-Up Transactions. In each case in which the surviving, resulting or acquiring Entity in any of these transactions is a successor to a Reorganized Debtor, such surviving, resulting or acquiring Entity will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan, including paying or otherwise satisfying the Allowed Claims to be paid by such Reorganized Debtor. Implementation of the Roll-Up Transactions shall not affect any distributions, discharges, exculpations, releases or injunctions set forth in the Plan.

The Debtors currently intend to implement the following Roll-Up Transactions as of the Effective Date: (i) DAL Aircraft Trading, Delta Corporate Identity, Delta Ventures III and Song will be merged into Delta and shall cease to exist as separate legal entities and (ii) Kappa Capital Management will be converted from a corporation to a limited liability company. However, the Debtors reserve the right to (i) not implement any or all of these Roll-Up Transactions and (ii) with the consent of the Creditors’ Committee, which consent shall not unreasonably be withheld, implement additional Roll-Up Transactions.

c.	New Credit Facility

On or after the Effective Date, Reorganized Delta and certain of the Reorganized Subsidiary Debtors will enter into the New Credit Facility and will pay certain fees to the arrangers/bookrunners and the first-lien administrative agent thereunder. Reorganized Delta will use the New Credit Facility to repay the DIP Facility Claims and the Amex Post-Petition Facility Claims, to make other payments required under the Plan and to fund the post-reorganization operations of the Reorganized Debtors. The term sheet describing the New Credit Facility has been approved by the Creditors’ Committee and is attached to this Disclosure Statement as Appendix E hereto. The definitive documentation of the New Credit Facility shall be reasonably acceptable to the Creditors’ Committee.

Confirmation of the Plan shall constitute approval of the New Credit Facility (and all transactions contemplated thereby and obligations to be incurred by the Reorganized Debtors thereunder) and authorization for the applicable Reorganized Debtors to execute and deliver the New Credit Facility Documents and such other documents as the New Credit Facility Agents or the New Credit Facility Lenders may reasonably require to consummate the New Credit Facility.

d.	New Delta ALPA Notes

No later than 120 calendar days after the Effective Date, Reorganized Delta shall issue the New Delta ALPA Notes, as and to the extent set forth in the Bankruptcy Restructuring Agreement; provided, however, that, pursuant to the Bankruptcy Restructuring Agreement, Reorganized Delta may distribute to the Initial Holder (as defined in the Bankruptcy Restructuring Agreement) Cash in lieu of all or any portion of the New Delta ALPA Notes.

e.	PBGC Settlement Agreement; New Delta PBGC Notes

No later than seven Business Days after the Effective Date, Reorganized Delta shall issue the New Delta PBGC Notes for distribution to PBGC, as and to the extent set forth in the PBGC Settlement Agreement; provided, however, that pursuant to the PBGC Settlement Agreement, Reorganized Delta retains the right and, in certain circumstances, the obligation, to distribute Cash to PBGC in lieu of all or any portion of the New Delta PBGC Notes. In accordance with, and subject to the terms of, the PBGC Settlement Agreement, Reorganized Delta shall continue the Delta Retirement Plan and not discharge any liabilities with respect thereto; provided, however, that nothing in the Plan, the Confirmation Order or the PBGC Settlement Agreement shall be construed to (i) create or continue any funding liability or other obligation with respect to the Delta Retirement Plan not otherwise required or created under the Pension Protection Act upon the election of the alternative funding schedule provided for in section 402(a)(1) of such Act or (ii) change or modify the rules of section 402(e) or (f) of such Act. On or prior to the Effective Date, PBGC and Reorganized Delta will enter into a Registration Rights Agreement, in accordance with, and subject to the terms of, the PBGC Settlement Agreement.

The PBGC Settlement Agreement, and not the terms of the Plan, governs the terms and conditions agreed to by the parties thereto. Interested parties should consult the PBGC Settlement Agreement for a complete understanding of its terms. In the event of any inconsistency between the terms of the Plan and the PBGC Settlement Agreement, the PBGC Settlement Agreement shall govern and the terms of the Plan shall not be referenced to resolve interpretive disputes. Failure to describe in the terms of the Plan any provision of the PBGC Settlement Agreement shall not affect the enforceability of the PBGC Settlement Agreement.

f.	Cancellation of Old Notes, Old Aircraft Securities and Old Stock

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates and other documents evidencing (i) the Old Notes (excluding the Covered Municipal Bonds), (ii) the Old Aircraft Securities as set forth on Schedule 6.6(a) of the Plan and (iii) the Old Stock shall be cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released and discharged; provided, however, that (x) with respect to Municipal Bonds not associated with either the Assumed Municipal Bond Agreements or the Clayton County Loan Agreements, the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released and discharged in exchange for the treatment provided under the Plan for Allowed Claims, if any arising thereunder and (y) the cancellations set forth in clauses (i), (ii) and (iii) and the satisfaction, release and discharge of the Debtors’ obligations with respect to Municipal Bonds not associated with either the Assumed Municipal Bond Agreements or the Clayton County Loan Agreements above shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such notes, instruments, certificates or other documents. On the Effective Date, except to the extent otherwise provided in the Plan, any indenture or similar agreement relating to any of the foregoing, including, without limitation, the Indentures, and any related note, guaranty or similar instrument of the Debtors (excluding the Municipal Bond Indentures associated with the Covered Municipal Bonds and any related note, guaranty or similar instrument of the Debtors associated with the Covered Municipal Bonds), shall be deemed to be cancelled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and discharged (A) with respect to all obligations owed by any Debtor under any such agreement and (B) except to the extent provided herein below, with respect to the respective rights and obligations of the Indenture Trustees under any Indenture against the holders of Old Notes Claims; provided, however, that, with respect to Municipal Bond Indentures associated with the Covered Municipal Bonds and any related note, guaranty, or similar instrument of the Debtors associated with the Covered Municipal Bonds, the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released and discharged in exchange for the treatment provided under the Plan for Allowed Claims, if any, arising thereunder. Solely for the purpose of clause (B) in the immediately preceding sentence, only the following rights of each such Indenture Trustee shall remain in effect after the Effective Date:  (1) rights as trustee, paying agent and registrar, including, but not limited to, any rights to payment of fees, expenses and indemnification obligations, including, but not limited to, from property distributed under the Plan to such Indenture Trustee (but excluding any other property of the Debtors, the Reorganized Debtors or their respective estates), (2) rights relating to distributions to be made to the holders of the Old Notes by such Indenture Trustee from any source, including, but not limited to. distributions under the Plan (but excluding any other property of the Debtors, the Reorganized Debtors or their respective estates), (3) rights relating to representation of the interests of the holders of the Old Notes by such Indenture Trustee in the Chapter 11 Cases to the extent not discharged or released by the Plan or any order of the Bankruptcy Court and (4) rights relating to participation by such Indenture Trustee in proceedings and appeals related to the Plan. Notwithstanding the continued effectiveness of such rights after the Effective Date, such Indenture Trustee shall have no obligation to object to Claims against the Debtors or to locate certificated holders of Old Notes who fail to surrender their Old Notes in accordance with Section 7.2(d) of the Plan.

Notwithstanding the foregoing or any other provision contained herein or in the Plan, (a) the Debtors shall pay the reasonable fees and expenses (including reasonable counsel fees) incurred by The Bank of New York in its capacity as Indenture Trustee and (b) if there is a Final Order approving the Massport Motion, then the Massport Bonds, the Massport Trust Agreement and any Allowed Claim related thereto shall be treated in accordance with the terms of the Massport settlement agreement, and Delta will have no liability for payments with respect to the Massport Bonds (including under the guaranty by Delta, which guaranty shall be extinguished).

g.	Issuance of New Delta Plan Securities; Execution of Related Documents

On or as soon as reasonably practicable after the Effective Date (or as otherwise specifically set forth in the Plan), Reorganized Delta shall issue all securities, notes, instruments, certificates and other documents that Reorganized Delta is required to issue pursuant to the Plan or under any Post-Petition Aircraft Agreement, including, without limitation, the New Delta Plan Securities, each of which shall be distributed as provided in the Plan. Reorganized Delta shall execute and deliver such other agreements, documents and instruments, including the Registration Rights Agreements, as applicable.

h.	Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Delta Plan Securities and any securities issued or to be issued pursuant to or in connection with a Post-Petition Aircraft Agreement will each be exempt from registration under the Securities Act.

i.	Hart-Scott-Rodino Compliance

Any shares of New Delta Common Stock to be distributed under the Plan to any Person or Entity required to file a “Premerger Notification and Report Form” under the HSR Act, shall not be distributed until the notification and waiting periods applicable under such Act to such Person or Entity shall have expired or been terminated.

j.	Listing

Reorganized Delta shall use commercially reasonable efforts to cause the New Delta Common Stock to be listed on either the New York Stock Exchange or NASDAQ on or before the Effective Date. However, Reorganized Delta shall have no liability if it is unable to do so. Persons receiving distributions of New Delta Plan Securities by accepting such distributions shall be deemed to have agreed to cooperate with Reorganized Delta’s reasonable requests to assist it in its efforts to list the New Delta Common Stock on either the New York Stock Exchange or NASDAQ.

k.	Restrictions on the Transfer of New Delta Common Stock to Protect NOLs

To reduce the risk of adverse federal income tax consequences after the Effective Date resulting from an ownership change (as defined in section 382 of the Internal Revenue Code), the New Delta Certificate of Incorporation will restrict certain transfers of the New Delta Common Stock without the consent of the New Delta Board for two years after the Effective Date, subject to extension for up to three additional years if the New Delta Board determines in its reasonable discretion that such extension is necessary to preserve the value of Delta’s NOLs. These restrictions generally will provide that, except as may be otherwise agreed to by the New Delta Board, any attempted transfer of New Delta Common Stock prior to the expiration of the term of the transfer restrictions will be prohibited and void if such transfer would cause the percentage of New Delta Common Stock that such transferee or any other person owns or would be treated as owning (applying specified computational rules) to increase to 4.95% or above, or where the transfer would cause an increase in such ownership percentage from 4.95% or above to a greater ownership percentage. Absent a contrary decision by Delta and the Creditors’ Committee, the New Delta Certificate of Incorporation will also contain similar provisions restricting the ability of persons who own or would be treated as owning 5% or more of the outstanding New Delta Common Stock (applying specified computational rules) to dispose of their shares without the consent of the New Delta Board during the term of the transfer restrictions. Any restrictions on proposed transfers by such a shareholder will not apply to any sales of New Delta Common Stock by PBGC, the Savings Plan or any other qualified plan for Delta employees.

The transfer restrictions will not apply to certain transactions approved by the New Delta Board. In the case of a proposed transfer by a person who owns or would be treated as owning 5% or more of the outstanding New Delta Common Stock, the New Delta Board will not unreasonably withhold its approval where such transfer is structured in a manner that the New Delta Board determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of section 382 of the Internal Revenue Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the New Delta Board will apply the Treasury Regulations under section 382 of the Internal Revenue Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the New Delta Board may withhold approval of any such proposed transfer that it determines will result in a material risk of adverse effect on Delta’s ability to utilize its NOLs.

Any transfer of New Delta Common Stock that would otherwise be prohibited shall nonetheless be permitted if such transfer is pursuant to any transaction, including but not limited to a merger or consolidation, in which all holders of New Delta Common Stock, receive, or are offered the same opportunity to receive, cash or other consideration for all such New Delta Common Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of New Delta Common Stock.

l.	Compensation Programs

On the Effective Date or as soon as practicable thereafter, the Debtors shall implement each of the Compensation Programs pursuant to the terms thereof. The terms of such Compensation Programs shall be set forth in a Plan Supplement, which shall be filed no later than 20 calendar days before the Voting Deadline. The definitive documentation of the Compensation Programs shall be reasonably acceptable to the Creditors’ Committee.

Section 5.5    Provisions Governing Distributions

a.	Disbursing Agent

The Disbursing Agent shall make all distributions required under the Plan, except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer for distribution to the holders of Claims in accordance with the provisions of the Plan and the terms of the governing agreement. Distributions on account of such Claims shall be deemed complete upon delivery to the appropriate Servicer; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions to the extent reasonably practicable to do so. The DIP Agent, the Amex Entities and the Indenture Trustees will be considered Servicers for the DIP Facility Claims, the Amex Post-Petition Facility Claims and the Claims related to the Indentures, respectively.

The Reorganized Debtors shall be authorized, without further Bankruptcy Court approval, to reimburse any Servicer for their reasonable and customary servicing fees and expenses incurred in providing post-petition services directly related to distributions pursuant to the Plan. These reimbursements will be made on terms agreed to with the Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Servicer. Notwithstanding the foregoing, each Indenture Trustee acting as a Servicer will retain its rights under any charging lien with respect to any such amounts not agreed to be paid by the Reorganized Debtors under Section 7.1 of the Plan.

b.	Timing and Delivery of Distributions

1.	Timing

Subject to any reserves or holdbacks established pursuant to the Plan, and taking into account the matters discussed in Section 4.4 of the Plan, on the appropriate Distribution Date or as soon as practicable thereafter, holders of Allowed Claims against the Debtors shall receive the distributions provided for Allowed Claims in the applicable Classes as of such date. Distributions on account of Unsecured Claims Allowed as of the Effective Date shall be made on or as soon as reasonably practicable after the Initial Distribution Date.

If and to the extent there are Disputed Claims as of the Effective Date, distributions on account of such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in the Plan on or as soon as reasonably practicable after the next Distribution Date that is at least 20 calendar days after the Allowance of each such Claim; provided, however, that distributions on account of the Claims set forth in Article 3 of the Plan shall be made as set forth therein and Professional Fee Claims shall be made as soon as reasonably practicable after their Allowance. Because of the size and complexities of the Chapter 11 Cases, the Debtors at the present time cannot accurately predict the timing of the Final Distribution Dates.

2.	De Minimis Distributions

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, the Disbursing Agent nor any Servicer shall have any obligation to make a particular distribution to a specific holder of an Allowed Claim on an Initial Distribution Date or an Interim Distribution Date if (i) such Allowed Claim has an economic value less than $250 and (ii) such holder is also the holder of a Disputed Claim.

Notwithstanding any other provision of the Plan, the Reorganized Debtors reserve the right in their sole discretion to distribute (or to direct the Disbursing Agent or any Servicer to distribute) Cash to the holder of an Allowed Claim in respect of any distribution that has an economic value less than $250 and that would otherwise receive New Delta Common Stock on account of such Claim. Such Cash distribution (which shall be equal to the value of the New Delta Common Stock that the holder would otherwise have received) shall be in full satisfaction, release and discharge of and in exchange for any such Claim.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, the Disbursing Agent nor any Servicer shall have any obligation to make any distributions under the Plan with a value of less than $50, unless a written request therefor is received by the Reorganized Debtors from the relevant recipient at the addresses set forth in Section 17.13 of the Plan.

Notwithstanding any other provision of the Plan, none of the Reorganized Debtors, the Disbursing Agent nor any Servicer shall have any obligation to make any distribution to any holder of an Allowed Claim on a particular Interim Distribution Date if the aggregate economic value of all distributions authorized to be made to all holders of Allowed Claims on such Interim Distribution Date is less than $10,000,000.

3.	Delivery of Distributions - Allowed Claims Not Relating to Old Notes Being Cancelled Under the Plan

With respect to holders of Allowed Claims not relating to Old Notes being cancelled under the Plan, distributions shall only be made to the record holders of such Allowed Claims as of the Distribution Record Date. On the Distribution Record Date, at the close of business for the relevant register, all registers maintained by the Debtors, Disbursing Agent, mortgagees, other Servicers and each of the foregoing’s respective agents, successors and assigns with respect to Claims not relating to Old Notes being cancelled under the Plan shall be deemed closed for purposes of determining whether a holder of such a Claim is a record holder entitled to distributions under the Plan. The Debtors, Reorganized Debtors, Disbursing Agent, mortgagees, other Servicers and all of their respective agents, successors and assigns shall have no obligation to recognize, for purposes of distributions pursuant to or in any way arising from the Plan (or for any other purpose), any Claims, other than those relating to Old Notes being cancelled under the Plan, that are transferred after the Distribution Record Date. Instead, they shall be entitled to recognize only those record holders set forth in the registers as of the Distribution Record Date, irrespective of the number of distributions made under the Plan or the date of such distributions. Furthermore, if a Claim other than one based on a publicly traded note, bond or debenture (as set forth in Bankruptcy Rule 3001(e)) is transferred 20 or fewer calendar days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only if the transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

If any dispute arises as to the identity of a holder of an Allowed Claim, other than an Allowed Claim relating to an Old Note being cancelled under the Plan, that is entitled to receive a distribution pursuant to the Plan, the Disbursing Agent or the Servicers, as applicable, may, in lieu of making such distribution to such person, make the distribution into an escrow account until the disposition thereof is determined by Final Order or by written agreement among the interested parties to such dispute.

Subject to Bankruptcy Rule 9010, a distribution to a holder of an Allowed Claim, other than an Allowed Claim relating to an Old Note being cancelled under the Plan, may be made by the Disbursing Agent, in its sole discretion: (i) to the address set forth on the first page of the Proof of Claim filed by such holder (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (ii) to the address set forth in any written notice of an address change delivered to the Disbursing Agent after the date of any related Proof of Claim, (iii) to the address set forth on the Schedules filed with the Bankruptcy Court, if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of an address change, (iv) in the case of a holder whose Claim is governed by an agreement and administered by a Servicer, to the address contained in the official records of such Servicer or (v) at the address of any counsel that has appeared in the Chapter 11 Cases on such holder’s behalf.

Except to the extent otherwise provided in the Plan, distributions on account of Allowed Claims, if any, made under the Plan to an Indenture Trustee of a Municipal Bond Indenture shall be made on or as soon as reasonably practicable after the applicable Distribution Date; provided, however, that such Indenture Trustee shall be entitled to make subsequent distributions to beneficial holders of Municipal Bonds in accordance with the terms of the applicable Municipal Bond Documents.

4.      Delivery of Distributions - Allowed Claims Relating to Old Notes; Surrender of Cancelled Instruments or Securities

Subject to the provisions of Section 6.6 of the Plan, with respect to holders of Allowed Claims relating to Old Notes, distributions shall only be made to holders of such Allowed Claims who surrender their Old Notes in accordance with the provisions of Section 7.2(d) of the Plan:

With respect to any holder of an Allowed Claim relating to an Old Note (other than certificated securities in global form held in the name of Cede & Co. as nominee for DTC and in the custody of Cede & Co., DTC or an Indenture Trustee), such holder shall either (x) surrender such Old Note to the Disbursing Agent or (y) with respect to an Old Note that is governed by an agreement and administered by a Servicer, surrender such Old Note to the respective Servicer (along with a letter of transmittal to be provided by the Servicer), and such Old Note shall be cancelled. No distribution of property under the Plan shall be made to or on behalf of any holder of an Allowed Claim relating to an Old Note (other than certificated securities in global form held in the name of Cede & Co. as nominee for DTC and in the custody of Cede & Co., DTC or an Indenture Trustee) unless and until such Old Note is received by the Disbursing Agent or the appropriate Servicer. In the event of the loss, theft or destruction of an Old Note not held through DTC, the unavailability of such Old Note must be reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer, including by executing and delivering (x) an affidavit of loss setting forth the unavailability of the Old Note or promissory note, as applicable, reasonably satisfactory to the Disbursing Agent or the respective Servicer and (y) such additional security or indemnity as may be reasonably required. A distribution to a holder of an Allowed Claim relating to an Old Note (other than certificated securities in global form held in the name of Cede & Co. as nominee for DTC and in the custody of Cede & Co., DTC or an Indenture Trustee) may be made by the Disbursing Agent, in its sole discretion: (x) to the address of the holder thereof or (y) to the address indicated in any letter of transmittal submitted to the Servicer by a holder.

With respect to any holder of an Allowed Claim relating to an Old Note that is held in the name of, or by a nominee of, DTC, the Debtors shall seek the cooperation of DTC to provide appropriate instructions to the appropriate Servicer. No distribution of property under the Plan shall be made to or on behalf of any holder of an Allowed Claim relating to an Old Note that is held in the name of, or by a nominee of, DTC, unless and until such appropriate instructions from DTC are received by the appropriate Servicer.

Any holder of an Allowed Claim relating to an Old Note who fails to surrender such Old Note in accordance with Section 7.2(d) of the Plan within one year after the Effective Date shall be deemed to have forfeited all rights and Claims in respect of such Old Note and shall not participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to Reorganized Delta, notwithstanding any federal or state escheat laws to the contrary.

Notwithstanding the foregoing, Section 7.2(d) of the Plan shall not apply to any Claims Reinstated pursuant to the terms of the Plan or any Claims relating to Old Notes not being cancelled under the Plan.

c.	Manner of Payment under Plan

At the option of the Debtors, any Cash payment to be made under the Plan may be made by check, wire transfer or any other customary payment method.

The Disbursing Agent shall make distributions of New Delta Common Stock or Cash as required under the Plan on behalf of the applicable Reorganized Debtor. Where the applicable Reorganized Debtor is a subsidiary of Reorganized Delta, Reorganized Delta shall be deemed to have made a direct or indirect capital contribution to the applicable Reorganized Debtor of an amount of New Delta Common Stock or Cash to be distributed to the Creditors of such Debtor, but only at such time as, and to the extent that, the amounts are actually distributed to holders of Allowed Claims. Any distributions of New Delta Common Stock or Cash that revert to Reorganized Delta or are otherwise cancelled (such as to the extent any distributions have not been claimed within one year or are forfeited pursuant to Section 7.2 of the Plan) shall revest solely in Reorganized Delta and no other Reorganized Debtor shall have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

1.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed General Unsecured Claim entitled to a distribution under the Plan is based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest. For the avoidance of doubt, the preceding sentence does not apply to distributions made under the Plan to holders of Claims based on Municipal Bonds.

2.	Compliance Matters

In connection with the Plan, each Debtor, each Reorganized Debtor and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed by any federal, state or local taxing authority and all distributions under the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Debtor, each Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors believe are reasonable and appropriate. For tax purposes, distributions received with respect to Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

The Debtors reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and similar encumbrances.

3.	Foreign Currency Exchange Rate

As of the Effective Date, any Unsecured Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m., mid-range spot rate of exchange for the applicable currency as published in The Wall Street Journal, Eastern Edition, on the day after the Petition Date.

4.	Fractional Shares

No fractional shares of New Delta Common Stock will be issued or distributed under the Plan. The actual distribution of shares of New Delta Common Stock on the Interim Distribution Dates and the Final Distribution Dates will be rounded to the next higher or lower whole number as follows: (i) fractions less than one-half (½) shall be rounded to the next lower whole number and (ii) fractions equal to or greater than one-half (½) shall be rounded to the next higher whole number. The total number of shares of New Delta Common Stock to be distributed under the Plan will be adjusted as necessary to account for such rounding. No consideration will be provided in lieu of fractional shares that are rounded down. In the event that a Claim relating to Old Notes would have otherwise yielded a recovery of less than one-half (½) of one share of New Delta Common Stock, the holder of such Claim will receive no distribution under the Plan on account of such Claim.

d.	Undeliverable or Non-Negotiated Distributions

If any distribution is returned as undeliverable, no further distributions to such Creditor shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified in writing of such holder’s then-current address, at which time the undelivered distribution shall be made to such holder without interest or dividends. Undeliverable distributions shall be returned to Reorganized Delta until such distributions are claimed. All distributions under the Plan that remain unclaimed for one year after the relevant Distribution Date shall indefeasibly revert to Reorganized Delta. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 120 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the holder of the relevant Allowed Claim within the 120-calendar-day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to Reorganized Delta, notwithstanding any federal or state escheat laws to the contrary.

e.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

Except with respect to payments received on account of Municipal Bonds (except where expressly contrary to law), to the extent a Creditor receives a distribution on account of a Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Creditor shall, within 30 calendar days of receipt thereof, repay and/or return the distribution to Reorganized Delta, to the extent the Creditor’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

The Claims Agent shall reduce in full or part a Claim on the official claims register, without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Creditor receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor; provided, however, that to the extent the non-Debtor party making the payment is subrogated to the Creditor’s Claim, the non-Debtor party shall have a 30-calendar-day grace period to notify the Claims Agent of such subrogation rights.

2.	Claims Payable by Third Parties

To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged (to the extent of any agreed-upon satisfaction) on the official claims register by the Claims Agent without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

Section 5.6    Filing of Administrative Claims

a.	Professional Fee Claims

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court by the date that is 60 calendar days after the Confirmation Date. Such requests shall be filed with the Bankruptcy Court and served as required by the Case Management Order; provided that if any Professional is unable to file its own request with the Bankruptcy Court, such Professional may deliver an original, executed copy and an electronic copy to the Debtors’ attorneys at least three Business Days prior to the deadline, and the Debtors’ attorneys shall file such request with the Bankruptcy Court. The objection deadline relating to the final requests shall be 4:00 p.m. (prevailing Eastern Time) on the date that is 20 calendar days after the filing deadline. If no objections are timely filed and properly served in accordance with the Case Management Order with respect to a given request, or all timely objections are subsequently resolved, such Professional shall submit to the Bankruptcy Court for consideration a proposed order approving the Professional Fee Claim as an Allowed Administrative Claim in the amount requested (or otherwise agreed), and the order may be entered without a hearing or further notice to any party. The Allowed amounts of any Professional Fee Claims subject to unresolved timely objections shall be determined by the Bankruptcy Court at a hearing to be held no sooner than 10 calendar days after the objection deadline. Notwithstanding Section 7.2(a) of the Plan, distributions on account of Allowed Professional Fee Claims shall be made as soon as reasonably practicable after such Claims become Allowed.

2.	Payment of Interim Amounts

Professionals shall be paid pursuant to the “Monthly Statement” process set forth in the Interim Compensation Order with respect to all calendar months ending prior to the Confirmation Date.

3.	Confirmation Date Fees

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and Reorganized Debtors may employ and pay all Professionals in the ordinary course of business (including with respect to the month in which the Confirmation Date occurred) without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

b.	Other Administrative Claims

A notice setting forth the Other Administrative Claim Bar Date will be (i) filed on the Bankruptcy Court’s docket and (ii) posted on the Debtors’ case information website at www.deltadocket.com. No other notice of the Other Administrative Claim Bar Date will be provided.

All requests for payment of Other Administrative Claims that accrued on or before the Effective Date (other than Professional Fee Claims, which are subject to the provisions of Section 8.1 of the Plan) must be filed with the Claims Agent and served on counsel for the Debtors by the Other Administrative Claim Bar Date. Any requests for payment of Other Administrative Claims pursuant to Section 8.2 of the Plan that are not properly filed and served by the Other Administrative Claim Bar Date shall not appear on the register of claims maintained by the Claims Agent and shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

The Reorganized Debtors, in their sole and absolute discretion, may settle Other Administrative Claims in the ordinary course of business without further Bankruptcy Court approval; provided that, with respect to the settlement of any Other Administrative Claim relating to the lease or financing of Aircraft Equipment for an amount exceeding $10,000,000, the Reorganized Debtors (i) shall provide written notice of the terms of such settlement by e-mail, facsimile or overnight or hand delivery to the attorneys for the Post-Effective Date Committee and (ii) may then proceed with such settlement unless they receive a written objection (addressed to the attorneys for the Reorganized Debtors identified in such notice) by 4:00 p.m. (prevailing Eastern Time) on the day that is 10 calendar days from the date the Reorganized Debtors provide such written notice. If the Reorganized Debtors receive such an objection from the Post-Effective Date Committee, the parties will confer and attempt to resolve any differences. Failing that, the Reorganized Debtors may petition the Bankruptcy Court for approval of the settlement.

Unless the Debtors or the Reorganized Debtors object to a timely-filed and properly-served Other Administrative Claim by the Claims Objection Deadline, such Other Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Other Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court shall determine whether such Other Administrative Claim should be allowed and, if so, in what amount.

Notwithstanding the foregoing, requests for payment of Other Administrative Claims need not be filed with respect to Other Administrative Claims that (i) are for goods or services (other than those relating to the lease or financing of Aircraft Equipment) provided to the Debtors in the ordinary course of business, (ii) previously have been Allowed by Final Order of the Bankruptcy Court (including, but not limited to, PBGC’s out-of-pocket costs and expenses, as defined and limited by section 14 of the PBGC Settlement Agreement, and the Administrative Claims arising under the Pre-Termination Stipulation and the Pre-Termination Order), (iii) arise under the DIP Facility or the Amex Post-Petition Facility, (iv) are for personal injury or wrongful death, (v) are required to be paid pursuant to Section 10.4(e) of the Plan, (vi) are for amounts owed by any of the Debtors under any of their assumed or post-petition insurance policies or related agreements with ACE American Insurance Company or its affiliates or (vii) are for Cure amounts.

Section 5.7    Disputed Claims

a.	Objections to Claims

The Reorganized Debtors shall be entitled to object to all Claims; provided, however, that the Reorganized Debtors shall not be entitled to object to any Claim that has been expressly allowed by Final Order or under the Plan. Any objections to Claims, whether filed by the Reorganized Debtors, the Post-Effective Date Committee (acting within its authorized rights and powers as provided in Section 17.5(d) of the Plan) or by any other party, shall be filed on the Bankruptcy Court’s docket on or before the Claims Objection Deadline.

Claims objections filed before, on or after the Effective Date shall be filed, served and administered in accordance with the Claims Objection Procedures Order (taking into account all carve-outs and exceptions to the Claims Objection Procedures Order, including, without limitation, with respect to Carve-Out Parties (as defined in the Claims Objection Procedures Order)) and, to the extent applicable, the Aircraft Claims Objection Procedures Order, both of which shall remain in full force and effect; provided, however, that, on and after the Effective Date, filings and notices related to the Claims Objection Procedures Order need only be served on the relevant claimants and otherwise as required by the Case Management Order.

b.	Resolution of Disputed Claims

On and after the Effective Date, except with respect to those matters described in Section 17.5(d) of the Plan, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims and to compromise, settle or otherwise resolve any Disputed Claims without notice to or approval by the Bankruptcy Court or any other party.

c.	Estimation of Claims and Interests

1.	Contingent Claims, Unliquidated Claims and Disputed Claims

The Debtors may, in their sole and absolute discretion, determine, resolve and otherwise adjudicate Contingent Claims, Unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ choice having jurisdiction over the validity, nature or amount thereof. The Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any of the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim and the Debtors may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided, however, that such limitation shall not apply to Claims estimated for voting purposes only in Section 9.3(b) of the Plan or Claims requested by the Debtors to be estimated for voting purposes only at $1. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such Claim unless the holder of such Claim has filed a motion requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

2.	Non-Pilot Retiree Claims

By order dated October 19, 2006 (the “Section 1114 Approval Order”), the Bankruptcy Court approved (i) the Pilot Retiree Term Sheet between Delta and the Pilot Retiree Committee and (ii) the Non-Pilot Retiree Term Sheet between Delta and the Non-Pilot Retiree Committee, both with respect to consensual modifications to retiree benefits. In the Non-Pilot Retiree Term Sheet, Delta and the Non-Pilot Retiree Committee agreed to certain formulae and monthly amounts that would be used to calculate the Claims of individual non-pilot retirees (the “Non-Pilot Retiree Claims”).

Consistent with the Non-Pilot Retiree Term Sheet, Delta and the Non-Pilot Retiree Committee have agreed upon the Allowed amount of the Non-Pilot Retiree Claims that are presently capable of calculation. A portion of the Non-Pilot Retiree Claims are not currently capable of quantification because such Claims are based on the Confirmation Date. In the Non-Pilot Retiree Term Sheet, Delta and the Non-Pilot Retiree Committee agreed that any Claim not capable of precise calculation “shall be allowed for voting purposes, with an estimated Confirmation Date of June 2, 2007.” Consistent with the Non-Pilot Retiree Term Sheet, Delta has calculated that portion of the Non-Pilot Retiree Claims that are based upon the Confirmation Date (assuming a June 2, 2007 Confirmation Date) and has provided such calculations to the Non-Pilot Retiree Committee and its advisors, who have indicated their agreement with such calculations. As a result of such agreement, and consistent with the Non-Pilot Retiree Term Sheet, the Section 1114 Approval Order and sections 502 and 1114 of the Bankruptcy Code, Delta has requested that the Bankruptcy Court estimate such Claims for voting purposes only in such agreed amounts, without further notice to or action by any party or further opportunity to object.

d.	Payments and Distributions with Respect to Disputed Claims

1.	No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, no payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

2.	Disputed Claims Reserves

That portion of the Delta Unsecured Allocation that is not distributed in connection with the Initial Distribution Date pursuant to Article 4 of the Plan shall be held in reserve (the “Delta Disputed Claims Reserve”), together with all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Interim Distribution Dates and the Delta Final Distribution Date, as required by the Plan. The Disbursing Agent shall hold in the Delta Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Delta Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments or other distributions shall be held for the benefit of holders of Delta Disputed Claims whose Claims are subsequently Allowed and holders of Delta Unsecured Claims who receive a distribution from the Delta Disputed Claims Reserve on the Delta Final Distribution Date. After all Delta Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 9.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of Reorganized Delta, either (x) effect a final distribution of the shares remaining in the Delta Disputed Claims Reserve or (y) effect the orderly sale of the shares remaining in the Delta Disputed Claims Reserve (so long as the aggregate market value of such shares does not exceed $200,000,000) and distribute the actual Cash proceeds, in each case as required by the Plan.

That portion of the Comair Unsecured Allocation that is not distributed in connection with the Initial Distribution Date pursuant to Article 4 of the Plan shall be held in reserve (the “Comair Disputed Claims Reserve”), together with all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on Interim Distribution Dates and on the Comair Final Distribution Date, each as required by the Plan. The Disbursing Agent shall hold in the Comair Disputed Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Comair Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, for the benefit of holders of Comair Disputed Claims whose Claims are subsequently Allowed and holders of Comair Unsecured Claims who receive a distribution from the Comair Disputed Claims Reserve on the Comair Final Distribution Date. After all Comair Disputed Claims have become either Allowed Claims or Disallowed Claims and all distributions required pursuant to Section 9.4(c) of the Plan have been made, the Disbursing Agent shall, at the direction of Reorganized Delta, either (x) effect a final distribution of the shares remaining in the Comair Disputed Claims Reserve or (y) effect the orderly sale of the shares remaining in the Comair Disputed Claims Reserve (so long as the aggregate market value of such shares does not exceed $20,000,000) and distribute the actual Cash proceeds, in each case as required by the Plan.

Any New Delta Common Stock held under Section 9.4(b) of the Plan shall be deemed voted by the Disbursing Agent proportionally in the same manner as the rest of the New Delta Common Stock is voted.

For federal income tax purposes, absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, the Disbursing Agent shall (i) treat each Disputed Claims Reserve as a discrete trust for federal income tax purposes (which trust may consist of separate and independent shares) in accordance with the trust provisions of the Internal Revenue Code (section 641, et seq.) and (ii) to the extent permitted by applicable law, report consistently with the foregoing characterization for state and local income tax purposes. All holders of Disputed Claims shall report, for income tax purposes, consistently with the foregoing.

3.	Distributions After Allowance

To the extent that a Disputed Unsecured Claim, other than a Convenience Class Claim, becomes an Allowed Claim after the Effective Date, the Disbursing Agent will, out of the relevant Disputed Claims Reserve, distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Section 7.2(a) of the Plan. Subject to Section 9.6 of the Plan, all distributions made under this paragraph on account of Allowed Claims will be made together with any dividends, payments or other distributions made on account of, as well as any obligations arising from, the distributed property, then held in the relevant Disputed Claims Reserve as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claim holders included in the applicable class.

To the extent that a Convenience Class Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent will distribute to the holder thereof the distribution, if any, to which such holder is entitled under the Plan in accordance with Sections 7.2(a) and 9.6 of the Plan.

e.	No Amendments to Claims

A Claim may be amended prior to the Confirmation Date only as agreed upon by the Debtors and the holder of such Claim after consultation with the Creditors’ Committee or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules or applicable non-bankruptcy law. On or after the Confirmation Date, the holder of a Claim (other than an Other Administrative Claim or a Professional Fee Claim) must obtain prior authorization from the Bankruptcy Court or the Debtors to file or amend a Claim. Any new or amended Claim (other than Claims filed by the Rejection Bar Date that are related to executory contracts or unexpired leases rejected pursuant to the Plan or an order of the Bankruptcy Court) filed after the Confirmation Date without such prior authorization will not appear on the register of claims maintained by the Claims Agent and will be deemed disallowed in full and expunged without any action required of the Debtors or the Reorganized Debtors and without the need for any court order.

f.	No Interest

Other than as provided by section 506(b) of the Bankruptcy Code or as specifically provided for in the Plan, the Confirmation Order, the DIP Facility, the Amex Post-Petition Facility or a post-petition agreement in writing between the Debtors and the holder of a Claim, post-petition interest shall not accrue or be paid on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from and after the Effective Date; provided, however, that nothing in Section 9.6 of the Plan shall limit any rights of any governmental unit (as defined in section 101(27) of the Bankruptcy Code to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

Section 5.8    Executory Contracts and Unexpired Leases

a.	Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each executory contract and unexpired lease to which any Debtor is a party shall be deemed automatically rejected by the Debtors effective as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is assumed, rejected or otherwise treated pursuant to Section 10.3 or 10.4 of the Plan, (iv) that is listed on Schedule 10.2(a), 10.2(b), 10.2(c) or 10.3(d) of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline. If an executory contract or unexpired lease either (x) has been assumed or rejected pursuant an order of the Bankruptcy Court entered prior to the Effective Date or (y) is the subject of a motion to assume or reject pending on the Confirmation Date, then the listing of any such executory contract or unexpired lease on the aforementioned Schedules shall be of no effect.

b.	Schedules of Executory Contracts and Unexpired Leases

Schedules 10.2(a), 10.2(b), 10.2(c) and 10.3(d) of the Plan shall be filed by the Debtors as specified in Section 17.6 of the Plan as Plan Supplements and shall represent the Debtors’ then-current good faith belief regarding the intended treatment of all executory contracts and unexpired leases listed thereon, which treatment the Debtors at such time do not foresee changing; provided that only executory contracts and unexpired leases related to Aircraft Equipment may be listed on Schedule 10.2(c) of the Plan. Subject to the limitations set forth in Section 10.2(d) of the Plan, the Debtors reserve the right, on or prior to 3 p.m. on the Business Day immediately prior to the commencement of the Confirmation Hearing, (i) to amend Schedules 10.2(a), 10.2(b), 10.2(c) and 10.3(d) of the Plan in order to add, delete or reclassify any executory contract or unexpired lease or amend a proposed assignment and (ii) to amend the Proposed Cure, in each case with respect to any executory contract or unexpired lease previously listed as to be assumed; provided that if the Confirmation Hearing is adjourned for a period of more than two consecutive calendar days, such amendment right shall be extended to 3 p.m. on the Business Day immediately prior to the rescheduled or continued Confirmation Hearing, and this proviso shall apply in the case of any and all subsequent adjournments of the Confirmation Hearing; provided further that with respect to Intercompany Contracts and agreements proposed to be rejected as of the above deadline, the Debtors reserve the right to make amendments at any time prior to Confirmation. Pursuant to sections 365 and 1123 of the Bankruptcy Code, and except with respect to executory contracts and unexpired leases as to which a Treatment Objection is properly filed and served by the Treatment Objection Deadline, (i) each of the executory contracts and unexpired leases listed on Schedules 10.2(a) and 10.3(d) of the Plan shall be deemed assumed (and, if applicable, assigned) effective as of the Assumption Effective Date specified thereon and the Proposed Cure specified in the notice mailed to each Assumption Party shall be the Cure and shall be deemed to satisfy fully any obligations the Debtors might have with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code, (ii) each of the executory contracts and unexpired leases listed on Schedule 10.2(b) of the Plan shall be deemed rejected effective as of the Rejection Effective Date specified thereon and (iii) the Reorganized Debtors may assume, assume and assign or reject any executory contract or unexpired lease relating to Aircraft Equipment that is listed on Schedule 10.2(c) of the Plan by filing with the Bankruptcy Court and serving upon the relevant Deferred Party a Notice of Intent to Assume or Reject at any time before the Deferred Agreement Deadline; provided that if the Reorganized Debtors do not file a Notice of Intent to Assume or Reject by the Deferred Agreement Deadline with respect to any executory contract or unexpired lease listed on Schedule 10.2(c) of the Plan, such executory contract or unexpired lease shall be deemed rejected effective as of the 181st calendar day after the Effective Date.

The Debtors shall file initial versions of Schedules 10.2(a), 10.2(b), 10.2(c) and 10.3(d) of the Plan and any amendments thereto with the Bankruptcy Court and shall serve all notices thereof only on (i) the relevant Assumption Parties, Rejection Parties and Deferred Parties and (ii) solely to the extent that the executory contracts and unexpired leases affected thereby are within the Post-Effective Date Committee’s purview, as provided in Section 17.5(d) of the Plan, the Post-Effective Date Committee. With respect to any executory contract or unexpired lease first listed on Schedule 10.2(b) of the Plan later than the date that is 10 calendar days prior to the Voting Deadline, the Debtors shall use their best efforts to notify the applicable Rejection Party promptly of such proposed treatment via facsimile, email or telephone at any notice address or number included in the relevant executory contract or unexpired lease or as otherwise timely provided in writing to the Debtors by any such counterparty or its counsel.

With respect to any executory contracts or unexpired leases first listed on Schedule 10.2(b) of the Plan later than the date that is 10 calendar days before the Voting Deadline, affected Rejection Parties shall have five calendar days from the date of such amendment to Schedule 10.2(b) of the Plan to object to Confirmation of the Plan. With respect to any executory contracts or unexpired leases first listed on Schedule 10.2(b) of the Plan later than the date that is five calendar days prior to the Confirmation Hearing, affected Rejection Parties shall have until the Confirmation Hearing to object to Confirmation of the Plan.

The listing of any contract or lease on Schedule 10.2(a), 10.2(b), 10.2(c) or 10.3(d) of the Plan is not an admission that such contract or lease is an executory contract or unexpired lease. The Debtors and the applicable counterparties to such contract or lease (which, with respect to a Municipal Bond Agreement, shall include the relevant Indenture Trustee) (together with the Debtors, the “Recharacterization Parties”) reserve the right to assert that any of the agreements listed on Schedule 10.2(a), 10.2(b), 10.2(c) or 10.3(d) of the Plan are not executory contracts or unexpired leases. However, except with respect to any agreements for which a Recharacterization Party both (1) expressly reserves such right in a notice filed with the Bankruptcy Court and served on any parties listed thereon no later than 10 calendar days prior to the Voting Deadline and (2) files an action based on such a right prior to the date that is 60 calendar days after the Effective Date (unless required by the Plan to file such an action at an earlier date), each of the Recharacterization Parties shall be deemed to have waived, as of the Effective Date, any rights they may have to seek to recharacterize any leases as financing agreements. Any Indenture Trustee associated with a Municipal Bond Agreement with respect to which the Debtors file a notice reserving their rights to commence or continue a recharacterization proceeding pursuant to Section 10.2(d) of the Plan shall have until the later of 30 calendar days after (A) the entry of a Final Order by the Bankruptcy Court determining the amount of any Secured Claim (if any) related to such Municipal Bond Agreement and (B) the date that the Debtors inform such Indenture Trustee of the distribution (if any) the Debtors intend to make on account of such Claim pursuant to Section 4.2(c) or Section 4.2(l) of the Plan, to make an election under section 1111(b) of the Bankruptcy Code; provided, however, that no distributions under the Plan shall be made on account of any Claims relating to Municipal Bond Agreements for which the section 1111(b) election is so extended until (x) the election has been made or waived by the filing of a notice with the Bankruptcy Court or (y) the time for making such election has passed.

c.	Categories of Executory Contracts and Unexpired Leases to be Assumed

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each of the executory contracts and unexpired leases within the following categories shall be deemed assumed as of the Effective Date (and the Proposed Cure with respect to each shall be zero dollars), except for any executory contract or unexpired lease (i) that has been previously assumed or rejected pursuant to an order of the Bankruptcy Court, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 10.2(a), 10.2(b), 10.2(c) or 10.3(d) of the Plan, (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan or (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline.

1.        Customer Programs, Foreign Agreements, Insurance Plans, Intercompany Contracts, Interline Agreements, Letters of Credit, Surety Bonds and Workers’ Compensation Plans

Subject to the terms of the first paragraph of Section 10.3 of the Plan, each Customer Program, Foreign Agreement, Insurance Plan, Intercompany Contract, Interline Agreement, Letter of Credit (to the extent not refinanced by the New Credit Facility), Surety Bond and Workers’ Compensation Plan shall be deemed assumed effective as of the Effective Date. Nothing contained in Section 10.3(a) of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors’ Insurance Plans. Except as provided in the previous sentence, all Proofs of Claim on account of or in respect of any agreement covered by Section 10.3(a) of the Plan shall be deemed withdrawn automatically and without any further notice to or action by the Bankruptcy Court.

2.	Certain Indemnification Obligations

Each Indemnification Obligation to a director, officer or employee that was employed by any of the Debtors in such capacity on or after the Petition Date shall be deemed assumed effective as of the Effective Date; provided that any Indemnification Obligation contained in an Employee Agreement that is rejected pursuant to Section 10.4 of the Plan shall also be deemed rejected. Each Indemnification Obligation that is deemed assumed pursuant to the Plan shall (i) remain in full force and effect, (ii) not be modified, reduced, discharged, impaired or otherwise affected in any way, (iii) be deemed and treated as an executory contract pursuant to sections 365 and 1123 of the Bankruptcy Code regardless of whether or not Proofs of Claim have been filed with respect to such obligations and (iv) survive Unimpaired and unaffected irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

Notwithstanding anything contained in the Plan, the Reorganized Debtors may in their sole discretion (but have no obligation to) honor each Indemnification Obligation to a director, officer or employee that was no longer employed by any of the Debtors in such capacity on or after the Petition Date, unless such obligation (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Confirmation Date, (iii) is listed on Schedule 10.2(b) of the Plan or (iv) is otherwise expressly rejected pursuant to the terms of the Plan or any Notice of Intent to Assume or Reject.

3.	Collective Bargaining Agreements

Subject to the terms of the first paragraph of Section 10.3 of the Plan, each Collective Bargaining Agreement, as amended, shall be deemed assumed effective as of the Effective Date; provided, however, that nothing in Section 10.3 of the Plan or otherwise in the Plan shall be deemed to effect an assumption of any pension plan, retirement plan, savings plan, health plan or other employee benefit plan rejected, discontinued, terminated or for which the authority to effectuate the foregoing was granted or the determination was made by the Bankruptcy Court that the Debtors could not successfully reorganize without the foregoing being effected during the Chapter 11 Cases. The consideration, if any, set forth in the Section 1113 Restructuring Agreements shall be the sole consideration for, and shall be deemed to satisfy, all Claims and Interests arising under the relevant Collective Bargaining Agreements (including all predecessors thereto). Upon assumption of the Collective Bargaining Agreements, the following Proofs of Claim shall be deemed withdrawn, disallowed and forever barred from assertion automatically and without any further notice to or action, order or approval of the Bankruptcy Court: (i) all Proofs of Claim filed by the Debtors’ Unions (except as set forth below) and (ii) all Proofs of Claim filed by Union-represented employees pertaining, in each case, to rights collectively bargained for or disposed of pursuant to the Collective Bargaining Agreements, including, without limitation, Claims on account of grievances, reinstatement and pension obligations; provided, however, that such treatment is without prejudice to the respective Union’s pursuit, in the ordinary course, of pre-petition grievances pending on the Petition Date under the relevant assumed Collective Bargaining Agreement, where such grievances have not been otherwise settled; provided further, however, that the Debtors reserve the right to seek adjudication of any Collective Bargaining Agreement-related dispute that concerns distributions, Claims, restructuring transactions or other aspects of the Plan between the Debtors and the relevant Union in the Bankruptcy Court and, in the event the Debtors seek such adjudication, ALPA reserves the right to contest the jurisdiction of the Bankruptcy Court to hear and determine any matter other than those matters specifically described in paragraph 13 of the Bankruptcy Restructuring Agreement. The grievances that Delta and ALPA have agreed in writing were pending on the Petition Date and that remain pending as of the Effective Date and not otherwise resolved during negotiations, will be processed and paid (pursuant to awards and settlements in the ordinary course by Reorganized Delta) without the need for further Bankruptcy Court approval. Each Collective Bargaining Agreement assumed pursuant to Section 10.3 of the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court previously entered with respect to such Collective Bargaining Agreement. Nothing contained in Section 10.3(c) of the Plan shall affect the treatment of the ALPA Claim as described in Section 4.2(d) of the Plan.

4.	Assumed Municipal Bond Agreements

Subject to the terms of the first paragraph of Section 10.3 of the Plan and Section 10.8 of the Plan, and unless otherwise provided in the relevant agreements, the Plan or an order of the Bankruptcy Court, each of the Assumed Municipal Bond Agreements shall be deemed assumed effective as of the Assumption Effective Date specified on Schedule 10.3(d) of the Plan, and the Proposed Cure specified in the notice mailed to each Assumption Party shall be the Cure and shall be deemed to satisfy fully any obligations the Debtors might have with respect to such Assumed Municipal Bond Agreement. The Debtors shall thereafter make the required payments in accordance with the terms and conditions of the Assumed Municipal Bond Agreement. To the extent provided in the relevant Municipal Bond Agreements, the Debtors will pay the reasonable fees and expenses (including reasonable counsel fees) of the Indenture Trustees associated with Assumed Municipal Bond Agreements. Any Municipal Bonds relating to such Assumed Municipal Bond Agreement, the corresponding Municipal Bond Indenture and the associated Municipal Bond Documents shall remain in full force and effect, in accordance with their original terms and conditions and shall not otherwise be altered, amended, modified, surrendered or cancelled. Holders of Municipal Bonds associated with an Assumed Municipal Bond Agreement shall continue to receive payments in accordance with the terms and conditions of the underlying Municipal Bond Documents related to the Assumed Municipal Bond Agreement. Upon payment in full of the Cure, all Proofs of Claim on account of or in respect of any of the Assumed Municipal Bond Agreements shall be deemed disallowed and expunged with no further action required of any party or order of the Bankruptcy Court. To the extent any of the foregoing provisions conflict with the terms of a separate order of the Bankruptcy Court pursuant to which a Municipal Bond Agreement is assumed, that order shall govern.

Notwithstanding the foregoing or any other provision contained herein or in the Plan, the Clayton County Loan Agreements, as well as the Municipal Bonds relating to the Clayton County Loan Agreements, the corresponding Municipal Bond Indentures and the associated Municipal Bond Documents shall remain in full force and effect in accordance with their terms and conditions. The foregoing shall not constitute an admission that the Clayton County Loan Agreements are executory contracts or unexpired leases, and the Debtors reserve all rights, claims and defenses under all relevant agreements and applicable law on such issues.

d.	Other Categories of Agreements and Policies

1.	Employee Agreements

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each Employee Agreement entered into prior to the Petition Date shall be deemed rejected effective as of the Effective Date, except for any Employee Agreement (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) that is the subject of a motion to assume or reject pending on the Confirmation Date, (iii) that is listed on Schedule 10.2(a) or 10.2(b) of the Plan, (iv) that is otherwise expressly assumed or rejected pursuant to the terms of the Plan, (v) as to which a Treatment Objection has been filed and properly served by the Treatment Objection Deadline or (vi) that is an agreement related to payment and potential repayment of employee relocation expenses (each such relocation agreement shall instead be deemed assumed effective as of the Effective Date). The assumption by the Debtors or the Reorganized Debtors or the agreement of the Debtors or the Reorganized Debtors to assume any Employee Agreement will not entitle any Person to any contractual right to any benefit or alleged entitlement under any of the Debtors’ policies, programs or plans, except as to such individual and as expressly set forth in such Employee Agreement. Notwithstanding anything in the Plan to the contrary, the Debtors shall not assume any Employee Agreements pursuant to the Plan, other than agreements related to payment and potential repayment of employee relocation expenses, without the consent of the Creditors’ Committee, which consent shall not unreasonably be withheld.

2.	Employee Benefits

As of the Effective Date, except with respect to Employee Agreements, and unless specifically rejected or otherwise addressed by an order of the Bankruptcy Court (including, without limitation, by virtue of the Debtors having been granted the authority to terminate any such plan, policy, program or agreement or the Bankruptcy Court determining that the Debtors cannot successfully reorganize absent such termination), the Debtors and the Reorganized Debtors, in their sole and absolute discretion, may honor, in the ordinary course of business, the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance (as the Bankruptcy Court may have ordered such contracts, agreements, policies, programs and plans modified or terminated pursuant to sections 1113 or 1114 of the Bankruptcy Code, the Retiree Term Sheets, the PBGC Settlement Agreement or otherwise), including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time; provided, however, that the Debtors must honor the PBGC Settlement Agreement in accordance with its terms. To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless a Treatment Objection is timely filed and properly served, each of them will be deemed assumed (as modified or terminated) as of the Effective Date with a Cure of zero dollars. However, notwithstanding anything else in the Plan, the assumed plans shall be subject to modification in accordance with the terms thereof at the discretion of the Reorganized Debtors.

3.	Non-Pilot Non-Qualified Plans

Pursuant to sections 365 and 1123 of the Bankruptcy Code, each of (i) The 1986 Delta Excess Benefit Plan (as amended), (ii) The 1991 Delta Excess Benefit Plan (as amended), (iii) The 2002 Delta Excess Benefit Plan (as amended), (iv) The Delta Supplemental Excess Benefit Plan (as amended), (v) The 2002 Delta Supplemental Excess Benefit Plan (as amended) and (vi) Delta Air Lines, Inc. Directors’ Deferred Compensation Plan, shall be deemed rejected effective as of the Effective Date and no pension benefits will be payable thereunder; provided, however, that Reorganized Delta may, in its sole discretion (but has no obligation to), honor the non-qualified welfare benefits that would be payable to survivors under such non-qualified  plans. Pursuant to sections 365 and 1123 of the Bankruptcy Code, the Delta Technology, Inc. Deferred Compensation Program shall be deemed assumed as of the Effective Date.

4.	Certain Retiree Benefits

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized Delta shall continue to pay those retiree health and welfare benefits of the Debtors specifically addressed by and as set forth in the Retiree Term Sheets at the level and for the duration of the period for which Delta had obligated itself to provide such benefits. Except as expressly set forth in the Retiree Term Sheets, the Reorganized Debtors may unilaterally modify or terminate any retiree benefits (including health and welfare benefits) in accordance with the terms of the plan, program, policy or document under which such benefits are established or maintained.

5.	Post-Petition Aircraft Agreements

Subject to the Debtors’ right to terminate or reject any Post-Petition Aircraft Agreement prior to the Effective Date pursuant to the terms of such Post-Petition Aircraft Agreement: (i) each Post-Petition Aircraft Agreement shall remain in place after the Effective Date, (ii) the Reorganized Debtors shall continue to honor each such Agreement according to its terms and (iii) to the extent any Post-Petition Aircraft Agreement requires the assumption by the Debtors of such agreement and the Post-Petition Aircraft Obligation arising thereunder, each such Post-Petition Aircraft Agreement and Post-Petition Aircraft Obligation shall be deemed assumed as of the Effective Date; provided, however, that the foregoing clause (iii) shall not be deemed or otherwise interpreted as an assumption by the Debtors of any agreement or obligation that is not a Post-Petition Aircraft Agreement or Post-Petition Aircraft Obligation; provided further that nothing in the Plan shall limit the Debtors’ right to terminate such contracts in accordance with the terms thereof. To the extent that subsequent to the date of the Plan and on or prior to the Effective Date the Debtors, with the approval of the Bankruptcy Court, enter into new Post-Petition Aircraft Agreements for Aircraft Equipment not currently subject to a Post-Petition Aircraft Agreement, the Claims or obligations arising thereunder shall be treated as Post-Petition Aircraft Obligations. After the Effective Date, the Reorganized Debtors will consult with the Post-Effective Date Committee with respect to Post-Petition Aircraft Agreements in the same manner and to the same extent as the Debtors consulted with the Creditors’ Committee with respect to such agreements prior to the Effective Date.

e.	Assumption and Rejection Procedures and Resolution of Treatment Objections

1.	Proposed Assumptions

With respect to any executory contract or unexpired lease to be assumed pursuant to any provision of the Plan (including Sections 10.2, 10.3, 10.4 or 10.5(d) of the Plan) or any Notice of Intent to Assume or Reject, unless an Assumption Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed assumed and, if applicable, assigned as of the Assumption Effective Date proposed by the Debtors or Reorganized Debtors, without any further notice to or action by the Bankruptcy Court, and any obligation the Debtors or Reorganized Debtors may have to such Assumption Party with respect to such executory contract or unexpired lease under section 365(b) of the Bankruptcy Code shall be deemed to be fully satisfied by the Proposed Cure, if any, which shall be the Cure.

Any objection to the assumption or assignment of an executory contract or unexpired lease that is not timely filed and properly served shall be denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court), and any Claim relating to such assumption or assignment shall be forever barred from assertion and shall not be enforceable against any Debtor or Reorganized Debtor or their respective Estates or properties without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court, and any obligation the Debtors or the Reorganized Debtors may have under section 365(b) of the Bankruptcy Code (over and above any Proposed Cure) shall be deemed fully satisfied, released and discharged, notwithstanding any amount or information included in the Schedules or any Proof of Claim.

2.	Proposed Rejections

With respect to any executory contract or unexpired lease to be rejected pursuant to any provision of the Plan (including under Section 10.1, 10.2, 10.4 or 10.5(d)) or any Notice of Intent to Assume or Reject, unless a Rejection Party files and properly serves a Treatment Objection by the Treatment Objection Deadline, such executory contract or unexpired lease shall be deemed rejected as of the Rejection Effective Date proposed by the Debtors or Reorganized Debtors without any further notice to or action by the Bankruptcy Court.

Any objection to the rejection of an executory contract or unexpired lease that is not timely filed and properly served shall be deemed denied automatically and with prejudice (without the need for any objection by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval by the Bankruptcy Court).

3.	Resolution of Treatment Objections

Both on and after the Effective Date, the Reorganized Debtors may, in their sole discretion, settle Treatment Objections without any further notice to or action by the Bankruptcy Court or any other party (including by paying any agreed Cure amount); provided that, with respect to the settlement of any Treatment Objection relating to an executory contract or unexpired lease relating to Aircraft Equipment for an amount that exceeds $5,000,000, the Reorganized Debtors (A) shall provide written notice of the terms of such settlement by e-mail, facsimile or overnight or hand delivery to the attorneys for the Post-Effective Date Committee and (B) may then proceed with such settlement unless they receive a written objection addressed to the attorneys for the Reorganized Debtors identified in such notice by 4:00 p.m. (prevailing Eastern Time) on the day that is 10 calendar days from the date the Reorganized Debtors provided such written notice. If the Reorganized Debtors receive such an objection from the Post-Effective Date Committee, the parties will confer and attempt to resolve any differences. Failing that, the Reorganized Debtors may petition the Bankruptcy Court for approval of the settlement.

With respect to each executory contract or unexpired lease as to which a Treatment Objection is timely filed and properly served and that is not otherwise resolved by the parties after a reasonable period of time, the Debtors, in consultation with the Bankruptcy Court, shall schedule a hearing on such Treatment Objection and provide at least 14-calendar-days’ notice of such hearing to the relevant Assumption Party, Rejection Party or Deferred Party; provided that if the Treatment Objection is not resolved by the parties after a reasonable period of time, the relevant Assumption Party, Rejection Party or Deferred Party may, with prior notice to the Debtors, request that the Bankruptcy Court schedule such a hearing. Unless the Bankruptcy Court expressly orders or the parties agree otherwise, any assumption or rejection approved by the Bankruptcy Court notwithstanding a Treatment Objection shall be effective as of the Assumption Effective Date or Rejection Effective Date originally proposed by the Debtors or specified in the Plan.

Any Cure shall be paid as soon as reasonably practicable following the entry of a Final Order resolving an assumption dispute and/or approving an assumption (and, if applicable, assignment), unless the Debtors or Reorganized Debtors file a Notice of Intent to Assume or Reject under Section 10.5(d) of the Plan (which, with respect to a Municipal Bond Agreement, must be served upon the Indenture Trustee of the related Municipal Bond Indenture).

No Cure shall be allowed for a penalty rate or default rate of interest, each to the extent not proper under the Bankruptcy Code or applicable law.

4.	Reservation of Rights

If a Treatment Objection is filed with respect to any executory contract or unexpired lease sought to be assumed or rejected by any of the Debtors or Reorganized Debtors, the Debtors and the Reorganized Debtors reserve the right (i) to seek to assume or reject such agreement at any time before the assumption, rejection, assignment or Cure with respect to such agreement is determined by Final Order and (ii) to the extent a Final Order is entered resolving a dispute as to Cure or the permissibility of assignment (but not approving the assumption of the executory contract or unexpired lease sought to be assumed), to seek to reject such agreement within 14 calendar days after the date of such Final Order, in each case by filing with the Bankruptcy Court and serving upon the applicable Assumption Party or Rejection Party, as the case may be, a Notice of Intent to Assume or Reject. With respect to a Municipal Bond Agreement, the Notice of Intent to Assume or Reject must also be served upon the Indenture Trustee for the related Municipal Bond Indenture.

f.	Rejection Claims

Any Rejection Claim must be filed with the Claims Agent by the Rejection Bar Date. Any Rejection Claim for which a Proof of Claim is not properly filed and served by the Rejection Bar Date shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective Estates or properties. The Debtors or Reorganized Debtors and the Post-Effective Date Committee (solely with respect to Rejection Claims relating to Aircraft Equipment) may contest any Rejection Claim in accordance with Section 9.1 of the Plan.

g.	Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned pursuant to the Plan shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type described in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension or modify any term or condition upon any such transfer and assignment constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

h.        Approval of Assumption, Rejection, Retention or Assignment of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order by the Bankruptcy Court shall, subject to the occurrence of the Effective Date, constitute (i) approval of the rejections, retentions, assumptions and/or assignments contemplated by the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code and (ii) approval of an extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the executory contracts and unexpired leases covered thereby through the date of entry of an order approving the assumption, assumption and assignment or rejection of such executory contracts and unexpired leases. Each executory contract and unexpired lease that is assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms as of the applicable Assumption Effective Date, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.

The provisions (if any) of each executory contract or unexpired lease assumed and/or assigned pursuant to the Plan that are or may be in default shall be deemed satisfied in full by the Cure, or by an agreed-upon waiver of the Cure. Upon payment in full of the Cure, any and all Proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or under the terms of the Plan shall be deemed disallowed and expunged with no further action required of any party or order of the Bankruptcy Court.

i.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided by the Plan or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed, whether or not such executory contract or unexpired lease relates to the use, acquisition or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in remedy related to such premises, unless any of the foregoing agreements has been or is rejected pursuant to an order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

Section 5.9    New Equity Investment Rights Offering

a.	New Equity Investment Rights Offering

Delta and the Creditors’ Committee entered into the New Equity Investment Rights Offering Term Sheet relating to a possible rights offering to be made as part of the Plan. Delta and the Creditors’ Committee have jointly determined not to conduct such a rights offering at this time.

Section 5.10   Provisions Regarding Corporate Governance of the Reorganized Debtors

a.	Corporate Action

On the Effective Date, the adoption, filing, approval and ratification, as necessary, of all corporate or related actions contemplated by the Plan with respect to each of the Reorganized Debtors shall be deemed authorized and approved in all respects. Without limiting the foregoing, such actions may include: (i) the adoption and filing of the New Delta Certificate of Incorporation, (ii) the adoption and filing of the Reorganized Subsidiary Debtors’ Certificates of Incorporation, (iii) the approval of the New Delta Bylaws, (iv) the approval of the Reorganized Subsidiary Debtors’ Bylaws, (v) the election or appointment, as the case may be, of directors and officers for the Reorganized Debtors, (vi) the issuance of the New Delta Plan Securities, (vii) the Restructuring Transactions to be effectuated pursuant to the Plan, (viii) the adoption and/or implementation of the Compensation Programs, (ix) the execution, delivery and performance of the New Credit Facility, (x) the qualification of any of the Reorganized Debtors as foreign corporations or limited liability companies wherever the conduct of business by such entities requires such qualification and (xi) the execution, delivery and performance of each Post-Petition Aircraft Agreement and any agreement or instrument provided for in a Post-Petition Aircraft Agreement and the issuance of any security to be issued by a Reorganized Debtor pursuant to or in connection with a Post-Petition Aircraft Agreement.

All matters provided for in the Plan involving the corporate structure of any Debtor or any Reorganized Debtor, or any corporate action required by any Debtor or any Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of such Debtor or Reorganized Debtor or by any other stakeholder.

On or after the Effective Date, the appropriate officers of each Reorganized Debtor and members of the board of directors, board of managers or equivalent body of each Reorganized Debtor are authorized and directed to issue, execute, deliver, file and record any and all agreements, documents, securities, deeds, bills of sale, conveyances, releases and instruments contemplated by the Plan in the name of and on behalf of such Reorganized Debtor and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

b.	Certificates of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents, if applicable) of the Debtors shall be amended or deemed amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code. Each of the New Delta Certificate of Incorporation and the New Delta Bylaws shall be in form and substance acceptable to the Creditors’ Committee in its sole discretion and shall be set forth in a Plan Supplement, which shall be filed no later than 20 calendar days before the Voting Deadline. Any amendments to the New Delta Certificate of Incorporation or the New Delta Bylaws shall be acceptable to the Creditors’ Committee in its sole discretion. The New Delta Certificate of Incorporation shall be amended, and each of the Reorganized Subsidiary Debtors’ Certificates of Incorporation shall be deemed, without further action, to be amended, to include (i) a provision prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Reorganized Subsidiary Debtors’ Bylaws in effect prior to the Effective Date shall continue to be operative after the Effective Date. Except as set forth in Section 12.2 of the Plan, if the Debtors seek to amend any of the Reorganized Subsidiary Debtors’ Bylaws or the Reorganized Subsidiary Debtors’ Certificates of Incorporation, such amendments must be in form and substance reasonably acceptable to the Creditors’ Committee and must be filed as a Plan Supplement no later than 20 calendar days before the Voting Deadline; provided that the Debtors may take any such actions as are set forth in Section 6.2(a) of the Plan to effectuate any Roll-Up Transactions, if any, without the consent of or further notice to any party.

After the Effective Date, any of the Reorganized Debtors may file restated certificates of incorporation (or other formation documents, if applicable) with the Secretary of State in any appropriate jurisdiction.

c.	Directors and Officers of the Reorganized Debtors

On the Effective Date, the management, control and operation of each Reorganized Debtor shall become the general responsibility of the board of directors, or equivalent body of a limited liability company, of such Reorganized Debtor.

On the Effective Date, the term of the members of the Delta Board shall expire and such members shall be replaced by the New Delta Board. The classification and composition of the New Delta Board shall be consistent with the New Delta Certificate of Incorporation and the New Delta Bylaws. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, by 10 calendar days prior to the Voting Deadline, the identity and affiliations of the Persons proposed to serve on the New Delta Board. Each such director shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the New Delta Certificate of Incorporation and the New Delta Bylaws.

The existing boards of directors or board of managers or equivalent bodies of each of the Debtors other than Delta shall continue to serve in their current capacities after the Effective Date, except as specified by the Debtors in a Plan Supplement. The classification and composition of the boards of directors, board of managers or equivalent bodies of such Debtors shall be consistent with their respective constituent documents. Each such director, manager or equivalent person shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of the relevant Debtor’s constituent documents.

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the principal officers of each Debtor immediately prior to the Effective Date will be the officers of such Reorganized Debtor as of the Effective Date. Each such officer shall serve from and after the Effective Date in accordance with applicable non-bankruptcy law and the terms of such Reorganized Debtor’s constituent documents.

Delta will also disclose, by 20 calendar days prior to the Voting Deadline, the nature of the compensation payable to each Person proposed to serve on the New Delta Board, as well as Reorganized Delta’s chief executive officer, chief financial officer and three other most highly-compensated officers.

Section 5.11   Effect of Confirmation

a.	Vesting of Assets

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of each of the Debtors shall vest in each of the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as otherwise specifically provided in the Plan. All Liens, Claims, encumbrances, charges and other interests shall be deemed fully released and discharged as of the Effective Date, except as otherwise provided in the Plan. As of the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code.

b.	Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by holders of Claims, constitute good faith compromises and settlements of the matters covered thereby and are consensual. Such compromises and settlements are made in exchange for consideration and are in the best interest of holders of Claims, are fair, equitable, reasonable and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan (a) is within the jurisdiction of the Bankruptcy Court under sections 1334(a), 1334(b) and 1334(d) of title 28 of the United States Code, (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code, (c) is an integral element of the transactions incorporated into the Plan, (d) confers material benefit on, and is in the best interests of, the Debtors, their estates and their Creditors, (e) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors and (f) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

c.	Discharge and Injunction

Except as otherwise specifically provided in the Plan or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made under the Plan shall discharge all existing debts and Claims, and shall terminate all Interests of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise specifically provided in the Plan or in the Confirmation Order, upon the Effective Date, all existing Claims against the Debtors and Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Interests (and all representatives, trustees or agents on behalf of each holder) shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, liabilities of and Interests in the Debtors, subject to the occurrence of the Effective Date.

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan, each holder (as well as any representatives, trustees or agents on behalf of each holder) of a Claim or Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors.

Except as otherwise expressly provided in the Plan, all persons or entities who have held, hold or may hold Claims or Interests and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including, without limitation, a Securities Litigation Claim) or Interest against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors or property of any Debtors or Reorganized Debtors, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, with respect to any such Claim or Interest; provided that this provision shall have no effect on any right of setoff, subrogation or recoupment of the Indenture Trustees associated with the Municipal Bond Indentures to the extent provided under section 553 of the Bankruptcy Code. Such injunction shall extend to any successors or assignees of the Debtors and Reorganized Debtors and their respective properties and interest in properties.

d.	Term of Injunction or Stays

Unless otherwise provided in the Plan, any injunction or stay arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise that is in existence on the Confirmation Date shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

e.	Exculpation

Pursuant to the Plan, none of the Debtors, Reorganized Debtors, the Creditors’ Committee, the DIP Agent, the Amex Entities, the Indenture Trustees, the Retiree Committees, the ALPA Released Parties, PBGC, DP3, Inc. or any of their respective Affiliates, members, officers, directors, employees, advisors, actuaries, accountants, attorneys, financial advisors, investment bankers, consultants, professionals or agents, shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to or arising out of, the Chapter 11 Cases, the negotiation of any settlement or agreement in the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the preparation and distribution of this Disclosure Statement, the offer, issuance and distribution of any securities issued or to be issued pursuant to the Plan (including pursuant to or in connection with any Post-Petition Aircraft Agreement) or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct, ultra vires acts or gross negligence.

f.	Release by the Debtors

Pursuant to the Plan, as of the Effective Date, the Debtors, their Estates and the Reorganized Debtors release all of the Released Parties (defined below) from any and all Causes of Action (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the Plan Documents including contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) held, assertable on behalf of or derivative from the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor, any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments or other documents, which Causes of Action are based in whole or in part on any act, omission, transaction, event or other occurrence (except for willful misconduct, ultra vires acts, or gross negligence) taking place before the Effective Date. For the purposes of the Plan, “Released Parties” means all present officers and directors of the Debtors, all present and former members of the Creditors’ Committee, all present and former members of the Retiree Committees, the DIP Agent, the Amex Entities, the Indenture Trustees, the ALPA Released Parties, PBGC, DP3, Inc. and/or any of their or the Debtors’ respective Affiliates, members, officers, directors, employees, advisors, actuaries, attorneys, financial advisors, investment bankers, professionals or agents; provided, however, that if any Released Party directly or indirectly brings or asserts any claim or Cause of Action in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against the Debtors, the Reorganized Debtors or any of their respective Affiliates, officers, directors, members, employees, advisors, actuaries, attorneys, financial advisors, investment bankers, professionals or agents, then the release set forth in Section 13.6 of the Plan (but not any release or indemnification or any other rights or claims granted under any other section of the Plan or  under any other document or agreement ) shall automatically and retroactively be null and void ab initio with respect to such Released Party; provided further that the immediately preceding clause shall not apply to the prosecution in the Bankruptcy Court (or any appeal therefrom) of the amount, priority or secured status of any pre-petition Claim against the Debtors.

g.	Indemnity

Pursuant to Section 13.7 of the Plan, the Debtors and the Reorganized Debtors have agreed to indemnify and hold harmless (the “Indemnity”) the Creditors’ Committee and its individual members and, as to the individual members, their respective advisors, officers, directors and employees, and each of their respective successors and assigns (collectively, the “Indemnified Persons”), to the full extent lawful, from and against all losses, claims, damages and liabilities incurred by them that are related to or arise out of (i) the formulation, negotiation and pursuit of the confirmation or consummation of the Plan or (ii) the Indemnified Persons’ consideration of other proposals for the reorganization of the Debtors under chapter 11 of the Bankruptcy Code. The Indemnity is limited, however, such that the Debtors and the Reorganized Debtors will not be responsible for any losses, claims, damages, liabilities or expenses that resulted from the bad faith, gross negligence, willful misconduct or ultra vires conduct of any Indemnified Person.

In chapter 11 cases, official committees such as the Creditors’ Committee are entitled to qualified immunity from suit, which immunity is intended to enable the official committee effectively to perform its statutory duties and powers. This qualified immunity extends to actions taken by a committee that are within the scope of the authority conferred upon it by statute or by the Court. To overcome such qualified immunity, a party challenging the conduct of an official committee or its members is required to prove willful misconduct or ultra vires activities. See In re PWS Holding Corp., 228 F.3d 224, 246 (3d Cir. 2000); Philip v. L.F. Rothschild Holdings, Inc. (In re L.F. Rothschild Holdings, Inc.), 163 B.R. 45, 49 (S.D.N.Y. 1994); In re Refco Inc., 336 B.R. 187, 190 & n.2 (Bankr. S.D.N.Y. 2006); ABF Capital Mgmt. v. Kidder Peabody & Co., Inc. (In re Granite Partners, L.P.), 210 B.R. 508, 516-17 (Bankr. S.D.N.Y. 1997).

The Indemnity does not apply to willful misconduct or ultra vires activities, the only conduct that is outside the scope of this immunity. For this reason, among others, the Debtors believe that the Indemnity is appropriate, and do not believe that it will result in additional liability for the Debtors or the Reorganized Debtors.

h.	Voluntary Releases by the Holders of Claims and Interests

Except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, holders of Claims that (a) vote to accept or reject the Plan and (b) do not elect (as permitted on the Ballots) to opt out of the releases contained in this paragraph, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Released Parties from any and all Causes of Action whatsoever, including derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor, any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments or other documents, which Causes of Action are based in whole or in part on any act, omission, transaction, event or other occurrence (except for willful misconduct, ultra vires acts, or gross negligence) taking place before the Effective Date. The vote or election of a trustee or other agent under this paragraph acting on behalf of or at the direction of a holder of a Claim shall bind such holder to the same extent as if such holder had itself voted or made such election. A holder of a Claim who does not cast a Ballot or who is not entitled to cast a Ballot will be deemed to have opted out of the releases set forth in Section 13.8 of the Plan and described in this paragraph.

i.	Setoff and Recoupment

The Debtors and Reorganized Debtors may, but shall not be required to, setoff or recoup against any Claim and any distribution to be made on account of such Claim, any and all claims, rights and Causes of Action of any nature that the Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim under the Plan shall constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or the Reorganized Debtors may have against the holder of such Claim.

j.	Avoidance Actions

On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all avoidance and recovery actions other than those listed on Schedule 13.10 of the Plan, provided that the Reorganized Debtors shall retain the right to assert such avoidance actions or recovery actions as defenses or counterclaims in any Cause of Action brought by any creditor. The Reorganized Debtors shall retain the right, after the Effective Date, to prosecute any of the avoidance or recovery actions listed on Schedule 13.10 of the Plan.

k.	Preservation of Causes of Action

Except as expressly provided in Article 13 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or that the Reorganized Debtors may choose to assert on behalf of their respective Estates under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Debtors’ Estates. A non-exclusive list of retained Causes of Action is attached to the Plan as Schedule 13.11 of the Plan.

Except as set forth in Article 13 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or with respect to any Claim left Unimpaired by the Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

l.	Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Causes of Action and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim, or any distribution to be made on account of such an Allowed Claim. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the benefits provided under the Plan and as a mechanism to effect a fair distribution of value to the Debtors’ constituencies, except as set forth in the Plan, the provisions of the Plan shall also constitute a good faith compromise of all Claims, Causes of Action and controversies by any Debtor against any other Debtor. In each case, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their estates, and the holders of such Claims and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice or action, order or approval of the Bankruptcy Court, the Debtors may compromise and settle Claims against them and Causes of Action against other Entities, in their sole and absolute discretion, and after the Effective Date, such right shall pass to the Reorganized Debtors.

Section 5.12   Conditions Precedent to Confirmation and Effectiveness of the Plan

a.	Conditions to Confirmation

The following are conditions precedent to Confirmation of the Plan that must be satisfied or waived in accordance with Section 14.3 of the Plan:

1.	The Bankruptcy Court shall have entered a Confirmation Order in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee; and

2.	The Plan Supplements shall have been filed by the Debtors.

b.	Conditions to Effectiveness

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 14.3 of the Plan.

1.	The Confirmation Order, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee, shall have been entered and become a Final Order;

2.
All actions, documents and agreements necessary to implement the Plan shall have been effected or executed as determined by the Debtors in their sole and absolute discretion, except where the Creditors’ Committee expressly has consent rights hereunder;

3.
The Debtors shall have received any authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are necessary to implement the Plan and that are required by law, regulation or order, in each case as determined by the Debtors and reasonably acceptable to the Creditors’ Committee;

4.
Each of the New Delta Certificate of Incorporation, the New Delta Bylaws, the Reorganized Subsidiary Debtors’ Certificates of Incorporation, the Reorganized Subsidiary Debtors’ Bylaws and the Compensation Programs will be in full force and effect as of the Effective Date;

5.
The New Credit Facility shall have been executed and delivered by all of the parties thereto, all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof, and funding pursuant to the New Credit Facility shall have occurred; and

6.	The New Delta Common Stock shall be listed on NASDAQ or the New York Stock Exchange, unless the Creditors’ Committee has consented to waive such condition.

c.	Waiver of Conditions to Confirmation or Effectiveness

Except for the condition set forth in Section 14.2(f) of the Plan, which may only be waived by the Creditors’ Committee, the Debtors may waive any of the conditions set forth in Sections 14.1 and 14.2 of the Plan at any time, without any notice to parties-in-interest or the Bankruptcy Court and without any formal action other than proceeding to confirm and/or consummate the Plan; provided that the Debtors shall consult with the Creditors’ Committee prior to such waiver; provided, however, that the Debtors may not waive the conditions precedent that provide for the Creditors’ Committee’s acceptance or consent without the consent of the Creditors’ Committee, which consent shall not unreasonably be withheld. The failure to satisfy any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors, in their sole and absolute discretion, as a reason not to seek Confirmation or declare an Effective Date, regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors, in their sole discretion, to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed an ongoing right, which may be asserted at any time.

Section 5.13   Modification, Revocation or Withdrawal of the Plan

a.	Plan Modifications

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and those restrictions on modifications set forth in the Plan, the Debtors may alter, amend or modify the Plan, without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided that the consent of the Creditors’ Committee shall be obtained with respect to alterations, amendments or modifications that materially affect the treatment of holders of Unsecured Claims, which consent shall not unreasonably be withheld. After the Confirmation Date and prior to substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, this Disclosure Statement or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not materially and adversely affect the treatment of holders of Claims or Interests.

b.	Revocation or Withdrawal of the Plan and Effects of Non-Occurrence of Confirmation or Effective Date

The Debtors reserve the right to revoke, withdraw or delay consideration of the Plan prior to the Confirmation Date, either entirely or with respect to any one or more of the Debtors, and to file subsequent amended plans of reorganization. If the Plan is revoked, withdrawn or delayed with respect to fewer than all of the Debtors, such revocation, withdrawal or delay shall be done only with the consent of the Creditors’ Committee, which consent shall not unreasonably be withheld, and shall not affect the enforceability of the Plan as it relates to the Debtors for which the Plan is not revoked, withheld or delayed. If the Debtors revoke or withdraw the Plan in its entirety, if Confirmation does not occur or if the Effective Date does not occur on or prior to 120 calendar days after the Confirmation Date (and the Debtors file a notice of revocation on the Bankruptcy Court’s docket), then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant hereto, shall be deemed null and void and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting executory contracts or unexpired leases, including, without limitation, assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Section 5.14   Retention of Jurisdiction by the Bankruptcy Court

On and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of and related to the Chapter 11 Cases for, among other things, the following purposes:

a.     To hear and determine all matters with respect to the assumption or rejection of executory contracts or unexpired leases and the allowance of Cure amounts and Claims resulting therefrom;

b.     To hear and determine any motion, adversary proceeding, application, contested matter or other litigated matter pending on or commenced after the Confirmation Date;

c.     To hear and determine all matters with respect to the allowance, disallowance, liquidation, classification, priority or estimation of any Claim;

d.     To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

e.     To hear and determine all applications for compensation and reimbursement of Professional Fee Claims;

f.     To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, this Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

g.    To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated by the Plan or any agreement, instrument or other document governing or relating to any of the foregoing;

h.    To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

i.      To issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan;

j.      To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

k.     To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

l.      To hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code;

m.    To determine any other matters that may arise in connection with or are related to the Plan, this Disclosure Statement, the Approval Order, the Confirmation Order, any of the Plan Documents or any other contract, instrument, release or other agreement or document related to the Plan, this Disclosure Statement or the Plan Supplements;

n.     To recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

o.     To hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

p.     To hear and determine any rights, claims or Causes of Action held by or accruing to the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

q.    To enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases with respect to any Person;

r.     To hear and determine any disputes arising in connection with the interpretation, implementation or enforcement of any Post-Petition Aircraft Agreement;

s.     To hear any other matter not inconsistent with the Bankruptcy Code; and

t.     To enter a final decree closing the Chapter 11 Cases.

Unless otherwise specifically provided in the Plan or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims.

Section 5.15   Miscellaneous

Certain additional miscellaneous information regarding the Plan and the Chapter 11 Cases is set forth below.

a.	Exemption from Transfer Taxes and Recording Fees

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, Transfer or exchange of notes or equity securities under the Plan, the creation, the filing or recording of any mortgage, deed of trust or other security interest, the making, assignment, filing or recording of any lease or sublease, the transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the New Credit Facility, the New Delta Plan Securities, any Post-Petition Aircraft Agreement, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, FAA filing or recording fee or other similar tax or governmental assessment in the United States. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court including, without limitation, the transfers effectuated under the Plan, the sale by the Debtors of owned property or assets pursuant to section 363(b) of the Bankruptcy Code or pursuant to any Post-Petition Aircraft Agreement, and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, FAA filing or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

b.	Expedited Tax Determination

The Reorganized Debtors may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of such Debtors or Reorganized Debtors for all taxable periods through the Effective Date.

c.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of title 28 of the United States Code, as determined by the Bankruptcy Court shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

d.	Dissolution of Committees

Upon the Effective Date, the Creditors’ Committee and all other statutory committees appointed in the Chapter 11 Cases shall dissolve automatically and their members shall be released and discharged from all rights, duties, responsibilities and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code.

e.	Post-Effective Date Committee

1.	Post-Effective Date Committee Existence

On the Effective Date, there shall be created a Post-Effective Date Committee, which shall be subject to the jurisdiction of the Bankruptcy Court. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all powers associated therewith, shall terminate when there remains (i) less than $875 million of Disputed Unsecured Claims relating to the lease or financing of Aircraft Equipment and (ii) less than $500 million of Disputed Claims relating to tax indemnity agreements for Aircraft Equipment.

2.	Post-Effective Date Committee Membership

The Post-Effective Date Committee shall consist of three members, selected by the Creditors’ Committee from among the members of the Creditors’ Committee. The Creditors’ Committee shall notify the Debtors, in writing, of the identities of the three members of the Post-Effective Date Committee at least five Business Days prior to the Confirmation Hearing.

Reorganized Delta may seek the removal of a member of the Post-Effective Date Committee for cause. In the event of a disagreement regarding the membership of the Post-Effective Date Committee, the Creditors’ Committee or Post-Effective Date Committee, as applicable, may apply to the Bankruptcy Court for appropriate relief. Pending a determination by the Bankruptcy Court, the member shall not be given access to confidential or proprietary information concerning any of the Reorganized Debtors.

In the event of the resignation or removal of a member of the Post-Effective Date Committee for any reason, a replacement shall be designated by the remaining members of the Post-Effective Date Committee. If the Reorganized Debtors object to the selection of any initial or replacement member of the Post-Effective Date Committee, such person shall not serve on the Post-Effective Date Committee; provided, however, that, in such an instance, the Creditors’ Committee or Post-Effective Date Committee, as applicable, may apply to the Bankruptcy Court for appropriate relief. Pending a determination by the Bankruptcy Court, the proposed member shall not be given access to confidential or proprietary information concerning any of the Reorganized Debtors.

3.	Post-Effective Date Committee Governance

The Post-Effective Date Committee shall have the power to adopt rules of procedure and may choose one of its members to act as chairperson. The Post-Effective Date Committee shall act by majority vote of its members.

4.	Powers of the Post-Effective Date Committee

The Post-Effective Date Committee shall only have standing and power to participate in the following court proceedings as the deemed successor-in-interest to the Creditors’ Committee:

(i)     any matters related to proposed modifications or amendments to the Plan;

(ii)     any applications for allowance of compensation of Professionals;

(iii)     any actions to enforce, implement or interpret the Plan or to compel the Debtors to make distributions under the Plan;

(iv)     any appeals to which the Creditors’ Committee is party as of the Effective Date;

(v)     actions, if any, relating to approval of Post-Petition Aircraft Agreements;

(vi)     actions, if any, relating to approval of the treatment selected by the Debtors for holders of Allowed Secured Aircraft Claims against the Delta Debtors and the Comair Debtors;

(vii)     objections to, or estimations of, any Claims that have an estimated or face amount in excess of $30,000,000 to which either (a) the Creditors’ Committee has filed an objection before the Confirmation Date and the Creditors’ Committee’s position with respect to such objection is materially different from the position of the Debtors or the Reorganized Debtors or (b) the Post-Effective Date Committee has requested in writing that the Reorganized Debtors estimate or object and the Reorganized Debtors have failed to undertake such estimation or objection within 30 calendar days of such written request;

(viii)     actions under or pursuant to the Aircraft Claims Objection Procedures Order; and

(ix)     such other matters as may be mutually agreed upon in advance and in writing by the Post-Effective Date Committee and Reorganized Delta, each in their sole discretion.

5.	Limitations on the Powers of the Post-Effective Date Committee

(i)     Notwithstanding anything contained in the Plan to the contrary, the rights and powers of the Post-Effective Date Committee are strictly limited to those matters in Section 17.5(d) of the Plan, and such rights and powers may only be exercised in a manner consistent with the terms and conditions set forth therein. The Post-Effective Date Committee shall be bound in all respects by the terms of the Plan and by any and all order(s) entered in the Chapter 11 Cases or orders of the Bankruptcy Court after the Effective Date.

(ii)     Nothing in Section 17.5 of the Plan shall confer on the Post-Effective Date Committee the general right to intervene in any claims objection, avoidance action, or other proceeding in any way related to the Plan or the administration of the affairs of the Reorganized Debtors.

(iii)     The Post-Effective Date Committee shall not have power to modify, terminate, alter, amend, appeal or vacate any terms of the Plan or any orders entered in the Chapter 11 Cases.

(iv)     The Post-Effective Date Committee shall not seek leave of the Bankruptcy Court to expand its role or duration beyond that set forth in Section 17.5 of the Plan.

6.	Post-Effective Date Committee Compensation and Expense Reimbursement

(i)     Post-Effective Date Committee Member Expense Reimbursement: The members of the Post-Effective Date Committee shall serve without compensation. Subject to the limitations of Section 17.5(f)(iii) of the Plan, the members of the Post-Effective Date Committee shall be reimbursed by Reorganized Delta in the ordinary course of business for their reasonable and necessary out of pocket expenses incident to the performance of their duties. In the event that Reorganized Delta objects to the amount of expenses requested by a member to be reimbursed, Reorganized Delta shall pay any undisputed portion and the member shall file a motion with the Bankruptcy Court seeking allowance of the disputed portion.

(ii)     Professional Compensation: Subject to the limitations of Section 17.5(f)(iii) of the Plan, the Post-Effective Date Committee may retain such attorneys, accountants and other Professionals (including the Professionals retained by the Creditors’ Committee) as are reasonable and necessary to assist the Post-Effective Date Committee in the performance of its duties; provided, however, that the Post-Effective Date Committee shall provide Reorganized Delta with five Business Days’ notice of any such retention. Subject to the limitations of Section 17.5(f)(iii) of the Plan, such Professionals shall be compensated and reimbursed by Reorganized Delta in the ordinary course of business for their reasonable fees and necessary out of pocket expenses on written invoice. In the event that Reorganized Delta or the Post-Effective Date Committee objects to the amount of fees and/or expenses sought by any of the Post-Effective Date Committee’s Professionals, Reorganized Delta shall pay any undisputed portion and the relevant Professional shall file a motion with the Bankruptcy Court seeking allowance of the disputed portion.

(iii)     Limitations on Compensation and Reimbursement: For the duration of the existence of the Post-Effective Date Committee, the aggregate amount of fees and expenses to be incurred by the Post-Effective Date Committee, its members and its Professionals that any of the Reorganized Debtors shall be obligated to pay or reimburse shall not exceed the Post-Effective Date Committee Expense Cap.

f.	Plan Supplements

Draft forms of certain Plan Documents and certain other documents, agreements, instruments, schedules and exhibits specified in the Plan shall, where expressly so provided for in the Plan, be contained in Plan Supplements filed from time to time, all of which shall be filed with the Bankruptcy Court no later than 10 calendar days prior to the Voting Deadline. Unless otherwise expressly provided in the Plan, the Debtors shall remain free to modify or amend any such documents after such date. Upon filing with the Bankruptcy Court, the Plan Supplements may be inspected in the office of the clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may also obtain a copy of the Plan Supplements on the Debtors’ case information website at www.deltadocket.com or the Bankruptcy Court’s website at www.nysb.uscourts.gov.

g.	Claims Against Other Debtors

Nothing in the Plan or this Disclosure Statement or any document or pleading filed in connection therewith shall constitute or be deemed to constitute an admission that any of the Debtors are subject to or liable for any Claim against any other Debtor.

h.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

i.	Sections 1125 and 1126 of the Bankruptcy Code

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

j.	Severability

In the event that any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

k.	Governing Law

Except to the extent that the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit of the Plan or a Schedule of the Plan or Plan Documents provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

l.	Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims or Interests, all entities that are parties to or are subject to Post-Petition Aircraft Agreements and their respective heirs, executors, administrators, successors and assigns.

m.	Notices

To be effective, any notice, request or demand to or upon, as applicable, the Debtors, the Creditors’ Committee, the DIP Agent or the United States Trustee must be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually received and confirmed by the relevant party as follows:

If to the Debtors:

Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30320
Attn: General Counsel
Telephone: (404) 715-2191
Facsimile: (404) 715-2223

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attn:  Marshall S. Huebner
Telephone: (212) 450-4000
Facsimile: (212) 450-6539

and, if to the Debtors on an aircraft-related matter, with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Richard F. Hahn
Telephone: (212) 909-6000
Facsimile: (212) 909-6836

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue, 20th Floor
New York, NY 10022
Attn: Daniel H. Golden, Lisa G. Beckerman, David H. Botter
Telephone: (212) 872-1000
Facsimile: (212) 872-1002

If to the DIP Agent:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
Attn: George A. Davis
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

If to the United States Trustee:

33 Whitehall Street, Suite 2100
New York, NY 10004
Attn: Greg M. Zipes
Telephone: (212) 510-0500
Facsimile: (212) 668-2255

n.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan or the taking of any action by the Debtors with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors of any kind, including with respect to the holders of Claims or Interests or as to any treatment or classification of any contract or lease.

o.	Further Assurances

The Debtors, Reorganized Debtors and all holders of Claims receiving distributions under the Plan and all other parties in interest may and shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

p.	Case Management Order

Except as otherwise provided in the Plan, the Case Management Order shall remain in full force and effect, and all “Court Papers” (as defined in the Case Management Order) shall be filed and served in accordance with the procedures set forth in the Case Management Order; provided that on and after the Effective Date, “Court Papers” (as defined in the Case Management Order) need only be served on (i) the chambers of the Honorable Adlai S. Hardin, Jr., 300 Quarropas Street, Room 530, White Plains, NY 10601, (ii) the attorneys for the Debtors, Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, Attn: Marshall S. Huebner, Esq., (iii) aircraft counsel to the Debtors, Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, Attn: Richard F. Hahn, Esq., (iv) Bankruptcy Services, LLC, 757 Third Avenue, New York, NY 10011, Attn: Robert Saraceni; and (v) with respect to those matters within the purview of the Post-Effective Date Committee as set forth in Section 17.5 of the Plan, counsel to the Post-Effective Date Committee; provided further that final requests for payment of Professional Fee Claims filed pursuant to Section 8.1(a) of the Plan (and all “Court Papers” related thereto) shall also be served on the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, Suite 2100, New York, NY 10004, Attn: Greg M. Zipes, Esq.

ARTICLE 6
STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Plan Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or consult their own attorneys.

Section 6.1    The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.

THE BANKRUPTCY COURT HAS SCHEDULED THE CONFIRMATION HEARING FOR 2:30 P.M. (PREVAILING EASTERN TIME) ON APRIL 25, 2007 BEFORE THE HONORABLE ADLAI S. HARDIN, JR., UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, LOCATED AT ALEXANDER HAMILTON CUSTOM HOUSE, ONE BOWLING GREEN, NEW YORK, NEW YORK 10004. THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE BANKRUPTCY COURT WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING OR ANY ADJOURNMENT THEREOF.

OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON APRIL 9, 2007 IN ACCORDANCE WITH THE NOTICE OF THE CONFIRMATION HEARING. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER, THE NOTICE OF THE CONFIRMATION HEARING AND THE VOTING PROCEDURES, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

Section 6.2    Confirmation Standards

To confirm the Plan, the Bankruptcy Court must find that the requirements of section 1129 of the Bankruptcy Code have been satisfied. The Debtors believe that section 1129 has been satisfied because, among other things:

The Plan complies with the applicable provisions of the Bankruptcy Code;

The Debtors, as Plan proponents, have complied with the applicable provisions of the Bankruptcy Code;

The Plan has been proposed in good faith and not by any means forbidden by law;

Any payment made or promised under the Plan for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

The Debtors will disclose the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtor or a successor to the Debtors under the Plan. The appointment to, or continuance in, such office of such individuals, will be consistent with the interests of holders of Claims and Interests and with public policy, and the Debtors will have disclosed the identity of any insider that the Reorganized Debtors will employ or retain and the nature of any compensation for such insider;

With respect to each Class of Impaired Claims or Interests, either each holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (see the “Best Interests Test” Section below);

Each Class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such Class pursuant to section 1129(b) of the Bankruptcy Code;

Except to the extent that the holder of a particular Claim has agreed or will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Claims will be paid in full in Cash on the Effective Date;

Except to the extent that a holder of an Allowed Other Priority Claim has agreed to a different treatment of such Claim, each such holder shall receive Cash in an amount equal to the Allowed amount of such Claim, or treatment in any other manner so that such Claim shall otherwise be rendered Unimpaired, on or as soon as reasonably practicable after the first Distribution Date occurring after the latest of (i) the Effective Date, (ii) the date at least 20 calendar days after the date such Claim becomes Allowed and (iii) the date for payment provided by any agreement or understanding between the applicable Debtor and the holder of such Claim;

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (i) a single Cash distribution in an amount equal to such Allowed Priority Tax Claim, (ii) equal Cash payments on the fifth and sixth anniversary of the date of assessment of such Allowed Priority Tax Claim in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest compounded annually from the Effective Date on any outstanding balance calculated at a rate equal to the market yield on the Effective Date on U.S. Treasury securities at a five-year constant maturity, quoted on an investment basis, as reported by the Federal Reserve Board or (iii) such other recovery as may be determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim;

At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class;

Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan (see the “Financial Feasibility” Section below);

All fees payable under section 1930 of title 28 of the United States Code will be paid as of the Effective Date; and

The Plan provides for the continuation after the Effective Date of the payment of all retiree benefits, at the level and for a period of time established pursuant to the Retiree Term Sheets.

Section 6.3    Best Interests Test

a.	Explanation of the Best Interests Test

Pursuant to section 1129(a)(7) of the Bankruptcy Code, Confirmation of the Plan requires that, with respect to each Class of Impaired Claims or Interests, each holder of a Claim or Interest in such Class either (i) accept the Plan or (ii) receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code (this latter clause is often called the “Best Interests Test”).

To determine the probable distribution to holders of Claims and Interests in each Impaired Class if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation.

The Debtors’ liquidation value would consist primarily of the unencumbered and unrestricted Cash held by the Debtors at the time of the conversion to a chapter 7 liquidation and the proceeds resulting from the sale of the Debtors’ remaining unencumbered assets and properties by a chapter 7 trustee. The gross Cash available for distribution would be reduced by the costs and expenses of the chapter 7 liquidation and any additional Administrative Claims that might arise as a result of the chapter 7 cases. Costs and expenses incurred as a result of the chapter 7 liquidation would include, among other things, the fees payable to a trustee in bankruptcy and the fees payable to attorneys and other professionals engaged by such trustee. Additional Administrative Claims could arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. Such Administrative Claims and other Administrative Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition Claims.

To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the costs, expenses and Administrative Claims associated with a chapter 7 liquidation, must be compared with the value offered to such Impaired Classes under the Plan. If the hypothetical liquidation distribution to holders of Claims or Interests in any Impaired Class is greater than the distributions to be received by such parties under the Plan, then the Plan is not in the best interests of the holders of Claims or Interests in such Impaired Class.

b.	Estimated Valuation of the Reorganized Debtors

The value offered to holders of Claims and Interests in Impaired Classes under the Plan is discussed in the valuation analyses (the “Valuation Analyses”) attached to this Disclosure Statement as Appendix B. The Debtors have been advised by Blackstone with respect to the Valuation Analyses. Based on the Financial Projections provided in Appendix D of the Disclosure Statement, Blackstone developed valuations for (1) the consolidated Reorganized Debtors (the “Consolidated Debtors Valuation Analysis”), (2) the consolidated reorganized Delta Debtors (the “Delta Debtors Valuation Analysis”) and (3) the consolidated reorganized Comair Debtors (the “Comair Debtors Valuation Analysis”). As noted in the Valuation Analyses, subject to the assumptions and caveats noted therein, the pro forma consolidated equity value of the Reorganized Debtors is estimated to be $9,400 million to $12,000 million. Based on this, and an estimated pool of Unsecured Claims for the consolidated Debtors of $15,000 million, Blackstone estimates the hypothetical recovery to the consolidated Debtors’ unsecured Creditors to be 63% to 80%. The pro forma consolidated equity value of the Delta Debtors is estimated to be $8,800 million to $11,100 million. Based on this, and an estimated pool of Unsecured Claims for the Delta Debtors of $14,200 million, Blackstone estimates the recovery to the Delta Debtors’ third party unsecured Creditors to be 62% to 78%, with the mid-point being 70%. The pro forma consolidated equity value of the Comair Debtors is estimated to be $610 million to $840 million. Based on this, and an estimated pool of Unsecured Claims for the Comair Debtors of $800 million, Blackstone estimates the recovery to the Comair Debtors’

third party unsecured Creditors to be 76% to 100%, with the mid-point being 91%.28  Under the Plan, recoveries to both the Delta Debtors’ and the Comair Debtors’ third party unsecured Creditors will be in New Delta Common Stock. As described in Section 5.2(f) of this Disclosure Statement, the Valuation Analyses serve as the basis for the allocation of Plan Shares into the Comair Allocation and the Delta Allocation based on the mid-point of the equity valuation range for the Comair Debtors (i.e., $730 million) relative to the mid-point of the equity valuation range for the Delta Debtors (i.e., $10 billion). In the case of the Delta Debtors, the Delta Allocation shall be reduced by the number of shares of New Delta Common Stock that will be issuable under the Compensation Programs at or contemporaneously with the Effective Date, not subject to vesting or other restrictions, to derive the Delta Unsecured Allocation. The Comair Allocation, however will not be subject to such a reduction in deriving the Comair Unsecured Allocation (which will thus be the same as the Comair Allocation).

The projected recovery ranges listed above are estimates that are derived from the Financial Projections and other assumptions, including an estimated $14.2 billion of Unsecured Claims against the Delta Debtors and an estimated $800 million of Unsecured Claims against the Comair Debtors. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. As noted above, the projected recoveries for unsecured Creditors of the Delta Debtors do not take into account shares of New Delta Common Stock to be issued under the Compensation Programs that are to be deducted from the Delta Allocation in calculating the Delta Unsecured Allocation; the deduction of such shares will cause the projected recoveries to be lower than those specified. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against each of the Delta Debtors and the Comair Debtors as the Debtors’ Claims objection and reconciliation process continues.

The summary set forth above does not purport to be a complete description of the analyses performed by Blackstone. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances, all of which are not able to be described in a summary description or in the Valuation Analyses. In performing its analyses, Blackstone made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blackstone are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

28  In calculating the mid-point, full credit has been given to high end of the Comair Debtors’ equity valuation range of $840 million.

The Valuation Analyses are based on numerous qualifications and contingencies, including but not limited to: (i) the Debtors’ ability to achieve all aspects of the Financial Projections, (ii) the state of the capital and credit markets as of the Effective Date, (iii) the Debtors’ ability to raise and maintain sufficient capital to implement the business plans on which the Financial Projections are based, (iv) no material adverse change to the industry or in the Debtors’ operations due to economic slowdowns, (v) volatility in fuel prices, (vi) the effect of exogenous events such as terrorist attacks and (vii) the Debtors’ ability to maintain and utilize net operating losses, as well as other unexpected events not forecasted by the Debtors.

In addition, Blackstone did not independently verify the Debtors’ management’s Financial Projections in connection with its valuation, and no independent valuations or appraisals of the Debtors were sought or were obtained. Such estimates were developed solely for the analysis of implied relative recoveries to Creditors under the Plan.

The Financial Projections on which the Valuation Analyses are based do not reflect the impact of “fresh start” reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”. No later than 20 days in advance of the Voting Deadline, the Debtors will furnish a projected fresh start balance sheet for the Reorganized Debtors. Fresh start adjustments in such balance sheet are not expected to have a material impact on Blackstone’s Valuation Analyses and the projected recoveries for Creditors described therein.

The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated valuations of the Reorganized Debtors, the Delta Debtors and the Comair Debtors set forth in the Valuation Analyses are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Blackstone, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by pre-petition Creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

The Valuation Analyses represent hypothetical values that reflect the estimated intrinsic value of the Reorganized Debtors, the Delta Debtors and the Comair Debtors derived through the application of various valuation techniques. Such analyses do not purport to represent valuation levels which would be achieved in, or assigned by, the public or private markets for debt and equity securities. Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise.

The Valuation Analyses were developed solely for purposes of the formulation and negotiation of the Plan and to enable the holders of Claims and Interests entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their Affiliates.

Events and circumstances occurring subsequent to the date on which the Valuation Analyses were prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. The Debtors and Reorganized Debtors do not intend and do not undertake any obligation to update or otherwise revise the Valuation Analyses to reflect events or circumstances existing or arising after the date the Valuation Analyses are initially filed or to reflect the occurrence of unanticipated events. Therefore, the Valuation Analyses may not be relied upon as a guarantee or other assurance of the actual results that will occur.

In deciding whether to vote to accept or reject the Plan, holders of Claims or Interests must make their own determinations as to the reasonableness of any assumptions underlying the Valuation Analyses and the reliability of the Valuation Analyses.

c.	Liquidation Analyses of the Reorganized Debtors

Amounts that a holder of Claims and Interests in Impaired Classes would receive in a hypothetical chapter 7 liquidation are discussed in the liquidation analyses of the Debtors prepared by the Debtors’ management with the assistance of its advisors (the “Liquidation Analyses”) attached to this Disclosure Statement as Appendix C.

Also as described in Appendix C, based on the unaudited book values as of September 30, 2006, the Debtors developed Liquidation Analyses for (1) the consolidated Debtors (the “Consolidated Debtors Liquidation Analysis”), (2) the consolidated Delta Debtors (“Delta Debtors Liquidation Analysis”) and (3) the consolidated Comair Debtors (“Comair Debtors Liquidation Analysis”).

As described in the Liquidation Analyses, underlying the analyses is the extensive use of estimates and assumptions that, although considered reasonable by the Debtors’ management and their financial advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analyses are based on assumptions with regard to liquidation decisions that are subject to change. Actual results may vary materially from the estimates and projections set forth in the Liquidation Analyses if the Debtors were, in fact, to undergo a liquidation.

The Liquidation Analyses were developed solely for purposes of the formulation and negotiation of the Plan and to enable the holders of Claims and Interests entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their Affiliates.

Events and circumstances occurring subsequent to the date on which the Liquidation Analyses were prepared may be different from those assumed, or alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. The Debtors and Reorganized Debtors do not intend and do not undertake any obligation to update or otherwise revise the Liquidation Analyses to reflect events or circumstances existing or arising after the date the Liquidation Analyses are initially filed or to reflect the occurrence of unanticipated events. Therefore, the Liquidation Analyses may not be relied upon as a guarantee or other assurance of the actual results that will occur.

In deciding whether to vote to accept or reject the Plan, holders of Claims or Interests must make their own determinations as to the reasonableness of any assumptions underlying the Liquidation Analyses and the reliability of the Liquidation Analyses.

d.        Application of the Best Interests Test to the Liquidation Analyses of the Debtors and the Valuation Analyses of the Reorganized Debtors

Notwithstanding the difficulties in quantifying recoveries to holders of Claims and Interests with precision, the Debtors believe that, comparing the Valuation Analyses to the Liquidation Analyses, the Plan meets the Best Interests Test. As the following table indicates, members of each Impaired Class will receive more under the Plan than they would in liquidation in a hypothetical chapter 7 case.

Delta Debtors29

Class	Recovery Under Liquidation Analyses	Recovery Under aluation Analyses
General Unsecured Claims	0%	62% to 78%
Non-Convenience Class Retiree Claims	0%	62% to 78%
Convenience Class Claims	0%	62% to 78%

29  The projected recovery ranges listed herein for Impaired Classes of Delta Debtors in a liquidation scenario are based on the Delta Debtors Liquidation Analysis as reflected in Appendix C to this Disclosure Statement. The projected recovery ranges listed herein for Impaired Classes of Delta Debtors in the Valuation Analyses are based on the Delta Debtors Valuation Analysis as reflected in Appendix B to this Disclosure Statement and are estimates that are derived from the Financial Projections and other assumptions, including an estimated $14.2 billion of Unsecured Claims against the Delta Debtors, as more fully described in Section 6.3(b) of this Disclosure Statement and Appendix B attached hereto. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. These projected recoveries do not take into account shares of New Delta Common Stock to be issued under the Compensation Programs that are to be deducted from the Delta Allocation in calculating the Delta Unsecured Allocation; the deduction of such shares will cause the projected recoveries to be lower than those specified. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against the Delta Debtors as the Debtors’ Claims objection and reconciliation process continues.

Class	Recovery Under Liquidation Analyses	Recovery Under Valuation Analyses
Interests in Delta	0%	0%
Securities Litigation Claims	0%	0%

Comair Debtors30

Class	Recovery Under Liquidation Analyses	Recovery Under Valuation Analyses
General Unsecured Claims	1.9% to 3.6%	76% to 100%
Convenience Class Claims	1.9% to 3.6%	76% to 100%
Securities Litigation Claims	0%	0%

30  The projected recovery ranges listed herein for Impaired Classes of Comair Debtors in a liquidation scenario are based on the Comair Debtors Liquidation Analysis as reflected in Appendix C to this Disclosure Statement. The projected recovery ranges listed herein for Impaired Classes of Comair Debtors in the Valuation Analyses is based on the Comair Debtors Valuation Analysis as reflected in Appendix B to this Disclosure Statement and are derived from the Financial Projections and other assumptions, including an estimated $800 million of Unsecured Claims against the Comair Debtors, as more fully described in Section 6.3(b) of this Disclosure Statement and Appendix B attached hereto. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against the Comair Debtors as the Debtors’ Claims objection and reconciliation process continues.

Accordingly, the Debtors believe that the continued operation of the Delta Debtors and the Comair Debtors as going concerns rather than a forced liquidation will allow the realization of greater value for their respective Impaired Classes.

Section 6.4    Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires, as a condition to Confirmation, that the Bankruptcy Court find that Confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. For purposes of demonstrating that the Plan meets this “feasibility” standard, the Debtors, with the assistance of Blackstone, have analyzed the ability of the consolidated Reorganized Debtors to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses, taking into account the financial projections for (1) the consolidated Reorganized Debtors (“Consolidated Financial Projections”) and (2) the consolidated reorganized Comair Debtors (“Comair Financial

Projections”31  and together with the Consolidated Financial Projections, the “Financial Projections”) included as Appendix D to this Disclosure Statement. The Financial Projections were prepared by Debtors’ management with the assistance of Blackstone.

The Consolidated Financial Projections present information with respect to the consolidated Reorganized Debtors and form the basis of Blackstone estimating the valuation of consolidated Reorganized Debtors in the Consolidated Debtors Valuation Analysis. The Comair Financial Projections present information with respect to the Comair Debtors and form the basis of valuation of the Comair Debtors in the Comair Debtors Valuation Analysis. Blackstone estimated the valuation of the consolidated reorganized Delta Debtors in the Delta Debtors Valuation Analysis by subtracting the valuation of the consolidated Comair Debtors from the valuation of the consolidated Reorganized Debtors. The valuations of the Delta Debtors and the Comair Debtors form the basis for estimating the projected recovery ranges for their respective holders of Unsecured Claims. The projected recovery ranges specified in the accompanying Valuation Analyses in Appendix B are derived from these Financial Projections and other assumptions, including an estimated $14.2 billion of Unsecured Claims against the Delta Debtors and an estimated $800 million of Unsecured Claims against the Comair Debtors. The projected recoveries are based, in part, on the Debtors’ current expectations regarding lease rejections and Claims arising therefrom and are consistent with the assumptions in the business plans underlying the Financial Projections in Appendix D attached hereto. These projected recoveries do not take into account shares of New Delta Common Stock to be issued under the Compensation Programs that are to be deducted from the Delta Allocation in calculating the Delta Unsecured Allocation; the deduction of such shares will cause the projected recoveries to be lower than those specified. Actual recoveries may be different than projected recoveries based upon, among other things: (x) the market price of the shares of New Delta Common Stock; (y) the dilutive or accretive effects of the issuance of shares of New Delta Common Stock by Reorganized Delta from time to time (including the dilutive effects of future issuances under the Compensation Programs) and (z) the actual amount of Allowed Claims against each of the Delta Debtors and the Comair Debtors as the Debtors’ Claims objection and reconciliation process continues.

The Financial Projections do not reflect the impact of “fresh start” reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” The impact of fresh start reporting, when reflected at the Effective Date, is expected to have a material impact on the Reorganized Debtors’ Consolidated Balance Sheets and prospective Results of Operations.

31  The Comair Financial Projections assume that Comair will be able to achieve a certain level of pilot labor cost savings through the implementation of changes to the Comair-ALPA collective bargaining agreement, either consensually or non-consensually. In the event that (a) Comair implements such changes non-consensually and Comair is either unable to obtain an injunction to prohibit a pilot strike or Comair obtains such an injunction but it is later vacated on appeal and (b) ALPA calls a strike of more than limited duration, there is a material risk that the Comair Financial Projections would be unachievable.

No later than 20 days in advance of the Voting Deadline, the Debtors will furnish a projected “fresh start” balance sheet for the Reorganized Debtors. Fresh start adjustments in such balance sheet are not expected to have a material impact on Blackstone’s Valuation Analyses and the projected recoveries for Creditors described therein.

The Financial Projections were developed solely for purposes of the formulation and negotiation of the Plan and to enable the holders of Claims and Interests entitled to vote under the Plan to make an informed judgment about the Plan and should not be used or relied upon for any other purpose, including the purchase or sale of securities of, or Claims or Interests in, the Debtors or any of their Affiliates.

In addition to the cautionary notes contained elsewhere in this Disclosure Statement and in the Financial Projections, it is underscored that the Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. The Financial Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Debtors, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond the control of the Debtors and the Reorganized Debtors. The Debtors caution that no representations can be made or are made as to the accuracy of the Financial Projections or to the Reorganized Debtors’ ability to achieve the projected results. Some assumptions inevitably will be incorrect. Moreover, events and circumstances occurring subsequent to the date on which the Financial Projections were prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. The Debtors and Reorganized Debtors do not intend and do not undertake any obligation to update or otherwise revise the Financial Projections to reflect events or circumstances existing or arising after the date the Financial Projections are initially filed or to reflect the occurrence of unanticipated events. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance of the actual results that will occur.

In deciding whether to vote to accept or reject the Plan, holders of Claims or Interests must make their own determinations as to the reasonableness of any assumptions underlying the Financial Projections and the reliability of the Financial Projections.

Based upon the Financial Projections, the Debtors believe they will be able to make all distributions and payments under the Plan (including Cures) and that Confirmation of the Plan is not likely to be followed by liquidation of the Reorganized Debtors or the need for further financial reorganization of the Reorganized Debtors.

Section 6.5    Acceptance By Impaired Classes

Except as described in Section 6.6 below, the Bankruptcy Code also requires, as a condition to Confirmation, that each Impaired Class accept the Plan. A Class of Claims or Interests that is Unimpaired under the Plan is deemed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is Impaired unless the Plan (i) leaves unaltered the legal, equitable and contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest or (ii) cures any default and reinstates the original terms of the obligation and does not otherwise alter the legal, equitable or contractual rights to which the Claim or Interest entitles the holder of such Claim or Interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of the Plan by an Impaired Class as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class; only those holders that actually vote to accept or reject the Plan are counted for purposes of determining whether these dollar and number thresholds are met. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number that actually vote cast their ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount that actually vote have voted to accept the Plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.

Section 6.6    Confirmation Without Acceptance By All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, even if the Plan has not been accepted by all Impaired Classes entitled to vote on such plan; provided, however, that such plan has been accepted by at least one Impaired Class of Creditors.

Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an Impaired Class to accept the Plan, the Plan shall be confirmed, on request of the proponent of the Plan, in a procedure commonly known as “cram-down,” so long as the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan. The Debtors reserve the right in Section 5.5 of the Plan to seek confirmation under this Section, if necessary.

a.	Unfair Discrimination

The Plan does not discriminate unfairly if it provides a treatment to each Class that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two Classes of holders of Unsecured Claims could be treated differently without unfairly discriminating against either Class.

b.	Fair and Equitable

Th  e condition that the Plan be “fair and equitable” with respect to a non-accepting Class of Secured Claims includes the requirements that: (i) the holders of such Secured Claims retain the Liens securing such Claims to the extent of the Allowed amount of the Secured Claims, whether the property subject to the Liens is retained by the Debtors or transferred to another entity under the Plan; and (ii) each holder of a Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date, at least equivalent to the value of the Secured Claim holder’s interest in the Debtors’ property subject to the Liens.

The condition that the Plan be “fair and equitable” with respect to a non-accepting Class of Unsecured Claims includes the requirement that either: (i) the Plan provides that each holder of a Claim of such Class receive or retain, on account of such Claim, property of a value, as of the Effective Date, equal to the Allowed amount of such Claim; or (ii) the holder of any Claim or Interest that is junior to the Claims of such Class will not receive or retain any property under the Plan on account of such junior Claim or Interest.

The condition that a plan be “fair and equitable” with respect to a non-accepting Class of Interests includes the requirements that either: (i) the Plan provide that each holder of an Interest in such Class receive or retain under the Plan, on account of such Interest, property of a value, as of the Effective Date, equal to the greater of (x) the Allowed amount of any fixed liquidation preference to which such holder is entitled, (y) any fixed redemption price to which such holder is entitled or (z) the value of such Interest; or (ii) if the Class does not receive such an amount as required under (i), no class of Interests junior to the non-accepting Class may receive a distribution under the Plan.

c.	The Plan and Confirmation Without Acceptance of All Classes

The Debtors may seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any Impaired Class presumed to reject the Plan, and reserve the right to do so with respect to any other rejecting Class of Claims, and/or to modify the Plan. Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Class that is Impaired under the Plan.

The Debtors submit that the Plan does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, as set forth above and in the Plan, all holders of Secured Claims are Unimpaired and are, therefore, deemed to have accepted the Plan. Holders of General Unsecured Claims, Non-Convenience Class Retiree Claims and Convenience Class Claims will not receive a distribution equal to the Allowed amount of their Claims but no holders of junior Claims or Interests receive any distribution under the Plan on account of their junior Claims or Interests.32  Holders of Interests will receive no distribution under the Plan on account of their Interests, but there is no junior Claim or Interest that shall receive any distribution under the Plan. Therefore, the requirements of section 1129(b) of the Bankruptcy Code would be satisfied in the event that the Debtors are required to “cram down.”

32  As set forth in Sections 4.2(h) and 4.2(o) of the Plan, Interests in the Subsidiary Debtors will be Reinstated for the ultimate benefit of Reorganized Delta, in exchange for the agreement of Reorganized Delta to make distributions under the Plan to Creditors of the Subsidiary Debtors and to use certain funds and assets, to the extent authorized in the Plan, to satisfy certain obligations of the Subsidiary Debtors including, without limitation, those owed to PBGC. Additionally, as set forth in Section 4.3 of the Plan, Intercompany Claims are Unimpaired.

ARTICLE 7
VOTING PROCEDURES

The Bankruptcy Court can confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code. One of these technical requirements is that the Bankruptcy Court find, among other things, that the Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the non-acceptance by one or more such Classes. On February 7, 2007, the Bankruptcy Court entered its Approval Order33  that, among other things, approved this Disclosure Statement, approved procedures for soliciting votes on the Plan, approved the form of the solicitation documents and various other notices, set the Voting Record Date, the Voting Deadline and the date of the Confirmation Hearing and established the relevant objection deadlines and procedures associated with Confirmation of the Plan.

A copy of the Approval Order is hereby incorporated by reference as though fully set forth herein. THE APPROVAL ORDER SHOULD BE READ IN CONJUNCTION WITH THIS ARTICLE 7 OF THE DISCLOSURE STATEMENT.

If you have any questions about (i) the procedures for voting your Claim or Interest or with respect to the packet of materials that you have received or (ii) the amount of your Claim or Interest, please contact the Debtors’ Solicitation Agent at (310) 838-8020 or (866) 686-8702 (toll free). If you wish to obtain (at no charge) an additional copy of the Plan, this Disclosure Statement or other solicitation documents, you can obtain them from the Debtors’ case information website at www.deltadocket.com or by requesting a copy from the Debtors’ Solicitation Agent, which can be reached at (310) 838-8020 or (866) 686-8702 (toll free).

Section 7.1    Who is Entitled to Vote on the Plan?

In general, a holder of a Claim or Interest may vote to accept or reject a plan of reorganization if (i) no party in interest has objected to such Claim or Interest (or the Claim or Interest has been Allowed subsequent to any objection or estimated for voting purposes), (ii) the Claim or Interest is Impaired by the plan and (iii) the holder of such Claim or Interest will receive or retain property under the plan on account of such Claim or Interest. The holders of Claims in the following Classes are entitled to vote on the Plan:

•	Delta and Comair Class 4 (General Unsecured Claims)
•	Delta Class 5 (Non-Convenience Class Retiree Claims against Delta)
•	Delta Class 6 and Comair Class 5 (Convenience Class Claims)

33  Capitalized terms in this Article 7 that are not otherwise defined in this Disclosure Statement or the Plan shall have the meanings ascribed to them in the Approval Order.

In general, if a Claim or Interest is Unimpaired under a plan, section 1126(f) of the Bankruptcy Code deems the holder of such Claim or Interest to have accepted the plan and thus the holders of Claims in such Unimpaired Classes are not entitled to vote on the plan. Because the following Classes are Unimpaired under the Plan, the holders of Claims in these Classes are not entitled to vote:

•	Delta and Comair Class 1 (Other Priority Claims)
•	Delta and Comair Class 2 (Secured Aircraft Claims)
•	Delta and Comair Class 3 (Other Secured Claims)
•	Delta Class 7b (Interests in the Delta Subsidiary Debtors)
•	Comair Class 6 (Interests in the Comair Debtors)

In general, if the holder of an Impaired Claim or Impaired Interest will not receive any distribution under a plan in respect of such Claim or Interest, section 1126(g) of the Bankruptcy Code deems the holder of such Claim or Interest to have rejected the plan, and thus the holders of Claims in such Classes are not entitled to vote on the Plan. The holders of Claims and Interests in the following Classes are conclusively presumed to have rejected the Plan and are therefore not entitled to vote:

•	Delta Class 7a (Interests in Delta)
•	Delta Class 8 and Comair Class 7 (Securities Litigation Claims)

For a more detailed discussion of the procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, please review the Approval Order.

Section 7.2    Solicitation Packages for Voting Classes

As set forth in the Approval Order, the Debtors will distribute or cause to be distributed to the Classes entitled to vote on the Plan Solicitation Packages with contents as follows:

1. a cover letter describing the contents of the Solicitation Package, the contents of any enclosed CD-ROM and instructions for how hard copies of any materials provided on CD-ROM can be obtained at no charge;

2. the Confirmation Hearing Notice;

3. a Ballot or Beneficial Ballot and pre-addressed postage paid envelope;

4. the Disclosure Statement (with the Plan annexed thereto and other exhibits) in hard copy format (in the case of pilot retirees) or electronic format on a CD-ROM (in the case of all other parties);

5. the Approval Order (without exhibits) in hard copy format (in the case of pilot retirees) or electronic format on a CD-ROM (in the case of all other parties); and

6. such other materials as the Court may direct, including, but not limited to, any letters from the various official committees recommending acceptance of the Plan.

Section 7.3    Solicitation and Solicitation Packages for Non-Voting Classes

a.	Unimpaired Classes of Claims and Interests Not Eligible to Vote

Under section 1126(f) of the Bankruptcy Code, classes that are not impaired under a plan of reorganization are deemed to accept the plan. The following Classes are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to accept the Plan: Delta Class 1, Delta Class 2, Delta Class 3, Delta Class 7b, Comair Class 1, Comair Class 2, Comair Class 3 and Comair Class 6. Their votes to accept or reject the Plan will not be solicited. Pursuant to the Approval Order, the Solicitation Packages distributed to these parties shall not contain a Ballot but shall instead contain the “Notice of Non-Voting Status With Respect to Unimpaired Classes Deemed to Accept the Plan.”

b.	Impaired Classes of Claims and Interests Not Eligible to Vote

Under section 1126(g) of the Bankruptcy Code, classes that are not entitled to receive or retain any property under a plan of reorganization are deemed to reject the plan. The following Classes receive no property under the Plan and deemed under section 1126(g) of the Bankruptcy Code to reject the Plan: Delta Class 7a, Delta Class 8 and Comair Class 7. Their votes to accept or reject the Plan will not be solicited. Pursuant to the Approval Order, the Solicitation Packages distributed to these parties shall not contain a Ballot but shall instead contain the “Notice of Non-Voting Status With Respect to Impaired Classes Deemed to Reject the Plan.”

Section 7.4    Voting Procedures

BALLOTS CAST BY HOLDERS AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS IN CLASSES ENTITLED TO VOTE MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE AT THE FOLLOWING ADDRESSES:

If by U.S. Mail, courier or hand delivery:

Delta Air Lines, Inc. Ballot Processing
Bankruptcy Services, LLC/Financial Balloting Group
757 Third Avenue, 3rd Floor
New York, NY 10017

IF YOU HAVE ANY QUESTIONS ON VOTING PROCEDURES, PLEASE CALL THE SOLICITATION AGENT AT (310) 838-8020 or (866) 686-8702.

Ballots received after the Voting Deadline will not be counted by the Debtors in connection with the Debtors’ request for Confirmation of the Plan. The method of delivery of Ballots to be sent to the Solicitation Agent is at the election and risk of each holder of a Claim or Interest. Except as otherwise provided in the Plan, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent. In all cases, sufficient time should be allowed to assure timely delivery. Original executed Ballots or Master Ballots are required. Delivery of a Ballot or Master Ballot to the Solicitation Agent by facsimile, e-mail or any other electronic means will not be accepted. No Ballot or Master Ballot should be sent to the Debtors, their agents (other than the Solicitation Agent), any Indenture Trustee (unless specifically instructed to do so) or the Debtors’ financial or legal advisors, and if so sent will not be counted.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and those restrictions on modifications set forth in the Plan, the Debtors, in consultation with the Creditors’ Committee, may alter, amend or modify the Plan, without additional disclosure pursuant to section 1125 of the Bankruptcy Code. If the Debtors make material changes in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent directed by the Bankruptcy Court. After the Confirmation Date and prior to substantial consummation of the Plan, the Debtors may institute proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of the Plan.

Section 7.5    Releases Under the Plan

The third-party release and injunction language in Section 13.8 of the Plan is already described in the Plan. Each Ballot advises Creditors in bold and capitalized print that Creditors who (a) vote to accept or reject the Plan and (b) do not elect to opt out of the release provisions contained in Section 13.8 of the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever released and discharged the Released Parties (as defined in the Plan) from any and all Causes of Action (as defined in the Plan). A Creditor who does not cast a Ballot or who is not entitled to cast a Ballot will be deemed to have opted out of the releases described in Section 13.8 of the Plan.

ARTICLE 8
CERTAIN FACTORS TO BE CONSIDERED PRIOR TO VOTING

HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

Section 8.1    Certain Bankruptcy Considerations

a.	Plan Confirmation

The Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan. Even if the Debtors receive the requisite acceptances, there is no assurance that the Bankruptcy Court will confirm the Plan.

Even if the Bankruptcy Court determined that this Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met, including that the Plan “does not discriminate unfairly” and is “fair and equitable” to non-accepting Classes. Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

b.	Objections to Classification of Claims

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

c.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. In the event that the conditions precedent described in Section 14.2 of the Plan have not been satisfied or waived by 120 calendar days after the Confirmation Date (and the Debtors file a notice of revocation on the Bankruptcy Court’s docket), then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan and any document or agreement executed pursuant thereto, shall be deemed null and void and (iii) nothing contained in the Plan shall (A) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (B) prejudice in any manner the rights of such Debtors or any other Person or (C) constitute an admission of any sort by the Debtors or any other Person.

d.        The Bankruptcy Court Might Not Order the Delta Plan Consolidation and the Comair Plan Consolidation

The Plan is premised upon the separate plan consolidation of the Delta Debtors and of the Comair Debtors solely for purposes of actions associated with the Confirmation of the Plan and the occurrence of the Effective Date, including voting, Confirmation and distribution. The Debtors can provide no assurance, however, that a holder or holders will not object to the Delta Plan Consolidation and the Comair Plan Consolidation, or that the Bankruptcy Court will determine that the Delta Plan Consolidation and the Comair Plan Consolidation are appropriate.

As set forth more fully in Section 2.4 of the Plan, in the event that the Bankruptcy Court orders only partial Delta Plan Consolidation or partial Comair Plan Consolidation, or does not order one or both Plan Consolidations, the Debtors reserve the right, with the consent of the Creditors’ Committee for any material changes, (i) to proceed with no or partial Plan Consolidations, (ii) to propose one or more Sub-plans with respect to one or more Debtors, (iii) to proceed with the Confirmation of one or more Sub-plans to the exclusion of other Sub-plans and/or (iv) to withdraw some or all of the Sub-plans. Subject to the preceding sentence, the Debtors’ inability to confirm any Plan Consolidation or Sub-plan or the Debtors’ election to withdraw any Plan Consolidation or Sub-plan shall not impair the Confirmation of any other Plan Consolidation or Sub-plan or the consummation of any such Plan Consolidation or Sub-plan. In the event that the Bankruptcy Court does not order one or both Plan Consolidations, after the Debtors have obtained the consent of the Creditors’ Committee for any material changes to the Plan: (i) Claims against the relevant Debtors shall be treated as separate Claims with respect to the relevant Debtor’s Estate for all purposes, and such Claims shall be administered as provided in the applicable Sub-plan and (ii) the Debtors shall not, nor shall they be required to, re-solicit votes with respect to the Plan or any applicable Sub-plan, and such votes shall be counted as provided in Section 5.1 of the Plan.

e.	Undue Delay in Confirmation May Disrupt Operations of the Debtors

The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could adversely affect operations and relationships with the Debtors’ customers, vendors, employees, regulators and program and alliance partners. If Confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses. In addition, prolonged Chapter 11 Cases may make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses.

f.	Plan Releases May Not be Approved

There can be no assurance that the Plan releases, as provided in Article 13 of the Plan, will be granted. Failure of the Bankruptcy Court to grant such relief may result in a plan of reorganization that differs from the Plan.

Section 8.2    Factors Affecting the Value of the Securities to be Issued Under the Plan

a.	The Reorganized Debtors May Not Be Able to Achieve their Projected Financial Results

Actual financial results may differ materially from the Financial Projections set forth in Appendix D hereto. If the Reorganized Debtors do not achieve projected revenue or cash flow levels, the Reorganized Debtors may lack sufficient liquidity to continue operating their businesses consistent with the Financial Projections after the Effective Date. The Financial Projections represent the Debtors’ management’s view based on currently known facts and hypothetical assumptions about their future operations; they do not guarantee the Reorganized Debtors’ future financial performance.

b.        The Debtors’ Financial Projections are Subject to Inherent Uncertainty Due to the Numerous Assumptions Upon Which They are Based

The Financial Projections are based on numerous assumptions including, without limitation: the timing, Confirmation and consummation of the Plan in accordance with its terms; the anticipated future performance of the Reorganized Debtors; airline industry performance; general business and economic conditions; and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the approval of this Disclosure Statement by the Bankruptcy Court, including, without limitation, any natural disasters, terrorism or health epidemics, may affect the actual financial results of the Reorganized Debtors’ operations. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as an assurance of the actual results that will occur.

Except with respect to the Financial Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that might occur subsequent to the date hereof. Such events could have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Financial Projections. The Financial Projections, therefore, will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

c.        The Ability of the Debtors to Complete Their Ongoing Fleet Restructuring Successfully May Impact the Debtors’ Financial Results

The Debtors are engaged in a comprehensive effort to reduce their aircraft costs. The Debtors’ business plan is based on certain assumptions concerning the results of this effort, including assumptions with respect to the number and types of aircraft remaining in the Debtors’ fleet at its conclusion and the timing and amount of the cost savings achieved. While the Debtors have negotiated significant reductions in financing costs with respect to many aircraft, in most cases these agreements are subject to the negotiation of additional terms and conditions and the preparation of definitive documentation. In certain cases, the Debtors have only entered into written agreements with aircraft financing parties concerning the continuing use of the aircraft during the bankruptcy proceeding and the terms of a new lease remain to be negotiated and definitive documentation to be prepared. There can be no assurance that these negotiations and the preparation of definitive documentation will in all cases be concluded by consummation of the Plan. The Debtors could be adversely affected to the extent they are unable to reach agreements covering any aircraft and to the extent they are unable in agreements they do reach to achieve the savings reflected in the Financial Projections.

d.	The Plan Exchanges Senior Securities for Junior Securities

If the Plan is confirmed and consummated, holders of Old Notes (but excluding those associated with any of the Assumed Municipal Bond Agreements) will receive shares of New Delta Common Stock, among other securities. Thus, in agreeing to the Plan, such holders are consenting to the exchange of their interests in debt, which has, among other things, a stated interest rate, a maturity date and a liquidation preference over equity securities, for shares of New Delta Common Stock, which will be subordinate to all Claims of Creditors.

e.	A Liquid Trading Market for the New Delta Common Stock May Not Develop

Although Delta intends to apply to list the New Delta Common Stock on the New York Stock Exchange or NASDAQ, the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for the New Delta Common Stock will develop. The liquidity of any market for the New Delta Common Stock will depend, among other things, upon the number of holders of New Delta Common Stock, the Reorganized Debtors’ financial performance and the market for similar securities, none of which can be determined or predicted. Therefore, the Debtors cannot make any assurances about the development of an active trading market or, if a market develops, what the liquidity or pricing characteristics of that market will be.

f.	The Trading Price for the New Delta Common Stock May be Depressed Following the Effective Date

Assuming consummation of the Plan, the New Delta Common Stock will be issued to holders of certain classes of Allowed Claims. Additional shares will be distributed from the Disputed Claims Reserves periodically as Disputed Claims become Allowed Claims. Following the Effective Date, shares issued to holders of Delta Class 5 (at the holder’s request), may be sold for the benefit of such holders. Additional shares will have to be sold to satisfy withholding tax requirements. In addition, holders of Claims in other Classes that receive New Delta Common Stock may seek to sell such shares in an effort to obtain liquidity. These sales could cause the initial trading prices for New Delta Common Stock to be depressed, particularly in light of the lack of an established trading market for the stock.

g.	Allowance of Claims May Substantially Dilute the Recovery to Holders of Claims Under the Plan

There can be no assurance that the estimated Claim amounts set forth in this Disclosure Statement are correct, and the actual allowed amounts of Claims may differ from the estimates. The estimated amounts are based on certain assumptions with respect to a variety of factors, including, but not limited to,  assumptions with respect to the final amount of Allowed Claims relating to Aircraft Equipment and Post-Petition Aircraft Agreements. Should these underlying assumptions prove incorrect, the actual allowed amounts of Claims may vary from those estimated herein. Because distributions to holders of Unsecured Claims under the Plan are linked to the amount and value of Allowed Unsecured Claims, any material increase in the amount of Allowed Unsecured Claims over the amounts estimated by the Debtors would materially reduce the recovery to holders of Unsecured Claims under the Plan.

h.        The Valuation Analyses of the Debtors and the Estimated Recoveries to Holders of Claims and Interests Is Not Intended to Represent the Trading Values of the New Delta Common Stock

The Valuation Analyses of the Debtors included in Appendix B hereto is based on the Financial Projections developed by the Debtors and on certain generally accepted valuation analyses, and is not intended to represent the trading values of Reorganized Delta’s securities in public or private markets. The Valuation Analyses are based on numerous assumptions (the realization of many of which is beyond the Debtors’ control), including, without limitation, the Debtors’ successful reorganization, an assumed Effective Date of April 30, 2007, the Debtors’ ability to achieve the operating and financial results included in the Financial Projections, the Debtors’ ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if the Debtors achieve the Financial Projections, trading market values for the New Delta Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage and/or concentrated selling by recipients of these securities.

i.         Reorganized Delta Does Not Expect to Pay Cash Dividends on the New Delta Common Stock for the Foreseeable Future

The terms of the New Credit Facility may limit, among other things, Reorganized Delta’s ability to pay dividends, and it is not anticipated that any cash dividends will be paid on the New Delta Common Stock in the near future.

j.         Transfer Restrictions on the New Delta Common Stock Contained in the Certificate of Incorporation for Reorganized Delta May Limit the Liquidity of the New Delta Common Stock; Any Ownership Change Could Limit the Availability of the Debtors’ NOLs

To reduce the risk of a potential adverse effect on the Debtors’ ability to utilize their NOLs for federal income tax purposes after the Effective Date, the New Delta Certificate of Incorporation will contain certain restrictions on the transfer of New Delta Common Stock, which will be effective for two years following the Effective Date, subject to extension for an additional three years. These transfer restrictions may adversely affect the ability of certain holders of New Delta Common Stock to dispose of or acquire shares of New Delta Common Stock during the period the restrictions are in place. Furthermore, while the purpose of these transfer restrictions is to prevent an “ownership change” from occurring within the meaning of section 382 of the Internal Revenue Code (which ownership change would adversely affect the Reorganized Debtors’ ability to utilize their NOLs and other tax attributes), no assurance can be given that such an ownership change will not occur, in which case the availability of the Reorganized Debtors’ substantial NOLs and other federal income tax attributes could be significantly limited or possibly eliminated. Assuming the Debtors rely on section 382(l)(5) of the Internal Revenue Code, a second ownership change within two years from the Effective Date would eliminate completely the Debtors’ ability to utilize their NOLs and other tax attributes. Without regard to whether the Debtors rely on section 382(l)(5) of the Internal Revenue Code, an ownership change after the Effective Date could significantly limit the Debtors’ ability to utilize their NOLs and other tax attributes for tax periods including or following such ownership change.

k.         Certain Holders May Be Restricted under Applicable Securities Laws in their Ability to Transfer or Sell Their Securities

Holders of New Delta Common Stock who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be restricted in their ability to transfer or sell their securities. These Persons will be permitted to transfer or sell such securities only pursuant to (i) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (ii) the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act or (iii) an effective registration statement under the Securities Act. If the New Delta ALPA Notes or the New Delta PBGC Notes are “securities” under section 2(1) of the Securities Act or section 101 of the Bankruptcy Code,34  holders of the New Delta ALPA Notes or the New Delta PBGC Notes that are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code will be similarly restricted in their ability to transfer or sell their New Delta ALPA Notes or New Delta PBGC Notes. Except for the benefit of PBGC, Reorganized Delta has no current plans to register at a later date, post-bankruptcy, any of its securities under the Securities Act or under equivalent state securities laws such that the recipients of the New Delta Common Stock (or, if applicable, the New Delta ALPA Notes) would be able to resell their securities pursuant to an effective registration statement. Moreover, although Reorganized Delta currently intends to make publicly available the information required by Rule 144, there is no assurance that it will do so, which would limit the ability of holders of securities to avail themselves of Rule 144.

34  The Debtors take no position regarding whether the New Delta ALPA Notes or the New Delta PBGC Notes are “securities” under section 2(1) of the Securities Act, section 101 of the Bankruptcy Code or any applicable state securities laws.

l.         Due to Fresh-Start Accounting Rules, the Reorganized Debtors’ Financial Statements will Not be Comparable to the Financial Statements Contained in Appendix D of this Disclosure Statement

Due to fresh-start accounting rules, the Reorganized Debtors’ Financial Statements will not be comparable to the Financial Statements Contained in the Debtors’ SEC filings.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors will be subject to the fresh-start accounting rules in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Accordingly, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of the Debtors contained in Delta’s filings with the SEC.

In addition, the Financial Projections contained in Appendix D do not currently reflect the impact of fresh start reporting, which may have a material impact on the Financial Projections.

m.       Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Various Factual Determinations

Certain material U.S. federal income tax consequences of the Plan are summarized in Article 9 hereof. Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations such as valuations, which raise additional uncertainties. The Debtors cannot ensure that the IRS will not take a view contrary to those expressed in Article 9 and no ruling from the IRS has been or will be sought regarding the tax consequences described herein. In addition, the Debtors cannot ensure that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment of the Plan to the Debtors, or that a court would not sustain such a challenge. Creditors should consult their own tax advisors regarding the consequences of Plan distributions to them and the tax positions taken by the Debtors in implementing the Plan.

Section 8.3    Risks Relating to the Debtors’ Business and Financial Condition

a. The Debtors’ Substantial Indebtedness May Limit the Debtors’ Financial and Operating Activities and May Adversely Affect the Debtors’ Ability to Incur Additional Debt to Fund Future Needs

The Debtors will have substantial indebtedness even after the Plan is consummated. The Debtors’ substantial indebtedness could have important consequences. For example, the Debtors’ substantial indebtedness could:

•
require the Debtors to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make the Debtors more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit the Debtors’ ability to withstand competitive pressures;

•	reduce the Debtors’ flexibility in planning for or responding to changing business and economic conditions; and/or

•	place the Debtors at a competitive disadvantage to competitors that have relatively less debt than the Debtors.

In addition, a substantial level of indebtedness could limit the Debtors’ ability to obtain additional financing on acceptable terms or at all for working capital, capital expenditures and general corporate purposes. The Debtors have historically had substantial liquidity needs in the operation of their business. These liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within the Debtors’ control. Substantial indebtedness, along with other factors, will limit the Debtors’ ability to obtain financing to meet such liquidity needs.

b.	Fluctuations in Fuel Prices Could Negatively Impact Delta’s Financial Results

The Debtors’ operating results are significantly impacted by changes in the price and availability of aircraft fuel. Fuel prices increased substantially in 2004, 2005 and the first nine months of 2006. In 2005, Delta’s average fuel price per gallon rose 47% to $1.71 as compared to an average price of $1.16 in 2004. In 2004, its average fuel price per gallon rose 42% as compared to an average price of 81.78¢ in 2003. The fuel costs represented 23%, 16% and 13% of Delta’s operating expenses in 2005, 2004 and 2003, respectively. In the first nine months of 2006, Delta’s average fuel price per gallon rose to $2.05 and fuel costs represented 25% of Delta’s operating expenses in this period. The Financial Projections in Appendix D assume fuel price escalation, consistent with recent experience, resulting in a cost for jet fuel of $2.00 per gallon for 2007, with 5% annual increases in the price of jet fuel for 2008-2010. These increasing costs have had a significant negative effect on the company’s results of operations and financial condition.

The Debtors’ ability to pass along the increased costs of fuel to their customers is limited by the competitive nature of the airline industry. The company generally has not been able to increase its fares to fully offset the effect of increased fuel costs in the past and it may not be able to do so in the future.

In addition, the Debtors’ aircraft fuel purchase contracts do not provide material protection against price increases or assure the availability of its fuel supplies. The company purchases most of its aircraft fuel from petroleum refiners under contracts that establish the price based on various market indices. The Debtors also purchase aircraft fuel on the spot market, from offshore sources and under contracts that permit the refiners to set the price. To attempt to reduce the company’s exposure to changes in fuel prices, it periodically enters into heating oil, jet fuel and crude oil derivatives contracts, though it may not be able to successfully manage this exposure. Depending on the type of hedging instrument used, the company’s ability to benefit from declines in fuel prices may be limited.

The Debtors are currently able to obtain adequate supplies of aircraft fuel, but it is impossible to predict the future availability or price of aircraft fuel. Weather-related events, natural disasters, political disruptions or wars involving oil-producing countries, changes in governmental policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in additional fuel supply shortages and fuel price increases in the future. Additional increases in fuel costs or disruptions in fuel supplies could have additional negative effects on the Debtors.

c.        Delta’s New Credit Facility Will Include Financial and Other Covenants That Will Impose Restrictions on its Financial and Business Operations

The New Credit Facility will contain financial covenants that will require Delta to maintain a minimum fixed charge coverage ratio, minimum unrestricted cash reserves and minimum collateral coverage ratios. In addition, the New Credit Facility will restrict Delta’s ability to, among other things, incur additional secured indebtedness, make investments, sell assets if not in compliance with the collateral coverage ratio tests, pay dividends or repurchase stock. These covenants may have important consequences on Delta’s operations. In addition, if the company fails to comply with the covenants in the New Credit Facility and is unable to obtain a waiver or amendment, an event of default would result under the New Credit Facility.

The New Credit Facility will also contain other events of default customary for financings of this type, including cross defaults to certain other material indebtedness and certain change of control events. If an event of default were to occur, the lenders could declare outstanding borrowings under the New Credit Facility immediately due and payable. The Debtors cannot provide assurance that the Reorganized Debtors would have sufficient liquidity to repay or refinance borrowings under the New Credit Facility if accelerated upon an event of default. In addition, an event of default or declaration of acceleration under the New Credit Facility could also result in an event of default under other indebtedness.

The closing and funding of the New Credit Facility is subject to the completion of definitive documentation and other conditions precedent described in the term sheet attached as Appendix E to this Disclosure Statement.

d.	Employee Strikes and Other Labor-Related Disruptions May Adversely Affect the Debtors’ Operations

The Debtors’ business is labor intensive, utilizing large numbers of pilots, flight attendants and other personnel. Approximately 18% of their workforce is unionized. Strikes or labor disputes with the company and its Affiliates’ unionized employees may adversely affect its ability to conduct business. Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, which provides that a collective bargaining agreement between an airline and a labor union does not expire, but instead becomes amendable as of a stated date. The Railway Labor Act generally prohibits strikes or other types of self‑help actions both before and after a collective bargaining agreement becomes amendable, unless and until the collective bargaining processes required by the Railway Labor Act have been exhausted.

Comair has reached agreements with the IBT and the IAM to reduce its flight attendant and mechanic labor costs, respectively. Because Comair has not been able to reach a consensual agreement with ALPA to reduce its pilot labor costs, on November 2, 2006, Comair filed a motion with the Bankruptcy Court under section 1113 of the Bankruptcy Code to reject Comair’s collective bargaining agreement with ALPA. The Bankruptcy Court issued a decision granting Comair’s motion on December 21, 2006. On December 26, 2006, ALPA filed a motion seeking a stay of that ruling. On December 28, 2006, ALPA appealed the decision to the United States District Court for the Southern District of New York.

Following the Bankruptcy Court’s rejection order, Comair stated that it would implement changes to the Comair-ALPA collective bargaining agreement. ALPA stated that it would call a strike of the Comair pilots if Comair implemented such changes. Comair sought an injunction to prohibit a strike under those circumstances. ALPA opposed Comair’s attempt to enjoin a strike.

On December 28, 2006, Comair and ALPA entered into the Standstill Agreement whereby, among other things, Comair agreed not to implement certain changes to the Comair-ALPA collective bargaining agreement before February 2, 2007 and ALPA agreed not to seek to call a strike of Comair pilots before February 2, 2007. On February 1, 2007, the Bankruptcy Court heard additional oral argument with respect to Comair’s motion for an injunction. At this hearing, the Bankruptcy Court directed the parties to enter into a stipulation to extend the duration of the Standstill Agreement until February 9, 2007 and stated its intention to issue a decision  with respect to the request for an injunction by February 9, 2007. Comair and ALPA are, with the assistance of a mediator, continuing negotiations toward an agreement to reduce Comair’s pilot labor costs. The outcome of all of these matters cannot be predicted.

In addition, if Delta or its Affiliates are unable to reach agreement with any of their unionized work groups on future negotiations regarding the terms of their collective bargaining agreements or if additional segments of the company’s workforce become unionized, they may be subject to work interruptions or stoppages, subject to the requirements of the Railway Labor Act. A prolonged work interruption or stoppage at Delta or its Affiliates could have a negative impact on the operations of Delta and/or the affected Affiliate. Likewise, if third party regional carriers with whom Delta has contract carrier agreements are unable to reach agreement with their unionized work groups on current or future negotiations regarding the terms of their collective bargaining agreements, those carriers may be subject to work interruptions or stoppages, subject to the requirements of the Railway Labor Act, which could have a negative impact on Delta’s operations.

e.         Interruptions or Disruptions in Service at One of the Debtors’ Hub Airports Could Have a Material Adverse Impact on its Operations

The Debtors’ business is heavily dependent on its operations at the Atlanta airport and at its other hub airports in Cincinnati, JFK and Salt Lake City. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities and to other Delta hubs. A significant interruption or disruption in service at the Atlanta airport or at one of the company’s other hubs could have a serious impact on its business, financial condition and results of operations. Negotiations to finalize a settlement related to matters involving bonds issued to restructure Delta’s obligations related to certain facilities at the Cincinnati Airport and Delta’s continued use of certain facilities at the Cincinnati Airport recently reached an impasse. As a result, Delta has renoticed a motion seeking approval of the rejection of certain executory contracts and unexpired leases relating to facilities at the Cincinnati Airport. The outcome of this matter and its effect on operations at the Cincinnati Airport cannot be predicted.

f.         The Debtors Are Increasingly Dependent on Technology in their Operations, and If their Technology Fails or the Debtors Are Unable to Continue to Invest in New Technology, the Company’s Business May Be Adversely Affected

Delta has become increasingly dependent on technology initiatives to reduce costs and to enhance customer service in order to compete in the current business environment. For example, Delta has made significant investments in check-in kiosks, “Delta Direct” phone banks and related initiatives. The performance and reliability of the technology are critical to Delta’s ability to attract and retain customers and its ability to compete effectively. In the current challenging business environment, Delta may not be able to continue to make sufficient capital investments in its technology infrastructure to deliver these expected benefits.

In addition, any internal technology error or failure or large scale external interruption in technology infrastructure Delta depends on, such as power, telecommunications or the internet, may disrupt its technology network. Any individual, sustained or repeated failure of technology could impact the company’s customer service and result in increased costs. Like all companies, Delta’s technology systems may be vulnerable to a variety of sources of interruption due to events beyond its control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. While Delta has in place, and continues to invest in, technology security initiatives and disaster recovery plans, these measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to the Debtors’ business.

g.        If the Debtors Experience Further Losses of Senior Management and Other Key Employees, their Operating Results Could Be Adversely Affected, and They May Not Be Able to Attract and Retain Additional Qualified Management Personnel

The Debtors are dependent on the experience and industry knowledge of its officers and other key employees to execute its business plans. Delta’s financial performance, along with its chapter 11 proceedings, created uncertainty that led to a significant increase in unwanted attrition. Although unwanted attrition has slowed, the Debtors remain at risk of losing additional management talent critical to the successful transformation and ongoing operation of its business. If Delta continues to experience a substantial turnover in its leadership and other key employees, the Debtors’ performance could be materially adversely impacted. Furthermore, the Debtors may be unable to attract and retain additional qualified executives as needed in the future.

h.        The Debtors Are Facing Significant Litigation and if Any Such Significant Litigation Is Concluded in a Manner Adverse to the Company, its Financial Condition and Operating Results Could Be Materially Adversely Affected

Delta is involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning its business. As a result of the Debtors’ chapter 11 filing, most attempts to collect, secure or enforce remedies with respect to pre-petition Claims against the company are subject to the automatic stay provisions of section 362(a) of the Bankruptcy Code and certain liabilities could be discharged in the Chapter 11 Cases. While the Debtors cannot reasonably estimate the potential loss for certain of its legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to the company and such proceedings are not discharged in the Chapter 11 Cases, the Debtors’ financial condition and operating results could be materially adversely impacted.

i.         The Debtors Are At Risk of Losses and Adverse Publicity Stemming from Any Accident Involving its Aircraft

An aircraft crash or other accident could expose the company to significant tort liability. The insurance the Debtors carry to cover damages arising from any future accidents may be inadequate. In the event that the insurance is not adequate, the company may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that Delta operates or an aircraft that is operated by an airline that is one of Delta’s codeshare partners could create a public perception that Delta’s aircraft are not safe or reliable, which could harm the company’s reputation, result in air travelers being reluctant to fly on its aircraft and harm its business.

j.          The Airline Industry Is Highly Competitive and, if Delta Cannot Successfully Compete in the Marketplace, its Business, Financial Condition and Operating Results Will Be Materially Adversely Affected

Delta faces significant competition with respect to routes, services and fares. Its domestic routes are subject to competition from both new and established carriers, some of which have lower costs than Delta does and provide service at low fares to destinations served by Delta. In particular, Delta faces significant competition at its hub airports in Atlanta and JFK from other carriers. In addition, Delta’s operations at its hub airports also compete with operations at the hubs of other airlines that are located in close proximity to Delta’s hubs. For example, Delta’s hubs in Atlanta, JFK, Cincinnati and Salt Lake City compete with, among others, U.S. Airways’ hubs in Charlotte, Philadelphia, Pittsburgh, and Phoenix, respectively. The company also faces increasing competition in smaller to medium-sized markets from rapidly expanding regional jet operators. In addition, Delta competes with foreign carriers, both on interior U.S. routes, due to marketing and codesharing arrangements, and in international markets.

The continuing growth of low-cost carriers, including Southwest, AirTran and JetBlue, in the United States has placed significant competitive pressure on Delta and other network carriers. In addition, other hub-and-spoke carriers such as US Airways and United Airlines have reduced their costs through chapter 11 reorganizations. Delta’s ability to compete effectively with low-cost carriers, restructured carriers and other airlines depends, in part, on its ability to achieve a cost structure that is competitive with those carriers. If Delta cannot maintain its costs at a competitive level, then its business, financial condition and operating results will continue to be materially adversely affected.

k.        The Airline Industry Has Changed Fundamentally Since the Terrorist Attacks on September 11, 2001, and Delta’s Business, Financial Condition and Operating Results Have Been Materially Adversely Affected

Since the terrorist attacks of September 11, 2001, the airline industry has experienced fundamental and permanent changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Additional terrorist attacks or fear of such attacks, even if not made directly on the airline industry, negatively affect Delta and the airline industry. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry in the United States experienced a prolonged reduction in high-yield business travel and increased price sensitivity in customers’ purchasing behavior. In addition, aircraft fuel prices have increased significantly during the last several years, were at historically high levels for an extended period during 2005 and remained at or near those levels during the early part of 2006. The airline industry has continued to add or restore capacity despite these conditions. Delta expects that all of these conditions will persist and will continue to impact its operations and its efforts to return to profitability.

l.         The Airline Industry Is Subject to Extensive Government Regulation, and New Regulations May Increase the Debtors’ Operating Costs

Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. The Debtors expect to continue incurring expenses to comply with the FAA’s regulations.

Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per ticket tax on passengers and a tax on airlines. The federal government has on several occasions proposed a significant increase in the per ticket tax. Due to the weak revenue environment, the existing tax has negatively impacted the Debtors’ revenues because Delta has generally not been able to increase its fares to pass these fees on to its customers. Similarly, the proposed ticket tax increase, if implemented, could negatively impact the company’s revenues.

Furthermore, Delta, Comair and other U.S. carriers are subject to domestic and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which the Debtors operate. In addition to the heightened level of concern regarding privacy of passenger data in the United States, certain European government agencies are initiating inquiries into airline privacy practices. Compliance with these regulatory regimes is expected to result in additional operating costs and could impact the Debtors’ operations and any future expansion.

m.       The Debtors’ Insurance Costs Have Increased Substantially as a Result of the September 11 Terrorist Attacks, and Further Increases in Insurance Costs or Reductions in Coverage Could Have a Material Adverse Impact on the Company’s Business and Operating Results

As a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Since September 24, 2001, the U.S. government has been providing U.S. airlines with war-risk insurance to cover losses, including those resulting from terrorism, to passengers, third parties (ground damage) and the aircraft hull. The coverage currently extends through August 31, 2007. The withdrawal of government support of airline war-risk insurance would require the Debtors to obtain war-risk insurance coverage commercially, if available. Such commercial insurance could have substantially less desirable coverage than that currently provided by the U.S. government, may not be adequate to protect the company’s risk of loss from future acts of terrorism, may result in a material increase to its operating expenses or may not be obtainable at all, resulting in an interruption to its operations.

n.        Comair’s Operations Are Dependent on its Relationship With Delta and a Failure by Comair to Achieve Competitive Employee Costs May Negatively Impact that Relationship

All of Comair’s revenues and operations are attributable to its Delta Connection agreement with Delta. Comair’s ability to operate in an efficient and cost-effective manner and to continue to operate as a Delta Connection carrier (including the increased number of flights upon which the projected capacity growth described herein is predicated) are critically dependent upon its employee costs being competitive. Delta will continue to require Comair’s participation in efforts to reduce costs and improve the Debtors’ overall financial condition. These efforts could result in lower utilization rates of Comair’s aircraft, lower departure rates on the contract flying portion of Comair’s business, more volatile operating margins or even termination of the Delta Connection agreement. In particular, as further discussed in Section 4.3(q) of this Disclosure Statement, under the Regional Flying RFP process that Delta is undertaking, Delta announced that one of the regional jet operators owned by SkyWest will take over flying on 12 existing 70-seat regional jet aircraft currently operated by Comair. Additional changes that result either from the Regional Flying RFP process or otherwise could have a negative effect on many aspects of Comair’s operations and financial performance. Delta continues to support the Comair Debtors’ efforts to successfully restructure their businesses. However, Delta is on track to emerge from chapter 11 in the first half of 2007 and does not expect the Comair Debtors’ restructuring efforts to impact its timing.

STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE DEBTORS’ ESTIMATES, EXPECTATIONS, BELIEFS, INTENTIONS, PROJECTIONS OR STRATEGIES FOR THE FUTURE, MAY BE “FORWARD-LOOKING STATEMENTS” AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL EXPERIENCE OR THE DEBTORS’ PRESENT EXPECTATIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THE DEBTORS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS DISCLOSURE STATEMENT.

ARTICLE 9
CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain anticipated U.S. federal income tax consequences of the Plan to the Debtors, holders of Interests in the Debtors and certain holders of Claims. This summary is provided for informational purposes only and is based on the Internal Revenue Code, Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal tax consequences of the Plan. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the IRS as to any of such tax consequences, and there can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

This summary does not apply to holders of Claims that are not United States persons for U.S. federal income tax purposes or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt entities, brokers and dealers in securities, small business investment companies and regulated investment companies). Except where otherwise specifically indicated, the following discussion assumes that holders of Secured Claims, special facility bond Claims, Unsecured Claims, and Interests hold such Claims or Interests as “capital assets” within the meaning of section 1221 of the Internal Revenue Code. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and holders of Secured Claims, special facility bond Claims, Unsecured Claims, and Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under state, local or foreign tax law.

The following summary is not a substitute for careful tax planning and advice based on the particular circumstances of each Creditor, including, without limitation, holders of Secured Claims, special facility bond Claims, Unsecured Claims, and Interests. All Creditors are urged to consult their own tax advisors as to the U.S. federal income tax consequences, as well as any applicable state, local and foreign consequences, of the Plan.

To ensure compliance with requirements imposed by the IRS, you must be informed that any tax advice contained in this Disclosure Statement is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Internal Revenue Code. The tax advice contained in this Disclosure Statement was written to support the promotion of the transactions described in this Disclosure Statement. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 9.1    Certain Federal Income Tax Consequences to the Holders of Claims and Interests

a.	Consequences to Holders of Secured Claims

The holders of Secured Claims may recognize income, gain or loss for U.S. federal income tax purposes with respect to the discharge of their Claims, depending on whether their Claims are Reinstated or, if not Reinstated, on the outcome of their negotiations with the Debtors. A holder whose Secured Claim is Reinstated pursuant to the Plan generally will not realize income, gain or loss unless either (i) such holder is treated as having received interest, damages or other income in connection with the Reinstatement or (ii) such Reinstatement is considered a “significant modification” of the Claim. Holders of Secured Claims should consult their own tax advisors to determine whether or not a “significant modification” has occurred and its impact to such holder. A holder who receives Cash or other property in exchange for its Secured Claim pursuant to the Plan will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of Cash or the fair market value of the other property received in exchange for its Claim and (ii) the Creditor’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. The U.S. federal income tax consequences of the receipt of Cash or other property allocable to accrued interest may be relevant and are summarized below in Section 9.1(c)(4). In addition, the market discount provisions summarized below in Section 9.1(c)(5) may also apply.

b.	Consequences to Holders of Tax-Exempt Special Facilities Bonds

The U.S. federal income tax consequences to holders of tax-exempt special facilities bonds varies depending upon the treatment of the Municipal Bond Agreements governing such bonds. Holders of special facilities bonds where the underlying Municipal Bond Agreement is assumed with no “significant modification” of the bonds should recognize no gain or loss, and should continue to account for tax-exempt interest and the return of principal in accordance with their regular method of accounting with respect to such special facility bonds. The consequences to holders of special facilities bonds whose Claims are ultimately Allowed as Unsecured Claims are unclear. In particular, it is unclear what portion, if any, of distributions received by holders in respect of such Claims will be treated as payments of tax-exempt interest. Holders of such Claims should consult their tax advisors in this regard and with respect to the calculation of gain or loss with respect to such bonds.

c.	Consequences to Holders of Unsecured Claims

1.	Treatment of Claims

The U.S. federal income tax consequences to holders of Unsecured Claims who receive New Delta Common Stock depend on whether: (i) the Unsecured Claims are treated as “securities” of Delta for purposes of the reorganization provisions of the Internal Revenue Code and (ii) the Debtors’ restructuring qualifies as a tax-free reorganization.

Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at the time of its issuance is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of 10 years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, among others: the security for payment; the creditworthiness of the obligor; the subordination or lack thereof to other Creditors; the right to vote or otherwise participate in the management of the obligor; convertibility of the instrument into an equity interest of the obligor; whether payments of interest are fixed, variable or contingent; and whether such payments are made on a current basis or accrued.

To the extent that Unsecured Claims are treated as securities of Delta, the Plan pursuant to which the Unsecured Claims are exchanged for New Delta Common Stock should be treated as a tax-free reorganization. In such a case, holders of such Unsecured Claims that are treated as securities of Delta should not recognize any gain or loss on the exchange, except that a holder may recognize ordinary income to the extent that New Delta Common Stock is treated as received in satisfaction of accrued but untaxed interest on such Unsecured Claims. See Section 9.1(c)(4) below. Such holder generally should obtain a tax basis in the New Delta Common Stock equal to the tax basis of the Unsecured Claims surrendered therefor and should have a holding period for the New Delta Common Stock that includes the holding period for the Unsecured Claims exchanged therefor.

To the extent that (i) Unsecured Claims are not treated as securities of Delta or (ii) holders receive solely Cash in lieu of New Delta Common Stock for such Claims, holders of such Unsecured Claims generally will be treated as exchanging their Claims for New Delta Common Stock or Cash in a taxable exchange under section 1001 of the Internal Revenue Code. Accordingly, such holders generally should recognize capital gain or loss (subject to the “market discount” rules described below) equal to the difference between: (x) the fair market value of New Delta Common Stock (as of the date the stock is distributed to the holder) or Cash received in exchange for the Claims and (y) the holder’s adjusted basis, if any, in the Claims. To the extent that a portion of the New Delta Common Stock or Cash received in exchange for the Claims is allocable to accrued but untaxed interest, the holder may recognize ordinary income. See Section 9.1(c)(4) below. New Delta Common Stock received by holders of such Claims generally should have a basis equal to the fair market value of the New Delta Common Stock as of the date the stock is distributed to the holder and a holding period starting on the day following the date of distribution to such holder.

The foregoing consequences may be affected by the potential entitlement of each holder of an Allowed Claim to receive a distribution from the Disputed Claims Reserves on the Final Distribution Dates. See Section 9.3, “Treatment of the Disputed Claims Reserves,” for further information.

2.	Receipt of Cash or New Delta Common Stock by Employees and Retirees

Delta employees and retirees who receive Cash or New Delta Common Stock in connection with the performance of prior services will recognize ordinary income for both federal and state income tax purposes, which, for employment tax purposes, generally will be treated as wages. Ordinary income received by an individual is currently subject to tax for federal purposes at rates as high as 35%. The Debtors will determine the amount and timing of such income in good faith and will report such income to the IRS and recipients and withhold taxes with respect to such distributions in accordance with applicable law. New Delta Common Stock received by employees and retirees generally will have a basis equal to the income recognized upon receipt and a holding period starting on the day following receipt.

The Debtors generally will withhold taxes with respect to such distributions of New Delta Common Stock. The mechanics and related arrangements that will be used to comply with these requirements may result in delays in the distribution of New Delta Common Stock to employees and retirees.

3.	Treatment of Amounts Contributed to the Pilot Plan

To the extent that all or a part of the ALPA Claim is satisfied by a contribution to the Savings Plan (as provided for in the Bankruptcy Restructuring Agreement), it is intended that such contribution will not be included in the gross income of holders of ALPA Claims and will not be subject to tax withholding. Such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the receipt of amounts distributed from the Savings Plan.

Distributions to employees who are not U.S. persons for U.S. federal income tax purposes will not be made in the form of a contribution to a qualified plan but will be made directly to such employees. Accordingly, such distributions may be subject to withholding tax in accordance with applicable law. Such holders should consult their tax advisors with respect to any tax consequences of the receipt of amounts in respect of their Claims.

4.	Accrued but Untaxed Interest

Under the Plan, the aggregate consideration to be distributed to a holder of any Allowed General Unsecured Claim based upon any obligation or instrument that is treated for U.S. federal income tax purposes as indebtedness of any Debtor and accrued but unpaid interest thereon shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest. Certain legislative history supports the view that an allocation of consideration as between principal and interest provided in a bankruptcy plan of reorganization is binding for federal income tax purposes and certain court decisions also provide support for such an allocation. However, other authorities suggest that payments made on a debt instrument should be allocated first to interest, and a third line of other authorities suggest a proportionate allocation of consideration between the portion of a Claim attributable to principal and the portion attributable to accrued but unpaid interest. Consequently, the IRS could take the position that the consideration received by a holder should be allocated in some way other than as provided in the Plan. Holders of Unsecured Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan. For avoidance of doubt, this paragraph does not apply to distributions made under the Plan to Holders of Claims based on Municipal Bonds.

5.	Market Discount

Holders who exchange Unsecured Claims for New Delta Common Stock may be affected by the “market discount” provisions of sections 1276 through 1278 of the Internal Revenue Code. Under these rules, some or all of the gain realized by a holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such Unsecured Claims.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining to maturity as of the time the holder acquired the debt obligation).

Any gain recognized by a holder on the taxable disposition of Unsecured Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Unsecured Claims were considered to be held by a holder (unless the holder elected to include market discount in income as it accrued). To the extent that the Unsecured Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Unsecured Claims (i.e., up to the time of the exchange) but was not recognized by the holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of such accrued market discount.

d.	Consequences to Holders of Old Stock

Holders of Old Stock, which is being cancelled under the Plan, will be entitled to claim a worthless stock deduction (assuming that the taxable year that includes the Plan is the same taxable year in which such stock first became worthless and only if such holder had not previously claimed a worthless stock deduction with respect to any Old Stock) in an amount equal to the holder’s adjusted basis in the Old Stock. A worthless stock deduction is a deduction allowed to a holder of a corporation’s stock (that is a capital asset in the hands of such taxpayer) for the taxable year in which such stock becomes worthless, for the amount of the loss resulting therefrom. If the holder held Old Stock as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset, the deductibility of which is limited.

e.	Information Reporting and Backup Withholding

Under the backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax.

Each Debtor will withhold all amounts required by law to be withheld from payments of interest and dividends. Each Debtor will comply with all applicable reporting requirements of the Internal Revenue Code.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

Section 9.2    Certain U.S. Federal Income Tax Consequences to Reorganized Debtors

a.	Cancellation of Debt and Reduction of Tax Attributes

As a result of the Plan, the amount of the Debtors’ aggregate outstanding indebtedness will be substantially reduced. In general, the Internal Revenue Code requires that a debtor in a bankruptcy case reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, tax credits and tax basis in assets—by the amount of any cancellation of debt (“COD”). The amount of COD, in general, is the excess of (i) the adjusted issue price of the indebtedness satisfied over (ii) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any new consideration (including stock of the debtor) given in satisfaction of such indebtedness at the time of the exchange.

As a result of the discharge of Claims pursuant to the Plan, the Debtors are expected to realize significant COD and resulting attribute reduction. Because the Plan provides that holders of Unsecured Claims will receive New Delta Common Stock, calculation of the actual amount of COD, and accordingly the amount of tax attributes required to be reduced, will depend significantly on the fair market value of the New Delta Common Stock exchanged therefor. This value cannot be known with certainty until after the Effective Date. In addition, the amount of the reduction of tax attributes will be offset to the extent distributions to Claim holders give rise to tax deductions. As discussed below, the Debtors expect that they will have a significant NOL carryover remaining after emergence from bankruptcy.

b.	Limitation of Net Operating Loss Carryovers and Other Tax Attributes

As of December 31, 2006, the Debtors expect to have approximately $8 billion of federal NOLs. The amount of NOLs that will be available to the Debtors at emergence is based on a number of factors and is difficult to calculate with any precision at this time. Some of the factors that will affect the amount of available NOLs include: the amount of additional tax losses, if any, incurred by the Debtors prior to emergence, the value of the New Delta Common Stock issued by Delta pursuant to the Plan, and the amount of COD incurred by the Debtors in connection with the consummation of the Plan. The Debtors anticipate that, taking these factors into account, they will have federal NOLs in excess of $8 billion available following emergence, subject to the limitations discussed below. The Valuation Analysis set forth as Appendix B hereto concludes that a material portion of the Debtors’ valuation is derived from the Debtors’ federal NOLs.

Section 382 of the Internal Revenue Code generally limits a corporation’s use of its NOLs if a corporation undergoes an “ownership change.” This discussion describes the limitation determined under Internal Revenue Code section 382 in the case of an “ownership change” as the “Section 382 Limitation.” The Section 382 Limitation on the use of pre-change NOLs in any “post-change year” is generally equal to the product of the fair market value of the loss corporation’s outstanding stock immediately before the ownership change and the long term tax-exempt rate (which is published monthly by the United States Department of the Treasury and is 4.14% for February 2007) in effect for the month in which the ownership change occurs. If the corporation experiencing an ownership change has a “net unrealized built-in gain” (generally, the excess, if any, of the aggregate fair market value of the corporation’s assets over the aggregate tax basis of such assets), the Section 382 Limitation which would otherwise apply will be increased by the amount of such built-in gains that are recognized during the five-year period following the ownership change. In addition, Internal Revenue Code section 383 applies a similar limitation to capital loss carryforwards and tax credits.

In addition, as discussed below, current administrative rules permit the Section 382 Limitation to be increased by the amount of additional depreciation deductions that would have been available to the purchaser of the Debtors’ assets in a taxable sale.

In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “5% shareholders” increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable “testing period” (generally, the shorter of: (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A “5% shareholder” for these purposes includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders that, in the aggregate, own less than 5% of the value of the corporation’s stock. An ownership change will occur with respect to the Debtors in connection with the Plan.

When an “ownership change” occurs pursuant to the implementation of a plan of reorganization under the Bankruptcy Code, the general Section 382 Limitation may not apply if certain requirements are satisfied. Under section 382(l)(5) of the Internal Revenue Code, the Section 382 Limitation does not apply to an ownership change of a loss corporation if the corporation was under the jurisdiction of a bankruptcy court immediately before the change and those persons who were shareholders and “qualified creditors” of the loss corporation immediately before the ownership change own at least 50% of the loss corporation’s stock by value and voting power after the ownership change. Alternatively, if the exchanges contemplated by the Plan do not qualify under section 382(l)(5) or if the Debtors elect out of the application of such section, the Debtors’ Section 382 Limitation will be determined in accordance with section 382(l)(6), as described below.

If the exchanges contemplated by the Plan qualify under section 382(l)(5) of the Internal Revenue Code, the Debtors would avoid entirely the application of the Section 382 Limitation to their NOLs and recognized built-in losses, if any, but would be required to reduce their NOLs by any deduction for interest claimed by the Debtors with respect to any indebtedness converted into stock for: (i) the three-year period preceding the taxable year of the “ownership change” and (ii) the portion of the year of the “ownership change” prior to the consummation of the Plan. In addition, under section 382(l)(5), if there is a second ownership change during the two-year period immediately following consummation of the Plan, the Section 382 Limitation after that ownership change will be zero. The determination of the application of section 382(l)(5) is highly fact specific and dependent on circumstances that are difficult to assess accurately, such as the length of time that a Claim was held by a claimant, whether a Claim arose in the ordinary course of a claimant’s business, the value of New Delta Common Stock received by a claimant, which claimants qualify as “qualified creditors” for purposes of section 382(l)(5), the percentage of New Delta Common Stock held by a claimant post-reorganization, and whether any claimant actively participated in formulating the Debtors’ Plan and in doing so made it clear to the Debtors that its debt was not “qualified debt.” Thus, the Debtors are not certain whether they will qualify for the section 382(l)(5) special rule.

If the exchanges contemplated by the Plan do not qualify under Internal Revenue Code section 382(l)(5) or if Reorganized Delta elects not to use that provision, Reorganized Delta’s use of its NOLs to offset taxable income earned after consummation of the Plan will be subject to the Section 382 Limitation. However, in that case, section 382(l)(6) of the Internal Revenue Code provides that Reorganized Delta may elect to have the value of its stock, for the purpose of calculating its Section 382 Limitation, generally determined by reference to the net equity value of the stock immediately after the ownership change has occurred (rather than immediately before the ownership change, as is the case under the general rule for non-bankruptcy ownership changes). In addition, under an applicable IRS notice, a corporation whose assets in the aggregate have a fair market value greater than their tax basis (a “Net Unrealized Built-in Gain”) is permitted to increase its annual Section 382 Limitation during the five years immediately after the ownership change by an amount determined with reference to the depreciation deductions that a purchaser of the Debtors’ assets would have been permitted to claim if it had acquired the Debtors’ assets in a taxable transaction. While the Debtors have not completed a review of their assets, the Debtors expect that they in fact will have a net unrealized built-in gain on assets and that the resulting allowable increase to the otherwise applicable Section 382 Limitation would be significant. If so, the ability of the Debtors to utilize pre-change losses that survive consummation of the Plan (after taking into account attribute reduction for COD) to offset their taxable income under section 382(l)(6) may be significantly enhanced. The Debtors have not yet determined whether they will be eligible for or rely on the special rule under section 382(l)(5) or the special rule under section 382(l)(6).

The Debtors’ use of their pre-change losses after emerging from bankruptcy may be adversely affected if an “ownership change” within the meaning of section 382 were to occur after the Effective Date, regardless of whether the Debtors take advantage of section 382(l)(5) or section 382(l)(6).

To reduce the risk of an “ownership change” after the Effective Date, the New Delta Certificate of Incorporation will contain “Transfer Restrictions” effective for two years after Reorganized Delta emerges from bankruptcy, subject to extension for up to three additional years if the New Delta Board determines in its reasonable discretion that such extension is necessary to preserve the value of Delta’s NOLs. These restrictions generally will provide that, except as may be otherwise agreed to by the New Delta Board, any attempted transfer of New Delta Common Stock prior to the expiration of the term of the transfer restrictions will be prohibited and void where the transfer would cause the percentage of New Delta Common Stock that such transferee or any other person owns or would be treated as owning (applying specified computational rules) to increase to 4.95% or above, or where the transfer would cause an increase in such ownership percentage from 4.95% or above to a greater ownership percentage.

Absent a contrary decision by Delta and the Creditors’ Committee, the New Delta Certificate of Incorporation will also contain similar provisions restricting the ability of persons who own or would be treated as owning 5% or more of the outstanding New Delta Common Stock (applying specified computational rules) to dispose of their shares without the consent of the New Delta Board during the term of the transfer restrictions. If such a provision is included in the New Delta Certificate of Incorporation, the New Delta Board will not unreasonably withhold its approval of such a proposed transfer that is structured in a manner that the New Delta Board determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of section 382 of the Internal Revenue Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the New Delta Board will apply the Treasury Regulations under section 382 of the Internal Revenue Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the New Delta Board may withhold approval of any such proposed transfer that it determines will result in a material risk of adverse effect on Delta’s ability to utilize its NOLs. Any restrictions on proposed transfers by a person who owns or would be treated as owning 5% or more of the outstanding New Delta Common Stock will not apply to any sales of shares by PBGC, the Savings Plan or any other qualified plan for Delta employees.

The Transfer Restrictions will not apply to certain transactions approved by the New Delta Board and to certain other specified transactions. In particular, any transfer of New Delta Common Stock that would otherwise be prohibited shall nonetheless be permitted if such transfer is pursuant to any transaction, including but not limited to a merger or consolidation, in which all holders of New Delta Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such New Delta Common Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of New Delta Common Stock.

The purpose of the Transfer Restrictions is to reduce the risk that a change in the ownership of Reorganized Delta may occur, thereby causing the loss or reduction of federal income tax attributes of the Debtors for purposes of sections 382 and 383 of the Internal Revenue Code. However, the implementation of the Transfer Restrictions also could have the effect of impeding an attempt to acquire a significant or controlling interest in Reorganized Delta and, as a practical matter, also may make it difficult for a person who owns or would be treated as owning 5% or more of Reorganized Delta to pledge its shares of New Delta Common Stock on margin.

Any attempted transfer of New Delta Common Stock that is subject to the Transfer Restrictions in violation of the requirements of the New Delta Certificate of Incorporation will be null and void. The purported transferor will remain the owner of such transferred shares and Reorganized Delta, as agent for the purported transferor, will be authorized to sell such shares to an eligible transferee that is not subject to the Transfer Restriction. The proceeds of any such sale will be applied to reimburse Reorganized Delta for its expenses, then any remaining amounts will be paid to reimburse the intended transferee for any payments made by the intended transferee to the transferor, and the remainder, if any, will be paid to one or more organizations qualifying under section 501(c)(3) of the Internal Revenue Code.

Section 9.3    Treatment of the Disputed Claims Reserves

Pursuant to Section 9.4 of the Plan, distributions from the Disputed Claims Reserves will be made to holders of Disputed Claims to the extent such Claims subsequently become Allowed General Unsecured Claims or Allowed Non-Convenience Class Retiree Claims. The tax consequences to such holders of such distributions generally should be determined in accordance with the principles discussed above. Holders of all Allowed Claims may also receive a distribution from the Disputed Claims Reserves on the Final Distribution Dates.

Under section 468B(g) of the Internal Revenue Code, amounts earned by an escrow agent, settlement fund or similar fund must be subject to current tax. The IRS recently promulgated regulations under this provision that govern the taxation of so-called “disputed ownership funds”; however, the Debtors do not believe that the Disputed Claims Reserves should be characterized as a disputed ownership fund under these rules. Each holder of a General Unsecured Claim or a Non-Convenience Class Retiree Claim is urged to consult its tax advisor regarding the potential tax treatment of the Disputed Claims Reserves, distributions therefrom and any tax consequences to such holder relating thereto.

Absent definitive guidance from the IRS or a contrary determination by a court of competent jurisdiction, (i) the Disbursing Agent will treat the Disputed Claims Reserves as a discrete trust (which may consist of separate and independent shares) for federal income tax purposes in accordance with the trust provisions of the Internal Revenue Code (sections 641, et seq.) and (ii) to the extent permitted by applicable law, the Disbursing Agent will report consistently with the foregoing characterization for state and local income tax purposes.

It is expected that the Disbursing Agent will treat the Disputed Claims Reserves as subject to a separate entity level tax, and therefore any amounts earned by it will be generally subject to such tax. Notwithstanding the foregoing general rule, to the extent that earnings or income are distributed by the Disputed Claims Reserves during the taxable year earned or accrued (or within the first 65 days of the subsequent taxable year, if and to the extent that a valid election is made pursuant to section 663(b) of the Internal Revenue Code), such earnings or income should not be taxed at the Disputed Claims Reserves level. In such event, such distributed earnings generally should be includible in the recipient’s gross income (including any gain realized with respect to a sale of any remaining shares of New Delta Common Stock in connection with a final distribution).

In view of the foregoing, if and to the extent that dividends are paid on the New Delta Common Stock and a Claim becomes an Allowed Claim in a later year, the cash distribution in respect of such dividends will be reduced by any taxes payable thereon. In addition, although as stated above, the Debtors do not believe that the Disputed Claims Reserves should be subject to tax in respect of any appreciation of the New Delta Common Stock between the day it is transferred to the Disputed Claims Reserves and the day it is distributed in respect of Allowed Claims, it is possible that the IRS could take a contrary position.

ARTICLE 10
RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation of the Plan could result in extensive delays and increased administrative expenses, resulting in smaller distributions to the holders of Claims. Accordingly, the Debtors recommend that holders of Claims entitled to vote on the Plan support Confirmation of the Plan and vote to accept the Plan.

Each of the three official committees representing Creditors in these Chapter 11 Cases – the Creditors’ Committee, the Pilot Retiree Committee and the Non-Pilot Retiree Committee – supports the Plan and recommends that holders of Claims entitled to vote on the Plan vote to accept the Plan.

Dated: February 7, 2007
New York, New York

Respectfully submitted,

DELTA AIR LINES, INC.

By:	/s/ Edward H. Bastian
Name: Edward H. Bastian
Title: Executive Vice President, Chief Financial Officer and Authorized Officer

ASA Holdings, Inc.
Comair Holdings, LLC
Comair, Inc.
Comair Services, Inc.
Crown Rooms, Inc.
DAL Aircraft Trading, Inc.
DAL Global Services, LLC
DAL Moscow, Inc.
Delta AirElite Business Jets, Inc.
Delta Benefits Management, Inc.
Delta Connection Academy, Inc.
Delta Corporate Identity, Inc.
Delta Loyalty Management Services, LLC
Delta Technology, LLC
Delta Ventures III, LLC
Epsilon Trading, LLC
Kappa Capital Management, Inc.
Song, LLC

By: Edward H. Bastian, as agent and attorney-in-fact for each of the foregoing entities

By:	/s/ Edward H. Bastian
Name: Edward H. Bastian
Title: Authorized Delegate